Exhibit 99.T3E1

IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE

In re: PMGI Holdings, Inc.,[1] Debtors.	Chapter 11 Case No. 13-12404 (CSS) (Jointly Administered)

AMENDED DISCLOSURE STATEMENT WITH RESPECT TO THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF PMGI HOLDINGS INC. ET AL.

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dennis A. Meloro (DE Bar No. 4435)

GREENBERG TRAURIG, LLP

The Nemours Building

1007 North Orange Street, Suite 1200

Wilmington, Delaware  19801

Telephone:  (302) 661-7000

Facsimile:  (302) 661-7360

melorod@gtlaw.com

Nancy A. Mitchell Matthew L. Hinker GREENBERG TRAURIG, LLP 200 Park Avenue New York, New York 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400 mitchelln@gtlaw.com hinkerm@gtlaw.com

-and-

David D. Cleary

GREENBERG TRAURIG, LLP

2375 East Camelback Road, Suite 700

Phoenix, AZ  85016

Telephone:  (602) 445-8000

Facsimile:  (602) 445-8100

Email:  clearyd@gtlaw.com

Counsel for the Debtors and Debtors-in-Possession

DATED: November 5, 2013

1   The Debtors in these Chapter 11 Cases, along with the last four (4) digits of each Debtor's federal tax identification number, are: Blue Hen Group Inc. (9667), Argus Payments Inc. (4661), Big Island Technology Group, Inc. (9795), Confirm ID, Inc. (7020), Danni Ashe, Inc. (5271), Fastcupid, Inc. (7869), Fierce Wombat Games Inc. (2019), FriendFinder California Inc. (2750), FriendFinder Networks Inc. (0988), FRIENDFINDER VENTURES INC. (3125), FRNK Technology Group (7102), General Media Art Holding, Inc. (2637), General Media Communications, Inc. (2237), General Media Entertainment, Inc. (2960), Global Alphabet, Inc. (7649), GMCI Internet Operations, Inc. (7655), GMI On-Line Ventures, Ltd. (7656), Interactive Network, Inc. (5941), Magnolia Blossom Inc. (8925), Medley.com Incorporated (3594), NAFT NEWS CORPORATION (4385), Penthouse Digital Media Productions Inc. (1056), Penthouse Images Acquisitions, Ltd. (9228), PerfectMatch Inc. (9020), PLAYTIME GAMING INC. (4371), PMGI Holdings Inc. (2663), PPM Technology Group, Inc. (9876), Pure Entertainment Telecommunications, Inc. (9626), Sharkfish, Inc. (1221), Snapshot Productions, LLC (7091), Streamray Inc. (2716), Streamray Studios Inc. (1009), Tan Door Media Inc. (1100),Traffic Cat, Inc. (1223), Transbloom, Inc. (1168), Various, Inc. (7762), Video Bliss, Inc. (6760), West Coast Facilities Inc. (4751), and XVHUB Group Inc. (9401).   The Debtors’ business address is 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33487.

DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF PMGI HOLDINGS INC., ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE PROPOSED BY THE DEBTORS AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.  NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

EXCEPT AS OTHERWISE PROVIDED HEREIN, CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.  UNLESS OTHERWISE NOTED, ALL DOLLAR AMOUNTS PROVIDED IN THIS DISCLOSURE STATEMENT AND THE PLAN ARE GIVEN IN UNITED STATES DOLLARS.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION.  ALTHOUGH THE DEBTORS BELIEVE THAT ALL SUCH SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE UNDERLYING DOCUMENTS AND TO THE EXTENT THAT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.  EXCEPT WITH RESPECT TO THE PRO FORMA FINANCIAL PROJECTIONS PREPARED BY THE DEBTORS’ MANAGEMENT SET FORTH IN THE ATTACHED EXHIBIT B (THE “PROJECTIONS”) AND EXCEPT AS OTHERWISE SPECIFICALLY AND EXPRESSLY STATED HEREIN, THIS DISCLOSURE STATEMENT DOES NOT REFLECT ANY EVENTS THAT MAY OCCUR SUBSEQUENT TO THE DATE HEREOF AND THAT MAY HAVE A MATERIAL IMPACT ON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.  THE DEBTORS DO NOT UNDERTAKE ANY OBLIGATION TO, AND DO NOT INTEND TO, UPDATE THE PROJECTIONS; THUS, THE PROJECTIONS WILL NOT REFLECT THE IMPACT OF ANY SUBSEQUENT EVENTS NOT ALREADY ACCOUNTED FOR IN THE ASSUMPTIONS UNDERLYING THE PROJECTIONS.  FURTHER, THE DEBTORS DO NOT ANTICIPATE THAT ANY AMENDMENTS OR SUPPLEMENTS TO THIS DISCLOSURE STATEMENT WILL BE DISTRIBUTED TO REFLECT SUCH OCCURRENCES.  ACCORDINGLY, THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT OR COMPLETE AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.  MOREOVER, THE PROJECTIONS ARE BASED ON ASSUMPTIONS THAT, ALTHOUGH BELIEVED TO BE REASONABLE BY THE DEBTORS, MAY DIFFER FROM ACTUAL RESULTS.

ALL HOLDERS OF CLAIMS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(C) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW.  THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE DEBTORS IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER APPLICABLE EVIDENTIARY RULES.  THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS IN THESE CASES.  YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR WITH RESPECT TO ANY QUESTIONS OR CONCERNS REGARDING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE DEBTORS IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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Disclosure Statement

2. Treatment of Classified Claims and Interests under the Plan	19
a. Class 1 Claims	19
b. Class 2 Claims	20
c. Class 3 Claims	20
d. Class 4 Claims	20
e. Class 5 Claims	20
f. Class 6 Claims	21
g. Class 7 Claims	21
h. Class 8 Claims	21
i. Class 8B Interests	21

3. Reservation of Rights Regarding Claims	22

C. Reorganized Debtors’ Obligations Under the Plan	22
D. Description of New Securities under the Plan	22
E. Claims, Distribution Rights and Objections	22

1. Distributions for Allowed Claims	22
2. Interest on Claims	23
3. Designation; Distributions by Disbursing Agent	23
4. Means of Cash Payment	23
5. Fractional Distributions	24
6. De Minimis Distributions	24
7. Delivery of Distributions	24
8. Application of Distribution Record Date	24
9. Withholding, Payment and Reporting Requirements	24
10. Surrender of Cancelled Instruments or Securities; Stockholders’ Agreement	25
11. Setoffs	25
12. No Distribution in Excess of Allowed Amounts	25
13. Allocation of Distributions	25
14. Procedures Regarding Disputed Claims	26

a. Claims Estimation	26

15. Treatment of Disputed Claims	26

a. No Distribution Pending Allowance	26
b. Distributions on Accounts of Disputed Claims Once They are Allowed	26
c. Administrative Claims	26
d. Professional Fee Claims	27

16. Payment of Statutory Fees	27

F. Disposition of Executory Contracts and Unexpired Leases	27

1. General Assumption of Executory Contracts and Unexpired Leases	27
2. Assignment of Executory Contracts and Unexpired Leases	27
3. Cure Rights for Executory Contracts and Unexpired Leases Assumed Under the Plan	27
4. Continuing Obligations Owed to Debtors	28
5. Limited Extension of Time to Assume or Reject	28
6. Treatment of Claims Arising from Assumption or Rejection	28
7. Postpetition Contracts and Leases	28
8. Treatment of Claims Arising From Assumption or Rejection	29
9. Benefit Programs	29
10. Indemnification Obligations	29

G. Revesting of Assets; Preservation of Causes of Action, Litigation Rights and Avoidance Actions	30

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Disclosure Statement

	H. Restructuring Transactions	30

	1. Exemption Under Section 1145 of the Bankruptcy Code	31
	2. Effectuating Documents; Further Transactions	31
	3. Exemption from Certain Transfer Taxes	31

	I. Post-Confirmation Corporate Structure, Management and Operation	31

	1. Continued Corporate Existence	31
	2. General Corporate Actions	31
	3. Management Incentive Plan	31
	4. Boards of Directors of the Reorganized Debtors	31
	5. Officers of Reorganized Debtors	32
	6. Cancellation of Existing Securities and Agreements	32
	7. Fees and Expenses	32
	8. Bell/Staton Settlement Agreement	32

	J. Compromise and Settlement Under the Plan	32
	K. Releases and Related Matters	33

	1. Released Parties	33
	2. RELEASES BY DEBTORS	33
	3. RELEASES BY HOLDERS OF CLAIMS AND INTERESTS	33
	4. Discharge of the Debtors	34
	5. Injunctions	34
	6. Exculpation and Limitations of Liability	35
	7. Term of Injunctions or Stays	36

	L. Retention of Jurisdiction	36
	M. Modifications and Amendments	37
	N. Continuing Exclusivity and Solicitation Period	37
	O. Severability of Plan Provisions	38
	P. Successors and Assigns and Binding Effect	38
	Q. Compromises and Settlements	38
	R. Revocation, Withdrawal, or Non-Consummation	38
	S. Plan Supplement	38
	T. Confirmation and/or Consummation	38

	1. Conditions Precedent to Confirmation of the Plan	38
	2. Conditions Precedent to the Effective Date	39
	3. Notice of Occurrence of the Effective Date	39
	4. Waiver of Conditions	39
	5. Consequences of Non-Occurrence of Effective Date	40

VIII.	PROJECTIONS AND VALUATION	40

	A. SSG Comparable Public Company Analysis	40
	B. Discounted Cash Flow Analysis	41
	C. Precedent Transactions Analysis	41

IX.	CERTAIN RISK FACTORS TO BE CONSIDERED	41

	A. Certain Business Considerations	41

	1. Continuing Global Economic Downturn Could Adversely Affect the Debtors’ Business	41
	2. Concentration of Credit Risk	41
	3. Projected Financial Information	42
	4. Historical Financial Information May Not Be Comparable	42
	5. Reduction in Subscribers or Reduction in Spending by Subscribers	42

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Disclosure Statement

	6. Competition	42
	7. Loss of Affiliates	42
	8. Subscriber Churn or Subscriber Upgrade and Retention Costs	43
	9. Exposure to Credit Card Fraud and Chargebacks	43
	10. Brand Strength	43
	11. Technological Developments and Security Risks	43
	12. Privacy Concerns	45
	13. Changes in Laws	45
	14. Intellectual Property Rights	45
	15. Litigation	46

	B. Certain Bankruptcy Considerations	46

	1. Termination of the Transaction Support Agreement	46
	2. Non-Confirmation or Delay of Confirmation of the Plan	46
	3. Classification and Treatment of Claims and Equity Interests	47
	4. Claims Estimation	47

	C. Risks to Creditors Who Will Receive Securities	47

	1. Lack of Market for Securities Issued Pursuant to the Plan	48

	D. Certain Tax Considerations	48

X.	APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS	48

	A. Offer and Sale of New Securities; Bankruptcy Code Exemption	48
	B. Subsequent Transfers of New Securities	49

XI.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	50

	A. U.S. Federal Income Tax Consequences to the Debtors	50

	1. Taxation of the Reorganized Debtors	50
	2. Cancellation of Indebtedness Income	51
	3. Impact of New First Lien Notes Treatment as Applicable High Yield Interest Obligation	51

	B. U.S. Federal Income Tax Consequences to the Holders of Claims and Interests	51

	1. Accrued but Unpaid Interest	52
	2. Exchange	52

	a. Holders of First Lien Notes (Class 1 Claims)	52
	b. Holders of Second Lien Noteholder Claims (Class 2 Claims)	52
	c. Holders of Other Secured Claims, (Class 3 Claims)	53
	d. Holders of Other Priority Claims and General Unsecured Claims (Classes 4 and 5)	53
	e. Intercompany Claims (Class 6)	53
	f. Securities Litigation Claims (Class 7)	53
	g. Intercompany Interests (Class 8B Through 8MM)	53
	h. Holders of Interests in FFN (Class 8A)	53

	3. Market Discount	53
	4. Issue Price	54
	5. Ownership and Disposition of New First Lien Notes	54

	C. Information Reporting and Backup Withholding	54
	D. Importance of Obtaining Your Own Professional Tax Assistance	54

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Disclosure Statement

XII.	FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS	55

	A. Feasibility of the Plan	55
	B. Acceptance of the Plan	55
	C. Best Interests Test	55
	D. Liquidation Analysis	56
	E. Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Valuation	56
	F. Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative	56

XIII.	THE SOLICITATION; VOTING PROCEDURES
		56
	A. Parties-in-Interest Entitled to Vote	56
	B. Classes Entitled to Vote to Accept or Reject the Plan	57
	C. Waivers of Defects, Irregularities, Etc.	57
	D. Withdrawal of Ballots; Revocation	57
	E. Determination Motion	57
	F. Further Information; Additional Copies	58

RECOMMENDATION AND CONCLUSION		59

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Disclosure Statement

TABLE OF EXHIBITS

Exhibit A

Second Amended Joint Chapter 11 Plan of Reorganization of PMGI Holdings Inc. et. al. Under Chapter 11 of the Bankruptcy Code

Exhibit B

Pro Forma Financial Projections

Exhibit C

Liquidation Analysis

Exhibit D

Prepetition Organizational Structure Chart

Exhibit E

Transaction Support Agreement

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Disclosure Statement

I.        INTRODUCTION

Debtor PMGI Holdings Inc., and all of its affiliated debtors (collectively, the “Debtors”) hereby submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), for use in the solicitation of votes on the Second Amended Joint Plan of Reorganization of PMGI Holdings Inc. et al. under Chapter 11 of the Bankruptcy Code, dated November 1, 2013 (as amended or modified pursuant to its terms, the “Plan”).  A copy of the Plan is attached as Exhibit A to this Disclosure Statement.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, their reasons for seeking protection and reorganization under chapter 11 of the Bankruptcy Code and the anticipated organization, operations, and financing of the Debtors upon their successful emergence from bankruptcy protection.  This Disclosure Statement also describes certain terms and provisions of the Plan, certain terms and provisions of the Transaction Support Agreement and the Bell/Staton Settlement Agreement, certain effects of Confirmation of the Plan, certain risk factors associated with the Plan the business of the Debtors or Reorganized Debtors and the securities that may be issued under the Plan, and the manner in which Distributions will be made under the Plan.  In addition, this Disclosure Statement discusses the Confirmation process and the voting procedures that Holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

Prior to the Petition Date, the Debtors engaged in extensive negotiations with the Consenting First Lien Noteholders, the Consenting Second Lien Noteholders, and the Holders of the Cash Pay Second Lien Notes regarding the potential terms of a consensual restructuring of the Debtors’ capital structure.  As a result of those negotiations, the Debtors determined, in consultation with their legal and financial advisors, that it was in the best interest of their estates to pursue Confirmation of the Plan, which implements a recapitalization transaction that has the support of the Consenting First Lien Noteholders (representing approximately 80% in principal amount of the First Lien Notes) and Consenting Second Lien Noteholders (representing approximately 78% of the Second Lien Non-Cash Pay Notes) under the terms of the Transaction Support Agreement entered into prior to the Petition Date.  The Consenting First Lien Noteholders and Consenting Second Lien Noteholders acted in their individual capacity and played no role with respect to other holders of First Lien Notes or Second Lien Notes.  The identity of certain of the Consenting Second Lien Noteholders was disclosed in the Joint Verified Statement of Representation of More than One Creditor by Jones Day and Young Conaway Stargatt & Taylor, LLP [Docket No. 89].  The Plan also has the support of 100% of the Holders of the Cash Pay Second Lien Notes pursuant to the Bell/Staton Settlement Agreement entered into prior to the Petition Date.  The holders of the Existing FFN Equity were not represented by a committee or other representative group in the negotiation of the Transaction Support Agreement although Consenting First Lien Noteholders, Consenting Second Lien Noteholders and the Bell/Staton Parties own approximately 46% of the Existing FFN Equity in the aggregate. Although the Debtors assumed the Transaction Support Agreement, it remains subject to certain termination events relating to, among other things, certain fiduciary requirements.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CONSTITUENTS.  THE DEBTORS URGE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE TO VOTE TO ACCEPT THE PLAN.

II.          OVERVIEW OF THE PLAN

The following is a brief overview of the material provisions of the Plan which is qualified in its entirety by reference to the full text of the Plan.  For a more detailed description of the terms and provisions of the Plan, see Article VI of this Disclosure Statement, entitled “Summary of the Plan of Reorganization.”

The Plan designates seven (7) Classes of Claims and one (1) Class of Interests.  These Classes take into account the differing nature and priority of the various Claims and Interests under the Bankruptcy Code.  The Plan contemplates a recapitalization of the Debtors which will result in the Holders of First Lien Noteholder Claims and First Lien Guaranty Claims receiving, among other things, New First Lien Notes and the Holders of Second Lien Noteholder Claims and Second Lien Guaranty Claims receiving, among other things, 100% of the equity of FFN (the “Recapitalization”).

The Debtors believe that the Plan provides the best means currently available for the Debtors to restructure their balance sheet and emerge promptly from chapter 11.

A.

General Structure of the Plan

The Debtors engaged in extensive negotiations with the Consenting First Lien Noteholders, the Consenting Second Lien Noteholders, and the Holders of the Cash Pay Second Lien Notes regarding the terms of the Plan.  The Plan provides for the recapitalization of the Company by exchanging Allowed First Lien Noteholder Claims and Allowed First Lien Guaranty Claims for a combination of New First Lien Notes and Cash and exchanging Allowed Second Lien Noteholder Claims and Allowed Second Lien Guaranty Claims for 100% of the New Common Stock of FFN and in certain circumstances, an additional Cash Distribution.  The Plan provides that Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims and Other Secured Claims shall be paid in full or otherwise unimpaired.  The Plan further provides that Allowed General Unsecured Claims shall receive

Disclosure Statement

payment in full in Cash on the Effective Date, or as soon as is reasonably practicable, or to the extent applicable, have their Claims reinstated by the Reorganized Debtors and paid in the ordinary course of business.  The Plan further provides that Intercompany Claims and Interests shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business or (ii) cancelled and discharged.  To the extent an Intercompany Claim and/or Intercompany Interest is cancelled or discharged, Holders of Intercompany Claims and Intercompany Interests shall not receive or retain any property on account of such claims and interests.  The Plan does not provide for any recovery to Securities Litigation Claims or to Existing FFN Equity Interests, as such, both are deemed to reject the Plan.  For a more detailed description of the terms and provisions of the Plan, see Article VII of this Disclosure Statement.

B.

Material Terms of the Plan

Claims are treated generally in accordance with the priorities established under the Bankruptcy Code.  Claims that have priority status under the Bankruptcy Code or that are secured by valid Liens on Collateral are to be paid in full, reinstated or otherwise treated as provided in the Plan.

The following is an overview of certain material terms of the Plan:

•

The Debtors will be reorganized pursuant to the Plan and continue in operation.

•

Allowed Administrative Claims and Priority Tax Claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed to by the Debtors and the Holders of such Claims.

•

Allowed Other Priority Claims will be Unimpaired by the Plan.  Unless otherwise agreed to by the Holder of an Allowed Other Priority Claim and the Debtors, or the Reorganized Debtors, as applicable, each Holder of a Holder of an Other Priority Claim will be paid in full in Cash on or as soon as practicable after the later of the Effective Date or the date on which such Claim becomes an Allowed Claim.

•

Allowed Other Secured Claims will either be (i) reinstated in accordance with section 1124(2) of the Bankruptcy Code or (ii) in exchange for such Other Secured Claim, shall receive either (a) cash in the full amount of such Allowed Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the Holder’s secured interest in such collateral, (c) the return of the collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.

•

Each Holder of an Allowed First Lien Noteholder Claim and/or an Allowed First Lien Guaranty Claim, shall receive, in full and complete settlement, release, and discharge of such Claim; (a) New First Lien Notes in the principal amount equal to the principal amount of its First Lien Notes so exchanged and (b) its Pro Rata share of (i) the First Lien Non-Default Interest Cash Payment and (ii) to the extent of any First Lien Excess Cash, the First Lien Default Interest Payment; provided, however, that in the event that First Lien Excess Cash is insufficient to make the First Lien Default Interest Payment, then each holder of a First Lien Noteholder Claim and/or a First Lien Guaranty Claim shall receive a Pro Rata share of the First Lien Default Interest Payment and any Remaining First Lien Default Interest Payment shall be satisfied through the issuance of New First Lien Notes in a principal amount equal to such Remaining First Lien Default Interest Payment.  The First Lien Noteholder Claims and First Lien Guaranty Claims are Allowed in the Plan in the principal amount (including applicable prepayment premium) of $234,286,908.16.

•

Each Holder of an Allowed Second Lien Noteholder Claim and/or an Allowed Second Lien Guaranty Claim, in full and complete settlement, release, and discharge of such Claim, shall receive a Pro Rata share of (a) 100% of the New Common Stock and (b) the Second Lien Excess Cash, if any. The Second Lien Noteholder Claims and Second Lien Guaranty Claims are Allowed in the Plan in the principal amount (including applicable prepayment premium) of $330,837,713.70.

•

In order to receive Distributions under the Plan, a Holder of an Allowed Second Lien Noteholder Claim or Allowed Second Lien Guaranty Claim will be required to, among other things, execute and deliver the Stockholders’ Agreement.  The Stockholders’ Agreement will be included in the Plan Supplement and will include certain protections for minority shareholders as well as certain restrictions on trading of the New Common Stock.  The Debtors urge the Holders of Class 2 Claims to review the Stockholders’ Agreement before voting on the Plan.

Disclosure Statement

•

Each Holder of a General Unsecured Claim shall have its legal, equitable, and contractual rights unaltered by the Plan. Unless otherwise agreed to by the Holder of an Allowed General Unsecured Claim and the Debtors or Reorganized Debtors, each Holder of an Allowed General Unsecured Claim shall, in full, final and complete satisfaction, settlement, release, and discharge of such Allowed General Unsecured Claim, receive payment of such Allowed General Unsecured Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable or, to the extent applicable, shall have its Claim reinstated by the Reorganized Debtors and paid in the ordinary course of business which shall include all Ordinary Course Claims.

•

On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Claims shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Intercompany Claims shall not receive or retain any property on account of such Intercompany Claims to the extent such Claim is cancelled and discharged.

•

On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Interests shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Intercompany Interests shall not receive or retain any property on account of such Intercompany Interests to the extent such Interest is cancelled and discharged.

•

On the Effective Date, Securities Litigation Claims shall be discharged except to the extent that the Holders of Securities Litigation Claims have rights against existing insurance policies of the Debtors in which case their recourse shall be limited to such insurance.

•

Each Holder of an Existing FFN Equity Interests shall not be entitled to receive or retain any monetary distributions or other property on account of such Interests under the Plan.

C.

Summary of Treatment of Claims and Interests under the Plan

The table below summarizes the classification and treatment of the Claims and Interests under the Plan.  The Plan does not substantively consolidate the Debtors.  Rather, the classification scheme set forth herein and in the Plan constitutes a separate Class for each Debtor individually, unless otherwise noted.

Description and Amount of Claims or Interests	Summary of Treatment
Unclassified: Administrative Claims[2] Estimated Aggregate Allowed amount of Administrative Claims exclusive of Professional Fee Claims: $1,940,000

•

Subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code, in full satisfaction, settlement, release and discharge of and in exchange for each Allowed Administrative Claim, except to the extent that any Holder of an Allowed Administrative Claim agrees to different treatment, or as otherwise provided for in the Plan, each Holder of an Allowed Administrative Claim shall receive payment in full, in Cash, on the later of: (i) the Effective Date if due on or before that date, (ii) the date upon which such Administrative Claim becomes an Allowed Claim, (iii) with respect to Allowed Administrative Claims not yet due on the Effective Date or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, such time as such Allowed Administrative Claims are due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (iv) such other date as may be agreed upon between the Holder of such Allowed Administrative Claim and the Reorganized Debtors.

•

Estimated Recovery: 100%

2   This estimate does not include Professional Fee Claims or ordinary course payables.

Disclosure Statement

Description and Amount of Claims or Interests	Summary of Treatment
Unclassified: Priority Tax Claims Estimated Aggregate Allowed amount of Priority Tax Claims: $500,000

•

Except to the extent that an Allowed Priority Tax Claim has been paid prior to the  Effective Date or unless otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full and final satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim:  (a) Cash equal to the amount of such Allowed Priority Tax Claim; or (b) such other treatment which is consistent with 1129(a)(9)(C) of the Bankruptcy Code.

•

Estimated Recovery: 100%

Class 1 Claims – First Lien Noteholder Claims and First Lien Guaranty Claims

Estimated Aggregate Allowed amount of Class 1 Claims:  $234,286,908.16 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate and fees and costs through the Effective Date to the extent not previously paid under the Cash Collateral Order or otherwise.

•

Impaired and Entitled to Vote.

•

Classes 1A through Class 1MM consists of all First Lien Noteholder Claims and First Lien Guaranty Claims against the respective Debtors.

•

Without duplication, on or as soon as reasonably practicable after the Effective Date, the First Lien Notes shall be cancelled, and in full and final satisfaction of and in exchange for all Allowed First Lien Noteholder Claims, each holder of First Lien Notes shall receive (a) New First Lien Notes in the principal amount equal to the principal amount of its First Lien Notes so exchanged and (b) its Pro Rata share of (i) the First Lien Non-Default Interest Cash Payment and (ii) to the extent of any First Lien Excess Cash, any First Lien Default Interest Payment; provided, however, that in the event that First Lien Excess Cash is insufficient to make the First Lien Default Interest Payment, then each holder of a First Lien Noteholder Claim shall receive a Pro Rata share of the First Lien Default Interest Payment and any Remaining First Lien Default Interest Payment shall be satisfied through the issuance of New First Lien Notes in a principal amount equal to such Remaining First Lien Default Interest Payment.

Class 2 Claims – Second Lien Noteholder Claims and Second Lien Guaranty Claims

Estimated Aggregate Allowed amount of Class 2 Claims:  $330,837,713.70 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate, and fees and costs through the Effective Date to the extent not previously paid under the Cash Collateral Order, the Bell/Staton Settlement Agreement or otherwise.

•

Impaired and Entitled to Vote.

•

Classes 2A through Class 2MM consists of all Second Lien Noteholder Claims and Second Lien Guaranty Claims against the respective Debtors.

•

Without duplication, on the Effective Date, in exchange for the full and final satisfaction of the Class 2 Claims, each Second Lien Noteholder shall receive a Pro Rata share of (a) 100% of the New Common Stock and (b) any Second Lien Excess Cash.

Class 3 Claims – Other Secured Claims Estimated Aggregate Allowed amount of Class 3 Claims: $0

•

Unimpaired and Not Entitled to Vote.

•

Classes 3A through Class 3MM consists of all Other Secured Claims against the respective Debtors.

•

On the Effective Date or as soon thereafter as is reasonably practicable, each Holder of an Allowed Class 3 Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the discretion of the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Parties: (i) reinstatement and unimpairment of its Allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code, or (ii) in exchange for such Other Secured Claim, either (a) cash in the full amount of such Allowed Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the Holder’s secured interest in such collateral, (c) the collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.

•

Estimated Recovery: 100%

Disclosure Statement

Description and Amount of Claims or Interests	Summary of Treatment
Class 4 Claims – Other Priority Claims Estimated Aggregate Allowed amount of Class 4 Claims: $0

•

Unimpaired and Not Entitled to Vote.

•

Classes 4A through 4MM consists of Other Priority Claims against the respective Debtors.

•

The legal, equitable and contractual rights of the Holders of Allowed Class 4 Claims will be unaltered by the Plan.  Unless otherwise agreed to by the Holder of an Allowed Class 4 Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Class 4 Claim shall receive in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 4 Claim, payment of the Allowed Class 4 Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable.

•

Estimated Recovery:  100%

Class 5 Claims – General Unsecured Claims Estimated Aggregate Allowed amount of Class 5 Claims: $12,700,000

•

Unimpaired and Not Entitled to Vote.

•

Classes 5A through Class 5MM consists of the General Unsecured Claims against the respective Debtors, including the Bell Allowed Claim, the Conru/Mapstead Agreement Claims, and the Staton Allowed Claim.

•

Except as otherwise agreed to by such Holder and the Debtors or Reorganized Debtors as applicable, each Holder of an Allowed Class 5 Claim shall have its legal, equitable, and contractual rights unaltered by the Plan. Unless otherwise agreed to by the Holder of an Allowed Class 5 Claim and the Debtors or as explicitly set forth in the Plan each Holder of an Allowed Class 5 Claim shall in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 5 Claim, receive payment of the Allowed Class 5 Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable or, to the extent applicable, shall have its Claim reinstated by the Reorganized Debtors and paid in the ordinary course of business which shall include all Ordinary Course Claims.

•

Estimated Recovery:  100%

Class 6 Claims – Intercompany Claims

•

Unimpaired and Not Entitled to Vote.

•

Classes 6A through Class 6MM consists of Intercompany Claims against the Debtors.

•

On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Claims shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Intercompany Claims shall not receive or retain any property on account of such Intercompany Claims to the extent such Claim is cancelled and discharged.

Class 7 Claims – Securities Litigation Claims

•

Impaired and Not Entitled to Vote.

•

Classes 7 Claims consists of the Securities Litigation Claims.

•

On the Effective Date, the Securities Litigation Claims shall be discharged except to the extent that the Holders of Securities Litigation Claims have rights against existing insurance policies of the Debtors in which case their recourse shall be limited to such insurance.

•

Estimated Recovery:  0%

Class 8B through Class 8MM Claims – Intercompany Interests

•

Impaired and Not Entitled to Vote.

•

Classes 8B through 8MM consist of the Intercompany Interests in the Debtors.

•

On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Interests shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Intercompany Interests shall not receive or retain any property on account of such Intercompany Interests to the extent such Interest is cancelled and discharged.

Class 8A – Existing FFN Equity Interests

•

Impaired and Not Entitled to Vote.

•

Class 8A consists of the Existing FFN Equity Interests.

•

On the Effective Date, the Existing FFN Equity Interests shall be extinguished and cancelled.  Holders of Existing FFN Equity Interests shall not receive any consideration under the Plan.

•

Estimated Recovery:  0%

Disclosure Statement

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS IN THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

THE CONSENTING FIRST LIEN NOTEHOLDERS REPRESENT IN EXCESS OF 80% IN AMOUNT OF THE CLASS 1 CLAIMS AND HAVE INDICATED THAT THEY SUPPORT THE PLAN, SUBJECT TO THE TRANSACTION SUPPORT AGREEMENT, AND STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

THE CONSENTING SECOND LIEN NOTEHOLDERS REPRESENT IN EXCESS OF 78% IN AMOUNT OF THE CLASS 2 CLAIMS AND HAVE INDICATED THAT THEY ALSO SUPPORT THE PLAN, SUBJECT TO THE TRANSACTION SUPPORT AGREEMENT, AND STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

III.        PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.

Notice to Holders of Claims and Interests in the Debtor

APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT MEANS THAT THE BANKRUPTCY COURT HAS FOUND THAT THIS DISCLOSURE STATEMENT CONTAINS INFORMATION OF A KIND AND IN SUFFICIENT AND ADEQUATE DETAIL AS FAR AS IS REASONABLY PRACTICABLE IN LIGHT OF THE NATURE AND HISTORY OF THE DEBTORS TO ENABLE HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT WHETHER TO ACCEPT OR REJECT THE PLAN.  THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

IF THE PLAN IS APPROVED BY THE REQUISITE VOTE OF HOLDERS OF CLAIMS ENTITLED TO VOTE AND IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, WHETHER OR NOT THEY WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN.  THUS ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES, SUPPLEMENTS AND EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

THIS DISCLOSURE STATEMENT AND THE PLAN ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN.  NO SOLICITATION OF VOTES MAY BE MADE EXCEPT AFTER DISTRIBUTION OF THIS DISCLOSURE STATEMENT, AND NO PERSON HAS BEEN AUTHORIZED TO DISTRIBUTE ANY INFORMATION CONCERNING THE DEBTORS OTHER THAN THE INFORMATION CONTAINED HEREIN OR THEREIN.  NO SUCH INFORMATION SHOULD BE RELIED UPON IN MAKING A DETERMINATION TO VOTE TO ACCEPT OR REJECT THE PLAN.

B.

Voting Rights

Under the Bankruptcy Code acceptance of a plan of reorganization by a Class of Claims or Interests is determined by calculating the number and the amount of Claims or Interests voting to accept, based on the actual total Allowed Claims or Interests voting on the Plan.  Acceptance by a Class requires more than one-half of the number of total Allowed Claims or Interests in the Class to vote in favor of the Plan and at least two-thirds in dollar amount of the total Allowed Claims or Interests in the Class to vote in favor of the Plan.

Pursuant to the Plan, Class 1 Claims and Class 2 Claims are Impaired by, and entitled to receive a Distribution under, the Plan, and only the Holders of Claims in those Classes are entitled to vote to accept or reject the Plan.

Under the Bankruptcy Code, Creditors are not entitled to vote if their contractual rights are unimpaired by the Plan or if they will receive no distribution of property under the Plan.

Pursuant to the Plan, Class 3 Claims, Class 4 Claims, Class 5 Claims, Class 6 Claims, and Classes 8B through Class 8MM Interests are Unimpaired by the Plan, and such Holders are conclusively presumed to have accepted the Plan and are therefore not entitled to vote to accept or reject the Plan.  Class 7 Claims and Class 8A Interests in FFN are Impaired by the Plan and are not receiving a Distribution, therefore such Holders are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

Disclosure Statement

Pursuant to section 105(a) of the Bankruptcy Code and rule 3003(c)(2) of the Bankruptcy Rules, any Holder of a Claim or an Interest (a) that is either (i) not scheduled or (ii) scheduled at zero, as unknown or as disputed, contingent or unliquidated, (b) that is not the subject of a Proof of Claim or proof of Interest Filed by the applicable Bar Date set by the Bankruptcy Court, (c) that is satisfied by the Debtors, (d) that has been resolved pursuant to stipulation or order entered by the Court, or (e) that is subject to an objection, will not be treated by the Debtors as a Creditor with respect to such Claim for purposes of voting on or objecting to the Plan.

In terms of calculating the amount of Claims for voting purposes, (a) Claims will be counted in the amount Allowed by the Plan if such Claims are Allowed in the Plan; (b) Claims will be counted in the amount listed on the Schedules if (i) the Claim is not scheduled as unliquidated, contingent, disputed or undetermined, and (ii) no Proof of Claim or Proof of Interest has been timely filed; and (c) Claims will be counted in the amount listed in a timely filed Proof of Claim or Proof of Interest if (i) the Claim amount is not contingent and unliquidated, (ii) the Proof of Claim has not been amended or superseded by another Proof of Claim, and (iii) the Claim is not subject to an objection; or (iii) a Holder of a Claim temporarily allowed under rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes, including for purposes of determining acceptance of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

Ballots will also be sent to the Holders of the Debtors’ debt securities (the “Securities”) who are entitled to vote on the Plan in Class 1 and Class 2.  The Debtors propose to distribute, or cause to be distributed, by first-class mail, the Solicitation Packages (as defined below) to the record holders of such Securities, including, without limitation, representatives such as brokers, banks, commercial banks, transfer agents, trust companies, dealers, other agents or nominees, or their mailing agents (collectively, the “Voting Nominees”).  Each Voting Nominee will receive a sufficient number of Solicitation Packages, including sufficient beneficial ballots for the beneficial holders of the Securities (each, a “Beneficial Holder”) to distribute to the Beneficial Holders for whom such Voting Nominee acts.  Each Voting Nominee must distribute a Solicitation Package to each Beneficial Holder for which they hold the Securities within five (5) business days after receipt of such Solicitation Package from the Debtors and obtain the vote of such Beneficial Holder(s) consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

•

Master Ballots:  A Voting Nominee may obtain the votes of Beneficial Holders by forwarding to the Beneficial Holders (a) an applicable unsigned Beneficial Holder Ballot, together with the Solicitation Package, (b) a return envelope provided by, and addressed to, the Voting Nominee, and (c) other materials requested to be forwarded.  Each such Beneficial Holder may then indicate its vote on the Beneficial Holder Ballot, complete the information requested in the Beneficial Holder Ballot, review the certifications contained in the Beneficial Holder Ballot, execute the Beneficial Holder Ballot and return the Beneficial Holder Ballot to the Voting Nominee with sufficient time to enable the Voting Nominee to deliver a master ballot (each, a “Master Ballot,” and together with the Beneficial Holder Ballots, the “Ballots”) to BMC Group, Inc. (the “Voting Agent”) by December 9, 2013 (prevailing Eastern Time) (the “Voting Deadline”).  After collecting the Beneficial Holder Ballots, the Voting Nominee shall, in turn: (i) complete the applicable Master Ballot provided to such Voting Nominee by the Debtors; (ii) compile the votes and other information from the Beneficial Holder Ballots; (iii) execute the Master Ballot; and (iv) deliver the Master Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.  All Beneficial Holder Ballots returned by Beneficial Holders should be retained by Voting Nominees for inspection for at least one year from the Voting Deadline.

•

Pre-Validated Ballots:  A Voting Nominee may pre-validate a Beneficial Holder Ballot, as applicable by: (i) signing the applicable Beneficial Holder Ballot; (ii) indicating on the Beneficial Holder Ballot the account number of the Beneficial Holder and amount of the Securities held by the Voting Nominee for such Beneficial Holder; and (iii) forwarding such Beneficial Holder Ballot together with the Solicitation Package and other materials requested to be forwarded to the Beneficial Holder for voting.  The Beneficial Holder may then complete the information requested in the Beneficial Holder Ballot, review the certifications contained in the Beneficial Holder Ballot and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage paid envelope included with the Solicitation Package so that it is actually received by the Voting Agent before the Voting Deadline.  A list of the Beneficial Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by the Voting Nominee for inspection for at least one year from the Voting Deadline.

With respect to the tabulation of Master Ballots and Beneficial Holder Ballots cast by Voting Nominees and Beneficial Holders, the amount that will be used to tabulate acceptance or rejection of the Plan will be the principal amount held by such Voting Nominees and Beneficial Holders as of the Voting Record Date; provided, however, that any principal amounts may be adjusted by the Voting Agent to reflect the amount of the Claim actually voted, including any accrued and unpaid interest.  The following additional rules apply to the tabulation of Master Ballots and Beneficial Holder Ballots cast by Voting Nominees and Beneficial Holders:

Disclosure Statement

•

For purposes of tabulating votes, each Beneficial Holder will be deemed to have voted the principal amount of its Claim (although any principal amounts may be adjusted by the Voting Agent to reflect the amount of the Claim actually voted, including accrued and unpaid interest).

•

Votes cast by Beneficial Holders through a Voting Nominee will be applied against the positions held by such Beneficial Holders, in the applicable Security, as of the Voting Record Date, as evidenced by the record and depository listings.  Votes submitted by a Voting Nominee pursuant to a Master Ballot will not be counted in excess of the amount of the applicable Securities held by such Voting Nominee on the Voting Record Date.

•

To the extent that conflicting votes or “overvotes” are submitted by a Voting Nominee, the Voting Agent, in good faith, will attempt to reconcile discrepancies with the applicable Voting Nominee.

•

To the extent that overvotes on a Master Ballot are not reconcilable prior to the preparation of the vote certification, the Voting Agent will apply the votes to accept and reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballot that contained the overvote, but only to the extent of the Voting Nominee’s position in the applicable Security.

•

Where a Beneficial Holder holds Securities through more than one Voting Nominee, it must execute a separate Ballot for each block of Securities it owns.  However, such Beneficial Holder must vote all of its Claims within each Class in the same manner, to either accept or reject the Plan.  Accordingly, if such Beneficial Holder returns more than one Beneficial Holder Ballot to more than one Voting Nominee voting different Claims under the Plan, and the Beneficial Holder Ballots are not voted in the same manner as reflected on such separate Master Ballots, such votes will not be counted.

With respect to alleged Creditors who have timely Filed Proofs of Claim in wholly unliquidated, unknown or uncertain amounts that are not the subject of an objection, such Ballots shall be counted in determining whether the numerosity requirement of section 1126(c) of the Bankruptcy Code has been met, but shall be ascribed a value of one dollar ($1.00) for voting purposes only in determining whether the aggregate Claim amount requirement has been met.

C.

Solicitation Materials

In soliciting votes for the Plan pursuant to this Disclosure Statement, the Debtors, through the Voting Agent, will send to Holders of Claims or Interests who are entitled to vote a solicitation package (the “Solicitation Package”), which shall include, among other things copies of (a) this Disclosure Statement together with the Plan and all other exhibits annexed thereto, (b) the Disclosure Statement Order, (c) the notice of, among other things, (i) the date, time, and place of the hearing to consider Confirmation of the Plan and related matters and (ii) the deadline for filing objections to Confirmation of the Plan ((i) and (ii) collectively, the “Confirmation Hearing Notice”), (d) one or more Ballots (and return envelopes) to be used in voting to accept or to reject the Plan, and (e) other materials as authorized by the Bankruptcy Court, as more fully set forth in the Solicitation Procedures Order.

Prior to the Confirmation Hearing, the Debtors intend to file a Plan Supplement that includes, among other things, the Plan Supplement Documents.  As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website set forth herein.

If you are the Holder of a Claim or Interest who believes you are entitled to vote on the Plan, but you did not receive a Ballot or your Ballot is damaged or illegible, or if you have any questions concerning voting procedures, you should contact the Voting Agent:

If by first class mail:

BMC Group, Inc.
Attn: FriendFinder Networks Ballot Processing
PO Box 3020
Chanhassen, MN 55317-3020

Disclosure Statement

If by hand delivery or overnight mail:

BMC Group, Inc.
Attn: FriendFinder Networks Ballot Processing
18675 Lake Drive East

Chanhassen, MN 55317-3020

D.

Voting Procedures, Ballots, and Voting Deadline

The voting record date (the “Voting Record Date”) is November 5, 2013.  The Voting Record Date is the date for (i) the Holders of Claims and Interests in (a) the Voting Classes, who are entitled to receive Solicitation Packages and vote to accept or reject the Plan, and (b) the Non-Voting Classes, who shall receive a Non-Voting Package; and (ii) whether Claims have been properly assigned or transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote to accept or reject the Plan as the Holder of a Claim.  The Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ Creditors and other parties in interest.

After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying Ballot.

All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement.  UNLESS THE DEBTORS DETERMINE OTHERWISE IN THEIR SOLE AND ABSOLUTE DISCRETION IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN THE VOTING DEADLINE AT THE FOLLOWING ADDRESS:

If by first class mail:

BMC Group, Inc.
Attn: FriendFinder Network Ballot Processing
PO Box 3020
Chanhassen, MN 55317-3020

If by hand delivery or overnight mail:

BMC Group, Inc.
Attn: FriendFinder Network Ballots Processing
18675 Lake Drive East

Chanhassen, MN 55317-3020

UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS, THE FOLLOWING BALLOTS WILL NOT BE COUNTED IN DETERMINING WHETHER THE PLAN HAS BEEN ACCEPTED OR REJECTED:

•

ANY BALLOT THAT IS OTHERWISE PROPERLY COMPLETED, EXECUTED AND TIMELY RETURNED TO THE VOTING AGENT, BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN, OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN;

•

ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE, EXCEPT IN THE DEBTORS’ DISCRETION OR BY ORDER OF THE COURT;

•

ANY BALLOT CONTAINING A VOTE THAT THE COURT DETERMINES, AFTER NOTICE AND A HEARING, WAS NOT SOLICITED OR PROCURED IN GOOD FAITH OR IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE;

•

ANY BALLOT THAT IS ILLEGIBLE OR CONTAINS INSUFFICIENT INFORMATION TO PERMIT THE IDENTIFICATION OF THE CREDITOR;

Disclosure Statement

•

ANY BALLOT THAT PARTIALLY ACCEPTS, OR PARTIALLY REJECTS, THE PLAN;

•

ANY BALLOT CAST BY A PERSON OR ENTITY THAT DOES NOT HOLD A CLAIM IN A VOTING CLASS;

•

ANY UNSIGNED BALLOT OR BALLOT WITHOUT AN ORIGINAL SIGNATURE, EXCEPT IN THE DEBTORS’ DISCRETION; AND

•

ANY BALLOT TRANSMITTED TO THE VOTING AGENT BY FACSIMILE, E-MAIL OR OTHER ELECTRONIC MEANS, EXCEPT IN THE DEBTORS’ DISCRETION.

DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS, OR OTHER EVIDENCE OF YOUR CLAIM WITH YOUR BALLOT.

EXCEPT AS OTHERWISE PROVIDED HEREIN, IN THE MOTION TO APPROVE THE DISCLOSURE STATEMENT AND ITS RELATED EXHIBITS: (A) IF NO HOLDERS OF CLAIMS ELIGIBLE TO VOTE IN A PARTICULAR CLASS VOTE TO ACCEPT OR REJECT THE PLAN, THE PLAN SHALL BE DEEMED ACCEPTED BY THE HOLDERS OF SUCH CLAIMS IN SUCH CLASS: AND (B) ANY CLASS OF CLAIMS THAT DOES NOT HAVE A HOLDER OF AN ALLOWED CLAIM OR INTEREST OR A CLAIM TEMPORARILY ALLOWED BY THE BANKRUPTCY COURT AS OF THE DATE OF THE CONFIRMATION HEARING SHALL BE DEEMED ELIMINATED FROM THE PLAN FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN AND FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN BY SUCH CLASS PURSUANT TO SECTION 1129(A)(8) OF THE BANKRUPTCY CODE.

EACH HOLDER OF A CLAIM MUST VOTE ITS ENTIRE CLAIM WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES.  BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM IN THE CLASSES ENTITLED TO VOTE FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT(S) AND THE ACCOMPANYING INSTRUCTIONS.

Beneficial Holders of Other Priority Claims, Other Secured Claims, Administrative Claims, Priority Tax Claims, and Beneficial Holders of a Claim or Interest in Classes 3, 4, 5, 6, 7 or 8A (collectively, the “Electing Parties”) are entitled to elect to opt out of the releases by Holders of Claims and Interests provided in Article XI of the Plan (the “Election”).  In order for an Election to qualify, it must be completed, executed and returned so as to be actually received by the Voting Agent by 5:00 p.m. (Prevailing Eastern Time) on December 9, 2013.  The Election packages, including further information on the Election process, will be included in the Non-Voting Packages which will be distributed to the Electing Parties pursuant to the Solicitation Procedures Order.

If you have any questions about (a) the procedure for voting your Claim, (b) the Solicitation Package that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense (unless otherwise specifically required by Bankruptcy Rule 3017(d)), an additional copy of the Plan, this Disclosure Statement, the Plan Supplement or any appendices or exhibits to such documents, please contact the Voting Agent at the address specified above or (888) 909-0100.

For further information and general instructions on voting to accept or reject the Plan, see Article XII of this Disclosure Statement and the instructions accompanying your Ballot.

THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT THE PLAN BY COMPLETING THEIR BALLOTS AND RETURNING THEM BY THE VOTING DEADLINE.

E.

Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing on Confirmation of the Plan.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

Disclosure Statement

The Confirmation Hearing will commence on December 16, 2013, at 11:00 a.m. (prevailing Eastern Time), before the Honorable Christopher S. Sontchi, United States Bankruptcy Judge in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801.  The Confirmation Hearing may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on the master service list and the Entities who have filed an objection to the Plan (“Plan Objection”), without further notice to parties in interest.  The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing.

The Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

All Plan Objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the Disclosure Statement Order so that they are received on or before the deadline to file Plan Objections.

F.

Confirmation Hearing and Deadline for Objections to Confirmation

The Confirmation Order shall approve all provisions, terms, and conditions of the Plan, unless such provisions, terms or conditions are otherwise satisfied or waived pursuant to the Plan provisions described in Article VII herein.

IV.         GENERAL INFORMATION CONCERNING THE DEBTORS

A.

Overview of the Debtors

The Debtors are an internet and technology company providing services in the social networking and web-based video sharing markets.  The Debtors’ business consists of creating and operating technology platforms which run several websites throughout the world appealing to users of diverse cultures and interest groups.  The Debtors are also engaged in entertainment activities consisting of publishing, licensing, studio production and distribution of adult entertainment and materials.  The Debtors publish Penthouse and other adult-oriented magazines and digests.  Additionally, the Debtors license the Penthouse name for international publication of adult magazines and for use on various products and provide adult-oriented multimedia entertainment products and services, including content for pay-per-view programming.

The Debtors focus on three distinct lines of business.  First, the Debtors are a leading internet company providing services in the rapidly expanding markets of adult dating and social networking.  The Debtors’ websites include social networking and online personals that allow customers to socialize and connect with other users and groups, based on various interests, including ethnic, cultural and entertainment interests.  Secondly, the Debtors operate a wide variety of internet websites and offer online products and services, which provide adult-oriented content.  These websites include live and recorded video, online chat rooms, instant messaging, and photo and video sharing.  In order to provide content on these websites, the Debtors utilize a number of performers who provide entertainment services to the Debtors’ customers and members on a daily basis.  These performers have cultivated relationships with customers and members that may span many years, and as a result, the customers and members are extremely loyal to the entertainment provided by the Debtors.  Finally, the Debtors produce and distribute original pictorial content through the internet and in various magazines and video content through the intranet and broadcast, license the globally recognized Penthouse brand and publish several branded men’s lifestyle magazines.

In order to drive traffic to their websites, the Debtors employ a number of marketing programs.  Currently, there are approximately 5,847 websites affiliated with, but not owned by, the Debtors that direct potential customers to the Debtors’ websites.  The Debtors maintain a referral and marketing program to compensate these affiliated parties based upon the number of potential customers directed to the Debtors’ websites.

The Debtors are all located in the United States although, due to the internet-based nature of their business, their operations reach to over 200 countries around the globe.  In addition to the Debtors, the Debtors’ corporate group includes fifteen (15) foreign entities (the “Non-Debtor Entities”).  None of the Non-Debtor Entities filed chapter 11 petitions.  The Debtors have more than 435 employees and, together with the Non-Debtor Entities, have more than 220 million members of their websites.  The Debtors’ extensive network of more than 8,000 websites included more than 220 million customers in 2012.

B.

The Debtors’ Management Structure

It is anticipated that the officers of each of the Debtors who are serving as of the Confirmation Date will continue to serve in such capacities until the Effective Date.  The initial officers of the Reorganized Debtors, however, shall be selected in accordance with the Transaction Support Agreement and identified in the Plan Supplement.  Entry of the Confirmation Order shall ratify and approve all actions taken by the officers of the Debtors from the Petition Date through and until the Effective Date.  Below is a list of the officers of the Debtors as of the Petition Date:

Disclosure Statement

Name	Position
Anthony L. Previte	Chief Executive Officer
Ezra Shashoua	Chief Financial Officer
Rob Brackett	President, Internet Group
James Sullivan	Acting Chief Operating Officer
Paul Asher	Corporate Secretary
David Gellen	Senior Vice President, General Counsel
Myra Tallerico	Vice President, Human Resources

C.

The Debtors’ Corporate Structure

The chart attached hereto as Exhibit D depicts the Debtors’ prepetition organizational structure.

D.

Debtors’ Prepetition Capital Structure

As of the Petition Date, the Debtors had outstanding debt obligations in the approximate aggregate principal amount of $544,500,000, consisting primarily of their obligations under the First Lien Notes, the Non-Cash Pay Second Lien Notes and the Cash Pay Second Lien Notes.

Prepetition First Lien Debt

On October 27, 2010, pursuant to the First Lien Indenture, the Debtors issued the First Lien Notes in an aggregate principal amount of $305,000,000.  The First Lien Notes were issues by FFN and Interactive Network, Inc. (“INI”) and guaranteed by all of the other Debtors.  The First Lien Notes are collateralized by a first-priority lien on substantially all of the Debtors’ assets as well as a pledge of the stock of certain of the Debtors.  The First Lien Notes had a stated maturity of September 30, 2013 and bear interest at a non-default rate per annum equal to 14.0%.  On August 5, 2013, the First Lien Trustee declared all of the First Lien Notes to be due and payable immediately, triggering the applicable prepayment premium obligations set forth in the First Lien Indenture.  As of the Petition Date, the outstanding principal balance on the First Lien Notes (including applicable prepayment premium) was approximately $234,286,908.16 plus accrued and unpaid interest.

Non-Cash Pay Second Lien Notes and Cash Pay Second Lien Notes

On October 27, 2010, pursuant to the Non-Cash Pay Second Lien Indenture, the Debtors issued the Non-Cash Pay Second Lien Notes in an aggregate principal amount of $232,457,118.  The Non-Cash Pay Second Lien Notes were issued by FFN and INI and are guaranteed by the other Debtors.  The Non-Cash Pay Second Lien Notes are collateralized by a second-priority lien on substantially all of the Debtors’ assets, as well as a pledge of the stock of certain of the Debtors.  The Non-Cash Pay Second Lien Notes are subordinated to the First Lien Notes pursuant to the Intercreditor Agreement and are pari passu with the Cash Pay Second Lien Notes pursuant to the Second Lien Intercreditor Agreement.  The Non-Cash Pay Second Lien Notes had a stated maturity of April 30, 2014 and bear interest at a non-default rate per annum of 11.5%.  As of the Petition Date, the outstanding balance on the Non-Cash Pay Second Lien Notes was approximately $330,837,713.70 plus accrued and unpaid interest.

Also on October 27, 2010, pursuant to the Cash Pay Second Lien Indenture, the Debtors issued the Cash Pay Second Lien Notes in the principal amount of $13,778,000.  The Cash Pay Second Lien Notes had a stated maturity of September 30, 2013.  The Cash Pay Second Lien Notes were issued by FFN and INI and are guaranteed by the other Debtors.  The Cash Pay Second Lien Notes are collateralized by a second-priority lien on substantially all of the Debtors’ assets as well as a pledge of the stock of certain of the Debtors.  The Cash Pay Second Lien Notes are subordinated to the First Lien Notes pursuant to the First Lien ICA.  The Non-Cash Pay Second Lien Notes are pari passu with the Cash Pay Second Lien Notes pursuant to the Intercreditor Agreement.  As to matters relating to collateral, liens and enforcement of rights and remedies, the Cash Pay Second Lien Notes are included with the Non-Cash Pay Second Lien Notes for purposes of determining the required consents or waivers.  On August 7, 2013, the Cash Pay Second Lien Trustee declared all of the Cash Pay Second Lien Notes to be due and payable immediately, triggering the applicable prepayment premium obligations set forth in the Cash Pay Second Lien Indenture.  All of the Cash Pay Second Lien Notes are held indirectly by Bell and Staton, who are substantial holders of equity in FFN as well as officers and directors of the Company.  As of the Petition Date, Debtors were obligated to the Cash Pay Second Lien Trustee and Collateral Agent and the holders of Cash Pay Second Lien Notes in the approximate principal amount (including applicable prepayment premium) of $10,583,418, plus all interest accrued thereon at the applicable default rate, plus all fees, costs, expenses, and costs of collection (including without limitation, reasonable attorneys’, financial advisors’ and other professionals’ fees and expenses).

Disclosure Statement

The Intercreditor Agreement and the Second Lien Intercreditor Agreement

On October 27, 2010, the Issuers, the First Lien Indenture Trustee, and the Second Lien Indenture Trustees entered into the Intercreditor Agreement.  The Intercreditor Agreement governs the rights and relative priorities of the First Lien Notes, the Non-Cash Pay Second Lien Notes and the Cash Pay Second Lien Notes.  Pursuant to the Intercreditor Agreement, (i) the Second Lien Non-Cash Pay Indenture Trustee, in its capacity as indenture trustee and collateral agent agreed to subordinate the right to payment under the Non-Cash Pay Second Lien Note Documents (as defined in the Intercreditor Agreement) and (ii) each of the Second Lien Trustees agreed to subordinate the right under the Second Lien Collateral Documents (as defined in the Intercreditor Agreement), to take enforcement action until the prior payment in full of the obligations due under the First Lien Credit Documents, on the terms and conditions set forth in the Intercreditor Agreement.

On October 27, 2010, the Issuers, Non-Cash Pay Trustee and Collateral Agent and the Cash Pay Trustee and Collateral Agent entered into the Second Lien Intercreditor Agreement.  Pursuant to the Second Lien Intercreditor Agreement, the Cash Pay Secured Parties agreed to subordinate their right to take enforcement action under the Cash Pay Security Documents until the obligations under the Non-Cash Pay Second Lien Indenture have been paid in full on the terms set forth in the Second Lien Intercreditor Agreement.

E.

Events Leading to the Filing of the Chapter 11 Cases

These Chapter 11 Cases were filed in order to implement the transactions set forth in the Transaction Support Agreement and the Plan (the “Recapitalization Transaction”).  The Recapitalization Transaction will allow the Debtors to continue and improve their operations, and provide the financial stability to grow and enhance their product lines and serve their customers.

The Debtors’ total revenue for the four consecutive fiscal quarters ended June 30, 2013 was $293.7 million compared to $326.50 million for the four consecutive fiscal quarters ended June 30, 2012, representing a decrease of approximately 10.1%.  The decrease in revenue was primarily attributable to decrease in internet revenue, as social networking websites revenue decreased by 17.6% during that period due primarily to a decrease in traffic to the Company’s websites.  The live interactive video websites revenue increased by 7.8% during the same period; however the increase in live interactive websites revenue failed to offset the decrease in social networking website revenue.  The decrease in the Debtors’ internet revenues is attributable to a number of factors, including, a decline in the Debtors’ website membership and increased advertising and affiliate costs; however, the decrease in the Debtors’ revenues was also exacerbated by an increase in credit card companies denying transactions and refusing to process transactions for the Debtors’ internet businesses.

Beginning in November 2012, the Company did not make certain payments to the holders of First Lien Notes and Cash Pay Second Lien Notes, which constituted a default under their respective Indentures.  On November 5, 2012, certain of the First Lien Noteholders agreed to forbear from the exercise of their rights and remedies pursuant to that certain Forbearance Agreement, as amended by the First Amendment to Forbearance Agreement dated February 4, 2013, the Second Amendment to Forbearance Agreement dated May 6, 2013, the Third Amendment to Forbearance Agreement dated June 7, 2013, and the Fourth Amendment to Forbearance Agreement dated July 1, 2013 (collectively the “Prior Forbearance Agreement”), which expired on July 31, 2013.  Further, on August 5, 2013, after accelerating the First Lien Notes, certain of the First Lien Noteholders agreed to forbear from the exercise of their rights and remedies pursuant to that certain Forbearance Agreement entered into on August 5, 2013 (the “Forbearance Agreement”).  Additionally, on August 7, 2013, the Holders of Cash Pay Second Lien Notes agreed to forbear from their exercise of rights and remedies and entered into a forbearance agreement with the Company.  As of the Petition Date, all of the forbearance agreements had expired.

In late 2012, the Debtors began to pursue a restructuring transaction.  Beginning at that time and continuing throughout 2013, the Company, with the assistance of its financial advisor, pursued several options with third parties to (i) de-lever the Company through refinancing alternatives or (ii) consummate a sale to a third party.  None of those third-party transactions ultimately came to fruition.  In parallel with its efforts to identify a third-party transaction, the Company and the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders negotiated the terms of the Recapitalization Transaction.  After substantial, arm’s-length negotiations, on September 16, 2013, the Company, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders entered into the Transaction Support Agreement.  The Consenting First Lien Noteholders and Consenting Second Lien Noteholders acted in their individual capacity and played no role with respect to other holders of First Lien Notes or Second Lien Notes.  Additionally, the Company, the Consenting First Lien Noteholders, the Consenting Second Lien Noteholders, and Messrs. Marc H. Bell and Daniel C. Staton negotiated the terms of the Bell/Staton Settlement Agreement, which was entered into as of August 27, 2013 and attached to the Transaction Support Agreement as Exhibit D.  As a result, the Debtors, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders agreed to the terms of the Transaction Support Agreement and the Debtors filed these Chapter 11 Cases.  The holders of the Existing FFN Equity were not represented by a committee or other representative group in the negotiation of the Transaction Support Agreement although Consenting First Lien Noteholders, Consenting Second Lien Noteholders and Bell/Staton Parties own approximately 46% of the Existing FFN Equity in the aggregate.

Disclosure Statement

V.         THE CHAPTER 11 CASES

A.

Commencement of the Chapter 11 Cases

On September 17, 2013, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.  Since the Petition Date, the Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court, and in accordance with the Bankruptcy Code.  The Debtors are authorized to operate their business and manage their properties in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of commencement of the Chapter 11 Cases was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by Creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors during the pendency of the Chapter 11 Cases.  The relief provided the Debtors with the “breathing room” necessary to assess and reorganize their business and prevent Creditors from obtaining an unfair recovery advantage while the Chapter 11 Cases are continuing.  The automatic stay will remain in effect, unless modified by the Bankruptcy Court, until the Effective Date.

B.

First Day Orders

The first day hearing (the “First Day Hearing”) was held in the Chapter 11 Cases before the Bankruptcy Court on September 18, 2013.  At the First Day Hearing, the Bankruptcy Court heard certain requests for immediate relief Filed by the Debtors to facilitate the transition between the Debtors’ prepetition and postpetition business operations, and objections thereto, and entered the following orders:

•

Order Authorizing and Directing the Joint Administration of the Debtors’ Chapter 11 Cases For Procedural Purposes Only [Docket No. 44];

•

Order (A) Authorizing the Debtors to File a Consolidated List of Creditors in Lieu of Submitting a Separate Mailing Matrix for Each Debtor and (B) Waiving the Requirement to File the List of Equity Security Holders [Docket No. 52];

•

Order (I) Authorizing the Debtors to Pay Prepetition Excise, Income and Similar Taxes and Regulatory Fees in the Ordinary Course of Business, and (II) Authorizing Banks and Financial Institutions to Honor and Process Checks and Transfers Related Thereto [Docket No. 50];

•

Order Authorizing the Debtors to Pay Certain Prepetition Mechanics’ Liens and Shipping and Warehousing Charges in the Ordinary Course of Business [Docket No. 51];

•

Interim Order (A) Authorizing Debtors to (I) Use Cash Collateral Pursuant to 11 U.S.C. § 363 And (II) Provide Adequate Protection Pursuant To 11 U.S.C. §§ 361, 362, 363, and 507 and (B) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001 [Docket No. 45] (the Final Order was entered on October 11, 2013) [Docket No. 126];

•

Order (A) Authorizing the Maintenance of Bank Accounts and Continued Use of Existing Business Forms and Checks, (B) Authorizing the Continued Use of Existing Cash Management System, (C) Waiving Certain Investment and Deposit Guidelines, and (D) Granting Administrative Expense Status to Postpetition Intercompany Claims [Docket No. 46];

•

Order (A) Authorizing Debtors to Pay (I) All Prepetition Employee Obligations, and (II) Prepetition Withholding Obligations, and (B) Directing Banks to Honor Related Transfers [Docket No. 47];

•

Order Authorizing the Debtors to Honor Credit Card Transactions, Chargebacks, Discounts and Commissions in the Ordinary Course of Business [Docket No. 55];

•

Interim Order Under Section 366 of the Bankruptcy Code (A) Prohibiting Utilities From Altering, Refusing, or Discontinuing Service, (B) Deeming Utilities Adequately Assured of Future Performance, and (C) Establishing Procedures for Determining Adequate Assurance of Payment [Docket No. 48] (the Final Order was entered on October 11, 2013) [Docket 127]; and

Disclosure Statement

•

Order Authorizing, But Not Directing, the Debtors to Honor Certain Prepetition Obligations to Customers and Marketing Affiliates, and to Otherwise Continue Certain Prepetition Incentive Practices and Programs in the Ordinary Course of Business [Docket No. 49].

C.

Retention of Professionals

During the Chapter 11 Cases, the Bankruptcy Court has authorized the retention of various professionals by the Debtors, including:

•

Greenberg Traurig, LLP, as Bankruptcy Counsel [Docket No. 129];

•

Akerman Senterfitt LLP, as Special Corporate and Conflicts Counsel [Docket No. 132];

•

Sitrick And Company, as Corporate Communications and Public Relations Consultants [Docket No. 133];

•

SSG Capital Advisors, as Financial Advisors [Docket No. 134]; and

•

Ordinary Course Professionals [Docket No. 130].

The fees and expenses of the professionals retained by the Debtors are entitled to be paid by the Debtors subject to approval by the Bankruptcy Court and in accordance with the Administrative Order Establishing Procedures for Final, Interim and Monthly Compensation and Reimbursement of Expenses of Professionals Retained in These Chapter 11 Cases and Reimbursement of Expenses of Committee Members Appointed in These Chapter 11 Cases [Docket No. 131].

D.

No Official Committees

The U.S. Trustee has not yet scheduled a formation meeting to appoint an Official Committee of Unsecured Creditors, thus no official committee of creditors has been appointed in these Chapter 11 Cases.

E.

Other Matters Addressed During the Chapter 11 Cases

In addition to the first day relief sought in the Chapter 11 Cases, the Debtors have sought authority with respect to matters designed to assist in the administration of the Chapter 11 Cases, maximize the value of the Debtors’ Estates, and provide the foundation for the Debtors’ emergence from Chapter 11.  Set forth below is a brief summary of certain of the principal motions the Debtors have Filed during the pendency of the Chapter 11 Cases.

1.

Claims Process

a.

Schedules and Statements of Financial Affairs

The Debtors Filed their Schedules and Statement of Financial Affairs on October 14, 2013, 2013, that, among other things, set forth the Claims of known Creditors against the Debtors as of the Petition Date, based upon the Debtors’ books and records.

b.

Bar Date

The Debtors sought the entry of an order (the “Bar Date Order”), in accordance with rule 3003(c) of the Bankruptcy Rules, fixing November 13, 2013 at 5:00 p.m. (prevailing Eastern time) (the “Bar Date”) as the last day for filing Proofs of Claim in these Chapter 11 Cases for all Claims or Interests in the Debtors arising prior to the Petition Date and fixing March 17, 2014 (the “Government Bar Date”) as the last day for filing Proofs of Claim in these Chapter 11 Cases for all Claim or Interests  including those of governmental units, as defined in section 101(27) of the Bankruptcy Code, and Holders of Claims under section 503(b)(9) of the Bankruptcy Code.  The Bar Date Order was entered on October 11, 2013 [Docket No. 135].

2.

Transaction Support Agreement

a.

Motion to Assume the Transaction Support Agreement

On September 17, 2013, the Debtors filed the Motion of the Debtors for an Order, Pursuant to Sections 105(a) and 365(a) of the Bankruptcy Code, Authorizing the Assumption of the Transaction Support Agreement [Docket No. 14], which sought the entry of an order authorizing the Debtors’ assumption of the Transaction Support Agreement.  The Order Pursuant to Sections 105(a) and 365(a) of the Bankruptcy Code Authorizing the Assumption of the Transaction Support Agreement was entered on October 11, 2013 [Docket No. 136].

Disclosure Statement

3.

Adversary Proceeding

On September 17, 2013, the Debtors provided a notice of infringement (the “Notice of Infringement”) to Julio Castilla and Jeremy Frommer, the registered owners of the website: www.guccionecollection.com (the “Infringing Site”).  The Notice of Infringement provides notice that a substantial number of items and materials located on the Infringing Site infringe and dilute the Debtors’ trademarks, infringe and misappropriate the Debtors’ intellectual property and unlawfully exploit the Debtors’ content (the “Infringing Conduct”).  On September 17, 2013, the Debtors provided a “take down” notice (the “Take Down Notice”) to the Infringing Site’s domain manager and hosting partner, UK2 Group/resell.biz (the “Domain Manager”).  Similar to the Notice of Infringement, the Take Down Notice informs the Domain Manager of the Infringing Conduct and requests that all Infringing Conduct be removed from the Infringing Site.

On September 25, 2013, Guccione Collection, LLC (“GCL”) initiated an adversary proceeding (Adv. Pro. No. 13-52259-CSS) against the Debtors by filing the Complaint for Declaratory and Other Relief [Adv. Docket No. 1] (the “Complaint”).  The Complaint (i) seeks a declaration that GCL is not infringing the Debtors’ intellectual property rights; (ii) alleges that the Debtors misled the Domain Manager regarding the Infringing Conduct in violation of 17 U.S.C. § 512(f)); (iii) alleges that the Debtors wrongly caused the Domain Manager to breach its contract with GCL by misleading the Domain Manager regarding the Infringing Conduct; and (iv) alleges that the Debtors tortiously interfered with GCL’s business relationship with the Domain Manager.  On October 2, 2013, GCL further filed the Motion to Determine That the Adversary Proceeding Is Non-Core [Adv. Docket No. 4] and Motion for Withdrawal of Reference of Adversary Proceeding [Adv. Docket No. 6].

On October 25, 2013, the Debtors filed the Answer, Affirmative Defenses, and Counterclaims [Adv. Docket No. 9] (the “Answer”).  Included in the Answer are counterclaims whereby the Debtors (i) seek a declaratory judgment pursuant to Bankruptcy Code section 541(a) that certain copyrights and marks are property of the Debtors’ estates); (ii) allege that GCL has engaged in copyright infringement; (iii) allege that GCL has engaged in trademark infringement; (iv) allege that GCL has violated 15 U.S.C. § 1125; and (v) allege that the Plaintiff has engaged in unfair competition.  On the same date, the Debtors filed the Objection of the Debtors to Plaintiff’s Motion Seeking a Determination That the Above-Captioned Adversary Proceeding Is Non-Core [Adv. Docket No. 14] and the Objection of the Debtors to Plaintiff’s Motion for Withdrawal of Reference of Adversary Proceeding [Docket No. 15].

VI.      OVERVIEW OF THE PLAN

THIS SECTION AND SECTION VII PROVIDE A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT), THE EXHIBITS ATTACHED TO THE PLAN, THE TRANSACTION SUPPORT AGREEMENT AND THE PLAN TERM SHEET.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT (INCLUDING, BUT NOT LIMITED TO, THE TRANSACTION SUPPORT AGREEMENT AND THE PLAN TERM SHEET) THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A.

Transaction Support Agreement and Plan Term Sheet

The Debtors and the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders engaged in extensive good faith, arm’s length negotiations regarding a potential restructuring of the Debtors.  Those negotiations have led to an agreement regarding the material terms and conditions of the restructuring which are embodied in the Transaction Support Agreement and the Plan Term Sheet, and which the Debtors have determined are in the best interest of their Estates.  A copy of the Transaction Support Agreement is attached hereto as Exhibit E.  The Debtors, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders are each parties to the Transaction Support Agreement, the Plan Term Sheet, and the Bell/Staton Settlement Agreement.

Under the Transaction Support Agreement, the Company is obligated to (i) use commercially reasonable efforts in furtherance of the Recapitalization Transaction and (ii) subject to certain termination events related to the Board of Directors’ fiduciary duties, pursue the confirmation of a plan of reorganization which effects the Recapitalization Transaction.  The Transaction Support Agreement further provides that the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders will (i) if appropriately solicited under the  Bankruptcy Code, vote all claims in interest in support of a plan which effects the Recapitalization Transaction and is materially consistent with the Plan Term Sheet, (ii) negotiate any plan documents in good faith, (iii) grant certain releases detailed in the Plan Term Sheet and (iv) not object or otherwise oppose a plan that is materially consistent with the Plan Term Sheet and which implements the Recapitalization Transaction.

Disclosure Statement

The Transaction Support Agreement includes certain termination events: (i) upon the mutual written consent of the Debtors, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders; (ii) by the Debtors in the event that the Debtors’ continued support of the Plan would be inconsistent with the exercise of its fiduciary duties, (iii) upon the effective date of the Plan or upon closing of another transaction, including a merger or change of control transaction that is approved by the Debtors, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders, (iv) automatically after January 31, 2014 if a transaction has not been consummated or (v) by the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders upon the occurrence of certain events, including the Debtors’ failure to comply with certain milestones detailed in the Transaction Support Agreement.

The restructuring will be implemented through the solicitation, confirmation and consummation of the Plan which provides for the reorganization of the Debtors in accordance with, and subject to the terms and conditions contained in, the Plan, the Transaction Support Agreement and the Plan Term Sheet.

B.

The Bell/Staton Settlement

The Transaction Support Agreement and the Plan incorporate the terms of the Bell/Staton Settlement Agreement.  Messrs. Bell and Staton and/or their affiliates are the holders of 100% of the issued and outstanding Cash Pay Second Lien Notes.  Messrs. Bell and Staton and/or their affiliates also collectively own approximately thirty four percent (34%) in the aggregate of the Existing FFN Equity Interests, perform consulting services for the Debtors under consulting agreements and serve as non-executive Co-Chairman of the Board of Directors of FFN.  In addition, the Debtors are parties to two leases of real property with companies affiliated with Messrs. Bell and/or Staton.

Pursuant to the Bell/Staton Settlement Agreement, Messrs. Bell and Staton have agreed to support the Plan, including the Debtors’ use of cash collateral, so long as the Plan contains the proposed treatment of Messrs. Bell and Staton’s various claims against and interests in the Debtors set forth in the Bell/Staton Settlement Agreement, including, among other things, (i) Messrs. Bell and Staton will each receive $500,000 as payment owed pursuant to those certain consulting agreements upon entry of the final Cash Collateral Order (or if not approved, on the effective date of the Plan), (ii) the Plan will provide that the Cash Pay Second Lien Notes will receive the same treatment as the Non-Cash Pay Second Lien Notes, (iii) Messrs. Bell and Staton will support the Plan; (iv) Messrs. Bell and Staton will agree to two (2) year non-competition agreements and (v) that Messrs. Bell and Staton will receive releases from the Company upon the Confirmation of the Plan and be indemnified by the Company subject to certain undertakings by Messrs. Bell and Staton.  The Bell/Staton Settlement Agreement also provides that the Bankruptcy Court retains authority to clawback payments to Messrs. Bell and/or Staton if (i) the Bankruptcy Court determines that Messrs. Bell and Staton, or any related party did not comply with their obligations under the Bell/Staton Settlement Agreement, (ii) the Transaction Support Agreement terminates in accordance with its terms and the Debtors either withdraw the Plan or modify the Plan to be inconsistent in any material respect with the Plan Term Sheet, (iii) the Debtors’ right to use Cash Collateral terminates, or (iv) Confirmation of the Plan is denied.  The Bell/Staton Settlement Agreement resolves various issues which could otherwise be the subject of litigation in these Chapter 11 Cases, including the classification and treatment of the Cash Pay Second Lien Notes and the classification and treatment of claims related to the consulting agreements.

C.

Proposed Timeline of Events Related to the Plan

The following is the anticipated schedule for the Plan and the Recapitalization.3

Timetable and Proposed Schedule for the Disclosure Statement, Solicitation Procedures and the Plan
Disclosure Statement Hearing	November 5, 2013, at 2:00 p.m. (prevailing Eastern Time)
Voting Record Date	November 5, 2013
Solicitation Commencement Date	November 11, 2013
Bar Date for Unsecured Claims, 503(b)(9) Claims and Interests	November 13, 2013, at 5:00 p.m. (Prevailing Eastern Time)
Voting Deadline for the Plan	December 9, 2013, at 5:00 p.m. (prevailing Eastern Time)
Plan Objection Deadline	December 9, 2013, at 5:00 p.m. (prevailing Eastern Time)
Deadline to File Confirmation Brief and Supporting Evidence	December 13, 2013, at 5:00 p.m. (prevailing Eastern Time)
Deadline to Respond to Objections to the Plan	December 13, 2013, at 5:00 p.m. (prevailing Eastern Time)

3   The dates contained in this section are anticipated dates and are subject to the Court’s schedule and availability.

Disclosure Statement

Timetable and Proposed Schedule for the Disclosure Statement, Solicitation Procedures and the Plan
Deadline to File Voting Tabulations Affidavit	December 13, 2013, at 5:00 p.m. (prevailing Eastern Time)
Confirmation Hearing	December 16, 2013, at 11:00 a.m. (prevailing Eastern Time)
Governmental Unit Bar Date	March 17, 2014, at 5:00 p.m. (prevailing Eastern Time)

VII.       DETAILED SUMMARY OF THE PLAN OF REORGANIZATION

A.

Overall Structure of the Plan

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and interest holders.  Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of a chapter 11 case.

The consummation of a plan of reorganization is the principal objective of a chapter 11 case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in, the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.  Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

The terms of the Plan are based upon, among other things, the Debtors’ assessment of its ability to achieve the goals of its business plan, make the Distributions contemplated under the Plan, pay all of its continuing obligations in the ordinary course of its business and negotiations with the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders.  Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

If the Plan is confirmed by the Bankruptcy Court and consummated, the Reorganized Debtors will distribute New First Lien Notes, Cash, Interests and other property in respect of certain Classes of Claims and Interests as provided in the Plan.  The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are described below.

B.

Classification and Treatment of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders.  In accordance with section 1122 of the Bankruptcy Code, the Plan divides Claims against and Interests in the Debtors into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to section 1123(a)(1), do not need to be classified).  The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a Holder of a Claim or Interest may challenge the Debtors’ classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed.  In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan, and the Bankruptcy Court, to make such reasonable modifications to the classifications under the Plan to permit Confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting Holder ultimately is deemed to be a member.  Any such reclassification could adversely affect the Class in which such Holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

Disclosure Statement

The amount of any Impaired Claim that ultimately is Allowed by the Bankruptcy Court may vary from any estimated Allowed amount of such Claim and, accordingly, the total Claims ultimately Allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained in the Plan with respect to the aggregate Claims in any Impaired Class.  Thus, the value of the property that ultimately will be received by a particular Holder of an Allowed Claim under the Plan may be adversely (or favorably) affected by the aggregate amount of Claims ultimately Allowed in the applicable Class.

The classification of Claims and Interests and the nature of Distributions to members of each Class are summarized below.  The Debtors believe that the consideration, if any, provided under the Plan to Holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Assets.  The Debtors may seek Confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, if necessary.  Specifically, section 1129(b) of the Bankruptcy Code permits Confirmation of a chapter 11 plan in certain circumstances even if the plan has not been accepted by all Impaired classes of Claims and interests.  See Article XI below.  Although the Debtors believe that the Plan can be confirmed under section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

1.

Treatment of Unclassified Claims under the Plan

a.

Administrative Claims

Subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code, in full satisfaction, settlement, release and discharge of and in exchange for each Allowed Administrative Claim, except to the extent that any Holder of an Allowed Administrative Claim agrees to different treatment, or as otherwise provided for in the Plan, each Holder of an Allowed Administrative Claim shall receive payment in full, in Cash, on the later of: (i) the Effective Date if due on or before that date, (ii) the date upon which such Administrative Claim becomes an Allowed Claim, (iii) with respect to Allowed Administrative Claims not yet due on the Effective Date or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, such time as such Allowed Administrative Claims are due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (iv) such other date as may be agreed upon between the Holder of such Allowed Administrative Claim and the Reorganized Debtors.

b.

Priority Tax Claims

Except to the extent that an Allowed Priority Tax Claim has been paid prior to the  Effective Date or unless otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full and final satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim:  (a) Cash equal to the amount of such Allowed Priority Tax Claim; or (b) such other treatment which is consistent with 1129(a)(9)(C) of the Bankruptcy Code.

2.

Treatment of Classified Claims and Interests under the Plan

a.

Class 1 Claims:  First Lien Noteholder Claims and the First Lien Guaranty Claims

Classification:  Class 1 Claims consists of all First Lien Noteholder Claims and First Lien Guaranty Claims against the respective Debtors.

Treatment:  Without duplication, on or as soon as reasonably practicable after the Effective Date, the First Lien Notes shall be cancelled, and in full and final satisfaction of and in exchange for all Allowed Class 1 Claims, each holder of First Lien Notes shall receive (a) New First Lien Notes in the principal amount equal to the principal amount of its First Lien Notes and (b) its Pro Rata share of (i) the First Lien Non-Default Interest Cash Payment and (ii) to the extent of any First Lien Excess Cash, any First Lien Default Interest Payment; provided, however, that in the event that First Lien Excess Cash is insufficient to make the First Lien Default Interest Payment in full, then each holder of a Class 1 Claim shall receive New First Lien Notes with a principal amount equal to the Remaining First Lien Default  Interest Payment.

Voting:  Class 1 is Impaired under the Plan and the Holders of Class 1 Claims shall be entitled to vote to accept or reject the Plan.

Allowance:  The First Lien Noteholder Claims and the First Lien Guaranty Claims shall be Allowed in the principal amount (including applicable prepayment premium) of $234,297,907.80 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate and fees and costs through the Effective Date to the extent not previously paid under the Cash Collateral Order or otherwise.

Disclosure Statement

b.

Class 2 Claims:  Second Lien Noteholder Claims and Second Lien Noteholder Claims.

Classification:  Class 2 consists of all Second Lien Noteholder Claims and Second Lien Noteholder Claims against the respective Debtors.

Treatment:  Without duplication, on the Effective Date, in exchange for the full and final satisfaction of the Class 2 Claims, each Second Lien Noteholder shall receive a Pro Rata share of (a) 100% of the New Common Stock and (b) any Second Lien Excess Cash.

Voting:  Class 2 is Impaired and the Holders of Class 2 Claims shall be entitled to vote to accept or reject the Plan.

Allowance:  The Second Lien Noteholder Claims shall be Allowed in the principal amount (including applicable prepayment premium) of $330,837,713.70 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate, and fees and costs through the Effective Date to the extent not previously paid under the Cash Collateral Order, the Bell/Staton Settlement Agreement or otherwise.

c.

Class 3 Claims:  Other Secured Claims.

Classification:  Class 3 consists of all Other Secured Claims against the respective Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, each Holder of an Allowed Class 3 Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the discretion of the Debtors or the Reorganized Debtors and with the consent of the Required Consenting Parties: (i) reinstatement and unimpairment of its Allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code, or (ii) in exchange for such Other Secured Claim, either (a) cash in the full amount of such Allowed Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the Holder’s secured interest in such collateral, (c) the collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.

Voting:  Class 3 is Unimpaired, and the Holders of Class 3 Claims shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 3 Claims shall not be entitled to vote to accept or reject the Plan.

Allowance:  Class 3 Claims shall be Allowed under the Plan in the amount set forth in the Plan Supplement.

d.

Class 4 Claims: Other Priority Claims.

Classification:  Class 4 consists of Other Priority Claims against the respective Debtors.

Treatment:  The legal, equitable and contractual rights of the Holders of Allowed Class 4 Claims will be unaltered by the Plan.  Unless otherwise agreed to by the Holder of an Allowed Class 4 Claim and the Debtors or the Reorganized Debtors as applicable, each Holder of an Allowed Class 4 Claim (i) shall receive in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 4 Claim, payment of the Allowed Class 4 Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable or (ii) shall otherwise be left Unimpaired.

Voting:  Class 4 is Unimpaired, and the Holders of Class 4 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 4 Claims shall not be entitled to vote to accept or reject the Plan.

Allowance:  Class 4 Claims shall be Allowed under the Plan in the amount set forth in the Plan Supplement.

e.

Class 5 Claims:  General Unsecured Claims.

Classification:  Class 5 consists of the General Unsecured Claims against the respective Debtors.

Treatment:  Except as otherwise agreed to by such Holder and the Debtors or Reorganized Debtors as applicable, each Holder of an Allowed Class 5 Claim shall have its legal, equitable, and contractual rights unaltered by the Plan. Unless otherwise agreed to by the Holder of an Allowed Class 5 Claim and the Debtors or as explicitly set forth in the Plan, each Holder of an Allowed Class 5 Claim shall in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 5 Claim, receive payment of the Allowed Class 5 Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable or, to the extent applicable, shall have its Allowed Class 5 Claim reinstated by the Reorganized Debtors and satisfied in the ordinary course of business which shall include all Ordinary Course Claims.

Disclosure Statement

Voting:  Class 5 is Unimpaired, and the Holders of Class 5 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 5 Claims shall not be entitled to vote to accept or reject the Plan.

Allowance:  Class 5 Claims shall be Allowed under the Plan in the amount set forth in the Plan Supplement.

f.

Class 6 Claims:  Intercompany Claims.

Classification:  Class 6 consists of Intercompany Claims against the Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Claims shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Class 6 Claims shall not receive or retain any property on account of such Intercompany Claims to the extent such Claim is cancelled and discharged.

Voting:  Class 6 is Unimpaired, and the Holders of Class 6 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 6 Claims shall not be entitled to vote to accept or reject the Plan.

Allowance:  Class 6 Claims shall be Allowed under the Plan in the amount set forth in the Plan Supplement.

g.

Class 7 Claims:  Securities Litigation Claims.

Classification:  Class 7 Claims consist of the Securities Litigation Claims.

Treatment:  On the Effective Date, the Securities Litigation Claims shall be discharged and Holders of Class 7 Claims shall not receive or retain any property on account of such Securities Litigation Claims except to the extent that the Holders of Securities Litigation Claims have rights against existing insurance policies of the Debtors which rights against such  insurance shall remain unaffected by the Plan.

Voting:  Classes 7 Claims are Impaired, and the Holders of Class 7 shall be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the Holders of Class 7 shall not be entitled to vote to accept or reject the Plan.

h.

Class 8B through Class 8MM Interests:  Intercompany Interests.

Classification:  Class 8B through Class 8MM consists of Intercompany Interests in the Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Interests shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Intercompany Interests shall not receive or retain any property on account of such Intercompany Interests to the extent such Interest is cancelled and discharged.

Voting:  Classes 8B through Class 8MM are Unimpaired, and the Holders of Intercompany Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Intercompany Interests shall not be entitled to vote to accept or reject the Plan.

i.

Class 8A Interests:  Interests in FFN.

Classification:  Class 8A consists of the Existing FFN Equity Interests.

Treatment:  On the Effective Date, the Existing FFN Equity Interests shall be extinguished and cancelled.  Holders of Existing FFN Equity Interests shall not receive any consideration under the Plan.

Voting:  Class 8A is Impaired, and the Holders of Existing FFN Interests shall be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the Holders of Class 8A Interests shall not be entitled to vote to accept or reject the Plan.

Disclosure Statement

3.

Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing herein shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only.  The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

C.

Reorganized Debtors’ Obligations Under the Plan

From and after the Effective Date, the Reorganized Debtors shall exercise their reasonable discretion and business judgment to perform their obligations under the Plan.  The Plan will be administered and actions will be taken in the name of the Debtors and the Reorganized Debtors.  From and after the Effective Date, the Reorganized Debtors shall conduct, among other things, the following tasks:

•

Administer the Plan and take all steps and execute all instruments and documents necessary to effectuate the terms of the Plan;

•

Pursue (including, as it determines through the exercise of its business judgment, prosecuting, enforcing, objecting to, litigating, reconciling, settling, abandoning or resolving) all of the rights, Claims, Causes of Action, defenses, and counterclaims retained by the Debtors or the Reorganized Debtors;

•

Reconcile Claims and resolve Disputed Claims, and administer the Claims allowance and disallowance processes as set forth in the Plan, including objecting to, prosecuting, litigating, reconciling, settling, and resolving Claims and Disputed Claims in accordance with the Plan;

•

Make decisions regarding the retention, engagement, payment, and replacement of Professionals, employees, and consultants;

•

Administer the Distributions under the Plan, including (i) making Distributions in accordance with the terms of the Plan, and (ii) Filing with the Bankruptcy Court on each three (3) month anniversary of the Effective Date reports regarding the Distributions made and to be made to the Holders of Allowed Claims as required by the U.S. Trustee;

•

Exercise such other powers as necessary or prudent to carry out the provisions of the Plan;

•

File appropriate tax returns;

•

File a motion requesting the Bankruptcy Court enter a final decree closing the Chapter 11 Cases; and

•

Take such other action as may be necessary or appropriate to effectuate the Plan.

D.

Description of New Securities under the Plan

The terms of the New First Lien Notes are set forth in the term sheet attached as Exhibit B to the Transaction Support Agreement.

E.

Claims, Distribution Rights and Objections

1.

Distributions for Allowed Claims

Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, all Distributions to Holders of Allowed Claims as of the Effective Date shall be made on or as soon as practicable after the Effective Date.  Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 8.03 of the Plan and on such day as selected by the Reorganized Debtors.

Disclosure Statement

2.

Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest shall not accrue or be paid upon any Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Claim becomes an Allowed Claim.

3.

Designation; Distributions by Disbursing Agent

The Reorganized Debtors, as applicable, or any Disbursing Agent on its behalf shall make all Distributions required to be made to Holders of Class 1 Claims, Class 2 Claims, Class 3 Claims, Class 4 Claims, Class 5 Claims, Class 6 Claims, and Class 8B through Class 8MM Interests, on the Effective Date, or as soon thereafter as is reasonably practicable.

If a Disbursing Agent is an independent third party designated to serve in such capacity (including as set forth in clauses (c), (d) and (e) hereof), such Disbursing Agent shall receive, without further approval from the Bankruptcy Court, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtors, including the reasonable fees, costs and expenses of counsel.  No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, in which case all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors unless otherwise agreed.

The First Lien Indenture Trustee shall be the Disbursing Agent for the Allowed First Lien Noteholder Claims and Allowed First Lien Guaranty Claims.  Distributions under the Plan to Holders of such Allowed First Lien Noteholder Claims and/or Allowed First Lien Guaranty Claims shall be made by the Reorganized Debtors to the First Lien Indenture Trustee, which in turn, shall make distributions to the Holders of such Allowed Claims.  The First Lien Indenture Trustee shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the Distributions in conformity with Section 3.02 of the Plan to the First Lien Indenture Trustee, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

Distributions under the Plan to Holders of Allowed Second Lien Noteholder Claims on account of the Non-Cash Pay Second Lien Notes shall be made by the Disbursing Agent in accordance with Section 7.10 of the Plan.  The Disbursing Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery of the Distributions in conformity with Section 3.02 and 7.10 of the Plan, the Reorganized debtors and the Disbursing Agent shall be released of all liability with respect to the delivery of such distributions, except as expressly provided in the Plan.  The Second Lien Non-Cash Pay Indenture Trustee shall have no obligations under Sections 3.02 and 7.10 of the Plan except to the extent the Second Lien Non-Cash Pay Indenture Trustee agrees in writing to act as a Disbursing Agent under the Plan.  Except as otherwise agreed in writing by Second Lien Non-Cash Pay Indenture Trustee, any and all obligations of the Second Lien Non-Cash Pay Indenture Trustee in its capacity as trustee under the Non-Cash Pay Second Lien Indenture related to surrender and cancellation of the Non-Cash Pay Second Lien Notes, including without limitation any obligations to maintain a list of Registered Holders with respect to the Non-Cash Pay Second Lien Notes, shall be discharged on the Effective Date.

Distributions under the Plan to Holders of Allowed Second Lien Noteholder Claims on account of the Cash Pay Second Lien Notes shall be made by the Disbursing Agent in accordance with Section 7.10 of the Plan.  The Disbursing Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery of the Distributions in conformity with Section 3.02 and 7.10 of the Plan, the Reorganized debtors and the Disbursing Agent shall be released of all liability with respect to the delivery of such distributions, except as expressly provided in the Plan.

4.

Means of Cash Payment

Cash payments under the Plan shall be in U.S. funds, and shall be made, at the option, and in the sole discretion, of the Debtors or Reorganized Debtors, as applicable, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Debtors or Reorganized Debtors, as applicable; provided, however, that all payments of Cash on account of the First Lien Indenture, the Second Lien Non-Cash Pay Indenture, and the Second Lien Cash Pay Indenture, the Transaction Support Agreement, and the Cash Collateral Order shall be made in accordance with those documents.  Cash payments to foreign Creditors may be made, at the option, and in the sole discretion, of the Debtors or Reorganized Debtors, as applicable in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.  Cash payments made pursuant to the Plan in the form of checks issued by the Debtors or the Reorganized Debtors shall be null and void if not cashed within 120 days of the date of the issuance thereof.  Requests for reissuance of any check shall be made directly to the Reorganized Debtors.

Disclosure Statement

For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date or, if such Claim is to be paid in the ordinary course, then pursuant to the applicable published exchange rate in effect on the date of such payment.

5.

Fractional Distributions

Notwithstanding any other provision of the Plan to the contrary, no fractional units of shares (including shares of New Common Stock) will be issued or distributed and no cash payments of fractions of cents will be made.  When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares that is not a whole number, the actual distribution of shares shall be rounded to the nearest whole number and fractions of one-half (1/2) or less shall be rounded to the next lower whole number.  The total number of authorized shares to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

6.

De Minimis Distributions

Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $50.  Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim discharged and shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their respective property.  Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtors, free of any restrictions thereon, other than those contained in the New First Lien Notes, New Common Stock, and related documents.

7.

Delivery of Distributions

Distributions to Holders of Allowed Claims shall be made by the applicable Disbursing Agent (a) at the addresses reflected in the Schedules, (b) at the addresses set forth on the Proofs of Claim Filed by such Holders, if any (c) at the addresses set forth in any written notices of address changes delivered to the Debtors, the Reorganized Debtors or the Disbursing Agent after the date of the Schedules if no Proof of Claim was Filed or after the date of any related Proof of Claim Filed, (d) with respect to the Holders of Allowed First Lien Noteholder Claims to or at the direction of the First Lien Indenture Trustee or (e) with respect to the Holders of Allowed Non-Cash Pay Second Lien Noteholder Claims or Allowed Cash Pay Second Lien Noteholder Claims at the direction of the Disbursing Agent.  Unless otherwise agreed between the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable Distributions made by the Disbursing Agent shall be returned to the Reorganized Debtors, on the first (1st) anniversary of the Effective Date.  Any amount returned to the Reorganized Debtors prior to such anniversary shall be held in trust by the Reorganized Debtors, until such Distributions are claimed, at which time the applicable amounts shall be returned to the Disbursing Agent for distribution pursuant to the Plan.  All claims for undeliverable Distributions must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claims of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.  Distributions to the Holders of Allowed First Lien Noteholder Claims shall be deemed made when delivered to the First Lien Indenture Trustee.  Distributions to the Holders of Allowed Second Lien Noteholder Claims shall be deemed made when delivered to the Disbursing Agent.  Nothing contained in the Plan shall require the Debtors, the Reorganized Debtors, or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim provided that the Debtors, the Reorganized Debtors and any Disbursing Agents shall not be excused from any obligations under Exchange Act Rule 17Ad-17.

8.

Application of Distribution Record Date

At the close of business on the Distribution Record Date, the claims registers for all Claims shall be closed and there shall be no further changes in the record Holders of such Claims.  Except as provided herein, the Reorganized Debtors, the Disbursing Agents, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of Distributions to be made under the Plan to such Persons or the date of such Distributions.

9.

Withholding, Payment and Reporting Requirements

In connection with the Plan and all Distributions under the Plan, the Reorganized Debtors and the Disbursing Agent shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding, payment, and reporting requirements.  The Reorganized Debtors and the Disbursing Agents shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements.  Notwithstanding any other

Disclosure Statement

provision of the Plan, and except as provided in the First Lien Indenture, the Second Lien Indentures and the Transaction Support Agreement (a) each Holder of an Allowed Claim that is to receive a Distribution of Cash pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and including, in the cases of any Holder of a Disputed General Unsecured Claim that has become an Allowed General Unsecured Claim, any tax obligation that would be imposed upon the Reorganized Debtors in connection with such Distribution, and (b) no Distribution of Cash shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the applicable Reorganized Debtor for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Reorganized Debtors in connection with such Distribution.  Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Section 7.07 of the Plan.

10.

Surrender of Cancelled Instruments or Securities; Stockholders’ Agreement

As a condition precedent to a Holder of Non-Cash Pay Second Lien Noteholder Claims and Non-Cash Pay Second Lien Noteholder Guaranty Claims receiving any distribution on account of its Allowed Claim, each Holder of a Non-Cash Pay Second Lien Noteholder Claim and a Non-Cash Pay Second Lien Noteholder Guaranty Claims shall surrender any Certificates or other documentation underlying each such Claim to the Disbursing Agent, and all such surrendered Certificates and other documentations shall be deemed to be cancelled pursuant to Section 5.11 of the Plan, except to the extent otherwise provided herein.  As a condition precedent to a Holder of Cash Pay Second Lien Noteholder Claims and Cash Pay Second Lien Noteholder Guaranty Claims receiving any distribution on account of its Allowed Claim, each Holder of a Cash Pay Second Lien Noteholder Claim and Cash Pay Second Lien Noteholder Guaranty Claim shall surrender any Certificates or other documentation underlying each such Claim to the Disbursing Agent, and all such surrendered Certificates and other documentations shall be deemed to be cancelled pursuant to Section 5.11 of the Plan, except to the extent otherwise provided in the Plan.

Further, as a condition precedent to receiving any distribution of New Common Stock, each Holder of a Second Lien Noteholder Claim and/or Second Lien Guaranty Claim shall execute the Stockholders’ Agreement and deliver its signature page to the Reorganized Debtors.

Any Holder of a Second Lien Noteholder Claim or Second Lien Noteholder Guaranty Claim that fails to (i) deliver (or cause its Registered Holder to deliver) its signature page to the Stockholders’ Agreement, and either (ii) surrender (or cause its Registered Holder to surrender) such Certificate or other underlying documentation or (iii) execute and deliver (or cause its Registered Holder to execute and deliver) an affidavit of loss and/or indemnity, or similar affidavit reasonably satisfactory to the Reorganized Debtors and the Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights, interests and Claims and may not participate in any distribution under the Plan.  Any Distribution so forfeited shall become property of the Reorganized Debtors for distribution to holders of Allowed Second Lien Noteholder Claims and Second Lien Guaranty Claims in accordance with the terms and provisions of the Plan

11.

Setoffs

Except with regard to the First Lien Noteholder Claims and/or First Lien Guaranty Claims and the Second Lien Noteholder Claims and/or Second Lien Guaranty Claims, the Reorganized Debtors may, but shall not be required to, set off against any Claim or any Allowed Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

12.

No Distribution in Excess of Allowed Amounts

Notwithstanding anything to the contrary herein or in the Plan, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim (excluding payments on account of interest due and payable from and after the Petition Date pursuant to the Plan, if any).

13.

Allocation of Distributions

All Distributions received under the Plan by Holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States Federal Income Tax purposes and then to accrued interest, if any, with respect to such Claim.

Disclosure Statement

14.

Procedures Regarding Disputed Claims

a.

Claims Estimation

The Debtors (prior to the Effective Date) or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, as applicable.  If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.  Claims may be estimated and thereafter resolved by any permitted mechanisms.  Notwithstanding the foregoing, the Debtors and/or the Reorganized Debtors shall not seek estimation of Claims asserted by Quy Dong against FFN and Various, Inc. to the extent such Claims have been asserted in the action filed on May 28, 2013 and currently pending in the U.S. District Court, Northern District of California.

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Disputed Claim becomes an Allowed Claim.

At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall make Distributions on account of such Claim.  Such Distribution shall be made pursuant to the provisions of the Plan governing the applicable Class.  Such Distribution shall be based upon the Distribution that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

15.

Treatment of Disputed Claims

a.

No Distribution Pending Allowance

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Disputed Claim becomes an Allowed Claim.

b.

Distributions on Accounts of Disputed Claims Once They are Allowed

At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall make Distributions on account of such Claim.  Such Distribution shall be made pursuant to the provisions of the Plan governing the applicable Class.  Such Distribution shall be based upon the Distribution that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

c.

Administrative Claims

All Administrative Expense Requests (other than as set forth in Section 3.01(a), Section 12.01, Section 12.02, Section 12.03 of the Plan or Administrative Claims for Taxes) must be made by application Filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than forty-five (45) days after the Effective Date or their Administrative Claims shall be forever barred.  In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.  Notwithstanding the foregoing, (a) no application seeking payment of an Administrative Claim need be Filed with respect to an undisputed postpetition obligation which was paid or is payable by the Debtors in the ordinary course of business; provided, however, that in no event shall a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; and (b) no application seeking payment of an Administrative Claim need be Filed with respect to Cure owing under an Executory Contract or Unexpired Lease if the amount of Cure is fixed or proposed to be fixed by order of the Bankruptcy Court pursuant to a motion to assume and fix the amount of Cure Filed by the Debtors and a timely objection asserting an increased amount of Cure Filed by the non-Debtors party to the subject contract or lease.

Disclosure Statement

With respect to Administrative Claims, the last day for Filing an objection to any Administrative Claim will be the later of (a) 180 days after the Effective Date, (b) 90 days after the filing of such Administrative Claim or (c) such other date specified in the Plan, or ordered by the Bankruptcy Court.

d.

Professional Fee Claims

All final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application Filed with the Bankruptcy Court and served on the Reorganized Debtors, their counsel and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.  Objections to such applications must be Filed and served on the Reorganized Debtors, its counsel and the requesting Professional or other Entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application was served.

The Reorganized Debtors may, without application to or approval by the Bankruptcy Court, retain professionals and pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.

16.

Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date shall be paid by the Reorganized Debtors.  The obligation of each of the Reorganized Debtors to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code shall continue until such time as the Chapter 11 Cases are closed.

F.

Disposition of Executory Contracts and Unexpired Leases

1.

General Assumption of Executory Contracts and Unexpired Leases

Except as otherwise specifically provided herein, or in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, all Executory Contracts and Unexpired Leases are hereby assumed except for an Executory Contract or Unexpired Lease that (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date, (ii) previously expired or was terminated pursuant to its own terms, or (iii) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the Executory Contract and Unexpired Lease assumptions described above, as of the Effective Date.  Each party to an Executory Contract or Unexpired Lease that does not file and serve upon counsel to the Debtors an objection to the Debtors’ assumption of such Executory Contracts or Unexpired Lease by the Cure Response Deadline will be deemed to consent to the assumption of such Executory Contract or Unexpired Lease.

Notwithstanding anything to the contrary in the Plan, the Debtors and the Reorganized Debtors reserve the right to assert that any license, franchise, and partially performed contract is a property right and not an Executory Contract.  Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of business.

2.

Assignment of Executory Contracts and Unexpired Leases

To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease transferred and assigned pursuant to the Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such  Executory Contract or Unexpired Lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment.  To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

3.

Cure Rights for Executory Contracts and Unexpired Leases Assumed Under the Plan

Monetary amounts by which each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is in default, if any, shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure.  Unless the Debtors filed with the Court and serve on the counterparty to an Executory Contract or Unexpired Lease a Cure Notice to the contrary, which Cure Notice would be filed and served by the Debtors by the date set forth in the Assumption Procedures Order, ALL CURE AMOUNTS FOR EACH EXECUTORY CONTRACT AND UNEXPIRED LEASE BEING ASSUMED PURSUANT TO THE PLAN SHALL BE $0.  If any

Disclosure Statement

party to an Executory Contract or Unexpired Lease with the Debtors (a) does not agree that the Cure amount is $0 (or such amount to the contrary that is set forth in any Cure Notice with respect to any particular Executory Contract(s) or Unexpired Lease(s)) or (b) objects to the ability of any of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or any other matter pertaining to assumption, such party must have filed and served upon counsel to the Debtors, by the Cure Response Deadline, a Cure Response meeting the requirements set forth in the Assumption Procedures Order.  In such instance, Cure shall occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment; provided, however, that the Debtors or Reorganized Debtors, as applicable, shall be authorized to reject any Executory Contract or Unexpired Lease to the extent the Debtors or Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such Executory Contract or Unexpired Lease unfavorable to the Debtors or Reorganized Debtors.

4.

Continuing Obligations Owed to Debtors

Except as otherwise provided herein, any confidentiality agreement entered into between the Debtors and any other Person requiring the parties to maintain the confidentiality of each other’s proprietary information shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and section 6.01 of the Plan.

Any indemnity agreement entered into between the Debtors and any other Person requiring the supplier to provide insurance in favor of the Debtors, to warrant or guarantee such supplier’s goods or services, or to indemnify the Debtors for claims arising from the goods or services shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan; provided, however, that if any party thereto asserts any Cure, at the election of the Debtors such agreement shall not be deemed assumed, and shall instead be rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

Continuing obligations of third parties to the Debtors under insurance policies, contracts, or leases that have otherwise ceased to be executory or have otherwise expired on or prior to the Effective Date, including, without limitation, continuing obligations to pay Insured Claims, to defend against and process claims, to refund premiums or overpayments, to provide indemnification, contribution or reimbursement, to grant rights of first refusal, to maintain confidentiality, or to honor releases, shall continue and shall be binding on such third parties unless otherwise specifically terminated by the Debtors, under the Plan or otherwise by order of Bankruptcy Court.

To the extent any insurance policy under which the insurer has a continuing obligation to pay the Debtors or a third party on behalf of the Debtors is held by the Bankruptcy Court to be an Executory Contract, such insurance policy shall be treated as though it is an Executory Contract that is assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan.  Any and all Claims (including payments for Cure) arising under or related to any insurance policies or related insurance agreements that are assumed by the Debtors prior to or as of the Effective Date: (i) shall not be discharged; (ii) shall be Allowed Administrative Claims; and (iii) shall be paid in full in the ordinary course of business of the Reorganized Debtors as set forth in Section 3.01(a) of the Plan.

5.

Limited Extension of Time to Assume or Reject

In the event of a dispute as to whether a contract or lease between the Debtors and a Person that is not an Insider is executory or unexpired, the right of the Debtors or the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the Confirmation Date, or as otherwise provided in section 365(d) of the Bankruptcy Code, after entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired, provided such dispute is pending as of the Confirmation Date.

6.

Treatment of Claims Arising from Assumption or Rejection

All Allowed Claims relating to an Executory Contract or Unexpired Lease shall have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.

7.

Postpetition Contracts and Leases

The Debtors shall not be required to assume or reject any contract or lease entered into by the Debtors after the Petition Date.  Any such contract or lease shall continue in effect in accordance with its terms after the Effective Date as set forth in the Plan, unless the Reorganized Debtors have obtained a Final Order of the Bankruptcy Court approving termination of such contract or lease.  Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of their business.

Disclosure Statement

8.

Treatment of Claims Arising From Assumption or Rejection

All Allowed Claims relating to an Executory Contract or Unexpired Lease shall have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.

9.

Benefit Programs

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date and subject to Section 5.04 of the Plan, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under Section 6.01 of the Plan, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan, except for (i) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors’ ability or the Reorganized Debtors’ ability to modify the terms and conditions of the retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

10.

Indemnification Obligations

Upon the Effective Date, the obligations of the Debtors as provided in the Debtors’ certificates of formation, certificates of incorporation, bylaws or other organizational documents, board resolutions, employment contracts, applicable law or other applicable agreements as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors and their Affiliates who were in place as of the Petition Date (including Bell and Staton), against any claims or causes of action whether direct or derivative, liquidated or unliquidated, foreseen or unforeseen, asserted or unasserted, shall not be discharged or impaired by Confirmation of the Plan, shall survive Confirmation of the Plan and shall remain unaffected thereby after the Effective Date.

Upon the Effective Date, each Debtor’s respective organizational documents (including the New Corporate Governance Documents) shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of, and advancement of fees and expenses to members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors and their Affiliates who were in place as of the Petition Date (including Bell and Staton) against any claims or causes of action whether direct or derivative, liquidated or unliquidated, foreseen or unforeseen, asserted or unasserted, and the Debtors or Reorganized Debtors, as applicable, shall not amend and/or restate such organizational documents (including the New Corporate Governance Documents) before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations or the rights of such members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors under Section 5.05 of the Plan.

Upon and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall obtain and maintain reasonably sufficient tail coverage under a director and officer liability insurance policy to cover Persons who are covered as of the Effective Date by the Debtors’ officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Effective Date.  Such tail coverage shall  be for a period of six (6) years for an amount of no less than $10 million or such other commercially reasonable terms and coverage as shall be determined by the independent members of the Debtor’s board of directors.  As of the Effective Date, the Reorganized Debtors shall assume all obligations owing under the director and officer insurance policies pursuant to section 365(a) of the Bankruptcy Code.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the director and officer liability insurance policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity or advancement obligations assumed by the foregoing assumption of the director and officer liability insurance policies, and each such indemnity or advancement obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

As set forth in the Bell/Staton Settlement Agreement, the undertakings of Bell and Staton to reimburse the Debtors in connection with the existing indemnification claims will remain unaffected by the Plan and shall be enforceable by the Reorganized Debtors.

Disclosure Statement

G.

Revesting of Assets; Preservation of  Causes of Action, Litigation Rights and Avoidance Actions

Except as otherwise provided in the Plan, or in the Confirmation Order, and pursuant to section 1123(b)(3) and section 1141(b) and (c) of the Bankruptcy Code, on the Effective Date, all of the property and assets of the Debtor and all Causes of Action and Litigation Rights (other than those released pursuant to Section 11.01), including the Avoidance Actions, shall automatically revest in the Reorganized Debtors, free and clear of all Claims, Liens and Interests.  As of the Effective Date, all such property of each Reorganized Debtor shall be free and clear of all Claims, Liens and Interests, except as specifically provided in the Plan or the Confirmation Order and the Reorganized Debtor shall receive the benefit of any and all discharges under the Plan.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, on the Effective Date, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce or prosecute, any Claims, demands, rights, and Causes of Action or Litigation Rights, that the Debtors may hold against any Entity, including, without limitation, all Avoidance Actions.  The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or Causes of Action or Litigation Rights, including, without limitation, Avoidance Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or its successor holding such Claims, demands, rights, Causes of Action or Litigation Rights.

If, as a result of the pursuit of any Litigation Rights or Avoidance Actions, a Claim would arise from a recovery pursuant to section 550 of the Bankruptcy Code after Distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article VII of the Plan, the Reorganized Debtors shall be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim under the Plan, thereby effectively treating the Claim through the reduction.

H.

Restructuring Transactions

On, as of, or after the Effective Date, the Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable law, to effect any Restructuring Transaction, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided that such Restructuring Transactions or actions are not otherwise inconsistent with the Plan, the Transaction Support Agreement, Distributions to be made under the Plan, the New Corporate Governance Documents, the New First Lien Notes or the New First Lien Note Indenture or the related collateral documents.

The actions to effect the Restructuring Transactions may include, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, restructuring, recapitalization, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, disposition, or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, conversion or dissolution (or similar instrument) pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions.  The Restructuring Transactions may include one or more mergers, consolidations, conversions, restructurings, recapitalizations, dispositions, liquidations or dissolutions, as may be determined by the applicable Debtors or Reorganized Debtors to be necessary or appropriate to effect the purposes of such Restructuring Transactions for the benefit of the Reorganized Debtors, including, without limitation, the potential simplification of the organizational structure of the Reorganized Debtors.  In each case in which the surviving, resulting or acquiring person in any such Restructuring Transaction is a successor to a Debtor or Reorganized Debtor, such surviving, resulting or acquiring person will perform the obligations of the applicable Debtor or Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Debtor or Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring person, which may provide that another Debtor or Reorganized Debtor will perform such obligations.  Implementation of the Restructuring Transactions shall not affect any distributions, discharges, indemnification obligations, exculpations, releases or injunctions set forth in the Plan.  The Restructuring Transactions shall be authorized and approved by the Confirmation Order pursuant to, among other provisions, sections 1123 and 1141 of the Bankruptcy Code and section 303 of title 8 of the Delaware Code, if applicable, without any further notice, action, third-party consents, court order or process of any kind, except as otherwise set forth herein or in the Confirmation Order.

Disclosure Statement

1.

Exemption Under Section 1145 of the Bankruptcy Code

To the extent available, the issuance of the New First Lien Notes and the New Common Stock shall be exempt from SEC registration under section 1145 of the Bankruptcy Code.  To the extent section 1145 is unavailable with respect to such New First Lien Notes and New Common Stock, the issuance of such securities shall be exempt from SEC registration as a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or the safe harbor of Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements.

2.

Effectuating Documents; Further Transactions

The Chief Executive Officer, the Chief Financial Officer, or any other appropriate officer of the Reorganized Debtors shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  In addition, and without limitation of the foregoing, the Secretary or Assistant Secretary of the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

3.

Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from the Debtors to the Reorganized Debtors or any other Person or Entity pursuant to the Plan, including the New Common Stock and New First Lien Notes, and the granting or  recording of any Lien or mortgage on any property under the New First Lien Notes, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment.  State or local governmental officials or agents are directed to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

I.

Post-Confirmation Corporate Structure, Management and Operation

1.

Continued Corporate Existence

After the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, dispose of property and settle and compromise Claims or Interests without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject to the terms of the Plan and the Plan Supplement, and all documents and exhibits thereto implementing the provisions of the Plan.

2.

General Corporate Actions

The entry of the Confirmation Order shall constitute authorization for the Debtors and the Reorganized Debtors to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on, and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court.  All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the partners, members, stockholders or directors of the Debtors or the Reorganized Debtors.  On the Effective Date, the appropriate officers, partners and directors of the Debtors and the Reorganized Debtors are authorized and directed to execute and deliver the agreements, documents, and instruments contemplated by the Plan and Plan Documents in the name and on behalf of the Debtors and the Reorganized Debtors.

3.

Management Incentive Plan

Reorganized FFN shall adopt the new Management Incentive Plan as set forth in the Plan Supplement, if any.

4.

Boards of Directors of the Reorganized Debtors

On the Effective Date, the operations of the Reorganized Debtors shall become the responsibility of their respective boards of directors, subject to and in accordance with the New Corporate Governance Documents of each Reorganized Debtor, which shall provide that the Reorganized Debtors shall continue to operate under the laws of their respective jurisdictions of incorporation.  The identity of the initial board of directors of each of the Reorganized Debtors shall be set forth in the Plan Supplement.

Disclosure Statement

5.

Officers of Reorganized Debtors

The initial officers of the Reorganized Debtors shall be as set forth in the Plan Supplement.  After the Effective Date, the Reorganized Debtors may remove or appoint officers in accordance with applicable non-bankruptcy law.

The Plan Supplement will designate those employment agreements with members of existing senior management and/or other employees that shall be assumed as of the Effective Date, if any.  To the extent not expressly assumed, such contracts shall be deemed rejected as of the Effective Date; provided, however, that all of the Debtors’ indemnity obligations with respect to directors and officers of the Debtors serving as of the Petition Date, whether or not set forth in such employment agreements, shall be assumed by the Reorganized Debtors.

6.

Cancellation of Existing Securities and Agreements

Except for purposes of evidencing a right to distribution under the Plan or otherwise as provided hereunder, on the Effective Date, the First Lien Notes and the Second Lien Notes, as well as the First Lien Indenture, the Second Lien Indentures, and all agreements relating thereto, shall be deemed automatically cancelled, terminated and of no further force or effect, without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the parties, as applicable, under the agreements, indentures, and certificates of designation governing such Claims or Interests shall be discharged; provided, however, that the First Lien Indenture, the Second Lien Indentures and all agreements related thereto shall continue in effect solely for the limited purposes of allowing the First Lien Indenture Trustee and the Second Lien Indenture Trustees and the Disbursing Agents, respectively, to make any Distributions on account of the First Lien Notes or Second Lien Notes pursuant to the Plan, to perform such other necessary administrative or other functions with respect thereto and with respect to other obligations set forth under the Plan and Confirmation Order, and for the First Lien Indenture Trustee and Second Lien Indenture Trustees, to have the benefit of and enforce all the rights and protections and other provisions of the First Lien Indenture, the Second Lien Indentures and all other related agreements respectively, vis-à-vis the First Lien Noteholders and the Second Lien Noteholders, respectively, including any priority in payment and lien rights as set forth in those documents and in the Intercreditor Agreement, with respect to any Distribution to their respective Noteholders under the Plan.  On the Effective Date, Reorganized FFN shall file a Form 15 with the Securities and Exchange Commission to deregister the Existing FFN Equity and suspend its reporting obligations with the Securities and Exchange Commission in connection therewith.  Notwithstanding anything to the contrary herein, the 2013 PIK Notes shall be deemed rescinded and extinguished as if the 2013 PIK Notes had not been issued and are not receiving any consideration under the Plan.  Any tax reporting forms related to the Non-Cash Pay Second Lien Notes shall be prepared in a manner consistent with the Plan and Section 5.11 of the Plan.

7.

Fees and Expenses

On the Effective Date, the Debtors shall pay, in cash, the reasonable fees and expenses of the Consenting First Lien Noteholders, the Consenting Second Lien Noteholders, the First Lien Indenture Trustee and the Second Lien Non-Cash Pay Indenture Trustee (each including without limitation reasonable attorneys’ fees) incurred through the Effective Date to the extent not previously paid.

8.

Bell/Staton Settlement Agreement

On the Effective Date, the Debtors shall pay all reasonable legal fees and expenses of the Bell/Staton Parties in all of their capacities in connection with the evaluation, negotiation, documentation and implementation of the transactions contemplated by the Bell/Staton Settlement Agreement in an amount not to exceed $125,000 incurred through August 27, 2013 plus any reasonable fees and expenses (including counsel fees) owing to the Second Lien Cash Pay Indenture Trustee and the collateral trustee for the Second Lien Cash Pay Notes to the extent set forth in each of the Transaction Support Agreement and the Cash Collateral Order to the extent not previously paid.

J.

Compromise and Settlement Under the Plan

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, THE ALLOWANCE, CLASSIFICATION, AND TREATMENT OF ALL ALLOWED CLAIMS AND ALLOWED INTERESTS AND THEIR RESPECTIVE DISTRIBUTIONS AND TREATMENTS HEREUNDER TAKE INTO ACCOUNT AND CONFORM TO THE RELATIVE PRIORITY AND RIGHTS OF THE CLAIMS AND INTERESTS IN EACH CLASS IN CONNECTION WITH ANY CONTRACTUAL, LEGAL,  AND EQUITABLE SUBORDINATION RIGHTS RELATING THERETO.  AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH RIGHTS DESCRIBED IN THE PRECEDING SENTENCE ARE SETTLED, COMPROMISED, AND RELEASED PURSUANT TO THE PLAN. THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING AND DETERMINATION THAT THE SETTLEMENTS REFLECTED IN THE PLAN, ARE (1) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR  ESTATES, (2) FAIR,

Disclosure Statement

EQUITABLE AND REASONABLE, (3) MADE IN GOOD FAITH, AND (4) APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019.  IN ADDITION, THE ALLOWANCE, CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS TAKES INTO ACCOUNT ANY CAUSES OF ACTION, CLAIMS, OR COUNTERCLAIMS, WHETHER UNDER THE BANKRUPTCY CODE OR OTHERWISE UNDER APPLICABLE LAW, THAT MAY EXIST BETWEEN THE DEBTORS AND THE RELEASING PARTIES; AND AS BETWEEN THE RELEASING PARTIES AND THE RELEASED PARTIES.  AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH CAUSES OF ACTION, CLAIMS AND COUNTERCLAIMS ARE SETTLED, COMPROMISED, AND RELEASED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER.

K.

Releases and Related Matters

1.

Released Parties

For purposes of this section, “Released Parties” means (i) each Debtor and its Affiliates, and each Reorganized Debtor and its Affiliates, (ii) the First Lien Indenture Trustee and the related collateral trustee, (iii) the Consenting First Lien Noteholders, (iv) each of the Second Lien Indenture Trustees and the related collateral trustees, (v) the Consenting Second Lien Noteholders, (v) the Bell/Staton Parties, and (vi) with respect to the foregoing, each of their respective direct or indirect subsidiaries, current officers and directors, former officers and directors serving as of the Petition Date, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns.

2.

RELEASES BY DEBTORS

AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS, THE REORGANIZED DEBTORS, AND ANY PERSON OR ENTITY SEEKING TO EXERCISE THE RIGHTS OF THE DEBTORS’ ESTATES, INCLUDING, WITHOUT LIMITATION, ANY SUCCESSOR TO THE DEBTORS OR ANY ESTATE’S REPRESENTATIVE APPOINTED OR SELECTED PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE, SHALL BE DEEMED TO FOREVER RELEASE, WAIVE, AND DISCHARGE EACH OF THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION (INCLUDING AVOIDANCE ACTIONS), AND  LIABILITIES WHATSOEVER IN CONNECTION WITH OR IN ANY WAY RELATING TO THE DEBTORS, THE CONDUCT OF THE DEBTORS’ BUSINESSES, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT OR THE PLAN (OTHER THAN THE RIGHTS OF THE DEBTORS, THE REORGANIZED DEBTORS, OR A CREDITOR HOLDING AN ALLOWED CLAIM TO ENFORCE THE OBLIGATIONS UNDER THE CONFIRMATION ORDER AND THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER) WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT NOTHING IN SECTION 11.01(B) OF THE PLAN:

CONSTITUTES A WAIVER OF ANY RIGHT OF THE REORGANIZED DEBTORS TO: (X) ENFORCE ALL RIGHTS AND CLAIMS CONCERNING ANY AND ALL INTELLECTUAL PROPERTY (INCLUDING, WITHOUT LIMITATION, TRADEMARKS, COPYRIGHTS, PATENTS, CUSTOMER LISTS, TRADE SECRETS AND CONFIDENTIAL OR PROPRIETARY BUSINESS INFORMATION), ALL OF WHICH RIGHTS ARE EXPRESSLY RESERVED AND NOT RELEASED AND (Y) ASSERT ANY DEFENSE BASED ON WHETHER OR NOT APPLICABLE STANDARDS HAVE BEEN MET;

SHALL OPERATE AS A RELEASE, WAIVER OR DISCHARGE OF ANY CAUSES OF ACTION OR LIABILITIES AS OF THE EFFECTIVE DATE ARISING OUT OF WILLFUL MISCONDUCT, FRAUD OR CRIMINAL ACTS OF ANY SUCH RELEASED PARTY AS DETERMINED BY A FINAL ORDER; OR

SHALL RESTRICT THE SECURITIES AND EXCHANGE COMMISSION FROM PURSUING ANY REGULATORY OR POLICE ENFORCEMENT ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS OR ANY OTHER RELEASED PARTY IN ANY FORUM.

3.

RELEASES BY HOLDERS OF CLAIMS AND INTERESTS

AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND THE REORGANIZED DEBTORS: (1) WHO VOTE TO ACCEPT THE PLAN, (2) WHO ARE PRESUMED TO HAVE

Disclosure Statement

VOTED FOR THE PLAN UNDER SECTION 1126(F) OF THE BANKRUPTCY CODE OR ARE PRESUMED TO HAVE REJECTED THE PLAN UNDER SECTION 1126(G) OF THE BANKRUPTCY CODE AND DO NOT RETURN AN OPT-OUT NOTICE INDICATING THEIR REFUSAL TO GRANT THE RELEASES PROVIDED IN THIS SUB-PARAGRAPH, OR (3) WHO REJECT THE PLAN OR ABSTAIN FROM VOTING AND DO NOT RETURN THEIR BALLOT TO INDICATE THEIR REFUSAL TO GRANT THE RELEASES PROVIDED IN THIS SUB-PARAGRAPH, SHALL BE DEEMED TO FOREVER RELEASE, WAIVE, AND DISCHARGE EACH OF THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION (INCLUDING AVOIDANCE ACTIONS), AND  LIABILITIES WHATSOEVER IN CONNECTION WITH OR IN ANY WAY RELATING TO THE DEBTORS, THE CONDUCT OF THE DEBTORS’ BUSINESSES, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT OR THE PLAN (OTHER THAN THE RIGHTS OF THE DEBTORS, THE REORGANIZED DEBTORS, OR A CREDITOR HOLDING AN ALLOWED CLAIM TO ENFORCE THE OBLIGATIONS UNDER THE CONFIRMATION ORDER AND THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT NOTHING IN SECTION 11.01(C) OF THE PLAN SHALL OPERATE AS A RELEASE, WAIVER OR DISCHARGE OF (I) ANY CAUSES OF ACTION OR LIABILITIES AS OF THE EFFECTIVE DATE ARISING OUT OF WILLFUL MISCONDUCT, FRAUD OR CRIMINAL ACTS OF ANY SUCH RELEASED PARTY AS DETERMINED BY A FINAL ORDER OR (II) ANY DISPUTED CLAIMS THAT BECOME ALLOWED CLAIMS AFTER THE EFFECTIVE DATE.

4.

Discharge of the Debtors

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on such Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of its assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a Proof of Claim based upon such debt is Filed or deemed Filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been Disallowed by order of the Bankruptcy Court, or (iv) the Holder of a Claim based upon such debt accepted the Plan.  The Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan.

As of the Effective Date, except as provided in the Plan or the Confirmation Order and with respect to any Disputed Claims that become Allowed Claims after the Effective Date, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors or any of their assets or properties, any other or further Claims, Interests, debts, rights, Causes of Action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the discharge provisions contained herein shall not operate to expand the Debtors’ discharge beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

5.

Injunctions

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, or other debt or liability that is discharged pursuant to Section 11.02 of the Plan, released pursuant to Section 11.01 of the Plan, or is subject to exculpation pursuant to Section 11.04 of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective affiliates or their property on account of any such discharged Claims, debts, or liabilities or

Disclosure Statement

terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding of any kind; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors or its property; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a right of setoff or subrogation of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; OR (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

Without limiting the effect of the foregoing provisions of Section 11.03 of the Plan upon any Person, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest receiving a Distribution pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in Section 11.03 of the Plan.

Nothing in Section 11.03 of the Plan shall impair (i) the rights of any Holder of a Disputed Claim to seek allowance of its Claim, (ii) the rights of any defendant in an Avoidance Action Filed by the Debtors to assert defenses in such action, or (iii) the rights of any party to an Executory Contract or Unexpired Lease that has been assumed by the Debtors pursuant to an order of the Bankruptcy Court or the provisions of the Plan to enforce such assumed contract or lease.

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the injunction provisions contained herein shall not operate to expand the scope of the injunctions under the Plan beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

6.

Exculpation and Limitations of Liability

For purposes of the Plan, “Exculpated Parties” means each Debtor and its Affiliates, and each Reorganized Debtor and its Affiliates and with respect to the foregoing, each of their respective direct or indirect subsidiaries, current officers and directors (including Bell and Staton), former officers and directors serving as of the Petition Date, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns.

The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Cases.  On the Effective Date, the Exculpated Parties shall neither have, nor incur any liability to any Holder of a Claim or an Interest, the Debtors, the Reorganized Debtors, or any other party-in-interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any prepetition or postpetition act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, negotiation, or implementation of the Disclosure Statement or the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of willful misconduct, gross negligence, fraud or criminal acts as determined by a Final Order; provided, however, that (i) the foregoing is not intended to limit or otherwise impact any defense of qualified immunity that may be available under applicable law; (ii) each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; and (iii) the foregoing exculpation shall not be deemed to, release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the exculpation provisions contained herein shall not operate to expand the Exculpated Parties’ exculpation beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

The Debtors submit that the exculpations contained in the Plan are appropriate and are standard in a chapter 11 case.  The exculpations are appropriately limited in scope, apply only to acts and omissions occurring after the Petition Date and in connection with the Chapter 11 Cases or the Plan and confer only a qualified immunity by excluding acts or omissions which are the result of fraud, gross negligence or willful misconduct.  The beneficiaries of the exculpations have made significant contributions to the Debtors’ reorganization, which contributions have allowed for the formulation of the Plan which resolves many complicated issues between the Debtors and other interested parties, in the opinion of the Debtors, provides for the best possible recoveries for Claims against the Debtors.  In the Debtors’ view, the beneficiaries of the exculpations would not have contributed as they did without the prospect of the limited immunity reflected in the exculpations.  The Debtors are also unaware of any valid Causes of Action against any of the beneficiaries of the exculpations.  In view of the foregoing, the exculpations are appropriate and in the best interests of the Debtors’ Estates.

Disclosure Statement

The staff of the Securities and Exchange Commission believes that the Releases contained in Section 11.01 of the Plan and the Exculpation and Limitations of Liability provided in Section 11.04 of the Plan may exceed those permitted by applicable law and have reserved the right to object to those provisions at the Confirmation Hearing.

7.

Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

L.

Retention of Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law (provided, however, that notwithstanding the foregoing, with respect to all civil proceedings arising in or related to the Chapter 11 Cases and the Plan, the Bankruptcy Court shall have original but not exclusive jurisdiction, in accordance with section 1334(b) of title 28 of the United States Code), including, among other things, jurisdiction to:

•

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured, or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the Holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests in the Debtors;

•

hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 328, 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

•

hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which the Debtors are a party or with respect to which the Debtors may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

•

effectuate performance of and payments under the provisions of the Plan and enforce remedies upon any default under the Plan;

•

hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, the Avoidance Actions or the Plan, including without limitation the enforcement of the injunction provisions contained in Section 11.02 of the Plan;

•

enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

•

hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

•

consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•

issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

Disclosure Statement

•

enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

•

hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the schedules to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the schedules to the Plan, the Disclosure Statement, or the Confirmation Order;

•

enforce, interpret, and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases (whether or not the Chapter 11 Cases have been closed);

•

except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

•

hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

•

hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

•

hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, the provisions of the Bankruptcy Code; and

•

enter a final decree closing the Chapter 11 Cases.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction, including by granting relief from stay motion, over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Section 10.01 of the Plan, the provisions of Article X of the Plan will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

M.

Modifications and Amendments

The Debtors, by mutual agreement and with the consent of the Required Consenting Parties, may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date subject to the Transaction Support Agreement.  The Debtors shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court.  A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Debtors or Reorganized Debtors, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims or Interests in the Debtors under the Plan; provided, however, that, to the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court.  A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.  In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim or Interest of any such Holder, the Debtors or Reorganized Debtors, as the case may be, shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim or Interest of such Holder.

N.

Continuing Exclusivity and Solicitation Period

Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtors shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and to solicit acceptances thereof.

Disclosure Statement

O.

Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

P.

Successors and Assigns and Binding Effect

The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person or Entity, including, but not limited to, the Reorganized Debtors and all other parties-in-interest in the Chapter 11 Cases.

Q.

Compromises and Settlements

From and after the Effective Date, the Reorganized Debtors may compromise and settle various Claims against or Interests in the Debtors, Litigation Rights, and/or Avoidance Actions that they may have against other Persons or Entities without any further approval by the Bankruptcy Court; provided, however, that to the extent any such Claims, Litigation Rights or Avoidance Actions are pending before the Bankruptcy Court pursuant to Filings made during the pendency of the Chapter 11 Cases, the Debtors shall be required to obtain an appropriate order of the Bankruptcy Court concluding any such Filings.

Until the Effective Date, the Debtors expressly reserves the right to compromise and settle (subject to the approval of the Bankruptcy Court) Claims against or Interests in the Debtors, Avoidance Actions, Litigation Rights, or other claims that it may have against other Persons or Entities.

R.

Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to File subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims against, or any Interests in, the Debtors, or any Avoidance Actions, Litigation Rights or other claims by or against the Debtors or any Person or Entity, (ii) prejudice in any manner the rights of the Debtors or any Person or Entity in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person or Entity.

S.

Plan Supplement

The Plan Supplement shall be Filed with the Bankruptcy Court on or before November 25, 2013, or by such later date as may be established by order of the Bankruptcy Court, provided that all documents set forth in the Plan Supplement shall first have been approved by the Debtors.  Upon such Filing, all documents set forth in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours.  Holders of Claims or Interests may obtain a copy of any document set forth in the Plan Supplement upon written request to the Debtors in accordance with Section 11.21 of the Plan.

T.

Confirmation and/or Consummation

Described below are certain important considerations under the Bankruptcy Code in connection with Confirmation of the Plan.

1.

Conditions Precedent to Confirmation of the Plan

The following conditions precedent to the occurrence of Confirmation must be satisfied unless any such condition shall have been waived by the Debtors with the consent of Required Consenting Parties:

Disclosure Statement

•

The Disclosure Statement and Confirmation Orders shall have been entered in form and substance satisfactory to the Debtors and the Required Consenting Parties;

•

The Bankruptcy Court shall have found that adequate information and sufficient notice of the Disclosure Statement, the Plan and the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan have been given to all relevant parties in accordance with the solicitation procedures governing such service and in substantial compliance with Bankruptcy Rules 2002(b), 3017, 9019, and 3020(b); and

•

The Plan and all Plan Supplement documents, including any exhibits, schedules, amendments, modifications or supplements thereto shall be materially consistent with the Transaction Support Agreement and otherwise acceptable to the Debtors and the Required Consenting Parties.

The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy the statutory requirements of chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

2.

Conditions Precedent to the Effective Date

The Plan specifies conditions precedent to the Effective Date.

The following conditions precedent to the occurrence of the Effective Date must be satisfied or waived by the Debtors or Reorganized Debtors on or prior to the Effective Date in accordance with Section 9.04 of the Plan:

•

The Disclosure Statement Order shall have been entered and have become a Final Order;

•

The Confirmation Order shall have been entered and shall have become a Final Order;

•

All of the conditions precedent to the issuance of the New First Lien Notes and the New Common Stock (other than the occurrence of the Effective Date) shall have been satisfied;

•

The Cash on hand on the consummation of the transaction contemplated hereby shall be sufficient to fund the transactions and the Distributions under the Plan;

•

The New Corporate Governance Documents and any amended certificates or articles of incorporation, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents of the other Debtors, as necessary and in form and substance satisfactory to the Debtors and the Required Consenting Parties, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions and shall become effective on the Effective Date in accordance with such jurisdictions’ laws except to the extent that any such governing documents shall be adopted or filed after the Effective Date in connection with the Restructuring Transactions;

•

The New FFN Board shall have been selected and shall have agreed to serve;

•

The Transaction Support Agreement is in full force and effect; and

•

The Definitive Agreements shall be in form and substance consistent with the Transaction Support Agreement and otherwise acceptable to the Required Consenting Parties and the Debtors.

3.

Notice of Occurrence of the Effective Date

The Debtors or Reorganized Debtors shall File a notice of the occurrence of the Effective Date within five (5) business days thereafter, which notice shall contain notice of the applicable deadlines under the Plan.  Failure to File such notice shall not prevent the effectiveness of the Plan, Plan Supplement or any related documents.

4.

Waiver of Conditions

Each of the conditions set forth in Section 9.02 of the Plan may be waived in whole or in part by the Debtors subject to the terms of the Transaction Support Agreement, without any notice to other parties-in-interest or the Bankruptcy Court and without a hearing.

Disclosure Statement

5.

Consequences of Non-Occurrence of Effective Date

If the Confirmation Order is vacated (a) the Plan shall be null and void in all respects; (b) any settlement of Claims or Interests in the Debtors provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) to the extent permitted under the Bankruptcy Code, the time within which the Debtors may assume and assign or reject all Executory Contracts and Unexpired Leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

VIII.       PROJECTIONS AND VALUATION

In conjunction with formulating the Plan, the Debtors have estimated the post-confirmation going-concern enterprise value of the Reorganized Debtors (the “Reorganized Enterprise Value”).  In conducting its valuation analysis, SSG, among other things:  (a) reviewed certain available business and historical financial information relating to the Debtors; (b) reviewed certain internal financial information and other data relating to the business and financial prospects of the Debtors, including financial projections through 2018 prepared by the Debtors’ management (of which projection years 2014–2018 are set forth in Exhibit B to this Disclosure Statement), which were provided to SSG by the Debtors; (c) conducted discussions with members of the Debtors’ senior management concerning the business and financial prospects of the Debtors; (d) reviewed industry research reports and other publicly-available financial information with respect to certain other companies in lines of business SSG believed to be comparable in certain respects to the Reorganized Debtors’ businesses; (e) considered certain industry and economic information relevant to the Debtors’ businesses; (f) reviewed the Plan and the information in this Disclosure Statement as of October 21, 2013; and (g) conducted such other financial studies, proprietary analyses and investigations and considered such other information, as SSG deemed necessary.

SSG has also assumed, with the Debtors’ management’s consent, among other things, the following (as to which SSG makes no representation):

•

The Plan will be confirmed and consummated in accordance with its terms, and the Debtors will be reorganized as set forth in the Plan;

•

The Effective Date will be December 31, 2013;

•

The Debtors will not engage in any material asset sales or strategic transactions other than those set forth in the Plan and the Disclosure Statement;

•

All governmental, regulatory or other consents and approvals necessary for the consummation of the Plan will be obtained without any material adverse effect on the Debtors or the Plan;

•

There will not be any material change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Debtors other than as reflected in the Projections; and

•

There will not be any material change in economic, market, financial and other conditions.

For the valuation, SSG considered three valuation methodologies to determine its Reorganized Enterprise Value:  (i) comparable public company analysis based on trading multiples (“Comparable Public Company Analysis”); (ii) discounted cash flow analysis using the perpetual growth method (“Discounted Cash Flow Analysis”); and (iii) precedent transactions analysis (“Precedent Transaction Analysis”).  The methodologies rely on the Projections.  Based on these methodologies, the estimated Reorganized Enterprise Value as of August 31, 2013, is approximately $[257.8] million to $[285.4] million.

A.

SSG Comparable Public Company Analysis

In conducting its Comparable Public Company Analysis, SSG examined the value of comparable companies as a multiple of EBITDA and then applied a multiple to the latest twelve months EBITDA of the Debtors.

A key factor to the Comparable Public Company Analysis approach is the selection of companies with relatively similar business and operational characteristics to the Debtors.  The selection of truly comparable companies is often difficult and subject to interpretation.  Criteria for selecting comparable companies include, among other relevant characteristics, lines of business, business risks, key business drivers, growth prospects, maturity of businesses, jurisdiction and regulatory environment, market presence and brands, size and scale of operations.

Disclosure Statement

B.

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis estimates value by calculating the present value of projected future cash flows.  The present value is obtained by discounting the future cash flows by the weighted average cost of capital (“WACC”) of the Debtors.  The WACC was calculated as the average of the cost of equity and the after-tax cost of debt, weighted by the ratios of total equity to capitalization and total debt to capitalization.  The Reorganized Enterprise Value was calculated as the sum of the present value of the cash flows for the projection period plus the estimated value of all cash flows thereafter based on the perpetual growth  method.

C.

Precedent Transactions Analysis

The Precedent Transactions Analysis estimates value by examining publicly announced merger and acquisition transactions.  An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in the same industry as the Debtors.  These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtors.  SSG specifically focused on prices paid as a multiple of EBITDA, as this is typically reflective of the cash flow derived by companies comparable to the Debtors, in determining a range of value for the Debtors.  These multiple are then applied to the Debtors’ EBITDA to determine the total enterprise value or value to a potential buyer.

THE DEBTORS BELIEVE THAT THE FOREGOING VALUATION ACCURATELY REFLECTS THE REORGANIZED ENTERPRISE VALUE.  HOWEVER, THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS AND SSG.  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE ESTIMATED VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.  ADDITIONALLY, THE REORGANIZED ENTERPRISE VALUE ESTIMATED BY SSG DOES NOT NECESSARILY REFLECT, AND SHOULD NOT BE CONSTRUED AS REFLECTING, VALUES THAT WILL BE ATTAINED IN THE PUBLIC OR PRIVATE MARKETS.

IX.       CERTAIN RISK FACTORS TO BE CONSIDERED

THE IMPLEMENTATION OF THE PLAN, THE TRANSACTION SUPPORT AGREEMENT AND THE PLAN TERM SHEET IS SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING, AMONG OTHERS, THOSE ENUMERATED BELOW.  IN EVALUATING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST AND/OR INTERESTS IN THE DEBTORS SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.  THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS ASSOCIATED WITH THE PLAN AND ITS IMPLEMENTATION, OR ALTERNATIVES TO THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY OR IN THE TRANSACITON SUPPORT AGREEMENT AND THE PLAN TERM SHEET.

A.

Certain Business Considerations

1.

Continuing Global Economic Downturn Could Adversely Affect the Debtors’ Business

As noted above, the Debtors operate technology platforms which run several websites throughout the world.  Like other industries, the adult entertainment industry has been adversely affected by the economic crisis.  The ongoing global economic downturn could adversely affect the Reorganized Debtors’ businesses, results of operations, and financial condition.  In addition, lower consumer spending could lead to a decline in membership or the other products and services offered by the Debtors.

2.

Concentration of Credit Risk

The Company’s cash and accounts receivable are potentially subject to concentrations of credit risk. Cash is placed with financial institutions that management believes are of high credit quality. The Company’s accounts receivable are derived from revenue earned from customers located in the U.S. and internationally. The Debtors heavily rely on two credit card processors to process their credit card payments.  As of December 31, 2012 each processor accounted for approximately 16.0% of accounts receivable.

Disclosure Statement

3.

Projected Financial Information

The Projections annexed as Exhibit B to this Disclosure Statement are dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein.  These Projections prepared by the Debtors’ management reflect numerous assumptions (many of which will be beyond the control of the Reorganized Debtors) including: (i) the Confirmation and consummation of the Plan in accordance with the terms of the Plan, the Transaction Support Agreement and the Plan Term Sheet; (ii) the anticipated future performance of the Debtors’ or the Reorganized Debtors’ business; (iii) industry performance, results of cost savings programs; (iv) technical process improvements; (v) certain assumptions with respect to competitors of the Debtors or the Reorganized Debtors; (vi) general business and economic conditions; and (vii) other matters.  In addition, unanticipated events and circumstances that occur subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors.  Although the Debtors believe that the Projections are reasonably attainable, variations between the actual financial results and those projected may occur and may have a material effect on the Reorganized Debtors.

Finally, the Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information.  Rather, the Projections were developed in connection with the planning, negotiation and development of the Plan.  Neither the Debtors nor the Reorganized Debtors undertake any obligation to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events.  In management’s view, however, the Projections were prepared on a reasonable basis and represent a reasonable view of the expected future financial performance of the Reorganized Debtors after the Effective Date.  Nevertheless, the Projections should not be regarded as a representation, guaranty or other assurance by the Debtors, the Reorganized Debtors, or any other person, that the Projections will be achieved, and Holders are therefore cautioned not to place undue reliance on the projected financial information contained in this Disclosure Statement.

4.

Historical Financial Information May Not Be Comparable

The financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

5.

Reduction in Subscribers or Reduction in Spending by Subscribers

The Debtors generated approximately 93% of the revenue for the year ended December 31, 2012 from subscribers and other paying customers utilizing the Debtors’ websites. The Debtors must continually add new subscribers to replace subscribers that are lost in the ordinary course of business due to factors such as competitive price pressures, credit card expirations, subscribers' perceptions that they do not use our services sufficiently and general economic conditions.  The Debtors’ subscribers maintain their subscriptions on average for approximately six and a half months.  The Debtors’ business depends on their ability to attract a large number of visitors, to convert visitors into registrants, to convert registrants into members, to convert members into subscribers and to retain subscribers.  If the Debtors or Reorganized Debtors are unable to provide the pricing and content, features, functions or services necessary to attract new subscribers or retain existing subscribers, the operating results could suffer.  To the extent free social networking and personals websites, or free adult content on the internet, continue to be available or increase in availability, the Debtors’ or Reorganized Debtors’ ability to attract and retain subscribers may be adversely affected. In addition, any decrease in subscribers' spending due to general economic conditions could also reduce revenue or negatively impact the Debtors’ or Reorganized Debtors’ ability to grow revenue.

6.

Competition

The businesses owned by the Debtors currently face competition in the market.  If existing competitors expand their market share or enter into new markets, competition will intensify.  Such increased competition may result in a loss of market share and could have a material adverse effect on the Reorganized Debtors’ businesses, results of operations, and financial condition.

7.

Loss of Affiliates

Approximately 55% of the revenue for the year ended December 31, 2012 was derived from visitor traffic generated by the Debtors’ affiliate network.  The Debtors generally pay referring affiliates commissions based on the amount of revenue generated by the traffic delivered to the Debtors’ websites. Typically, an affiliate arrangement can be terminated immediately by the Debtors or an affiliate for any reason.  Typically, the Debtors do not have exclusivity arrangements with the affiliates, and some of the affiliates may also be affiliates for competitors.  If other websites, including competitors, were to offer higher paying affiliate programs, the Debtors or Reorganized Debtors could lose some of the affiliates unless the Debtors or Reorganized Debtors also increased the commission rates paid under the marketing affiliate program. Any increase in the commission rates paid to affiliates would result in higher cost of revenue and could negatively impact the Debtors’ or Reorganized Debtors’ results of operations.

Disclosure Statement

Finally, the Debtors or Reorganized Debtors could lose affiliates if the affiliates’ internal policies are revised to prohibit entering into business contracts with companies that provide adult material. The loss of affiliates providing significant traffic and visitors to the Debtors’ or Reorganized Debtors’ websites could impact the Debtors’ or Reorganized Debtors’ ability to generate revenue.

8.

Subscriber Churn or Subscriber Upgrade and Retention Costs

Turnover of subscribers in the form of subscriber service cancellations or failures to renew, or churn, has a significant financial impact on the results of operations of any subscription internet provider, including the Debtors or Reorganized Debtors, as does the cost of upgrading and retaining subscribers.  Any increase in the costs necessary to upgrade and retain existing subscribers could adversely affect the Debtors’ or Reorganized Debtors’ financial performance.  In addition, such increased costs could cause the Debtors or Reorganized Debtors to increase subscription rates, which could increase churn.  Churn may also increase due to factors beyond the Debtors’ control, including churn by subscribers who are unable or unwilling to pay their monthly subscription fees because of personal financial restrictions, the impact of a slowing economy or the attractiveness of competing services or websites. If excessive numbers of subscribers cancel or fail to renew their subscriptions, the Debtors or Reorganized Debtors may be required to incur significantly higher marketing expenditures than currently anticipated in order to replace canceled or unrenewed subscribers with new subscribers.

9.

Exposure to Credit Card Fraud and Chargebacks

The Debtors have been negatively impacted by purchases made using fraudulent credit cards.  The Debtors or Reorganized Debtors may be held liable for accepting fraudulent credit cards as well as other payment disputes with customers.  The Debtors calculate and record an allowance for the resulting credit card chargebacks.  If the Debtors or Reorganized Debtors are unable to combat the use of fraudulent credit cards on their websites, the business, results of operations and financial condition could be materially adversely affected.

There are maximum thresholds of chargebacks imposed by VISA and MasterCard which may cause penalties to be imposed if they are exceeded.  In the event that the Debtors’ or Reorganized Debtors’ monthly chargeback ratio and/or monthly reported fraud ratio exceeds the maximum prescribed by the card associations, the Debtors or Reorganized Debtors are subject to fines and penalties and have paid such fines and penalties over the last several months.  In the event that such ratios do not come within the acceptable guidelines of card associations within a reasonable period of time, the Debtors or Reorganized Debtors will be subject to prescriptive action, including inability to process recurring transactions and elimination of affiliates directing members to the Debtors’ or Reorganized Debtors’ websites.  The Debtors are subject from time to time to fines imposed by merchant banks on behalf of credit card companies.

10.

Brand Strength

Maintaining and enhancing the "FriendFinder" and "AdultFriendFinder" brands is critical to expanding the base of users, advertisers and affiliates.  Maintaining and enhancing the Debtors’ or Reorganized Debtors’ brand profiles may require substantial investments and these investments may not be successful. If the Debtors or Reorganized Debtors fail to promote and maintain the "FriendFinder" and "AdultFriendFinder" brands' profiles, or if the Debtors or Reorganized Debtors incur excessive expenses in this effort, the Debtors or Reorganized Debtors business and operating results could be harmed.  Maintaining and enhancing the brands will depend largely on our ability to be a technology leader and to continue to provide attractive products and services, which the Debtors or Reorganized Debtors may not do successfully.  In addition, affiliates and other third parties may take actions that could impair the value of the Debtors’ or Reorganized Debtors’ brands.  The Debtors are aware that third parties, from time to time, use "FriendFinder" and "AdultFriendFinder" and similar variations in their domain names without approval, and the Debtors’ or Reorganized Debtors’ brands may be harmed if users and advertisers associate these domains with the Debtors or Reorganized Debtors.

11.

Technological Developments and Security Risks

The Debtors or Reorganized Debtors failure to respond in a timely and effective manner to new and evolving technologies could harm the Debtors’ or Reorganized Debtors’ business, financial condition and operating results.  The internet industry is characterized by rapidly changing technology, evolving industry standards, changes in consumer needs and frequent new service and product introductions.  The Debtors’ or Reorganized Debtors’ business, financial condition and operating results will depend, in part, on the Debtors’ or Reorganized Debtors’ ability to develop the technical expertise to address these rapid changes and to use leading technologies effectively. The Debtors or Reorganized Debtors may experience difficulties that could delay or prevent the successful development, introduction or implementation of new features or services.  If the new technologies on which the Debtors focus their investments fail to achieve acceptance in the marketplace or the Debtors’ technology does not work and requires significant cost to replace or fix, the Debtors’ or Reorganized Debtors’ competitive position could be adversely affected, which could cause a reduction in revenue and earnings.  Further, after incurring substantial costs, one or more of the technologies under development could become obsolete prior to its introduction.

Disclosure Statement

Further, the Debtors or Reorganized Debtors depend in part on various internet search websites, such as Google.com, Bing.com, Yahoo.com and other websites to direct a significant amount of traffic to the Debtors’ or Reorganized Debtors’ websites.  Search websites typically provide two types of search results, algorithmic and purchased listings. The Debtors rely on both algorithmic and purchased search results, as well as advertising on other internet websites, to direct a substantial share of visitors to the Debtors’ or Reorganized Debtors’ websites and to direct traffic to the advertiser customers the Debtors or Reorganized Debtors serve.  If these internet search websites modify or terminate their relationships with the Debtors, or the Debtors are outbid by competitors for purchased listings, traffic to the Debtors’ websites could decline. Such a decline in traffic could affect the Debtors’ ability to generate subscription revenue and could reduce the desirability of advertising on the Debtors’ or Reorganized Debtors’ websites.

To be successful, the Debtors’ or Reorganized Debtors’ network infrastructure has to perform well and be reliable.  The greater the user traffic and the greater the complexity of the Debtors or Reorganized Debtors products and services, the more computer power that is needed.  The Debtors or Reorganized Debtors could incur substantial costs if need to modify websites or infrastructure to adapt to technological changes.  If the Debtors or Reorganized Debtors do not maintain the network infrastructure successfully, or if the Debtors or Reorganized Debtors experience inefficiencies and operational failures, the quality of the Debtors’ or Reorganized Debtors’ products and services and users' experience could decline.  Maintaining an efficient and technologically advanced network infrastructure is particularly critical to the Debtors’ or Reorganized Debtors’ business because of the pictorial nature of the products and services provided.  A decline in quality could damage the Debtors’ or Reorganized Debtors’ reputation and lead to loss of current and potential users and advertisers.  Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm the Debtors’ or Reorganized Debtors’ operating results and financial condition.

The Debtors’ main data center, backup data center and most of the servers are located at external third-party facilities in Northern California, an area with a high risk of major earthquakes.  If the main data center or other parts of the systems and network infrastructure was destroyed by, or suffered significant damage from, an earthquake, fire, flood, lightning, tornado, or other similar catastrophes, or if the main data center was closed because of the operator having financial difficulties, the Debtors’ business would be adversely affected.  The Debtors’ or Reorganized Debtors’ casualty insurance policies may not adequately compensate the Debtors or Reorganized Debtors for any losses that may occur due to the occurrence of a natural disaster.

Online security breaches could adversely affect the Debtors’ or Reorganized Debtors’ business, financial condition and results of operations. Any well-publicized compromise of security could deter use of the internet in general or use of the internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials.  In offering online payment services, the Debtors or Reorganized Debtors may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that the Debtors or Reorganized Debtors use to protect customers' transaction data.  If third parties are able to penetrate the Debtors’ or Reorganized Debtors’ network security or otherwise misappropriate confidential information, the Debtors or Reorganized Debtors could be subject to liability, which could result in litigation, regulatory investigation or regulatory action.  In addition, computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in the industry, and may occur on the Debtors’ or Reorganized Debtors’ systems in the future.  Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of users may harm the Debtors’ or Reorganized Debtors’ reputation and ability to retain existing users and attract new users. In addition, spammers may attempt to use products to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make the Debtors’ or Reorganized Debtors’ websites less user-friendly.  The Debtors or Reorganized Debtors cannot be certain that the technologies, employees and third parties that the Debtors or Reorganized Debtors have employed or retained to attempt to defeat spamming attacks will be able to eliminate all spam messages from being sent on the Debtors’ or Reorganized Debtors’ platform.  As a result of spamming activities, users may use the Debtors’ or Reorganized Debtors’ websites less or stop using products altogether. In addition, experienced programmers or "hackers" may attempt to misappropriate proprietary information or cause interruptions in services that could require the Debtors or Reorganized Debtors to expend significant capital and resources to protect against or remediate these problems.

The uninterrupted performance of the Debtors’ or Reorganized Debtors’ computer systems is critical to the operation of the websites.  The Debtors’ or Reorganized Debtors’ ability to provide access to the websites and content may be disrupted by power losses, telecommunications failures or break-ins to the facilities housing our servers.  The users may become dissatisfied by any disruption or failure of the computer systems that interrupts the Debtors’ or Reorganized Debtors’ ability to provide content.  Repeated or prolonged system failures could substantially reduce the attractiveness of the Debtors’ or Reorganized Debtors’ websites and/or interfere with commercial transactions, negatively affecting the Debtors’ or Reorganized Debtors’ ability to generate revenue.  The Debtors’ or Reorganized Debtors’ websites must accommodate a high volume of traffic and deliver regularly-updated content.  Some of the network infrastructure is not fully redundant, and disaster recovery planning cannot account for all eventualities.  The websites have, on occasion, experienced slow response times and network failures.  These types of occurrences in the future could cause users to perceive the Debtors’ or Reorganized Debtors’ websites as not functioning properly and therefore induce them to frequent other websites.  The Debtors’ or Reorganized Debtors’ revenue could be negatively affected by outages or

Disclosure Statement

other difficulties users experience in accessing the websites due to internet service providers' system disruptions or similar failures unrelated to the Debtors’ or Reorganized Debtors’ systems.  The Debtors do not carry sufficient levels of business interruption insurance to compensate for losses that may occur as a result of any events that cause interruptions in service.

12.

Privacy Concerns

From time to time, concerns may arise about whether the Debtors’ or Reorganized Debtors’ products and services compromise the privacy of users and others. Concerns about the Debtors’ or Reorganized Debtors’ practices with regard to the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage the Debtors’ reputation and deter current and potential users from using products and services, which could negatively affect operating results. The Debtors strive to comply with all applicable data protection laws and regulations, as well as posted privacy policies on each of the platforms where the Debtors’ products are available, any failure or perceived failure to comply may result in proceedings or actions against the Debtors or Reorganized Debtors by governmental entities or others, which could potentially have an adverse effect on business. Increased scrutiny by regulatory agencies, such as the Federal Trade Commission and state agencies, of the use of customer information, could also result in additional expenses if the Debtors or Reorganized Debtors are obligated to reengineer systems to comply with new regulations or to defend investigations of the Debtors’ or Reorganized Debtors’ privacy practices.

Proposed legislation concerning data protection is currently pending at the U.S. federal and state level as well as in certain foreign jurisdictions. In addition, the interpretation and application of data protection laws in Europe, the United States and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with the Debtors’ data practices. If so, in addition to the possibility of fines, this could result in an order requiring that the Debtors or Reorganized Debtors change data practices, which could have an adverse effect on business.  Complying with these laws as they evolve could cause the Debtors or Reorganized Debtors to incur substantial costs or require a change in business practices in a manner adverse to the Debtors’ or Reorganized Debtors’ business.

13.

Changes in Laws

The Debtors’ businesses are regulated by diverse and evolving laws and governmental authorities in the United States and other countries.  Such laws relate to, among other things, internet, breach notification, privacy, licensing, intellectual property rights, security, financial transactions, taxation, commercial advertising, subscription rates, foreign investment, use of confidential customer information and content, including standards of decency/obscenity and record-keeping for adult content production.  Promulgation of new laws, changes in current laws, changes in interpretations by courts and other government officials of existing laws, the Debtors’ or Reorganized Debtors’ inability or failure to comply with current or future laws or strict enforcement by current or future government officers of current or future laws could adversely affect the Debtors or Reorganized Debtors by reducing revenue, increasing operating expenses and/or exposing the Debtors or Reorganized Debtors to significant liabilities.

14.

Intellectual Property Rights

The Debtors currently own and maintain approximately 150 U.S. trademark registrations and applications and approximately 900 foreign trademark registrations and applications. The Debtors believe that the trademarks and other proprietary rights are important to the Debtors’ or Reorganized Debtors’ success, potential growth and competitive position.  The Debtors’ or Reorganized Debtors’ inability or failure to protect or enforce these trademarks and other proprietary rights could have a material adverse effect on the Debtors’ or Reorganized Debtors’ business.  Accordingly, the Debtors devote substantial resources to the establishment, protection and enforcement of the trademarks and other proprietary rights.  The Debtors’ or Reorganized Debtors’ actions to establish, protect and enforce the trademarks and other proprietary rights may not prevent imitation of the Debtors’ or Reorganized Debtors’ products, services or brands or control piracy by others or prevent others from claiming violations of their trademarks and other proprietary rights or prevent others from challenging the validity of the Debtors’ or Reorganized Debtors’ trademarks.  In addition, the enforcement of the Debtors’ or Reorganized Debtors’ intellectual property rights, including trademark rights, through legal or administrative proceedings would be costly and time-consuming and would likely divert management from their normal responsibilities.  An adverse determination in any litigation or other proceeding could put one or more of the Debtors’ or Reorganized Debtors’ intellectual property rights at risk of being invalidated or interpreted narrowly.

The Debtors’ or Reorganized Debtors’ commercial success depends on know-how, trade secrets and other intellectual property, including the ability to protect intellectual property.  The Debtors rely upon unpatented proprietary technology, processes, know-how and data that the Debtors regard as trade secrets, including proprietary source code for software systems.  The Debtors seek to protect that proprietary information in part through confidentiality agreements with employees and others.  These agreements may be breached, and the Debtors or Reorganized Debtors may not have adequate remedies for any such breach.  In addition, The Debtors’ or Reorganized Debtors’ trade secrets may otherwise become known or be independently developed by competitors in a manner providing the Debtors or Reorganized Debtors with no practical recourse against the competing parties.  If any such events were to occur, there could be a material adverse effect on the Debtors’ or Reorganized Debtors’ business, financial position, results of operations and future growth prospects.

Disclosure Statement

The Debtors’ website addresses, or domain names, are critical to the business.  The Debtors currently own more than 4,400 domain names.  However, the regulation of domain names is subject to change, and it may be difficult to prevent third parties from acquiring domain names that are similar to those owned by the Debtors or Reorganized Debtors, that infringe trademarks or that otherwise decrease the value of the Debtors’ or Reorganized Debtors’ brands.  If the Debtors or Reorganized Debtors are unable to obtain or maintain key domain names for the various areas of the Debtors’ or Reorganized Debtors’ business, our ability to operate and grow the business may be impaired.

15.

Litigation

The Reorganized Debtors may be subject to various Claims and legal actions arising in the ordinary course of their businesses.  The Debtors are not able to predict the nature and extent of any such Claims or legal actions, and cannot guarantee that the ultimate resolution of such Claims or legal actions will not have a material adverse effect on the Reorganized Debtors.

B.

Certain Bankruptcy Considerations

The Reorganized Debtors’ future results are dependent upon the successful Confirmation and implementation of the Plan.  Failure to obtain Confirmation in a timely manner could adversely affect the Debtors’ operating results, as the Debtors’ ability to obtain financing to fund their operations may be harmed by protracted bankruptcy proceedings.

1.

Termination of the Transaction Support Agreement

In the event that the Transaction Support Agreement is terminated upon the occurrence of any of the Termination Events (as defined in the Transaction Support Agreement) then the Debtors’ consensual use of cash collateral would also terminate, which would require the Debtors to either (a) renegotiate with the First Lien Noteholders and Second Lien Noteholders for the consensual use of cash collateral or (b) obtain the Bankruptcy Court’s approval for the nonconsensual use of cash collateral.  If the Debtors were unable to obtain the approval of either consensual or nonconsensual use of cash collateral, the Debtors would cease to have sufficient cash to operate its businesses and would risk the conversion of the Chapter 11 Cases to a chapter 7 liquidation case.   In addition, the Consenting Noteholders would no longer be obligated to support and vote in favor of the Plan.  In such event, the Debtors might be required to amend the Plan or formulate a new chapter 11 plan.  There can be no assurance that the Chapter 11 Cases will continue rather than be converted to a chapter 7 liquidation case or that any alternative plan of reorganization would be on terms as favorable to the Holders of Claims against the Debtors as the terms of the Plan.   If a liquidation or protracted reorganization of the Debtors’ Estates were to occur, there is a substantial risk that the Debtors’ going concern value would be eroded to the detriment of all stakeholders.

2.

Non-Confirmation or Delay of Confirmation of the Plan

The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion when deciding whether to confirm the Plan.  Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and requires, among other things, that the confirmation of a plan of reorganization not be followed by a need for further financial reorganization and that the value of Distributions to dissenting creditors and interest holders not be less than the value of Distributions such creditors and interest holders would otherwise receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

Although the Debtors believe that the Plan will satisfy all of the requirements for Confirmation under section 1129 of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation or that such modifications would not be sufficiently material as to require the resolicitation of votes on the Plan.

In the event that any Class of Claims entitled to vote fails to accept the Plan in accordance with section 1126(c) and 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right (with the consent of the Restructuring Support Parties) to: (a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code; and/or (b) modify the Plan in accordance with Section 12.04 thereof.  The Debtors believe that the Plan satisfies the requirements for non-consensual Confirmation set forth in section 1129(b) of the Bankruptcy Code because it does not “discriminate unfairly” and is “fair and equitable” with respect to the Classes that reject or are deemed to reject the Plan, however, there can be no assurance that the Bankruptcy Court will reach the same conclusion, or that any other party in interest in the Chapter 11 Cases will not challenge Confirmation on such grounds.

If the Plan is not confirmed, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a chapter 7 liquidation case or that any alternative plan of reorganization would be on terms as favorable to the Holders of Claims against and Interests in the Debtors as the terms of the Plan.  If a liquidation or protracted reorganization of the Debtors’ Estates were to occur, there is a substantial risk that the Debtors’ going concern value would be substantially eroded to the detriment of all stakeholders.

Disclosure Statement

Moreover, there can be no assurance with respect to timing of the Effective Date, or as to whether the Effective Date will, in fact, occur.  The occurrence of the Effective Date is subject to certain conditions precedent as described in Section 9.02 of the Plan, and consummation of the Plan may not occur if any of these conditions are not met.  In the event that the Effective Date does not occur, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a chapter 7 liquidation case or that any alternative plan of reorganization would be on terms as favorable to the Holders of Claims against the Debtors as the terms of the Plan.  If a liquidation or protracted reorganization of the Debtors’ Estates were to occur, there is a substantial risk that the Debtors’ going concern value would be eroded to the detriment of all stakeholders.

If the Confirmation Order is vacated (a) the Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for in the Plan shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all Executory Contracts and Unexpired Leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

3.

Classification and Treatment of Claims and Equity Interests

Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify claims against, and interests in, a debtor.  The Bankruptcy Code also provides that a plan of reorganization may place a claim or interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class.  The Debtors believe that all Claims and Interests in the Debtors have been appropriately classified in the Plan.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors presently anticipate that they would seek (i) to modify the Plan to provide for any reclassification that may be required for Confirmation and (ii) to use the acceptances received from any Creditor pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such Creditor ultimately is deemed to be a member.  Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Plan, by changing the composition of such Class and, as a result, the votes required for approval of the Plan.  There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan after such reclassification.  Except to the extent that a modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan’s treatment of such Holder regardless of the Class as to which such Holder is ultimately deemed to be a member.  The Debtors believe that under the Bankruptcy Rules they would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the Claim of any Creditor or Interest Holder.

The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest.  The Debtors believe that the Plan meets this requirement of equal treatment.  To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court may deny Confirmation of the Plan.

Issues or disputes relating to classification and/or treatment may delay Confirmation and consummation of the Plan, and may increase the risk that the Plan will not be confirmed or consummated.

4.

Claims Estimation

The Debtors reserve the right to object to the amount or classification of any Claim or Interest except any such Claim or Interest that is deemed Allowed under the Plan or except as otherwise provided in the Plan, the Transaction Support Agreement, the Plan Term Sheet or the Bell/Staton Settlement Agreement.  There can be no assurance that any estimated Claim amounts set forth in this Disclosure Statement are correct.  The actual Allowed amount of Claims will likely differ in some respect from the estimates set forth herein, or in any exhibit attached hereto, including the Plan.  The estimated amounts are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, the actual Allowed amount of Claims may differ in some respect from the estimates set forth herein, or in any exhibit attached hereto, including the Plan.  Notwithstanding the foregoing, the Debtors and/or the Reorganized Debtors shall not seek estimation of Claims asserted by Quy Dong against FFN and Various, Inc. to the extent such Claims have been asserted in the action filed on May 28, 2013 and currently pending in the U.S. District Court, Northern District of California.

C.

Risks to Creditors Who Will Receive Securities

The ultimate recoveries under the Plan to Holders that will receive securities will depend on the realizable value of these securities.  The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below.  Prior to voting on the Plan, each Holder of a Claim in Class 1 and Class 2 should carefully consider the risk factors specified or referred to below, as well as all of the information contained in the Plan.

Disclosure Statement

1.

Lack of Market for Securities Issued Pursuant to the Plan

Currently, there is no existing market for the securities to be issued pursuant to the terms of the Plan and there can be no assurance that an active trading market will develop.  There can also be no assurance as to the degree of price volatility in any such particular market or as to the prices at which such securities might be traded.  Accordingly, no assurance can be given that a Holder of securities issued pursuant to the terms of the Plan will be able to sell such securities in the future or the price at which any such sale may occur.  If such market were to exist, the liquidity of the market for such securities and the prices at which such securities will trade will depend upon many factors, including, but not limited to, the number of Holders, investor expectations for the Reorganized Debtors, and other factors beyond the Reorganized Debtors’ control.

2.

Restrictions on Trading of New Common Stock

In order to receive Distributions of New Common Stock, Holders of Class 2 Claims will be required to execute and deliver a Stockholders’ Agreement.  The Stockholders’ Agreement may contain certain limitations on trading of the New Common Stock that will affect the ability of a Holder to sell its New Common Stock.

3.

Deregistration

Following effectiveness of the Plan, the Reorganized Debtors intends to file a Form 15 to deregister its common stock under the Exchange Act.  As a result, holders of Common Stock following the Effective Date will be subject to the risks of an investment in a private rather than a public company.  Upon the deregistration of the Common Stock, the Debtors or the Reorganized Debtors will not be a public reporting company, and the duty to file periodic reports (i.e., annual, quarterly, and current reports) with the Securities and Exchange Commission will be suspended.  As such public information regarding the Debtors or the Reorganized Debtors will not be readily available.  In addition, the Reorganized Debtors will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act.

As a deregistered company, shares of the Reorganized Debtors will not be listed on a national securities exchange, and there may not be a sufficient number of shares outstanding and publicly traded shares following deregistration to ensure a continued or viable trading market.  Shareholders of reorganized FFN also could be adversely affected by the minimal or lack of a “public float,” that is, the number of shares owned by outside shareholders and available for trading.  The suspension of our reporting obligations under the Exchange Act may reduce or eliminate any trading market for our shares and may result in further declines in the price of our shares and reduced liquidity in any trading market for our shares in the future. The Debtors or the Reorganized Debtors may also have less access to capital markets and not be able to use our shares to effect acquisitions as a non-reporting company. Also, our shareholders will not be able to sell their shares of common stock under the safe harbor provided by Rule 144 of the Securities Act.

D.

Certain Tax Considerations

There are a number of income tax considerations, risks, and uncertainties associated with consummation of the Plan.  Interested parties should read carefully the discussions set forth in Section X of this Disclosure Statement regarding certain U.S. Federal Income Tax consequences of the transactions proposed by the Plan to the Debtors and the Reorganized Debtors and to certain Holders of Claims and Interests in the Debtors who are entitled to vote to accept or reject the Plan.

X.       APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

Except as noted above, the Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.

A.

Offer and Sale of New Securities; Bankruptcy Code Exemption

Holders of Allowed Claims may receive securities pursuant to the Plan.  Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if the following principal requirements are satisfied:  (1) the securities must be issued “under a plan” of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in such exchange and “partly” for cash or property.  In reliance upon this exemption, the Debtors believe that the exchange of the securities under the Plan will be exempt from registration under the Securities Act and state securities laws.

Disclosure Statement

In addition, the Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption.  Thus, under this exemption and subject to restrictions, if any, that may be imposed by the Stockholders’ Agreement, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the Holder is an “underwriter” (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code.  In addition, such securities generally may be resold without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states.  Recipients of securities issued under the Plan, however, are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state laws in any given instance and as to any applicable requirement or conditions to such availability.

Although the Debtors believe the exchange of securities under the Plan will be exempt from registration under the Securities Act and state securities laws, the New First Lien Notes will be issued in compliance with the Trust Indenture Act of 1939 and thus will require the filing of a Form T-3.  The Debtors intend to file the Form T-3 before commencement of solicitation on the Plan.

B.

Subsequent Transfers of New Securities

Section 1145(b) of the Bankruptcy Code defines the term “underwriter” for purposes of the Securities Act as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view toward distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan of reorganization for the holders of such securities; (3) offers to buy securities offered or sold under a plan of reorganization from the holders of such securities, if the offer to buy is: (a) with a view toward distribution of such securities and (b) under an agreement made in connection with such plan, with the consummation of such plan, or with the offer or sale of securities under such plan; or (4) is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

The term “issuer” is defined in Section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities.  “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise.  Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or successor’s) voting securities.  Mere ownership of securities of a reorganized debtor could result in a person being considered to be a “control person.”

To the extent that persons deemed to be “underwriters” receive securities pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Such persons would not be permitted to resell such securities unless such securities were registered under the Securities Act or other exemptions from such registration requirements were available.  Entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act.

Pursuant to the Plan, certificates evidencing the securities will bear a legend substantially in the form below:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE REORGANIZED DEBTORS RECEIVE AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO IT, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the securities to be issued pursuant to the Plan, or an “affiliate” of the Reorganized Debtors, would depend upon various facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any such person would be such an “underwriter” or “affiliate.” PERSONS WHO RECEIVE SECURITIES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER RULE 144 AND THE CIRCUMSTANCES UNDER WHICH SHARES MAY BE SOLD IN RELIANCE UPON SUCH RULE.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES.  THE DEBTORS MAKE NO

Disclosure Statement

REPRESENTATIONS CONCERNING, AND DOES NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.  IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR, INTEREST HOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS.  BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES.

XI.       CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain anticipated U.S. Federal Income Tax consequences of the Plan to the Debtors and Holders of Claims and Interests in Classes 1 through 9.  This summary is provided for information purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, judicial authorities, and current administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, that could adversely affect the U.S. Federal Income Tax consequences described below.

This summary does not address all aspects of U.S. Federal Income Taxation that may be relevant to a particular Holder of a Claim or Interest in the Debtors in light of its particular facts and circumstances or to certain types of Holders of Claims subject to special treatment under the Tax Code (for example, non-U.S. taxpayers, financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, real estate investment trusts, regulated investment companies, grantor trusts, persons holding a Claim as part of a “hedging,” “integrated,” or “constructive” sale or straddle transaction, persons holding claims through a partnership or other pass through entity, persons that have a “functional currency” other than the U.S. dollar, and persons who acquired or expect to acquire either an equity interest or other security in a Debtor or a Claim in connection with the performance of services).  In addition, this summary does not discuss any aspects of state, local, estate and gift or non-U.S. taxation.

A substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final Distribution under the Plan.  Events occurring after the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the U.S. Federal Income Tax consequences of the Plan and the transactions contemplated thereunder.  There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary view with respect to one or more of the issues discussed below.  No ruling will be sought from the IRS with respect to any of the tax aspects of the Plan, and no opinion of counsel has been or will be obtained by the Debtors with respect thereto.

Accordingly, the following summary of certain U.S. Federal Income Tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a Holder of a Claim or Interest in the Debtors.  All Holders of Claims or Interests in the Debtors are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable to them under the Plan.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREBY BY THE DEBTORS IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN OR THE PLAN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.

U.S. Federal Income Tax Consequences to the Debtors

1.

Taxation of the Reorganized Debtors

FFN is currently organized as a C Corporation filing a consolidated Federal Income Tax Return with the other debtors listed in the Plan.  The Reorganized FFN intends to make an election to be taxed as a corporation for U.S. Federal Income Tax purposes.

In general, as a result of implementing the Plan, the Debtors will likely recognize gain or loss (subject to certain limitations) in an amount equal to the difference, if any, between the fair market value of the Debtors’ assets and the adjusted basis of such assets.  Such gain or loss, together with all other tax consequences of such implementation (including any items of Income, gain, loss and deductions), will be recognized by shareholders of FFN immediately before the effectiveness of the election in accordance with their allocable shares of such items under the FFN tax sharing agreement.  In general, if FFN has net operating loss (“NOL”) carryforwards, those carryforwards may be used to offset any taxable gains.

Disclosure Statement

2.

Cancellation of Indebtedness Income

Under the Tax Code, a U.S. taxpayer generally must include in gross Income the amount of any cancellation of indebtedness (“COD”) Income realized during the taxable year.  COD Income generally equals the excess of the adjusted issue price of the indebtedness discharged over the sum of (i) the amount of cash and (ii) the fair market value of any property (including equity interests) transferred by a debtor in satisfaction of such discharged indebtedness.  COD Income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged.  Because the Plan provides that Holders of certain Claims will receive new promissory notes or new common stock, the amount of COD Income will depend on the fair market value of the securities exchanged therefor.  This value cannot be known with certainty until after the Effective Date.  Because the Debtor is in a Chapter 11 proceeding, there will be no income tax recognition of COD; however, to the extent there is COD the tax attributes, starting with the NOL, will be reduced in accordance with Section 1017 of the Code.

3.

Impact of New First Lien Notes Treatment as Applicable High Yield Interest Obligation

It is expected that any interest or original issue discount (“OID”) on the New First Lien Notes will be deductible by the Reorganized Debtors, unless the New First Lien Note is treated as a applicable high yield discount obligation (“AHYDO”) within the meaning of section 163(e)(5) of the Tax Code.  If the AHYDO rules apply, the Reorganized Debtors may claim an interest deduction only up to the amount of OID that is paid.  To the extent that the Reorganized Debtors are denied a deduction for a portion of the interest or OID, that portion may be treated as a dividend to corporate holders of such notes, which may be entitled to a dividends-received deduction for such amount.  In general, an AHYDO is any debt instrument with “significant original issue discount,” a maturity date that is more than five years from the issue date and a yield to maturity that is at least five percentage points higher than the applicable federal rate on the issue date.  The current applicable federal rate for September, 2013 is 3.28% per annum.  For this purpose, OID is significant if, immediately before the close of any accrual period ending more than five years after issue, “the aggregate amount” that has been included “in gross Income with respect to such instrument” will exceed the sum of (1) all interest paid on the instrument and (2) the product of the instrument's issue price and yield to maturity.  For purposes of the latter test, it is assumed that each interest payment will be made on the last day permitted under the instrument. A payment in the form of stock or another obligation of the issuer or a related person is treated as made only when the stock or other obligation is required to be redeemed for cash or property other than stock and debt.

In addition, if the New First Lien Notes are treated as an AHYDO, then the Reorganized Debtors may permanently be denied a deduction for a portion of the OID on such loan and may claim an interest deduction as to the remainder of the OID only when such portion is paid.  To the extent that the Reorganized Debtors are denied a deduction for a portion of the OID, that portion may be treated as a dividend, to the extent it is deemed to have been paid out of Reorganized Debtors’ current or accumulated earnings and profits, to corporate holders of such notes, which may be entitled to a dividends-received deduction for such amount.  If the portion of interest exceeds Reorganized Debtors’ current and accumulated earnings and profits, the excess will continue to be subject to tax as ordinary OID Income in accordance with the OID rules described below.

The determination of whether the AHYDO rules will apply is complex.  It is not yet possible to determine whether the AHYDO rules will apply to the New First Lien Notes. Moreover, since the applicable federal rate is likely to be different if and when additional New First Lien Notes might be issued, it is impossible to determine how the AHYDO rules will apply to such loan, when issued.

B.

U.S. Federal Income Tax Consequences to the Holders of Claims and Interests

The U.S. Federal Income Tax consequences to Holders of Allowed Claims and Interests in the Debtors arising from the Distributions to be made in satisfaction of their Claims pursuant to the Plan may vary, depending upon, among other things:  (a) the type of consideration received by the Holder of a Claim or Interest in the Debtors in exchange for such Claim or Interest; (b) the nature of such Claim or Interest; (c) whether the Holder has previously claimed a bad debt or worthless security deduction in respect of such Claim or Interest; (d) whether such Claim constitutes a security; (e) whether the Holder of such Claim or Interest in the Debtors is a citizen or resident of the United States for tax purposes, or otherwise subject to U.S. Federal Income Tax on a net Income basis; (f) whether the Holder of such Claim or Interests in the Debtors reports Income on the accrual or cash basis; and (g) whether the Holder of such Claim or Interests in the Debtors receives Distributions under the Plan in more than one taxable year.  For tax purposes, the modification of a Claim may represent an exchange of the Claim for a new Claim, even though no actual transfer takes place.  In addition, where gain or loss is recognized by a Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary Income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim or Interest constitutes a capital asset in the hands of the Holder and how long it has been held or is treated as having been held, whether the Claim was acquired at a market discount, and whether and to what extent the Holder previously claimed a bad debt deduction with respect to the underlying Claim or Interest.  A Holder who purchased its Claim from a prior Holder at a market discount may be subject to the market discount rules of the Tax Code, as described below.

Disclosure Statement

1.

Accrued but Unpaid Interest

In general, to the extent a Holder of a Claim or Interest receives property in satisfaction of interest accrued during the holding period of such instrument, if any, such amount will be taxable to the Holder as interest income (if not previously included in the holder’s gross income).  Conversely, such a Holder generally recognizes a deductible loss to the extent that any accrued interest claimed or amortized OID was previously included in its gross Income and is not paid in full.

The extent to which property received by a Holder of a Claim or Interest will be attributable to accrued but unpaid interest is unclear.  Pursuant to the Plan, all Distributions in respect of any Allowed Claim will be allocated first to the principal amount of such Allowed Claim, and thereafter to accrued but unpaid interest, if any.  Certain legislative history indicates that an allocation of consideration between principal and interest provided for in a chapter 11 plan is binding for U.S. Federal Income Tax purposes.   There is no assurance, however, that such allocation will be respected by the IRS for U.S. Federal Income Tax purposes.    If a distribution with respect to a Claim is allocated entirely to the principal amount of such Claim, a Holder may be entitled to claim a loss to the extent of any accrued but unpaid interest on the Claim that was previously included in the Holder’s gross Income.

Each Holder of an Allowed Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of previously included unpaid interest and OID for tax purposes.

2.

Exchange

a.

Holders of First Lien Notes (Class 1 Claims)

Pursuant to the Plan, each Holder of First Lien Notes shall receive (a) New First Lien Notes in the principal amount equal to the principal amount of its First Lien Notes so exchanged and (b) its Pro Rata share of (i) the First Lien Non-Default Interest Cash Payment and (ii) to the extent of any First Lien Excess Cash, any First Lien Default Interest Cash Payment, provided, however, that in the event the First Lien Excess Cash is insufficient to make the First Lien Default Interest Cash Payment, then each holder of a First Lien Noteholder Claim shall receive a Pro Rata share of the First Lien Default Interest Cash Payment and any unpaid interest at the default rate shall be satisfied by issuance of New First Lien Notes in a principal amount equal to such unpaid interest.  If both the First Lien Notes and the New First Lien Notes are securities for U.S. Federal Income Tax purposes, the exchange of the First Lien Notes for New First Lien Notes (other than any New First Lien Notes received in satisfaction of interest) will not be taxable to a Holder of First Lien Notes.  Whether a debt instrument constitutes a “security” for U.S. Federal Income Tax purposes depends upon an evaluation of various factors, no one of which is dispositive.  If either the First Lien Notes or the New First Lien Notes are not securities for U.S. Federal Income Tax purposes, a Holder of First Lien Notes may recognize capital gain or loss on the exchange of First Lien Notes for New First Lien Notes (other than any New First Lien Notes received in satisfaction of interest) based upon the difference between the issue price of the New First Lien Notes and the Holder’s adjusted tax basis in its First Lien Note Notes.  If either the First Lien Notes or the New First Lien Notes are publicly traded, the issue price will be fair market value.  If on the other hand, neither the First Lien Notes nor the New First Lien Notes are publicly traded, and the New First Lien Notes have adequate stated interest, the issue price of the New First Lien Notes will be the face amount of the New First Lien Notes.  Holders are urged to consult their own advisors as to whether the First Lien Notes and New First Lien Notes are publicly traded and whether they are securities for U.S. Federal Income Tax purposes.  To the extent that a portion of the Cash received or any additional New First Lien Notes represents payment for accrued but unpaid interest on First Lien Notes that the Holder has not included in income for U.S. Federal Income Tax purposes, the Holder should recognize ordinary interest income.  See “Accrued but Unpaid Interest” above.

b.

Holders of Second Lien Noteholder Claims (Class 2 Claims)

Pursuant to the Plan, both the Non-Cash Pay Second Lien Noteholders and the Cash Pay Second Lien Noteholders will in full satisfaction of their claims receive their pro rata share of 100% of the New Common Stock and Second Lien Excess Cash.

It is contemplated that the conversion of both the Non-Cash Pay Second Lien Noteholders and the Cash Pay Second Lien Noteholders to 100% of the newly issued common stock will satisfy the requirement of Section 381(l)(5) of the Code.  Accordingly the new stock will not be a change of control as defined by the Code and after making the statutory adjustments, the Company will be left with a significant NOL which will offset future earned income. However, because the exchange of Notes will generate substantial cancellation of indebtedness income, it is expected that all the NOLs of the bankrupt entity will be eliminated in accordance with the attribute reduction rules of Section 1017 of the Code.

The exchange of Liens held by both the Non-Cash Pay Second Lien Noteholders and the Cash Pay Second Lien Noteholders for the new stock is a taxable transaction.  Both the Non-Cash Pay Second Lien Noteholders and the Cash Pay Second Lien Noteholders will recognize gain or loss as measured by the difference between the appraised value of the new stock and their basis in the Non-Cash Pay Second Lien Notes and Cash Pay Second Lien Notes, respectively.

Disclosure Statement

c.

Holders of Other Secured Claims (Class 3 Claims)

Pursuant to the Plan, a Holder of a Class 3 Claim will, at the sole discretion of the Debtors, either be reinstated in full in accordance with section 1124(2) of the Bankruptcy Code or paid in full.

To the extent the claim is reinstated the Holder thereof should have no tax consequences and will retain their basis in the Claim.  To the extent the Claim is paid in full the Holder shall recognize income as measured by the funds received less the holder’s basis in the Claim.

d.

 Holders of Other Priority Claims and General Unsecured Claims (Classes 4 and 5)

Pursuant to the Plan, a Holder of an Allowed Class 4 Claim or Class 5 Claim will receive a cash payment equal to the amount of the Claim.  A Holder of an Allowed Class 4 Claim or an Allowed Class 5 Claim should recognize income to the amount of funds received in excess of their basis in the claim.

e.

Intercompany Claims (Class 6)

At the option of the Debtor or Reorganized Debtor the Intercompany Claims shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of such Claims shall not receive or retain property on account of such Intercompany Claims to the extent that such Claim is cancelled or discharged.  These claims may be zeroed out through consolidating entries in the consolidated return.  Accordingly, if the Claim is reinstated there are no tax consequences to the Holder and if the Claim is cancelled or discharged the Holder will recognize a loss measured by the Holder’s basis in the Claim.  The characterization of said loss will depend on whether the Claim was an ordinary or capital item in the Holder’s hands.

f.

Securities Litigation Claims (Class 7)

The Securities Litigation Claims shall be discharged except to the extent the Holders of the Securities Litigation Claims have rights against existing insurance policies of the Debtors which rights against insurance shall remain unaffected by the Plan. To the extent they are Holders of the Claims still have recourse against the insurers there is no tax effect. To those who have no recourse to the insurers they can recognize a loss equal to their remaining basis in the Claim.

g.

Intercompany Interests (Classes 8B through Class 8MM)

At the option of the Debtor or Reorganized Debtor the Intercompany Interests shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  These claims may be zeroed out through consolidating entries in the consolidated return.  Holders of such Interests shall not receive or retain property on account of such Intercompany Interests to the extent that such Interest is cancelled or discharged. Accordingly, if the Interest is reinstated there are no tax consequences to the Holder and if the Interest is cancelled or discharged the Holder will recognize a loss measured by the Holder’s basis in the interest. The characterization of said loss will depend on whether the Interest was an ordinary or capital item in the Holder’s hands.

h.

Holders of Interests in FFN (Class 8A)

These Interests are to be extinguished and cancelled. The holders of such Interests will have a capital loss equal to their basis in the Interests. The loss will be long term or short term depending upon whether the Interest was held for more than a year prior to the date of its cancellation.

3.

Market Discount

Holders of Claims who receive consideration in exchange for their claims may be affected by the “market discount” provisions of sections 1276 through 1278 of the Tax Code.  Under these provisions, some or all of the gain realized by a Holder may be treated as ordinary Income (instead of capital gain), to the extent of the amount of accrued “market discount” on such Allowed Claims.

In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price as defined in section 1278 of the Tax Code, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition.  However, a debt obligation is not a “market discount bond” if the excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with original issue discount, multiplied by the number of complete years remaining until maturity at the time of the acquisition).

Disclosure Statement

Any gain recognized by a Holder on the taxable disposition of Allowed Claims (determined as described above) that were acquired with market discount should be treated as ordinary Income to the extent of the market discount that accrued thereon while the Allowed Claims were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued).

4.

Issue Price

For U.S. Federal Income Tax purposes, the “issue price” of a debt instrument depends on whether such instrument is deemed to be “publicly traded.”  If, at any time during the 60-day period ending 30 days after the issue date of a debt instrument, a substantial amount of the debt instruments in an issue is “traded on an established market” within the meaning of the applicable Regulations, then the debt instrument will be treated as publicly traded and the issue price of the debt instrument will equal the fair market value of that debt instrument on the date of issuance.  In general, a debt instrument will be treated as traded on an established securities market if it is listed on a major securities exchange, appears on a system of general circulation that provides a reasonable basis to determine fair market value or otherwise is, among other things, readily quotable by dealers, brokers or traders.

If the New First Lien Notes are not publicly traded and the old Claims exchanged for such debt instruments also are not publicly traded, then the issue price of the New First Lien Notes generally would equal the stated principal amount of such debt instrument.

Holders of Claims should consult their tax advisors regarding the issue prices for the New First Lien Notes.

5.

Ownership and Disposition of New First Lien Notes

A Holder who receives the New First Lien Notes will generally be required to include stated interest on the New First Lien Notes in income in accordance with Holder’s regular method of tax accounting.  In addition, if the New First Lien Notes are treated as issued with OID for U.S. Federal Income Tax purposes, a Holder of the New First Lien Notes will be required to Include in Income the amount of such OID over the term of the New First Lien Term Notes based on the constant yield method.  In such a case, a Holder will be required to Include amounts in Income before they are received.  A Holder’s tax basis in the New First Lien Notes will be increased by the amount of OID Included in Income and reduced by the amount of cash (other than payments of stated interest) received with respect to the New First Lien Notes.

C.

Information Reporting and Backup Withholding

Certain payments, including certain payments of Claims pursuant to the Plan, payments of interest, and the proceeds from the sale or other taxable disposition of the Claims and Interests may be subject to information reporting to the IRS.  Moreover, such reportable payments may be subject to backup withholding unless the taxpayer:  (i) comes within certain exempt categories (which generally include corporations) or (ii) provides a correct taxpayer identification number and otherwise complies with applicable backup withholding provisions.  In addition, Treasury regulations generally require disclosure by a taxpayer on its U.S. Federal Income Tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder’s U.S. Federal Income Tax liability, provided that the required information is furnished to the IRS on a timely basis.  Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

D.

Importance of Obtaining Your Own Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ASSOCIATED WITH THE PLAN ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES.  ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

Disclosure Statement

XII.     FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.

Feasibility of the Plan

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan of reorganization is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors prepared the Projections that are annexed hereto as Exhibit B.

B.

Acceptance of the Plan

As a condition to Confirmation, the Bankruptcy Code requires that each Class of Claims or Interests that is Impaired, but still receives a Distribution under the Plan vote to accept the Plan, except under certain circumstances set forth in section 1129(b) of the Bankruptcy Code.

A class is impaired unless the plan of reorganization leaves unaltered the legal, equitable and contractual rights of the holder of such claim.  Pursuant to sections 1126(c) and 1126(d) of the Bankruptcy Code, and except as otherwise provided for in section 1126(e) of the  Bankruptcy Code: (i) an impaired class of claims has accepted the plan of reorganization if the holders of at least two-thirds (2/3) in dollar amount and more than half (1/2) in number of the voting allowed claims have voted to accept the plan of reorganization and (ii) an impaired class of interests has accepted the plan of reorganization if the holders of at least two-thirds (2/3) in amount of the allowed interests of such class have voted to accept the plan.  Thus, Holders of Claims in Class 1 and Class 2 (which are Impaired but receiving Distributions) will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number of the Claims actually voting in each Class cast their Ballots in favor of acceptance.  Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

Holders of Claims in Class 3, Class 4, Class 5, Class 6 and Classes 8B through 8MM are Unimpaired by the Plan, and such Holders are conclusively presumed to have accepted the Plan and will not be entitled to vote to accept or reject the Plan.  Holders of Class 7 Claims and Class 8A Interests are Impaired by the Plan and are not receiving a Distribution, therefore such Holders are conclusively presumed to have rejected the Plan and will not be entitled to vote to accept or reject the Plan.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

C.

Best Interests Test

As noted above, even if a plan of reorganization is accepted by each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that such plan of reorganization is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan.  The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if a debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its chapter 11 case was converted to a chapter 7 case under the Bankruptcy Code.  This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced first, by the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 case.  Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its chapter 11 case (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the chapter 11 case.  The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity security interests.  The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages claims.

Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation.  If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

Disclosure Statement

D.

Liquidation Analysis

The Liquidation Analysis is set forth on Exhibit C hereto.

E.

Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Valuation

While it is impossible to determine with any specificity the value each Holder of an Impaired Claim will receive as a percentage of its Allowed Claim, the Debtors believe that the financial disclosures and Projections and the Valuation contained in this Disclosure Statement imply a greater or equal recovery to Holders of Claims in Impaired Classes than the recovery available in a chapter 7 liquidation.  The Debtors believe that a forced liquidation of the Debtors would materially impair the value available to Creditors to an amount materially less than the amounts due to them.  Accordingly, the Debtors believe that the Plan satisfies the “best interests” test of section 1129 of the Bankruptcy Code.

F.

Confirmation Without Acceptance of All Impaired Classes:  The “Cramdown” Alternative

In the event that either Class 1 or Class 2 does not vote to accept the Plan, and with respect to Class 7 and Class 8A, which are deemed to reject the Plan, the Debtors may seek Confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code.  Specifically, section 1129(b) of the Bankruptcy Code provides that a plan of reorganization may be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it.  The Bankruptcy Court may confirm a plan of reorganization, at the request of the debtors if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the plan.  A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.  The Debtors believe that the Plan does not discriminate unfairly with respect to the Claims in Class 1, Class 2 or Class 7 or with respect to the Interests in Class 8A.

A plan of reorganization is fair and equitable as to a class of unsecured claims that rejects such a plan if the plan of reorganization provides:  (i) for each holder of a claim that is a member of the rejecting class to receive or retain, on account of that claim, property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (ii) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain, on account of such junior claim or interest, any property at all.

A plan of reorganization is fair and equitable as to a class of equity interests that rejects such a plan if the plan of reorganization provides:  (i) that each holder of an interest that is a member of the rejecting class receive or retain, on account of that interest, property that has a value, as of the effective date of the plan, equal to the greatest of (a) the allowed amount of any fixed liquidation preference to which such holder is entitled, (b) any fixed redemption price to which such holder is entitled, or (c) the value of such interest; or (ii) that the holder of any interest that is junior to the interests of such class will not receive or retain, on account of such junior interest, any property at all.

The Debtors believe that they will (i) meet the “fair and equitable” requirements of section 1129(b) of the Bankruptcy Code with respect to Holders of Claims in Class  1 and Class 2 (if one of those Classes does not vote to accept the Plan), and (ii) meet the “fair and equitable” requirements of section 1129(b) of the Bankruptcy Code with respect to Holders of Class 7 Claims and Holders of Class  8A Interests, and that the Plan satisfies the foregoing requirements for nonconsensual Confirmation with respect to Class 7 and  Class 8A.

XIII.      THE SOLICITATION; VOTING PROCEDURES

A.

Parties-in-Interest Entitled to Vote

In general, a holder of a claim against or interest in a debtor may vote to accept or to reject a plan of reorganization if (a) the claim or interest is “allowed” and (b) the claim or interest is “impaired” by such plan.

Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan of reorganization unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before such default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan of reorganization on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan of reorganization.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on such plan.

Disclosure Statement

B.

Classes Entitled to Vote to Accept or Reject the Plan

Holders of Claims in Class 1 and Class 2 are entitled to vote to accept or reject the Plan.  By operation of law, each unimpaired class of claims is deemed to have accepted the Plan and, therefore, the Holders of Claims or Interests in such classes are not entitled to vote to accept or reject the Plan.  Consequently, Class 3, Class 4, Class 5 and Class 6 are deemed to have accepted the Plan and, therefore, none of the Holders of Claims in Class 3, Class 4, Class 5 and Class 6 are entitled to vote to accept or reject the Plan.

C.

Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Debtors.  As indicated below under “Withdrawal of Ballots; Revocation,” effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline.  The Debtors reserve the absolute right to contest the validity of any such withdrawal.  The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful.  The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine.  Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

D.

Withdrawal of Ballots; Revocation

Unless otherwise provided, any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline.  To be valid, a notice of withdrawal must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, and (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn.  The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the requisite acceptances of the Plan have been received.  The Debtors expressly reserve the right to contest the validity of any such withdrawals of Ballots.

Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

Unless otherwise provided, any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change such vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan.  In the case where more than one timely, properly completed Ballot is received, the last valid Ballot received before the Voting Deadline shall supersede and revoke any earlier received Ballot, provided that, if a Holder of Claims casts multiple Ballots dated with the same date but voted inconsistently, neither of such Ballots be counted.

E.

Determination Motion

The deadline for the Debtors to object to any Claim solely for Plan voting purposes by filing a determination motion (the “Determination Motion”) with the Court will be November 27, 2013.  Responses, if any, to the Determination Motion be filed no later than December 9, 2013.  The Court will conduct a hearing on any Determination Motion at the Confirmation Hearing or such earlier time as may be scheduled by the Court.  The Debtors further request that the ruling by the Court on any Determination Motion be considered a ruling with respect to the allowance of the Claim(s) under Bankruptcy Rule 3018 and such Claim(s) would be counted, if at all, for voting purposes only, in the amount determined by the Court.

Creditors seeking to have a Claim temporarily allowed for purposes of voting to accept or reject the Plan pursuant to Bankruptcy Rule 3018(a) must File a motion (the “Claims Estimation Motion”) for such relief no later than November 27, 2013 (the “Claims Estimation Motion Deadline”) which date is twelve (12) days prior to the Voting Deadline.  Any such Claims Estimation Motion may be resolved by agreement between the Debtors and the movant without the requirement for further order or approval of the Bankruptcy Court.  The deadline for the Debtors to file and serve any objections (each, a “Claims Estimation Objection”) to a Claims Estimation Motion shall be December 9, 2013 at 5:00 p.m. (prevailing Eastern Time) (the “Claims Estimation Objection Deadline”).  Responses to any Claims Estimation Objection may be filed with the Court up to and including the date of the Confirmation Hearing, and any party with a response to a Claims Estimation Objection may be heard at the Confirmation Hearing.

Disclosure Statement

F.

Further Information; Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d) or the Solicitation Order), please contact the Voting Agent at:

If by first class mail:

BMC Group, Inc.
Attn: FriendFinder Networks Ballot Processing
PO Box 3020
Chanhassen, MN 55317-3020

If by hand delivery or overnight mail:

BMC Group, Inc.
Attn: FriendFinder Networks Ballot Processing
18675 Lake Drive East

Chanhassen, MN 55317-3020

Disclosure Statement

RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe that Confirmation and consummation of the Plan are preferable to all other alternative restructuring options.  Consequently, the Debtors urge all Holders of Claims in Class 1 and Class 2 to vote to ACCEPT the Plan, and to complete and return their Ballots so that they will be RECEIVED on or before the Voting Deadline.

PMGI Holdings Inc., and its affiliated Debtors

/s/ Ezra Shashoua
By: Ezra Shashoua
Chief Financial Officer

/s/ Dennis A. Meloro

Dennis A. Meloro (DE Bar No. 4435)

GREENBERG TRAURIG, LLP

The Nemours Building

1007 North Orange Street, Suite 1200

Wilmington, Delaware  19801

Telephone:  (302) 661-7000

Facsimile:  (302) 661-7360

melorod@gtlaw.com

Nancy A. Mitchell Matthew L. Hinker GREENBERG TRAURIG, LLP 200 Park Avenue New York, New York 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400 mitchelln@gtlaw.com hinkerm@gtlaw.com

-and-

David D. Cleary

GREENBERG TRAURIG, LLP

2375 East Camelback Road, Suite 700

Phoenix, AZ  85016

Telephone:  (602) 445-8000

Facsimile: (602) 445-8100

Email: clearyd@gtlaw.com

Counsel for the Debtors and Debtors-in-Possession

DATED: November 5, 2013

Disclosure Statement

Exhibit A

Second Amended Joint Chapter 11 Plan of Reorganization of PMGI Holdings Inc. et. al.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: PMGI Holdings, Inc., et al., [4] Debtors.	Chapter 11 Case No. 13-12404 (CSS) Jointly Administered

SECOND AMENDED JOINT PLAN OF REORGANIZATION OF PMGI HOLDINGS, INC. ET AL.
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dennis A. Meloro (DE Bar No. 4435)
GREENBERG TRAURIG, LLP
The Nemours Building
1007 North Orange Street, Suite 1200
Wilmington, Delaware  19801
Telephone:  (302) 661-7000
Facsimile:  (302) 661-7360
melorod@gtlaw.com

Nancy A. Mitchell Matthew L. Hinker GREENBERG TRAURIG, LLP 200 Park Avenue New York, New York 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400 mitchelln@gtlaw.com hinkerm@gtlaw.com

-and-

David D. Cleary GREENBERG TRAURIG, LLP Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, AZ 85016 Telephone: 602-445-8000 Facsimile: 602-445-8100 clearyd@gtlaw.com

Counsel for the Debtors and Debtors-in-Possession DATED: November 1, 2013

4   The Debtors in these Chapter 11 Cases, along with the last four (4) digits of each Debtor's federal tax identification number, are: Blue Hen Group Inc. (9667), Argus Payments Inc. (4661), Big Island Technology Group, Inc. (9795), Confirm ID, Inc. (7020), Danni Ashe, Inc. (5271), Fastcupid, Inc. (7869), Fierce Wombat Games Inc. (2019), FriendFinder California Inc. (2750), FriendFinder Networks Inc. (0988), FRIENDFINDER VENTURES INC. (3125), FRNK Technology Group (7102), General Media Art Holding, Inc. (2637), General Media Communications, Inc. (2237), General Media Entertainment, Inc. (2960), Global Alphabet, Inc. (7649), GMCI Internet Operations, Inc. (7655), GMI On-Line Ventures, Ltd. (7656), Interactive Network, Inc. (5941), Magnolia Blossom Inc. (8925), Medley.com Incorporated (3594), NAFT NEWS CORPORATION (4385), Penthouse Digital Media Productions Inc. (1056), Penthouse Images Acquisitions, Ltd. (9228), PerfectMatch Inc. (9020), PLAYTIME GAMING INC. (4371), PMGI Holdings Inc. (2663), PPM Technology Group, Inc. (9876), Pure Entertainment Telecommunications, Inc. (9626), Sharkfish, Inc. (1221), Snapshot Productions, LLC (7091), Streamray Inc. (2716), Streamray Studios Inc. (1009), Tan Door Media Inc. (1100),Traffic Cat, Inc. (1223), Transbloom, Inc. (1168), Various, Inc. (7762), Video Bliss, Inc. (6760), West Coast Facilities Inc. (4751), and XVHUB Group Inc. (9401).   The Debtors’ business address is 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33487.

ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		21

Section 6.01.	General Assumption of Executory Contracts and Unexpired Leases	21
Section 6.02.	Assignment of Executory Contracts and Unexpired Leases	21
Section 6.03.	Cure Rights for Executory Contracts and Unexpired Leases Assumed Under the Plan	21
Section 6.04.	Continuing Obligations Owed to Debtors	21
Section 6.05.	Limited Extension of Time to Assume or Reject	22
Section 6.06.	Postpetition Contracts and Leases	22
Section 6.07.	Treatment of Claims Arising from Assumption or Rejection	22
Section 6.08.	Benefit Programs	22

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		23

Section 7.01.	Distributions for Allowed Claims	23
Section 7.02.	Interest on Claims	23
Section 7.03.	Designation; Distributions by Disbursing Agents	23
Section 7.04.	Means of Cash Payment	24
Section 7.05.	Fractional Distributions	24
Section 7.06.	De Minimis Distributions	24
Section 7.07.	Delivery of Distributions	24
Section 7.08.	Application of Distribution Record Date	25
Section 7.09.	Withholding, Payment and Reporting Requirements	25
Section 7.10.	Surrender of Cancelled Instruments or Securities; Stockholders’ Agreement	25
Section 7.11.	Setoffs	25
Section 7.12.	No Distribution in Excess of Allowed Amounts	30
Section 7.13.	Allocation of Distributions	30

ARTICLE VIII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO		26

Section 8.01.	Prosecution of Objections to Claims	26
Section 8.02.	No Filing of Proofs of Claims or Interests by Holders of Ordinary Course Claims	26
Section 8.03.	Procedures Regarding Disputed Claims	26
	(a) Claims Estimation	26
	(b) No Distribution Pending Allowance	26
	(c) Distributions on Accounts of Disputed Claims Once They are Allowed	26

ARTICLE IX CONDITIONS PRECEDENT TO CONFIRMATION		27

Section 9.01.	Conditions Precedent to Confirmation	27
Section 9.02.	Conditions Precedent to the Effective Date	27
Section 9.03.	Notice of Occurrence of the Effective Date	27
Section 9.04.	Waiver of Conditions	27
Section 9.05.	Consequences of Non-Occurrence of Effective Date	28

ARTICLE X RETENTION OF JURISDICTION		28

Section 10.01.	Scope of Retention of Jurisdiction	28
Section 10.02.	Failure of the Bankruptcy Court to Exercise Jurisdiction	29

ARTICLE XI RELEASES, DISCHARGE, INJUNCTION AND EXCULPATION		29

Section 11.01.	Releases and Related Matters	29
	(a) Released Parties	29
	(b) Releases by Debtors	29
	(c) Releases by Holders of Claims and Interests	30
Section 11.02.	Discharge of the Debtors	30
Section 11.03.	Injunctions	31

INTRODUCTION

PMGI Holdings, Inc. (“PMGI”) and each of its affiliated debtors and debtors-in-possession5 (collectively, the “Debtors”), hereby propose the following Second Amended Joint Plan of Reorganization pursuant to section 1121 of title 11 of the United States Code for the resolution of the outstanding Claims against and Interests in the Debtors.

Reference is made to the Disclosure Statement for a discussion of (i) the Debtors’ history, businesses, properties, results of operations, and projections for future operations, (ii) a summary of this Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan and Distributions to be made under this Plan.

Capitalized terms herein shall have the meanings set forth in Article I hereof.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019, AND  THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

For purposes of the Plan, except as expressly provided herein or unless the context otherwise requires, (a) all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in the Disclosure Statement (or any exhibit hereto or thereto), (b) any capitalized term used in the Plan that is not defined in the Plan or Disclosure Statement (or any exhibit hereto or thereto), but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable, (c) whenever the context requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender, (d) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (e) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may be amended, modified, or supplemented from time to time, (f) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan, (g) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety rather than to any particular paragraph, subparagraph, or clause contained in the Plan, (h) captions and headings to articles and sections are inserted for convenience of reference only and shall not limit or otherwise affect the provisions hereof or the interpretation of the Plan, and (i) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

1.1

“2013 PIK Notes” means the Non-Cash Pay Second Lien Notes issued pursuant to the Non-Cash Pay Second Lien Indenture as interest payments during calendar year 2013.

5   The Debtors in these Chapter 11 Cases, along with the last four (4) digits of each Debtor's federal tax identification number, are: Blue Hen Group Inc. (9667), Argus Payments Inc. (4661), Big Island Technology Group, Inc. (9795), Confirm ID, Inc. (7020), Danni Ashe, Inc. (5271), Fastcupid, Inc. (7869), Fierce Wombat Games Inc. (2019), FriendFinder California Inc. (2750), FriendFinder Networks Inc. (0988), FRIENDFINDER VENTURES INC. (3125), FRNK Technology Group (7102), General Media Art Holding, Inc. (2637), General Media Communications, Inc. (2237), General Media Entertainment, Inc. (2960), Global Alphabet, Inc. (7649), GMCI Internet Operations, Inc. (7655), GMI On-Line Ventures, Ltd. (7656), Interactive Network, Inc. (5941), Magnolia Blossom Inc. (8925), Medley.com Incorporated (3594), NAFT NEWS CORPORATION (4385), Penthouse Digital Media Productions Inc. (1056), Penthouse Images Acquisitions, Ltd. (9228), PerfectMatch Inc. (9020), PLAYTIME GAMING INC. (4371), PMGI Holdings Inc. (2663), PPM Technology Group, Inc. (9876), Pure Entertainment Telecommunications, Inc. (9626), Sharkfish, Inc. (1221), Snapshot Productions, LLC (7091), Streamray Inc. (2716), Streamray Studios Inc. (1009), Tan Door Media Inc. (1100),Traffic Cat, Inc. (1223), Transbloom, Inc. (1168), Various, Inc. (7762), Video Bliss, Inc. (6760), West Coast Facilities Inc. (4751), XVHUB Group Inc. (9401).   The Debtors’ business address is 6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33487.

1.2

 “Administrative Claim” means a Claim for any costs or expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, for: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) any payment to be made under the Plan to cure a default on an assumed Executory Contract or assumed Unexpired Lease; (c) any postpetition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in the ordinary course of its business; (d) any Allowed Claims of Professionals in the Chapter 11 Cases; and (e) any fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

1.3

“Administrative Expense Request” means a request for the payment of an Administrative Claim.

1.4

“Affiliate” means “affiliate” as defined in section 101(2) of the Bankruptcy Code.

1.5

“Allowed” means, with respect to any Claim or Interest (a) any Claim or Interest as to which no objection to allowance has been interposed on or before the Effective Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court; (c) any Claim or Interest expressly allowed by this Plan; or (d) any Claim or Interest allowed by agreement of the Holder of such Claim or Interest and the Debtors.

1.6

“Assumption Procedures Order” means the Order of the Bankruptcy Court approving procedures relating to the assumption and rejection of certain Executory Contracts and Unexpired Leases and the fixing of Cure amounts and granting related relief.

1.7

“Avoidance Actions” means any and all Causes of Action (other than those which are released or dismissed as part of and pursuant to the Plan) which a trustee, a debtor-in-possession, the Estates or other appropriate party in interest may assert under sections 502(d), 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under related state or federal statutes and common law, including, without limitation, fraudulent transfer laws (whether or not litigation is commenced to prosecute such Causes of Action) and including the Debtors’ rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

1.8

“Ballot” means any ballot (including any beneficial ballot) distributed with the Disclosure Statement for purposes of voting to accept or reject the Plan.

1.9

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with all amendments and modifications thereto that are subsequently made applicable to the Chapter 11 Cases.

1.10

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other United States court as may have jurisdiction over the Chapter 11 Cases or any aspect thereof.

1.11

“Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (ii) the applicable Federal Rules of Civil Procedure, as amended and promulgated under section 2072 of title 28 of the United States Code, (iii) the applicable Local Rules of Bankruptcy Practice and Procedure for the Bankruptcy Court, and (iv) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that are subsequently made applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.12

“Bell” means Marc H. Bell.

1.13

“Bell Allowed Claim” means to the extent not previously paid through the Cash Collateral Order, an Allowed General Unsecured Claim of $500,000 on account of all Claims by Bell based upon, arising under, or related to the Bell Consulting Agreement which shall constitute all Allowed Claims arising under or relating to the Bell Consulting Agreement.

1.14

“Bell Consulting Agreement” means the Consulting Agreement, dated as of October 5, 2012, between Bell and FFN.

1.15

“Bell/Staton Parties” means the parties affiliated with Bell and Staton that hold Claims against or Interests in the Debtors including, without limitation, the Second  Lien Cash Pay Indenture Trustee and the collateral agent under the Cash Pay Second Lien Indenture.

1.16

“Bell/Staton Settlement Agreement” means that certain Settlement Term Sheet (Bell/Staton) dated August 27, 2013 that sets forth the resolution of various matters related to the Claims against (including the Claims related to the Cash Pay Second Lien Notes) and Interests in the Debtors held by Bell, Staton and the Bell/Staton Parties, which Bell/Staton Settlement Agreement was consented to by the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders.

1.17

 “Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York and Wilmington, Delaware are authorized by law or governmental action to close.

1.18

“Cash” or “$” means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents.

1.19

“Cash Collateral Order” means the Interim Order Pursuant to 11 U.S.C. §§361, 362, 363 and 507 (I) Authorizing the Use of Cash Collateral (II) Granting Adequate Protection and (III) Scheduling Final Hearing [Docket No. 45] and the Final Order Pursuant to 11 U.S.C. §§361, 362, 363 and 507 (I) Authorizing the Use of Cash Collateral and (II) Granting Adequate Protection [Docket No. 126].

1.20

“Cash Pay Second Lien Credit Documents” means the Cash Pay Second Lien Indenture and the Cash Pay Second Lien Notes, together with all agreements, supplemental indentures, guarantees, documents, notes, and instruments in respect therefore, as each has been amended from time to time.

1.21

“Cash Pay Second Lien Indenture” means that certain Indenture dated as of October 27, 2010 among the Issuers and the Second Lien Cash Pay Indenture Trustee, as amended, modified or supplemented.

1.22

“Cash Pay Second Lien Noteholder Claims” means all Claims arising under, based upon, or related to the Cash Pay Second Lien Credit Documents other than Second Lien Guaranty Claims.

1.23

“Cash Pay Second Lien Noteholders” means the Holders of the Cash Pay Second Lien Notes.

1.24

“Cash Pay Second Lien Notes” the 14% Cash Pay Secured Notes Due 2013 of the Issuers issued pursuant to the Cash Pay Second Lien Indenture.

1.25

“Causes of Action” means any and all actions, causes of action, Claims, rights, defenses, liabilities, obligations, executions, choses in action, controversies, rights (including rights to legal remedies, rights to equitable remedies, rights to payment), suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims whatsoever, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, choate or inchoate, existing or hereafter arising, suspected or unsuspected, foreseen or unforeseen, and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.26

“Chapter 11 Cases” means the chapter 11 cases commenced by the Debtors in the Bankruptcy Court.

1.27

“Claim” means any “claim” against a Debtor as defined in Bankruptcy Code section 101(5).

1.28

“Class” means a category of Holders of Claims or Interests in the Debtors pursuant to section 1122(a) of the Bankruptcy Code, as described in Articles II and III of the Plan.

1.29

“Class 1 Claims” has the meaning set forth in Section 3.02(a) of the Plan.

1.30

“Class 2 Claims” has the meaning set forth in Section 3.02(b) of the Plan.

1.31

“Class 3 Claims” has the meaning set forth in Section 3.03(a) of the Plan.

1.32

“Class 4 Claims” has the meaning set forth in Section 3.03(b) of the Plan.

1.33

“Class 5 Claims” has the meaning set forth in Section 3.03(c) of the Plan.

1.34

“Class 6 Claims” has the meaning set forth in Section 3.03(d) of the Plan.

1.35

“Class 7 Claims” has the meaning set forth in Section 3.04(a) of the Plan.

1.36

“Collateral” means any property or interest in property of the Estates which is subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code.

1.37

“Committee” means any official committee appointed in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

1.38

“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been (a) satisfied, or (b) waived.

1.39

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

1.40

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.41

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to, among others, section 1129 of the Bankruptcy Code, which shall be in form and substance satisfactory to the Debtors and the Required Consenting Parties.

1.42

“Conru/Mapstead Agreement Claims” means all Claims based upon, arising out of, or related to those certain letter agreements dated October 27, 2010, with Andrew B. Conru Trust Agreement and Mapstead Trust created April 16, 2002.

1.43

“Consenting First Lien Noteholders” means at any time those holders of First Lien Notes party to the Transaction Support Agreement.

1.44

“Consenting Second Lien Noteholders” means at any time those holders of Second Lien Notes party to the Transaction Support Agreement.

1.45

“Contingent Claim” means a Claim that has not accrued or is not otherwise payable and the accrual of which, or the obligation to make payment on which, is dependent upon a future event that may or may not occur.

1.46

“Creditor” means any Holder of a Claim.

1.47

“Cure” means the Distribution of Cash, or other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption or assumption and assignment of an Executory Contract or Unexpired Lease, pursuant to Bankruptcy Code section 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

1.48

“Cure Notice” means a notice of Cure provided by the Debtors as required by the Assumption Procedures Order.

1.49

“Cure Response” means a written response by a counterparty to an Executory Contract or Unexpired Lease setting forth its objection to the Cure set forth in the Cure Notice.

1.50

“Cure Response Deadline” means the date by which a counterparty to an Executory Contract or Unexpired Lease must file a Cure Response, which date shall be the date established for the filing of objections to Confirmation of the Plan.

1.51

“Debtors” has the meaning set forth in the Introduction to this Plan.

1.52

“Definitive Agreements” means the documents to be entered into in connection with the issuance of the New First Lien Notes and New Common Stock, the New Corporate Governance Documents, the Plan Supplement Documents, the documents to effect the Bell/Staton Settlement and other customary definitive documentation necessary to implement the transaction contemplated by the Plan.

1.53

“Disbursing Agent” means the Reorganized Debtors or any Person or Persons designated by the Debtors or the Reorganized Debtors, in their discretion, to serve as disbursing agent under the Plan with respect to Distributions to Holders in particular Classes of Claims under Section 7.03 hereof.

1.54

“Disclosure Statement” means the disclosure statement for the Plan, as amended, supplemented, or modified from time to time, which is materially consistent with the Transaction Support Agreement and otherwise reasonably acceptable to the Required Consenting Parties and the Debtors, that describes the Plan and is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

1.55

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and the solicitation of votes on the Plan, which order shall be materially consistent with the Transaction Support Agreement and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Debtors.

1.56

“Disputed Claim” means any Claim or Interest that has not been Allowed, provided that any Claim or Interest asserted against the Debtors that has been disallowed or expunged by the Bankruptcy Court or withdrawn by the entity asserting such Claim or Interest, shall, at that point, no longer be a Claim against or Interest in against the Debtors.

1.57

“Distribution” means any distribution pursuant to the Plan to the Holders of Allowed Claims against or Interests in the Debtors.

1.58

“Distribution Record Date” means the record date for purposes of making Distributions under the Plan on account of Allowed Claims or Interests, which date shall be the Confirmation Date, provided that (i) as to Class 1 Claims the Distribution Record Date shall be the Effective Date and (ii) no Distribution Record Date shall be established as to Class 2 Claims as a Holder of a Class 2 Claim shall receive Distributions only upon satisfaction of the conditions set forth in Section 7.10 of this Plan as to the securities owned by such Holder.

1.59

“Effective Date” means the first Business Day on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions precedent to the effectiveness of the Plan set forth in Section 9.02 of the Plan have been satisfied or expressly waived.

1.60

“Entity” means a Person, estate, trust, governmental unit, and the U.S. Trustee, within the meaning of Bankruptcy Code section 101(15).

1.61

“Estates” means the estates of the Debtors in the Chapter 11 Cases, created pursuant to section 541 of the Bankruptcy Code.

1.62

“Exculpated Parties” has the meaning set forth in Section 11.04 of the Plan.

1.63

“Executory Contract” means a contract to which the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.64

 “Existing FFN Equity” means, collectively, the existing shares of capital stock and Interests of FFN and all options and warrants to acquire shares of capital stock of FFN, and other securities convertible into shares of capital stock of FFN, and all rights held by any party (including the Bell/Staton Parties) against the Debtors resulting from ownership of Existing FFN Equity or any rights to acquire Existing FFN Equity.

1.65

“FFN” means FriendFinder Networks Inc, a Nevada corporation.

1.66

“File, Filed or Filing” means file, filed or filing with the Bankruptcy Court in the Chapter 11 Cases.

1.67

“Final Order” means an order, ruling, judgment, the operation or effect of a judgment or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order; provided, further, that with the exception of the Confirmation Order, the Debtors reserve the right to waive any appeal period, with the consent of the Required Consenting Parties.

1.68

“First Lien Credit Documents” means the First Lien Indenture and the First Lien Notes, together with all agreements, supplemental indentures, guarantees, documents, notes and instruments in respect therefore, as each has been amended from time to time.

1.69

“First Lien Default Interest Payment” means the amount of (a) accrued and unpaid interest on the First Lien Noteholder Claims at the applicable default rate under the First Lien Indenture less (b) the amounts of the First Lien Non-Default Interest Cash Payment.

1.70

“First Lien Excess Cash” means an amount calculated as follows: (a) available Unrestricted Cash (or foreign currency equivalent) on hand of the Debtors on the Effective Date, less (b) the sum of (i) an amount of Cash necessary to satisfy and/or provide appropriate reserves for Administrative Claims (including transaction costs and expenses, Professional Fees Claims and professional fees associated with the transactions contemplated hereby and in the Transaction Support Agreement) other than Ordinary Course Claims accrued as of the Effective Date, (ii) a reserve of $10 million for working capital, (iii) the First Lien Non-Default Interest Cash Payment, and (iv) the amount of Cash necessary to satisfy and/or provide appropriate reserves for other Distributions required to be paid under the Plan including, without limitation and without duplication, Distributions to Holders of Priority Tax Claims, Other Priority Claims, and General Unsecured Claims.

1.71

“First Lien Guaranty Claims” means the Claims arising under the guaranty of the First Lien Notes and the First Lien Indenture by the Guarantors.

1.72

“First Lien Indenture” means that certain Indenture among the Issuers and the First Lien Indenture Trustee dated as of October 27, 2010, as amended, modified, or supplemented.

1.73

“First Lien Indenture Trustee” means U.S. Bank National Association in such capacity under the First Lien Indenture.

1.74

“First Lien Non-Default Interest Cash Payment” means Cash in the amount of any accrued and unpaid interest on the First Lien Noteholder Claims at the applicable non-default rate under the First Lien Indenture.

1.75

“First Lien Noteholder Claims” means all Claims arising under or relating to the First Lien Credit Documents other than First Lien Noteholder Guaranty Claims.

1.76

“First Lien Noteholders” means the Holders of the First Lien Notes.

1.77

“First Lien Notes” means the 14% Senior Secured Notes due 2013 of the Issuers.

1.78

“General Unsecured Claim” means any Unsecured Claim against the Debtors that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim or an Intercompany Claim, including (i) deficiency claim, (ii) all accrued trade payables, (iii) all rejection damage claims, (iv) the Conru/Mapstead Agreement Claims and (v) the Bell Allowed Claim and the Staton Allowed Claim.

1.79

“Governmental Authority” means any United States or other international, national, federal, state, municipal or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body (including the ITU) or other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of government.

1.80

“Guarantors” means the Debtors other than the Issuers, each of which are guarantors of the obligations under the First Lien Indenture and Second Lien Indentures.

1.81

“Holder” means the beneficial holder of a Claim or Interest (and, when used in conjunction with a Class or type of Claim or Interest, means a Holder of a Claim or Interest in such Class or of such type).

1.82

“Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.83

“Impaired Class” means a Class of Claims or Interests that are Impaired.

1.84

“Indemnification Obligation” means any obligation of the Debtors to indemnify, reimburse, advance expenses or provide contribution to or with respect to any Indemnified Person, pursuant to by-laws, articles of incorporation, agreements, contracts, common law or otherwise, to the extent permitted under applicable state law, in existence as of immediately prior to the Petition Date.

1.85

“Indemnified Person” means all officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, and representatives of the Debtors as of the Petition Date and through the Effective Date (in each case in his, her or its capacity as such).

1.86

“INI” means Interactive Network, Inc. a Nevada corporation.

1.87

“Insider” shall have the same meaning set forth in section 101(31) of the Bankruptcy Code.

1.88

“Insured Claim” means any Allowed Claim or portion of an Allowed Claim that is insured under the Debtors’ insurance policies, but only to the extent of such coverage.

1.89

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing, (ii) patents and patent applications, (iii) copyrights (whether registered or unregistered) and applications for registration, and (iv) confidential and proprietary information, including, without limitation, trade secrets, inventions, proprietary processes and formulae, proprietary industrial models, processes, designs and methodologies, proprietary technical information, proprietary manufacturing, engineering and technical drawings, and proprietary know-how.

1.90

“Intercompany Claims” means all Claims held by the Debtors (or any subsidiary or Affiliate of the Debtors) against any or all Affiliates of the Debtors, including, without limitation, all derivative Claims asserted by or on behalf of one Debtors against the other.

1.91

“Intercompany Interests” means all Interests held by the Debtors (or any subsidiary or Affiliate of the Debtors) in any or all Affiliates of the Debtors; provided that Interests in FFN shall not be Intercompany Interests.

1.92

“Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement dated as of October 27, 2010 among the Issuers, the First Lien Indenture Trustee, and the Second Lien Indenture Trustees.

1.93

“Interest” means the legal interests, equitable interests, contractual interests, equity interests or ownership interests, or other rights of any Person in any other Person including all capital stock, stock certificates, common stock, preferred stock, partnership interests, limited liability company or membership interests, rights, treasury stock, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in any other Person, partnership interests in any other Person’s stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights, subscription rights and liquidation preferences, puts, calls, awards or commitments of any character whatsoever relating to any such equity, common stock, preferred stock, ownership interests or other shares of capital stock in any other Person or obligating such other Person to issue, transfer or sell any shares of capital stock whether or not certificated, transferable, voting or denominated “stock” or a similar security.

1.94

“Issuers” means FFN and INI as issuers of the First Lien Notes and the Second Lien Notes.

1.95

“Lien” means, with respect to any asset or property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise:  (a) any and all mortgages or hypothecation to secure payment of a debt or performance of an obligation, liens, pledges, attachments, charges, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of general unsecured creditors; provided, however, that a lien that has or may be avoided pursuant to any Avoidance Action shall not constitute a lien hereunder.

1.96

 “Litigation Rights” means the Causes of Action that the Debtors or the Estate may hold against any Person or Entity (except to the extent expressly released under the Plan), including, without limitation, Avoidance Actions (except with respect to the Avoidance Actions, if any, waived under the Plan).

1.97

“Management Incentive Plan” means any management incentive plan, as determined, adopted and approved by the New Board after the Effective Date, the terms and conditions of which shall be set forth in the Plan Supplement.

1.98

“Management Incentive Plan Equity” means any equity issued under a Management Incentive Plan.

1.99

“New Common Stock” means the new common stock of Reorganized FFN to be issued as of the Effective Date.

1.100

“New Corporate Governance Documents” means the amended or restated articles of incorporation, bylaws, certificates of formation, limited liability company agreements, and other similar organizational documents, for each of the Reorganized Debtors and the Stockholders’ Agreement, all of which shall be acceptable to the Required Consenting Parties and the Debtors and in accordance with section 1123(a)(6) of the Bankruptcy Code; provided, that the Debtors shall be deemed to have consented to the New Corporate Governance Documents so long as such documents and protections do not discriminate or make distinctions between minority shareholders beyond the Required Consenting First Lien Noteholders’ appointment of an initial director. The New Corporate Governance Documents shall be effective on the Effective Date.  Copies of the New Corporate Governance Documents shall be filed as part of the Plan Supplement.

1.101

“New FFN Board” means the board of directors of Reorganized FFN on the Effective Date appointed in accordance with the Plan and identified in the Plan Supplement.

1.102

“New First Lien Note Indenture” means the indenture for the New First Lien Notes which shall be filed with the Plan Supplement.

1.103

“New First Lien Notes” means those new first lien notes to be issued on the Effective Date pursuant to the New First Lien Note Indenture, the terms and conditions of which shall be materially consistent with the terms and conditions set forth in the Transaction Support Agreement and otherwise reasonably acceptable to the Required Consenting Parties and the Company.

1.104

“Non-Cash Pay Second Lien Credit Documents” means the Non-Cash Pay Second Lien Indenture and the Non-Cash Pay Second Lien Notes together with all agreements, supplemental indentures, guarantees, documents, notes, and instruments in respect therefore, as each has been amended from time to time.

1.105

“Non-Cash Pay Second Lien Indenture” means that certain Indenture dated as of October 27, 2010 by and among the Issuers and the Second Lien Non-Cash Pay Indenture Trustee, as amended, modified or supplemented.

1.106

“Non-Cash Pay Second Lien Noteholder Claims” means all Claims arising under, based upon, or related to the Non-Cash Pay Second Lien Credit Documents other than Second Lien Guaranty Claims.

1.107

“Non-Cash Pay Second Lien Noteholders” means the Holders of the Non-Cash Pay Second Lien Notes.

1.108

“Non-Cash Pay Second Lien Notes” means the 11.5% Non-Cash Pay Secured Notes Due 2014 of the Issuers issued pursuant to the Non-Cash Pay Second Lien Indenture.

1.109

“Ordinary Course Claims” means Claims of members and subscribers of the Debtors and marketing affiliates of the Debtors that were incurred in the ordinary course of the Debtors’ businesses.

1.110

“Other Priority Claim” means any Claim against any of the Debtors, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.111

“Other Secured Claim” means any Secured Claim other than a First Lien Noteholder Claim or a Second Lien Noteholder Claim.

1.112

“Permits” means permits (including, without limitation, import, export, construction and operation permits), licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices and any other authorizations of any Governmental Authority.

1.113

“Person” means and includes a natural person, individual, partnership, corporation (as defined in section 101(a) of the Bankruptcy Code), or organization including, without limitation, corporations, limited partnerships, limited liability companies, general partnerships, joint ventures, joint stock companies, trusts, land trusts, business trusts, unincorporated organizations or associations, irrespective of whether they are legal entities, governmental bodies (or any agency, instrumentality or political subdivision thereof), or any other form of legal entities; provided, however, the term “Person” does not include governmental units, except that a governmental unit that (a) acquires an asset from a Person (i) as a result of the operation of a loan guarantee agreement or (ii) as receiver or liquidating agent of a Person; (b) is a guarantor of a pension benefit payable by or on behalf of the Debtors or an Affiliate of the Debtors; or (c) is the legal or beneficial owner of an asset of (i) an employee pension benefit plan that is a governmental plan, as defined in section 414(d) of the Internal Revenue Code of 1986 or (ii) an eligible deferred compensation plan, as defined in section 457(b) of the Internal Revenue Code of 1986, shall be considered for purposes of section 1102 of the Bankruptcy Code to be a Person with respect to such asset or such benefit.

1.114

“Petition Date” means the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

1.115

“Plan” means this joint plan of reorganization under chapter 11 of the Bankruptcy Code, as it may be altered, amended, modified or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Transaction Support Agreement, including the exhibits and schedules hereto and contained in the Plan Supplement.

1.116

“Plan Documents” means the Plan, the Disclosure Statement, related solicitation documents, the Confirmation Order and all other documents or agreements that are necessary to implement the transaction contemplated hereby.

1.117

“Plan Term Sheet” has the meaning set forth in the Transaction Support Agreement.

1.118

“Plan Supplement” means the compilation of documents, including any exhibits to the Plan not included herewith that the Debtors may file with the Bankruptcy Court on or before November 25, 2013, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Parties.

1.119

“Plan Supplement Documents” means the following documents: (i) the New First Lien Indenture, (ii) the New Corporate Governance Documents, (iii) the list setting forth the identities of the New FFN Board and the boards of directors of the other Reorganized Debtors, (iv) the Management Incentive Plan, if any, (v) the schedule setting forth the Executory Contracts or Unexpired Leases to be rejected by the Debtors, (vi) the Notice of the Cure amounts for the Executory Contracts and Unexpired Leases to be assumed by the Debtors, (vii) a schedule of Restructuring Transactions, and (viii) such other documents as set forth in the Plan Supplement.

1.120

“PMGI” has the meaning set forth in the Introduction of this Plan.

1.121

“Priority Tax Claim” means any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.122

“Professional” means any professional employed in these Chapter 11 Cases pursuant to Bankruptcy Code sections 327, 328, or 1103.

1.123

“Professional Fee Claim” means a Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred after the Petition Date and on or before the Effective Date.

1.124

“Proof of Claim” means a proof of claim Filed with the Bankruptcy Court or its duly appointed claims agent in connection with the Chapter 11 Cases.

1.125

“Pro Rata” means with respect to any Distribution to a Class under the Plan, the ratio (expressed as a percentage) of the amount of an Allowed Claim in such Class to the aggregate amount of all Allowed Claims plus the amount of all Disputed Claims in the same Class.

1.126

“Registered Holder” means the registered holder of any Claim or Interest.

1.127

“Released Party” has the meaning ascribed to such term in Section 11.01(a) of the Plan.

1.128

“Remaining First Lien Default Interest Payment” means an amount equal to or greater than zero equal to the First Lien Default Interest Payment minus the First Lien Excess Cash.

1.129

“Reorganized Debtor” means any of the Debtors on and after the Effective Date.

1.130

“Reorganized FFN” means FFN on and after the Effective Date.

1.131

“Required Consenting First Lien Noteholders” means the Consenting First Lien Noteholders holding a majority in aggregate principal amount of the First Lien Notes held by all Consenting First Lien Noteholders as of the date of the applicable action or consent.

1.132

“Required Consenting Parties” means the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders.

1.133

“Required Consenting Second Lien Noteholders” means the Consenting Second Lien Noteholders holding at least a majority in aggregate principal amount of the Second Lien Notes held by all Consenting Second Lien Noteholders as of the date of any applicable action or consent.

1.134

“Restructuring Transactions” means those transactions or other actions (including, without limitation, mergers, consolidations, conversions, joint ventures, restructurings, recapitalizations, dispositions, liquidations or dissolutions) that one or more of the Debtors or Reorganized Debtors may enter into or undertake on, prior to, or after the Effective Date outside the ordinary course of business of such Debtors or Reorganized Debtors in accordance with Section 5.07 hereof and as shall be set forth in the Plan Supplement.

1.135

 “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

1.136

“Second Lien Cash Pay Indenture Trustee” means Computershare Trust Company, N.A. in such capacity under the Cash Pay Second Lien Indenture.

1.137

“Second Lien Excess Cash” means an amount of Cash equal to the lesser of (a) $3 million or (b) the amount of First Lien Excess Cash minus the First Lien Non-Default Cash Payment minus the First Lien Default Interest Payment.

1.138

“Second Lien Guaranty Claims” means the Claims arising under the guaranty of the Second Lien Notes and the Second Lien Indentures by the Guarantors.

1.139

“Second Lien Indentures” means, collectively, the Cash Pay Second Lien Indenture and the Non-Cash Pay Second Lien Indenture.

1.140

“Second Lien Indenture Trustees” means, collectively, the Second Lien Non-Cash Pay Indenture Trustee and the Second Lien Cash Pay Indenture Trustee.

1.141

“Second Lien Non-Cash Pay Indenture Trustee” means Wilmington Trust, National Association in such capacity under the Non-Cash Pay Second Lien Indenture.

1.142

“Second Lien Noteholder Claims” means the Non-Cash Pay Second Lien Noteholder Claims and the Cash Pay Second Lien Noteholder Claims, but shall not include the Conru/Mapstead Agreement Claims.

1.143

“Second Lien Noteholders” means the Holders of the Second Lien Notes.

1.144

“Second Lien Notes” means, collectively, the Cash Pay Second Lien Notes and the Non-Cash Pay Second Lien Notes.

1.145

“Secured Claim” means a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which any of the Estates has an interest, or a Claim that is subject to setoff under section 553 of the Bankruptcy Code; to the extent of the value of the Holder’s interest in the Estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the Holder of such Claim.  The amount of any Claim that exceeds the value of the Holder’s interest in the Estates’ interest in property or the amount subject to setoff shall be treated as a General Unsecured Claim.

1.146

“Securities Litigation Claims” means any Claim against any of the Debtors (i) arising from the rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws or for misrepresentations or any similar Claims related to the foregoing or otherwise subject to subordination pursuant to section 510(b) of the Bankruptcy Code, (iv) for attorneys’ fees, other charges or costs incurred on account of any of the foregoing Claims, or (v) for reimbursement, contribution or indemnification allowed under Section 502 of the Bankruptcy Code on account of any of the foregoing Claims, including Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the offer, purchase or sale of securities other than such Claims expressly assumed under this Plan.

1.147

“Solicitation” means solicitation of votes for the Plan pursuant to applicable bankruptcy law and the Disclosure Statement Order.

1.148

“Solicitation Agent” means BMC Group, Inc.

1.149

“Solicitation Documents” means the Disclosure Statement, the Ballots and the related solicitation documents, which in each case are materially consistent with the Plan Term Sheet and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Company.

1.150

“Staton” means Daniel C. Staton.

1.151

“Staton Allowed Claim” means to the extent not previously paid through the Cash Collateral Order, an Allowed General Unsecured Claim of $500,000 on account of all Claims by Staton based upon, arising under, or related to the Staton Consulting Agreement which shall constitute all Allowed Claims arising under or relating to the Staton Consulting Agreement.

1.152

“Staton Consulting Agreement” means the Consulting Agreement, dated as of October 5, 2012, between Staton and FFN.

1.153

“Stockholders’ Agreement” means that certain agreement among the holders of New Common Stock to be issued pursuant to the Plan in a form included with the Plan Supplement, which shall be acceptable to the Required Consenting Parties and the Debtors and in accordance with sections 1123(a)(6) of the Bankruptcy Code; provided, that the Debtors shall be deemed to have consented to the Stockholders’ Agreement so long as such documents and protections do not discriminate or make distinctions between minority shareholders beyond Required Consenting First Lien Noteholders’ appointment of an initial director.

1.154

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

1.155

“Tax Authority” means the United States Internal Revenue Service and any governmental, federal, state, local or foreign authority, agency or commission which is competent to assess, impose, enforce, levy, and/or collect a Tax.

1.156

“Taxes” means (i) any and all federal, state, local or foreign contributions, taxes, fees, imposts, duties and similar governmental charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, any taxes on income, profits or gross receipts, ad valorem, value added, capital gains, sales, excise, use, real property, withholding, estimated, social security, housing fund, retirement fund, profit sharing, customs, import duties and fees and any other governmental contributions, and (ii) any transferee or successor liability in respect of any items described in clause (i) above.

1.157

 “Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of September 16, 2013 by and among the Issuers, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders.

1.158

“Unexpired Lease” means a lease of non-residential real property to which the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.159

“Unimpaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.160

“Unimpaired Class” means a Class of Claims or Interests that are Unimpaired.

1.161

“Unrestricted Cash” means Cash or foreign currency equivalent of the Debtors not held by a third-party financial institution or credit card processors as reserves against the Debtor’s liabilities to such parties.

1.162

“Unsecured Claim” means a Claim arising prior to the Petition Date against the Debtors that is not a Secured Claim.

1.163

“U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS IN THE DEBTORS

Section 2.01.

Introduction

(a)

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

(b)

This Plan constitutes a separate chapter 11 plan of reorganization for each Debtor.  For purposes of brevity and convenience, the chart below summarizes the classes and designation.  A detailed description of the subclasses contained in each class is attached hereto as Exhibit 1.

(c)

Class 1 (inclusive of Class 1A through Class 1MM) and Class 2 (inclusive of Class 2A through Class 2MM) are Impaired and entitled to vote on the Plan.  Class 3 (inclusive of Class 3A through Class 3MM), Class 4 (inclusive of Class 4A through Class 4MM), Class 5 (inclusive of Class 5A through Class 5MM), Class 6 (inclusive of Class 6A through Class 6MM), and Class 8B through Class 8MM are Unimpaired under the Plan and, pursuant to section 1126(f) of the Bankruptcy Code, are conclusively presumed to have accepted the Plan.  Class 7 (inclusive of Class 7A through Class 7MM) and Class 8A are Impaired under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, are conclusively presumed not to have accepted the Plan.

Class	Designation
Class 1	First Lien Noteholder Claims and First Lien Guaranty Claims
Class 2	Second Lien Noteholder Claims and Second Lien Guaranty Claims
Class 3	Other Secured Claims
Class 4	Other Priority Claims
Class 5	General Unsecured Claims
Class 6	Intercompany Claims
Class 7	Securities Litigation Claims
Class 8	Interests

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS IN THE DEBTORS

Section 3.01.

Unclassified Claims

(a)

Administrative Claims

Subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code, in full satisfaction, settlement, release and discharge of and in exchange for each Allowed Administrative Claim, except to the extent that any Holder of an Allowed Administrative Claim agrees to different treatment or as otherwise provided for in the Plan, each Holder of an Allowed Administrative Claim shall receive payment in full, in Cash, on the later of: (i) the Effective Date if due on or before that date, (ii) the date upon which such Administrative Claim becomes an Allowed Claim, (iii) with respect to Allowed Administrative Claims not yet due on the Effective Date or that represent obligations incurred by the Debtors in the ordinary course of their business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, such time as such Allowed Administrative Claims are due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, or (iv) such other date as may be agreed upon between the Holder of such Allowed Administrative Claim and the Reorganized Debtors.

(b)

Priority Tax Claims

Except to the extent that an Allowed Priority Tax Claim has been paid prior to the  Effective Date or unless otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full and final satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim:  (a) Cash equal to the amount of such Allowed Priority Tax Claim; or (b) such other treatment which is consistent with 1129(a)(9)(C) of the Bankruptcy Code.

Section 3.02.

Impaired/Voting Classes of Claims against and Interests in the Debtors

(a)

Class 1A through Class 1MM Claims:  First Lien Noteholder Claims and First Lien Guaranty Claims (collectively, “Class 1 Claims”).  The First Lien Noteholder Claims and the First Lien Guaranty Claims are hereby Allowed in the principal amount (including applicable prepayment premium) of $234,286,908.16 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate and fees and costs through the Effective Date to the extent not previously paid under the Cash Collateral Order or otherwise.

Classification:  Class 1 Claims consist of all First Lien Noteholder Claims and First Lien Guaranty Claims against the respective Debtors.

Treatment:  Without duplication, on or as soon as reasonably practicable after the Effective Date, the First Lien Notes shall be cancelled, and in full and final satisfaction of and in exchange for all Allowed Class 1 Claims, each holder of First Lien Notes shall receive (a) New First Lien Notes in the principal amount equal to the principal amount of its First Lien Notes and (b) its Pro Rata share of (i) the First Lien Non-Default Interest Cash Payment and (ii) to the extent of any First Lien Excess Cash, any First Lien Default Interest Payment; provided, however, that in the event that First Lien Excess Cash is insufficient to make the First Lien Default Interest Payment in full, then each holder of a Class 1 Claim shall receive New First Lien Notes with a principal amount equal to the Remaining First Lien Default  Interest Payment.

Voting:  Class 1A through Class 1MM are Impaired under the Plan and the Holders of Class 1 Claims shall be entitled to vote to accept or reject the Plan.

(b)

Class 2A through Class 2MM Claims:  Second Lien Noteholder Claims and Second Lien Guaranty Claims (collectively, “Class 2 Claims”).  The Class 2 Claims are hereby Allowed in the principal amount (including applicable prepayment premium) of $330,837,713.70 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate, and fees and costs through the Effective Date to the extent not previously paid under the Cash Collateral Order, the Bell/Staton Settlement Agreement or otherwise.

Classification:  Class 2 Claims consist of all Second Lien Noteholder Claims and Second Lien Guaranty Claims against the respective Debtors.

Treatment:  Without duplication, on the Effective Date, in exchange for the full and final satisfaction of the Class 2 Claims, each Second Lien Noteholder shall receive a Pro Rata share of (a) 100% of the New Common Stock and (b) any Second Lien Excess Cash.

Voting:  Class 2A through Class 2MM are Impaired and the Holders of Class 2 Claims shall be entitled to vote to accept or reject the Plan.

Section 3.03.

Unimpaired Classes of Claims and Interests in the Debtors

(a)

Class 3A through Class 3MM Claims: Other Secured Claims (collectively, “Class 3 Claims”).

Classification:  Class 3 Claims consist of all Other Secured Claims against the respective Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, each Holder of an Allowed Class 3 Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the discretion of the Debtors or the Reorganized Debtors and with the consent of the Required Consenting Parties: (i) reinstatement and unimpairment of its Allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code, or (ii) in exchange for such Other Secured Claim, either (a) cash in the full amount of such Allowed Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the Holder’s secured interest in such collateral, (c) the collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.

Voting:  Class 3A through Class 3MM are Unimpaired, and the Holders of Class 3 Claims shall be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 3 Claims shall not be entitled to vote to accept or reject the Plan.

(b)

Class 4A through Class 4MM Claims: Other Priority Claims (collectively, “Class 4 Claims”).

Classification:  Class 4 Claims consist of Other Priority Claims against the respective Debtors.

Treatment:  The legal, equitable and contractual rights of the Holders of Allowed Class 4 Claims will be unaltered by the Plan.  Unless otherwise agreed to by the Holder of an Allowed Class 4 Claim and the Debtors or the Reorganized Debtors as applicable, each Holder of an Allowed Class 4 Claim (i) shall receive in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 4 Claim, payment of the Allowed Class 4 Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable or (ii) shall otherwise be left Unimpaired.

Voting:  Class 4A through Class 4MM are Unimpaired, and the Holders of Class 4 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 4 Claims shall not be entitled to vote to accept or reject the Plan.

(c)

Class 5A through Class 5MM Claims: General Unsecured Claims (collectively, “Class 5 Claims”).  Class 5 Claims include the Conru/Mapstead Agreement Claims, the Bell Allowed Claim and the Staton Allowed Claim each of which are expressly Allowed on the Effective Date.

Classification:  Class 5 Claims consist of the General Unsecured Claims against the respective Debtors.

Treatment:  Except as otherwise agreed to by such Holder and the Debtors or Reorganized Debtors as applicable, each Holder of an Allowed Class 5 Claim shall have its legal, equitable, and contractual rights unaltered by the Plan. Unless otherwise agreed to by the Holder of an Allowed Class 5 Claim and the Debtors or as explicitly set forth in the Plan, each Holder of an Allowed Class 5 Claim shall in full, final and complete satisfaction, settlement, release, and discharge of such Allowed Class 5 Claim, receive payment of the Allowed Class 5 Claim in full in Cash on the Effective Date or as soon thereafter as is reasonably practicable or, to the extent applicable, shall have its Allowed Class 5 Claim reinstated by the Reorganized Debtors and satisfied in the ordinary course of business which shall include all Ordinary Course Claims.

Voting:  Class 5A through Class 5MM are Unimpaired, and the Holders of Class 5 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 5 Claims shall not be entitled to vote to accept or reject the Plan.

(d)

Class 6A through Class 6MM Claims: Intercompany Claims (collectively, “Class 6 Claims”).

Classification:  Class 6 Claims consist of Intercompany Claims against the Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Claims shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Class 6 Claims shall not receive or retain any property on account of such Intercompany Claims to the extent such Claim is cancelled and discharged.

Voting:  Class 6A through Class 6MM are Unimpaired, and the Holders of Class 6 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Class 6 Claims shall not be entitled to vote to accept or reject the Plan.

(e)

Class 8B through Class 8MM Interests: Intercompany Interests.

Classification:  Class 8B through Class 8MM consists of Intercompany Interests in the Debtors.

Treatment:  On the Effective Date or as soon thereafter as is reasonably practicable, at the option of the Debtors or Reorganized Debtors with the consent of the Required Consenting Parties, the Intercompany Interests shall either be (i) reinstated, in full or in part, and treated in the ordinary course of business; or (ii) cancelled and discharged.  Holders of Intercompany Interests shall not receive or retain any property on account of such Intercompany Interests to the extent such Interest is cancelled and discharged.

Voting:  Class 8B through Class 8MM are Unimpaired, and the Holders of Intercompany Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Intercompany Interests shall not be entitled to vote to accept or reject the Plan.

Section 3.04.

Impaired/Non-Voting Classes of Claims and Interests in the Debtors

(a)

(a)

Class 7A through Class 7MM Claims: Securities Litigation Claims (collectively, “Class 7 Claims”).

Classification:  Class 7 Claims consist of the Securities Litigation Claims.

Treatment:  On the Effective Date, the Securities Litigation Claims shall be discharged and Holders of Class 7 Claims shall not receive or retain any property on account of such Securities Litigation Claims except to the extent that the Holders of Securities Litigation Claims have rights against existing insurance policies of the Debtors which rights against such  insurance shall remain unaffected by the Plan.

Voting:  Class 7A through Class 7MM  are Impaired, and the Holders of Class 7 Claims shall be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the Holders of Class 7 Claims shall not be entitled to vote to accept or reject the Plan.

(b)

Class 8A: Existing Equity Interests in FFN.

Classification:  Class 8A consists of the Existing FFN Equity Interests.

Treatment:  On the Effective Date, the Existing FFN Equity Interests shall be extinguished and cancelled.  Holders of Existing FFN Equity Interests shall not receive any consideration under the Plan.

Voting:  Class 8A is Impaired, and the Holders of Existing Equity Interests shall be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the Holders of Existing FFN Equity Interests shall not be entitled to vote to accept or reject the Plan.

Section 3.05.

Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing herein shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only.  The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

Section 4.01.

Classes of Claims Solicited to Vote

Only the votes of Holders of Class 1 Claims and Class 2 Claims shall be solicited with respect to the Plan.

Section 4.02.

Acceptance by a Voting Class

In accordance with section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, a voting Class of Claims shall have accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims voted in such Class have timely and properly voted to accept or reject the Plan.

Section 4.03.

Presumed Acceptances by Unimpaired Classes

Class 3 Claims, Class 4 Claims, Class 5 Claims, Class 6 Claims and Class 8B through Class 8MM are Unimpaired under the Plan.  Under section 1126(f) of the Bankruptcy Code, Holders of such Unimpaired Claims and Interests are conclusively presumed to have accepted the Plan.  Accordingly, the votes of Holders of such Class 3 Claims, Class 4 Claims, Class 5 Claims, Class 6 Claims and Class 8B through Class 8MM shall not be solicited.

Section 4.04.

  Presumed Rejection by Impaired Classes Not Receiving or Retaining   Any Property

Classes 7 Claims and Class 8A are Impaired under the Plan, and the Holders of such Impaired Claims or Interests are not receiving or retaining any property under the Plan on account of such Claims or Interests.  Under section 1126(g) of the Bankruptcy Code, Holders of such Impaired Claims or Interests are conclusively presumed to have rejected the Plan, and the votes of Holders of such Impaired Claims or Interests shall not be solicited.

Section 4.05.

Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right to request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, the Plan Supplement, or any schedule or exhibit, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary, in each case subject to the terms of the Transaction Support Agreement.

Section 4.06.

Elimination of Vacant Classes

Any Class of Claims or Interests in the Debtors that does not contain, as of the date of the commencement of the Confirmation Hearing, a Holder of an Allowed Claim or Interest, or a Holder of a Claim temporarily allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Plan for all purposes, including for purposes of determining acceptance of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.01.

Continued Corporate Existence; Revesting of Assets; Preservation of Causes of Action, Litigation Rights and Avoidance Actions

(a)

After the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, dispose of property and settle and compromise Claims or Interests without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject to the terms of this Plan and the Plan Supplement, and all documents and exhibits thereto implementing the provisions of the Plan.

(b)

Except as otherwise provided herein, or in the Confirmation Order, and pursuant to section 1123(b)(3) and section 1141(b) and (c) of the Bankruptcy Code, on the Effective Date, all of the property and assets of the Debtor and all Causes of Action and Litigation Rights (other than those released pursuant to Section 11.01), including the Avoidance Actions, shall automatically revest in the Reorganized Debtors, free and clear of all Claims, Liens and Interests.  As of the Effective Date, all such property of each Reorganized Debtor shall be free and clear of all Claims, Liens and Interests, except as specifically provided in the Plan or the Confirmation Order and the Reorganized Debtor shall receive the benefit of any and all discharges under the Plan.

(c)

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, on the Effective Date, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce or prosecute, any Claims, demands, rights, and Causes of Action or Litigation Rights, that the Debtors may hold against any Entity, including, without limitation, all Avoidance Actions.  The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or Causes of Action or Litigation Rights, including, without limitation, Avoidance Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or its successor holding such Claims, demands, rights, Causes of Action or Litigation Rights.

(d)

If, as a result of the pursuit of any Litigation Rights or Avoidance Actions, a Claim would arise from a recovery pursuant to section 550 of the Bankruptcy Code after Distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article VII of the Plan, the Reorganized Debtors shall be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim under the Plan, thereby effectively treating the Claim through the reduction.

Section 5.02.

General Corporate Actions

The entry of the Confirmation Order shall constitute authorization for the Debtors and the Reorganized Debtors to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on, and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court.  All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the partners, members, stockholders or directors of the Debtors or the Reorganized Debtors.  On the Effective Date, the appropriate officers, partners and directors of the Debtors and the Reorganized Debtors are authorized and directed to execute and deliver the agreements, documents, and instruments contemplated by the Plan and Plan Documents in the name and on behalf of the Debtors and the Reorganized Debtors.

Section 5.03.

Boards of Directors of the Reorganized Debtors

On the Effective Date, the operations of the Reorganized Debtors shall become the responsibility of their respective boards of directors, subject to and in accordance with the New Corporate Governance Documents of each Reorganized Debtor, which shall provide that the Reorganized Debtors shall continue to operate under the laws of their respective jurisdictions of incorporation.  The identity of the initial board of directors of each of the Reorganized Debtors shall be set forth in the Plan Supplement.

Section 5.04.

Officers of the Reorganized Debtors

The initial officers of the Reorganized Debtors shall be as set forth in the Plan Supplement.  After the Effective Date, the Reorganized Debtors may remove or appoint officers in accordance with applicable non-bankruptcy law.

The Plan Supplement will designate those employment agreements with members of existing senior management and/or other employees that shall be assumed as of the Effective Date, if any.  To the extent not expressly assumed, such contracts shall be deemed rejected as of the Effective Date; provided, however, that all of the Debtors’ indemnity obligations with respect to directors and officers of the Debtors serving as of the Petition Date, whether or not set forth in such employment agreements, shall be assumed by the Reorganized Debtors.

Section 5.05.

Indemnification Obligations

(a)

Upon the Effective Date, the obligations of the Debtors as provided in the Debtors’ certificates of formation, certificates of incorporation, bylaws or other organizational documents, board resolutions, employment contracts, applicable law or other applicable agreements as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors and their Affiliates who were in place as of the Petition Date (including Bell and Staton), against any claims or causes of action whether direct or derivative, liquidated or unliquidated, foreseen or unforeseen, asserted or unasserted, shall not be discharged or impaired by Confirmation of the Plan, shall survive Confirmation of the Plan and shall remain unaffected thereby after the Effective Date.

(b)

Upon the Effective Date, each Debtor’s respective organizational documents (including the New Corporate Governance Documents) shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of, and advancement of fees and expenses to members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors and their Affiliates who were in place as of the Petition Date (including Bell and Staton) against any claims or causes of action whether direct or derivative, liquidated or unliquidated, foreseen or unforeseen, asserted or unasserted, and the Debtors or Reorganized Debtors, as applicable, shall not amend and/or restate such organizational documents (including the New Corporate Governance Documents) before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations or the rights of such members, managers, directors, officers, employees, attorneys, other professionals, and agents of the Debtors under this Section 5.05.

Upon and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall obtain and maintain reasonably sufficient tail coverage under a director and officer liability insurance policy to cover Persons who are covered as of the Effective Date by the Debtors’ officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Effective Date.  Such tail coverage shall  be for a period of six (6) years for an amount of no less than $10 million or such other commercially reasonable terms and coverage as shall be determined by the independent members of the Debtor’s board of directors.  As of the Effective Date, the Reorganized Debtors shall assume all obligations owing under the director and officer insurance policies pursuant to section 365(a) of the Bankruptcy Code.

(c)

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the director and officer liability insurance policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity or advancement obligations assumed by the foregoing assumption of the director and officer liability insurance policies, and each such indemnity or advancement obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

(d)

As set forth in the Bell/Staton Settlement Agreement, the undertakings of Bell and Staton to reimburse the Debtors in connection with the existing indemnification claims will remain unaffected by the Plan and shall be enforceable by the Reorganized Debtors.

Section 5.06.

Exemption Under Section 1145 of the Bankruptcy Code

To the extent available, the issuance of the New First Lien Notes and the New Common Stock shall be exempt from SEC registration under section 1145 of the Bankruptcy Code.  To the extent section 1145 is unavailable with respect to such New First Lien Notes and New Common Stock, the issuance of such securities shall be exempt from SEC registration as a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or the safe harbor of Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements.

Section 5.07.

Restructuring Transactions

On, as of, or after the Effective Date, the Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable law, to effect any Restructuring Transaction, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided that such Restructuring Transactions or actions are not otherwise inconsistent with the Plan, the Transaction Support Agreement, Distributions to be made under the Plan, the New Corporate Governance Documents, the New First Lien Notes or the New First Lien Note Indenture or the related collateral documents.  The actions to effect the Restructuring Transactions may include, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, restructuring, recapitalization, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, disposition, or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, conversion or dissolution (or similar instrument) pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions.  The Restructuring Transactions may include one or more mergers, consolidations, conversions, restructurings, recapitalizations, dispositions, liquidations or dissolutions, as may be determined by the applicable Debtors or Reorganized Debtors to be necessary or appropriate to effect the purposes of such Restructuring Transactions for the benefit of the Reorganized Debtors, including, without limitation, the potential simplification of the organizational structure of the Reorganized Debtors.  In each case in which the surviving, resulting or acquiring person in any such Restructuring Transaction is a successor to a Debtor or Reorganized Debtor, such surviving, resulting or acquiring person will perform the obligations of the applicable Debtor or Reorganized Debtor pursuant to this Plan to pay or otherwise satisfy the Allowed Claims against such Debtor or Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring person, which may provide that another Debtor or Reorganized Debtor will perform such obligations.  Implementation of the Restructuring Transactions shall not affect any distributions, discharges, indemnification obligations, exculpations, releases or injunctions set forth in this Plan.  The Restructuring Transactions shall be authorized and approved by the Confirmation Order pursuant to, among other provisions, sections 1123 and 1141 of the Bankruptcy Code and section 303 of title 8 of the Delaware Code, if applicable, without any further notice, action, third-party consents, court order or process of any kind, except as otherwise set forth herein or in the Confirmation Order.

Section 5.08.

Effectuating Documents; Further Transactions

The Chief Executive Officer, the Chief Financial Officer, or any other appropriate officer of the Reorganized Debtors shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  In addition, and without limitation of the foregoing, the Secretary or Assistant Secretary of the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

Section 5.09.

Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from the Debtors to the Reorganized Debtors or any other Person or Entity pursuant to this Plan, including the New Common Stock and New First Lien Notes, and the granting or  recording of any Lien or mortgage on any property under the New First Lien Notes, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment.  State or local governmental officials or agents are directed to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 5.10.

Reorganized Debtors’ Obligations Under the Plan

From and after the Effective Date, the Reorganized Debtors shall exercise their reasonable discretion and business judgment to perform their obligations under the Plan.  The Plan will be administered and actions will be taken in the name of the Debtors and the Reorganized Debtors.  From and after the Effective Date, the Reorganized Debtors shall conduct, among other things, the following tasks:

(a)

Administer the Plan and take all steps and execute all instruments and documents necessary to effectuate the terms of the Plan;

(b)

Pursue (including, as it determines through the exercise of its business judgment, prosecuting, enforcing, objecting to, litigating, reconciling, settling, abandoning or resolving) all of the rights, Claims, Causes of Action, defenses, and counterclaims retained by the Debtors or the Reorganized Debtors;

(c)

Reconcile Claims and resolve Disputed Claims, and administer the Claims allowance and disallowance processes as set forth in the Plan, including objecting to, prosecuting, litigating, reconciling, settling, and resolving Claims and Disputed Claims in accordance with the Plan;

(d)

Make decisions regarding the retention, engagement, payment, and replacement of Professionals, employees, and consultants;

(e)

Administer the Distributions under the Plan, including (i) making Distributions in accordance with the terms of the Plan, and (ii) Filing with the Bankruptcy Court on each three (3) month anniversary of the Effective Date reports regarding the Distributions made and to be made to the Holders of Allowed Claims as required by the U.S. Trustee;

(f)

Exercise such other powers as necessary or prudent to carry out the provisions of the Plan;

(g)

File appropriate tax returns;

(h)

File a motion requesting the Bankruptcy Court enter a final decree closing the Chapter 11 Cases; and

(i)

Take such other action as may be necessary or appropriate to effectuate the Plan.

Section 5.11.

Cancellation of Existing Securities and Agreements

Except for purposes of evidencing a right to distribution under the Plan or otherwise as provided hereunder, on the Effective Date, the First Lien Notes and the Second Lien Notes, as well as the First Lien Indenture, the Second Lien Indentures, and all agreements relating thereto, shall be deemed automatically cancelled, terminated and of no further force or effect, without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the parties, as applicable, under the agreements, indentures, and certificates of designation governing such Claims or Interests shall be discharged; provided, however, that the First Lien Indenture, the Second Lien Indentures and all agreements related thereto shall continue in effect solely for the limited purposes of allowing the First Lien Indenture Trustee and the Second Lien Indenture Trustees and the Disbursing Agents, respectively, to make any Distributions on account of the First Lien Notes or Second Lien Notes pursuant to this Plan, to perform such other necessary administrative or other functions with respect thereto and with respect to other obligations set forth under the Plan and Confirmation Order, and for the First Lien Indenture Trustee and Second Lien Indenture Trustees, to have the benefit of and enforce all the rights and protections and other provisions of the First Lien Indenture, the Second Lien Indentures and all other related agreements respectively, vis-à-vis the First Lien Noteholders and the Second Lien Noteholders, respectively, including any priority in payment and lien rights as set forth in those documents and in the Intercreditor Agreement, with respect to any Distribution to their respective Noteholders under the Plan.  On the Effective Date, Reorganized FFN shall file a Form 15 with the Securities and Exchange Commission to deregister the Existing FFN Equity and suspend its reporting obligations with the Securities and Exchange

Commission in connection therewith.  Notwithstanding anything to the contrary herein, the 2013 PIK Notes shall be deemed rescinded and extinguished as if the 2013 PIK Notes had not been issued and are not receiving any consideration under the Plan.  Any tax reporting forms related to the Non-Cash Pay Second Lien Notes shall be prepared in a manner consistent with the Plan and this Section 5.11.

Section 5.12.

Management Incentive Plan

Reorganized FFN shall adopt the new Management Incentive Plan as set forth in the Plan Supplement, if any.

Section 5.13.

Transactions on Business Days

If the date on which a transaction may occur under this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

Section 5.14.

Fees and Expenses

On the Effective Date, the Debtors shall pay, in cash, the reasonable fees and expenses of the Consenting First Lien Noteholders, the Consenting Second Lien Noteholders, the First Lien Indenture Trustee and the Second Lien Non-Cash Pay Indenture Trustee (each including without limitation reasonable attorneys’ fees) incurred through the Effective Date to the extent not previously paid.

Section 5.15.

Bell/Staton Settlement

On the Effective Date, the Debtors shall pay all reasonable legal fees and expenses of the Bell/Staton Parties in all of their capacities in connection with the evaluation, negotiation, documentation and implementation of the transactions contemplated by the Bell/Staton Settlement Agreement in an amount not to exceed $125,000 incurred through August 27, 2013 plus any reasonable fees and expenses (including counsel fees) owing to the Second Lien Cash Pay Indenture Trustee and the collateral trustee for the Second Lien Cash Pay Notes to the extent set forth in each of the Transaction Support Agreement and the Cash Collateral Order to the extent not previously paid.

Section 5.16.

New First Lien Notes

On as of, or after the Effective Date, the Reorganized Debtors shall issue the New First Lien Notes and may take such actions as may be necessary or appropriate, in accordance with any applicable law, in connection therewith.

Section 5.17.

Compromise and Settlement Under the Plan

NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, THE ALLOWANCE, CLASSIFICATION, AND TREATMENT OF ALL ALLOWED CLAIMS AND ALLOWED INTERESTS AND THEIR RESPECTIVE DISTRIBUTIONS AND TREATMENTS HEREUNDER TAKE INTO ACCOUNT AND CONFORM TO THE RELATIVE PRIORITY AND RIGHTS OF THE CLAIMS AND INTERESTS IN EACH CLASS IN CONNECTION WITH ANY CONTRACTUAL, LEGAL,  AND EQUITABLE SUBORDINATION RIGHTS RELATING THERETO.  AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH RIGHTS DESCRIBED IN THE PRECEDING SENTENCE ARE SETTLED, COMPROMISED, AND RELEASED PURSUANT TO THE PLAN. THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING AND DETERMINATION THAT THE SETTLEMENTS REFLECTED IN THE PLAN, ARE (1) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR  ESTATES, (2) FAIR, EQUITABLE AND REASONABLE, (3) MADE IN GOOD FAITH, AND (4) APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019.  IN ADDITION, THE ALLOWANCE, CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS TAKES INTO ACCOUNT ANY CAUSES OF ACTION, CLAIMS, OR COUNTERCLAIMS, WHETHER UNDER THE BANKRUPTCY CODE OR OTHERWISE UNDER APPLICABLE LAW, THAT MAY EXIST BETWEEN THE DEBTORS AND THE RELEASING PARTIES; AND AS BETWEEN THE RELEASING PARTIES AND THE RELEASED PARTIES.  AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH CAUSES OF ACTION, CLAIMS AND COUNTERCLAIMS ARE SETTLED, COMPROMISED, AND RELEASED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.01.

General Assumption of Executory Contracts and Unexpired Leases

(a)

Except as otherwise specifically provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, all Executory Contracts and Unexpired Leases are hereby assumed except for an Executory Contract or Unexpired Lease that (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date, (ii) previously expired or was terminated pursuant to its own terms, or (iii) is the subject of a motion to assume, assume and assign, or reject filed by the Debtors on or before the Confirmation Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the Executory Contract and Unexpired Lease assumptions described above, as of the Effective Date.  Each party to an Executory Contract or Unexpired Lease that does not file and serve upon counsel to the Debtors by the Cure Response Deadline will be deemed to consent to the assumption of such Executory Contract or Unexpired Lease.

(b)

Notwithstanding anything to the contrary in the Plan, the Debtors and the Reorganized Debtors reserve the right to assert that any license, franchise, and partially performed contract is a property right and not an Executory Contract.  Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of business.

Section 6.02.

Assignment of Executory Contracts and Unexpired Leases

To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease transferred and assigned pursuant to this Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such  Executory Contract or Unexpired Lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment.  To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

Section 6.03.

Cure Rights for Executory Contracts and Unexpired Leases Assumed Under the Plan

Monetary amounts by which each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is in default, if any, shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure.  Unless the Debtors filed with the Court and serve on the counterparty to an Executory Contract or Unexpired Lease a Cure Notice to the contrary, which Cure Notice would be filed and served by the Debtors by the date set forth in the Assumption Procedures Order, ALL CURE AMOUNTS FOR EACH EXECUTORY CONTRACT AND UNEXPIRED LEASE BEING ASSUMED PURSUANT TO THIS PLAN SHALL BE $0.  If any party to an Executory Contract or Unexpired Lease with the Debtors (a) does not agree that the Cure amount is $0 (or such amount to the contrary that is set forth in any Cure Notice with respect to any particular Executory Contract(s) or Unexpired Lease(s)) or (b) objects to the ability of any of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or any other matter pertaining to assumption, such party must have filed and served upon counsel to the Debtors, by the Cure Response Deadline, a Cure Response meeting the requirements set forth in the Assumption Procedures Order.  In such instance, Cure shall occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment; provided, however, that the Debtors or Reorganized Debtors, as applicable, shall be authorized to reject any Executory Contract or Unexpired Lease to the extent the Debtors or Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such Executory Contract or Unexpired Lease unfavorable to the Debtors or Reorganized Debtors.

Section 6.04.

Continuing Obligations Owed to Debtors

(a)

Except as otherwise provided herein, any confidentiality agreement entered into between the Debtors and any other Person requiring the parties to maintain the confidentiality of each other’s proprietary information shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and section 6.01 of the Plan.

(b)

Any indemnity agreement entered into between the Debtors and any other Person requiring the supplier to provide insurance in favor of the Debtors, to warrant or guarantee such supplier’s goods or services, or to indemnify the Debtors for claims arising from the goods or services shall be deemed to be, and shall be treated as though it is, an Executory Contract that is assumed and assigned pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan; provided, however, that if any party thereto asserts any Cure, at the election of the Debtors such agreement shall not be deemed assumed, and shall instead be rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

(c)

Continuing obligations of third parties to the Debtors under insurance policies, contracts, or leases that have otherwise ceased to be executory or have otherwise expired on or prior to the Effective Date, including, without limitation, continuing obligations to pay Insured Claims, to defend against and process claims, to refund premiums or overpayments, to provide indemnification, contribution or reimbursement, to grant rights of first refusal, to maintain confidentiality, or to honor releases, shall continue and shall be binding on such third parties unless otherwise specifically terminated by the Debtors, under the Plan or otherwise by order of Bankruptcy Court.

(d)

To the extent any insurance policy under which the insurer has a continuing obligation to pay the Debtors or a third party on behalf of the Debtors is held by the Bankruptcy Court to be an Executory Contract, such insurance policy shall be treated as though it is an Executory Contract that is assumed pursuant to section 365 of the Bankruptcy Code and Section 6.01 of the Plan.  Any and all Claims (including payments for Cure) arising under or related to any insurance policies or related insurance agreements that are assumed by the Debtors prior to or as of the Effective Date: (i) shall not be discharged; (ii) shall be Allowed Administrative Claims; and (iii) shall be paid in full in the ordinary course of business of the Reorganized Debtors as set forth in Section 3.01(a) of the Plan.

Section 6.05.

Limited Extension of Time to Assume or Reject

In the event of a dispute as to whether a contract or lease between the Debtors and a Person that is not an Insider is executory or unexpired, the right of the Debtors or the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the Confirmation Date, or as otherwise provided in section 365(d) of the Bankruptcy Code, after entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired, provided such dispute is pending as of the Confirmation Date.

Section 6.06.

Postpetition Contracts and Leases

The Debtors shall not be required to assume or reject any contract or lease entered into by the Debtors after the Petition Date.  Any such contract or lease shall continue in effect in accordance with its terms after the Effective Date as set forth in the Plan, unless the Reorganized Debtors have obtained a Final Order of the Bankruptcy Court approving termination of such contract or lease.  Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of their business.

Section 6.07.

Treatment of Claims Arising from Assumption or Rejection

All Allowed Claims relating to an Executory Contract or Unexpired Lease shall have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.

Section 6.08.

Benefit Programs

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date and subject to Section 5.04 of the Plan, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under Section 6.01 of the Plan, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan, except for (i) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors’ ability or the Reorganized Debtors’ ability to modify the terms and conditions of the retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.01.

Distributions for Allowed Claims

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all Distributions to Holders of Allowed Claims as of the Effective Date shall be made on or as soon as practicable after the Effective Date.  Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 8.03 of the Plan and on such day as selected by the Reorganized Debtors.

Section 7.02.

Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest shall not accrue or be paid upon any Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after such Claim becomes an Allowed Claim.

Section 7.03.

Designation; Distributions by Disbursing Agents

(a)

The Reorganized Debtors, as applicable, or any Disbursing Agent on its behalf shall make all Distributions required to be made to Holders of Class 1, 2, 3, 4, 5 and 6 Claims or Interests, on the Effective Date, or as soon thereafter as is reasonably practicable.

(b)

If a Disbursing Agent is an independent third party designated to serve in such capacity (including as set forth in clauses (c), (d) and (e) hereof), such Disbursing Agent shall receive, without further approval from the Bankruptcy Court, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtors, including the reasonable fees, costs and expenses of counsel.  No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, in which case all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors unless otherwise agreed.

(c)

The First Lien Indenture Trustee shall be the Disbursing Agent for the Allowed First Lien Noteholder Claims.  Distributions under the Plan to Holders of such Allowed First Lien Noteholder Claims shall be made by the Reorganized Debtors to the First Lien Indenture Trustee, which in turn, shall make distributions to the Holders of such Allowed Claims.  The First Lien Indenture Trustee shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the Distributions in conformity with Section 3.02 of the Plan to the First Lien Indenture Trustee, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(d)

Distributions under the Plan to Holders of Allowed Second Lien Noteholder Claims on account of the Non-Cash Pay Second Lien Notes shall be made by the Disbursing Agent in accordance with Section 7.10 of this Plan.  The Disbursing Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery of the Distributions in conformity with Section 3.02 and 7.10 of the Plan, the Reorganized debtors and the Disbursing Agent shall be released of all liability with respect to the delivery of such distributions, except as expressly provided herein.  The Second Lien Non-Cash Pay Indenture Trustee shall have no obligations under Sections 3.02 and 7.10 of the Plan except to the extent the Second Lien Non-Cash Pay Indenture Trustee agrees in writing to act as a Disbursing Agent under the Plan.  Except as otherwise agreed in writing by Second Lien Non-Cash Pay Indenture Trustee, any and all obligations of the Second Lien Non-Cash Pay Indenture Trustee in its capacity as trustee under the Non-Cash Pay Second Lien Indenture related to surrender and cancellation of the Non-Cash Pay Second Lien Notes, including without limitation any obligations to maintain a list of Registered Holders with respect to the Non-Cash Pay Second Lien Notes, shall be discharged on the Effective Date.

(e)

Distributions under the Plan to Holders of Allowed Second Lien Noteholder Claims on account of the Cash Pay Second Lien Notes shall be made by the Disbursing Agent in accordance with Section 7.10 of this Plan.  The Disbursing Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery of the Distributions in conformity with Section 3.02 and 7.10 of the Plan, the Reorganized debtors and the Disbursing Agent shall be released of all liability with respect to the delivery of such distributions, except as expressly provided herein.

Section 7.04.

Means of Cash Payment

(a)

Cash payments under this Plan shall be in U.S. funds, and shall be made, at the option, and in the sole discretion, of the Debtors or Reorganized Debtors, as applicable, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Debtors or Reorganized Debtors, as applicable; provided, however, that all payments of Cash on account of the First Lien Indenture, the Second Lien Non-Cash Pay Indenture, and the Second Lien Cash Pay Indenture, the Transaction Support Agreement, and the Cash Collateral Order shall be made in accordance with those documents.  Cash payments to foreign Creditors may be made, at the option, and in the sole discretion, of the Debtors or Reorganized Debtors, as applicable in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.  Cash payments made pursuant to this Plan in the form of checks issued by the Debtors or the Reorganized Debtors shall be null and void if not cashed within 120 days of the date of the issuance thereof.  Requests for reissuance of any check shall be made directly to the Reorganized Debtors.

(b)

For purposes of effectuating Distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date or, if such Claim is to be paid in the ordinary course, then pursuant to the applicable published exchange rate in effect on the date of such payment.

Section 7.05.

Fractional Distributions

Notwithstanding any other provision of the Plan to the contrary, no fractional units of shares (including shares of New Common Stock) will be issued or distributed and no cash payments of fractions of cents will be made.  When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares that is not a whole number, the actual distribution of shares shall be rounded to the nearest whole number and fractions of one-half (1/2) or less shall be rounded to the next lower whole number.  The total number of authorized shares to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

Section 7.06.

De Minimis Distributions

Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute, and shall not distribute, Cash or other property to the Holder of any Allowed Claim if the amount of Cash or other property to be distributed on account of such Claim is less than $50.  Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim discharged and shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their respective property.  Any Cash or other property not distributed pursuant to this provision shall be the property of the Reorganized Debtors, free of any restrictions thereon, other than those contained in the New First Lien Notes, New Common Stock, and related documents.

Section 7.07.

Delivery of Distributions

Distributions to Holders of Allowed Claims shall be made by the applicable Disbursing Agent (a) at the addresses reflected in the Schedules, (b) at the addresses set forth on the Proofs of Claim Filed by such Holders, if any (c) at the addresses set forth in any written notices of address changes delivered to the Debtors, the Reorganized Debtors or the Disbursing Agent after the date of the Schedules if no Proof of Claim was Filed or after the date of any related Proof of Claim Filed, (d) with respect to the Holders of Allowed First Lien Noteholder Claims to or at the direction of the First Lien Indenture Trustee or (e) with respect to the Holders of Allowed Non-Cash Pay Second Lien Noteholder Claims or Allowed Cash Pay Second Lien Noteholder Claims at the direction of the Disbursing Agent.  Unless otherwise agreed between the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable Distributions made by the Disbursing Agent shall be returned to the Reorganized Debtors, on the first (1st) anniversary of the Effective Date.  Any amount returned to the Reorganized Debtors prior to such anniversary shall be held in trust by the Reorganized Debtors, until such Distributions are claimed, at which time the applicable amounts shall be returned to the Disbursing Agent for distribution pursuant to the Plan.  All claims for undeliverable Distributions must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claims of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.  Distributions to the Holders of Allowed First Lien Noteholder Claims shall be deemed made when delivered to the First Lien Indenture Trustee.  Distributions to the Holders of Allowed Second Lien Noteholder Claims shall be deemed made when delivered to the Disbursing Agent.  Nothing contained in the Plan shall require the Debtors, the Reorganized Debtors, or any Disbursing Agent to attempt to locate any Holder of an Allowed Claim provided that the Debtors, the Reorganized Debtors and any Disbursing Agents shall not be excused from any obligations under Exchange Act Rule 17Ad-17.

Section 7.08.

Application of Distribution Record Date

At the close of business on the Distribution Record Date, the claims registers for all Claims shall be closed and there shall be no further changes in the record Holders of such Claims.  Except as provided herein, the Reorganized Debtors, the Disbursing Agents, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of Distributions to be made under the Plan to such Persons or the date of such Distributions.

Section 7.09.

Withholding, Payment and Reporting Requirements

In connection with the Plan and all Distributions under the Plan, the Reorganized Debtors and the Disbursing Agent shall, to the extent applicable, comply with all tax withholding, payment, and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding, payment, and reporting requirements.  The Reorganized Debtors and the Disbursing Agents shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment, and reporting requirements.  Notwithstanding any other provision of the Plan, and except as provided in the First Lien Indenture, the Second Lien Indentures and the Transaction Support Agreement (a) each Holder of an Allowed Claim that is to receive a Distribution of Cash pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution, and including, in the cases of any Holder of a Disputed General Unsecured Claim that has become an Allowed General Unsecured Claim, any tax obligation that would be imposed upon the Reorganized Debtors in connection with such Distribution, and (b) no Distribution of Cash shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the applicable Reorganized Debtor for the payment and satisfaction of such withholding tax obligations or such tax obligation that would be imposed upon the Reorganized Debtors in connection with such Distribution.  Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable Distribution pursuant to Section 7.07 of the Plan.

Section 7.10.

Surrender of Cancelled Instruments or Securities; Stockholders’ Agreement

As a condition precedent to a Holder of Non-Cash Pay Second Lien Noteholder Claims and Non-Cash Pay Second Lien Noteholder Guaranty Claims receiving any distribution on account of its Allowed Claim, each Holder of a Non-Cash Pay Second Lien Noteholder Claim and a Non-Cash Pay Second Lien Noteholder Guaranty Claims shall surrender any Certificates or other documentation underlying each such Claim to the Disbursing Agent, and all such surrendered Certificates and other documentations shall be deemed to be cancelled pursuant to Section 5.11 of the Plan, except to the extent otherwise provided herein.  As a condition precedent to a Holder of Cash Pay Second Lien Noteholder Claims and Cash Pay Second Lien Noteholder Guaranty Claims receiving any distribution on account of its Allowed Claim, each Holder of a Cash Pay Second Lien Noteholder Claim and Cash Pay Second Lien Noteholder Guaranty Claim shall surrender any Certificates or other documentation underlying each such Claim to the Disbursing Agent, and all such surrendered Certificates and other documentations shall be deemed to be cancelled pursuant to Section 5.11 of the Plan, except to the extent otherwise provided herein.

Further, as a condition precedent to receiving any distribution of New Common Stock, each Holder of a Second Lien Noteholder Claim and/or Second Lien Guaranty Claim shall execute the Stockholders’ Agreement and deliver its signature page to the Reorganized Debtors.

Any Holder of a Second Lien Noteholder Claim or Second Lien Noteholder Guaranty Claim that fails to (i) deliver (or cause its Registered Holder to deliver) its signature page to the Stockholders’ Agreement, and either (ii) surrender (or cause its Registered Holder to surrender) such Certificate or other underlying documentation or (iii) execute and deliver (or cause its Registered Holder to execute and deliver) an affidavit of loss and/or indemnity, or similar affidavit reasonably satisfactory to the Reorganized Debtors and the Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights, interests and Claims and may not participate in any distribution under the Plan.  Any Distribution so forfeited shall become property of the Reorganized Debtors for distribution to holders of Allowed Second Lien Noteholder Claims and Second Lien Guaranty Claims in accordance with the terms and provisions hereof.

Section 7.11.

Setoffs

Except with regard to the First Lien Noteholder Claims and the Second Lien Noteholder Claims, the Reorganized Debtors may, but shall not be required to, set off against any Claim or any Allowed Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

Section 7.12.

No Distribution in Excess of Allowed Amounts

Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim (excluding payments on account of interest due and payable from and after the Petition Date pursuant to the Plan, if any).

Section 7.13.

Allocation of Distributions

All Distributions received under the Plan by Holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO

Section 8.01.

Prosecution of Objections to Claims

The Debtors shall have the authority to File objections to Claims and to settle, compromise, withdraw, or litigate to judgment objections to Claims, including, without limitation, Claims for reclamation under section 546(c) of the Bankruptcy Code.  Upon the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have sole authority to settle or compromise any Disputed Claim without the approval of the Bankruptcy Court, other than with respect to Professional Fee Claims.  The Debtors also reserve the right to resolve any Disputed Claim other than Professional Fee Claims outside the Bankruptcy Court under applicable governing law.

Section 8.02.

No Filing of Proofs of Claims or Interests by Holders of Ordinary Course Claims

The Holders of Ordinary Course Claims shall not be required to, and should not, File Proofs of Claim with the Bankruptcy Court, the Debtors or any of the Debtors’ advisors or agents.  Upon the Effective Date, except as otherwise provided herein, all Ordinary Course Claims shall be assumed by the Debtors and paid in the ordinary course of business in accordance with the Debtors’ books and records.

Section 8.03.

Procedures Regarding Disputed Claims

(a)

Claims Estimation

The Debtors (prior to the Effective Date) or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, as applicable.  If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.  Claims may be estimated and thereafter resolved by any permitted mechanisms.  Notwithstanding the foregoing, the Debtors and/or the Reorganized Debtors shall not seek estimation of Claims asserted by Quy Dong against FFN and Various, Inc. to the extent such Claims have been asserted in the action filed on May 28, 2013 and currently pending in the US District Court, Northern District of California.

(b)

No Distribution Pending Allowance

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Disputed Claim becomes an Allowed Claim.

(c)

Distributions on Accounts of Disputed Claims Once They are Allowed

At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall make Distributions on account of such Claim.  Such Distribution shall be made pursuant to the provisions of the Plan governing the applicable Class.  Such Distribution shall be based upon the Distribution that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIRMATION

Section 9.01.

Conditions Precedent to Confirmation

The following conditions precedent to the occurrence of Confirmation must be satisfied unless any such condition shall have been waived by the Debtors with the consent of Required Consenting Parties:

(a)

The Disclosure Statement and Confirmation Orders shall have been entered in form and substance satisfactory to the Debtors and the Required Consenting Parties;

(b)

The Bankruptcy Court shall have found that adequate information and sufficient notice of the Disclosure Statement, the Plan and the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan have been given to all relevant parties in accordance with the solicitation procedures governing such service and in substantial compliance with Bankruptcy Rules 2002(b), 3017, 9019, and 3020(b); and

(c)

The Plan and all Plan Supplement documents, including any exhibits, schedules, amendments, modifications or supplements thereto shall be materially consistent with the Transaction Support Agreement and otherwise acceptable to the Debtors and the Required Consenting Parties.

Section 9.02.

Conditions Precedent to the Effective Date

The following conditions precedent to the occurrence of the Effective Date must be satisfied or waived by the Debtors or Reorganized Debtors on or prior to the Effective Date in accordance with Section 9.04 of the Plan:

(a)

The Disclosure Statement Order shall have been entered and have become a Final Order;

(b)

The Confirmation Order shall have been entered and shall have become a Final Order;

(c)

All of the conditions precedent to the issuance of the New First Lien Notes and the New Common Stock (other than the occurrence of the Effective Date) shall have been satisfied;

(d)

The Cash on hand on the consummation of the transaction contemplated hereby shall be sufficient to fund the transactions and the Distributions under the Plan;

(e)

The New Corporate Governance Documents and any amended certificates or articles of incorporation, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents of the other Debtors, as necessary and in form and substance satisfactory to the Debtors and the Required Consenting Parties, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions and shall become effective on the Effective Date in accordance with such jurisdictions’ laws except to the extent that any such governing documents shall be adopted or filed after the Effective Date in connection with the Restructuring Transactions;

(f)

The New FFN Board shall have been selected and shall have agreed to serve;

(g)

The Transaction Support Agreement is in full force and effect; and

(h)

The Definitive Agreements shall be in form and substance consistent with the Transaction Support Agreement and otherwise acceptable to the Required Consenting Parties and the Debtors.

Section 9.03.

Notice of Occurrence of the Effective Date

The Debtors or Reorganized Debtors shall File a notice of the occurrence of the Effective Date within five (5) business days thereafter, which notice shall contain notice of the applicable deadlines under the Plan.  Failure to File such notice shall not prevent the effectiveness of the Plan, Plan Supplement or any related documents.

Section 9.04.

Waiver of Conditions

Each of the conditions set forth in Section 9.02 may be waived in whole or in part by the Debtors with the consent of the Required Consenting Parties subject to the terms of the Transaction Support Agreement, without any notice to other parties-in-interest or the Bankruptcy Court and without a hearing.

Section 9.05.

Consequences of Non-Occurrence of Effective Date

If the Confirmation Order is vacated (a) the Plan shall be null and void in all respects; (b) any settlement of Claims or Interests in the Debtors provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) to the extent permitted under the Bankruptcy Code, the time within which the Debtors may assume and assign or reject all Executory Contracts and Unexpired Leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

ARTICLE X

RETENTION OF JURISDICTION

Section 10.01.

 Scope of Retention of Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law (provided, however, that notwithstanding the foregoing, with respect to all civil proceedings arising in or related to the Chapter 11 Cases and the Plan, the Bankruptcy Court shall have original but not exclusive jurisdiction, in accordance with section 1334(b) of title 28 of the United States Code), including, among other things, jurisdiction to:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured, or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the Holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests in the Debtors;

(b)

hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 327, 328, 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)

hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which the Debtors are a party or with respect to which the Debtors may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d)

effectuate performance of and payments under the provisions of the Plan and enforce remedies upon any default under the Plan;

(e)

hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, the Avoidance Actions or the Plan, including without limitation the enforcement of the injunction provisions contained in Section 11.02 of the Plan;

(f)

enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(g)

hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(h)

consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i)

issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(j)

enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(k)

hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the schedules to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the schedules to the Plan, the Disclosure Statement, or the Confirmation Order;

(l)

enforce, interpret, and determine any disputes arising in connection with any stipulations, orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases (whether or not the Chapter 11 Cases have been closed);

(m)

except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

(n)

hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)

hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(p)

hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, the provisions of the Bankruptcy Code; and

(q)

enter a final decree closing the Chapter 11 Cases.

Section 10.02.

Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction, including by granting a relief from stay motion, over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XI

RELEASES, DISCHARGE, INJUNCTION AND EXCULPATION

Section 11.01.

 Releases and Related Matters

(a)

Released Parties

For purposes of this section, “Released Parties” means (i) each Debtor and its Affiliates, and each Reorganized Debtor and its Affiliates, (ii) the First Lien Indenture Trustee and the related collateral trustee, (iii) the Consenting First Lien Noteholders, (iv) each of the Second Lien Indenture Trustees and the related collateral trustees, (v) the Consenting Second Lien Noteholders, (v) the Bell/Staton Parties, and (vi) with respect to the foregoing, each of their respective direct or indirect subsidiaries, current officers and directors, former officers and directors serving as of the Petition Date, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns.

(b)

Releases by Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors, and any Person or Entity seeking to exercise the rights of the Debtors’ Estates, including, without limitation, any successor to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), and  liabilities whatsoever in connection with or in any way relating to the Debtors, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Disclosure Statement or the Plan (other than the rights of the Debtors, the Reorganized Debtors, or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 11.01(b):

(i)

constitutes a waiver of any right of the Reorganized Debtors to: (x) enforce all rights and claims concerning any and all intellectual property (including, without limitation, trademarks, copyrights, patents, customer lists, trade secrets and confidential or proprietary business information), all of which rights are expressly reserved and not released and (y) assert any defense based on whether or not applicable standards have been met;

(ii)

shall operate as a release, waiver or discharge of any Causes of Action or liabilities as of the Effective Date arising out of willful misconduct, fraud or criminal acts of any such Released Party as determined by a Final Order; or

(iii)

shall restrict the Securities and Exchange Commission from pursuing any regulatory or police enforcement action against the Debtor, the Reorganized Debtors or any other Released Party in any forum.

(c)

Releases by Holders of Claims and Interests

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Holders of Claims against and Interests in the Debtors and the Reorganized Debtors: (1) who vote to accept the Plan, (2) who are presumed to have voted for the Plan under section 1126(f) of the Bankruptcy Code or are presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and do not return an opt-out notice indicating their refusal to grant the releases provided in this sub-paragraph, or (3) who reject the Plan or abstain from voting and do not return their Ballot to indicate their refusal to grant the releases provided in this sub-paragraph, shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action (including Avoidance Actions), and  liabilities whatsoever in connection with or in any way relating to the Debtors, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the Disclosure Statement or the Plan (other than the rights of the Debtors, the Reorganized Debtors, or a Creditor holding an Allowed Claim to enforce the obligations under the Confirmation Order and the Plan and the contracts, instruments, releases, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 11.01(c) shall operate as a release, waiver or discharge of (i) any Causes of Action or liabilities as of the Effective Date arising out of willful misconduct, fraud or criminal acts of any such Released Party as determined by a Final Order or (ii) any Disputed Claims that become Allowed Claims after the Effective Date.

Section 11.02.

Discharge of the Debtors

(a)

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on such Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of its assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a Proof of Claim based upon such debt is Filed or deemed Filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been Disallowed by order of the Bankruptcy Court, or (iv) the Holder of a Claim based upon such debt accepted the Plan.  The Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan.

(b)

As of the Effective Date, except as provided in the Plan or the Confirmation Order and with respect to any Disputed Claims that become Allowed Claims after the Effective Date, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors or any of their assets or properties, any other or further Claims, Interests, debts, rights, Causes of Action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

(c)

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the discharge provisions contained herein shall not operate to expand the Debtors’ discharge beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

Section 11.03.

 Injunctions

(a)

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, or other debt or liability that is discharged pursuant to Section 11.02 of the Plan, released pursuant to Section 11.01 of the Plan, or is subject to exculpation pursuant to Section 11.04 of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective affiliates or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding of any kind; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors or its property; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a right of setoff or subrogation of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; OR (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b)

Without limiting the effect of the foregoing provisions of this Section 11.03 upon any Person, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest receiving a Distribution pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this section 11.03.

(c)

Nothing in this Section 11.03 shall impair (i) the rights of any Holder of a Disputed Claim to seek allowance of its Claim, (ii) the rights of any defendant in an Avoidance Action Filed by the Debtors to assert defenses in such action, or (iii) the rights of any party to an Executory Contract or Unexpired Lease that has been assumed by the Debtors pursuant to an order of the Bankruptcy Court or the provisions of the Plan to enforce such assumed contract or lease.

(d)

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the injunction provisions contained herein shall not operate to expand the scope of the injunctions under the Plan beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

Section 11.04.

Exculpation and Limitations of Liability

(a)

Exculpated Parties

For purposes of this section, “Exculpated Parties” means each Debtor and its Affiliates, and each Reorganized Debtor and its Affiliates and with respect to the foregoing, each of their respective direct or indirect subsidiaries, current officers and directors (including Bell and Staton), former officers and directors serving as of the Petition Date, managers, members, employees, agents, representatives, financial advisors, professionals, accountants, attorneys, and each of their predecessors, successors and assigns.

(b)

On the Effective Date, the Exculpated Parties shall neither have, nor incur any liability to any Holder of a Claim or an Interest, the Debtors, the Reorganized Debtors, or any other party-in-interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any prepetition or postpetition act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, negotiation, or implementation of the
Disclosure Statement or the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of willful misconduct, gross negligence, fraud or criminal acts as determined by a Final Order; provided, however, that (i) the foregoing is not intended to limit or otherwise impact any defense of qualified immunity that may be available under applicable law; (ii) each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; and (iii) the foregoing exculpation shall not be deemed to, release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.

(c)

Notwithstanding anything in the Plan or the Confirmation Order to the contrary, and solely with respect to any police or regulatory power of the Securities and Exchange Commission, the exculpation provisions contained herein shall not operate to expand the Exculpated Parties’ exculpation beyond that established by the Bankruptcy Code unless otherwise agreed to in writing by the Securities and Exchange Commission and the Debtors or the Reorganized Debtors as applicable.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01.

Administrative Claims

All Administrative Expense Requests (other than as set forth in Section 3.01(a), this Section 12.01, Section 12.02, Section 12.03 of the Plan or Administrative Claims for Taxes) must be made by application Filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than forty-five (45) days after the Effective Date or their Administrative Claims shall be forever barred.  In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.  Notwithstanding the foregoing, (a) no application seeking payment of an Administrative Claim need be Filed with respect to an undisputed postpetition obligation which was paid or is payable by the Debtors in the ordinary course of business; provided, however, that in no event shall a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; and (b) no application seeking payment of an Administrative Claim need be Filed with respect to Cure owing under an Executory Contract or Unexpired Lease if the amount of Cure is fixed or proposed to be fixed by order of the Bankruptcy Court pursuant to a motion to assume and fix the amount of Cure Filed by the Debtors and a timely objection asserting an increased amount of Cure Filed by the non-Debtors party to the subject contract or lease.

With respect to Administrative Claims, the last day for Filing an objection to any Administrative Claim will be the later of (a) 180 days after the Effective Date, (b) 90 days after the filing of such Administrative Claim or (c) such other date specified in the Plan, or ordered by the Bankruptcy Court.

Section 12.02.

Professional Fee Claims

(a)

All final requests for payment of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application Filed with the Bankruptcy Court and served on the Reorganized Debtors, their counsel and other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.  Objections to such applications must be Filed and served on the Reorganized Debtors, its counsel and the requesting Professional or other Entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application was served.

(b)

The Reorganized Debtors may, without application to or approval by the Bankruptcy Court, retain professionals and pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.

Section 12.03.

Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date shall be paid by the Reorganized Debtors.  The obligation of each of the Reorganized Debtors to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code shall continue until such time as the Chapter 11 Cases are closed.

Section 12.04.

Modifications and Amendments

(a)

The Debtors, by mutual agreement and with the consent of the Required Consenting Parties, may alter, amend, or modify the Plan or any exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date subject to the Transaction Support Agreement.  The Debtors shall provide parties-in-interest with notice of such amendments or modifications as may be required by the Bankruptcy Rules or order of the Bankruptcy Court.  A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

(b)

After the Confirmation Date and prior to substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of the Plan, the Debtors or Reorganized Debtors, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of Holders of Claims or Interests in the Debtors under the Plan; provided, however, that, to the extent required, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or an order of the Bankruptcy Court.  A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified, or clarified, if the proposed alteration, amendment, modification, or clarification does not materially and adversely change the treatment of the Claim or Interest of such Holder.  In the event of any dispute as to whether such proposed alteration, amendment, modification, or clarification materially and adversely changes the treatment of the Claim or Interest of any such Holder, the Debtors or Reorganized Debtors, as the case may be, shall bear the burden of demonstrating that such proposed alteration, amendment, modification, or clarification does not materially adversely change the treatment of the Claim or Interest of such Holder.

Section 12.05.

Continuing Exclusivity and Solicitation Period

Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtors shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and to solicit acceptances thereof.

Section 12.06.

Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 12.07.

Successors and Assigns and Binding Effect

The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person or Entity, including, but not limited to, the Reorganized Debtors and all other parties-in-interest in the Chapter 11 Cases.

Section 12.08.

Compromises and Settlements

From and after the Effective Date, the Reorganized Debtors may compromise and settle various Claims against or Interests in the Debtors, Litigation Rights, and/or Avoidance Actions that they may have against other Persons or Entities without any further approval by the Bankruptcy Court; provided, however, that to the extent any such Claims, Litigation Rights or Avoidance Actions are pending before the Bankruptcy Court pursuant to Filings made during the pendency of the Chapter 11 Cases, the Debtors shall be required to obtain an appropriate order of the Bankruptcy Court concluding any such Filings.

Until the Effective Date, the Debtors expressly reserves the right to compromise and settle (subject to the approval of the Bankruptcy Court) Claims against or Interests in the Debtors, Avoidance Actions, Litigation Rights, or other claims that it may have against other Persons or Entities.

Section 12.09.

 Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

Section 12.10.

Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to File subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims against, or any Interests in, the Debtors, or any Avoidance Actions, Litigation Rights or other claims by or against the Debtors or any Person or Entity, (ii) prejudice in any manner the rights of the Debtors or any Person or Entity in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Person or Entity.

Section 12.11.

Plan Supplement

The Plan Supplement shall be Filed with the Bankruptcy Court on or before November 25, 2013, or by such later date as may be established by order of the Bankruptcy Court, provided that all documents set forth in the Plan Supplement shall first have been approved by the Debtors.  Upon such Filing, all documents set forth in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours.  Holders of Claims or Interests may obtain a copy of any document set forth in the Plan Supplement upon written request to the Debtors in accordance with Section 11.21 of the Plan.

Section 12.12.

Notices

Any notice, request, or demand required or permitted to be made or provided under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the cases of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or Reorganized Debtors:

Greenberg Traurig, LLP

Attn:

Dennis A. Meloro

The Nemours Building

1007 North Orange Street, Suite 1200

Wilmington, DE 19801

Tel: (302) 661-7000

Fax: (302) 661-7360

-and-

Greenberg Traurig, LLP

Attn:

Matthew L. Hinker

200 Park Avenue

New York, NY 10166

Tel: (212) 801-9200

Fax:  (212) 801-9200

Section 12.13.

Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.

Section 12.14.

Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Delaware shall govern the construction and implementation of the Plan and (except as may be provided otherwise in any such agreements, documents, or instruments) any agreements, documents, and instruments executed in connection with the Plan, and (b) the laws of the state of incorporation of the Debtors shall govern corporate governance matters with respect to the Debtors; in each case without giving effect to the principles of conflicts of law thereof.

Section 12.15.

Dissolution of Committees

On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtors, the Chapter 11 Cases, the Plan or its implementation.

Section 12.16.

Exhibits

All exhibits are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such exhibits shall be Filed with the Bankruptcy Court with or before the Plan Supplement.  After the filing of the exhibits, copies of exhibits can be obtained upon written request to counsel for the Debtors at (i) Greenberg Traurig LLP, The Nemours Building, 1007 North Orange Street, Suite 1200, Wilmington, Delaware 19801, Attn: Dennis A. Meloro, Esq., and (ii) Greenberg Traurig LLP, 200 Park Avenue, New York, New York 10166, Attn: Matthew L. Hinker, Esq., or by downloading such exhibits from the Bankruptcy Court’s website at  http://www.deb.uscourts.gov (registration required) or the claims agent’s website at http://www.bmcgroup.com/ffn.  To the extent any exhibit is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit portion of the Plan shall control.

[Signatures on next page]

/s/ Dennis A. Meloro

Dennis A. Meloro  (DE Bar No. 4435)
GREENBERG TRAURIG, LLP
The Nemours Building
1007 North Orange Street, Suite 1200
Wilmington, Delaware  19801
Telephone:  (302) 661-7000
Facsimile:  (302) 661-7360
melorod@gtlaw.com

PMGI Holdings Inc., and its affiliated Debtors /s/ Ezra Shashoua By: Ezra Shashoua Chief Financial Officer

-and-

Nancy A. Mitchell Matthew L. Hinker GREENBERG TRAURIG, LLP 200 Park Avenue New York, New York 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400 mitchelln@gtlaw.com hinkerm@gtlaw.com	David D. Cleary GREENBERG TRAURIG, LLP Greenberg Traurig, LLP 2375 East Camelback Road Suite 700 Phoenix, AZ 85016 Telephone: 602-445-8000 Facsimile: 602-445-8100 clearyd@gtlaw.com

Counsel for the Debtors and Debtors-in-Possession

DATED: November 1, 2013

EXHIBIT 1

Class	Designation
Class 1A	First Lien Noteholder Claims – FriendFinder Networks Inc.
Class 1B	First Lien Guaranty Claims – Interactive Network, Inc.
Class 1C	First Lien Guaranty Claims – Big Island Technology Group, Inc.
Class 1D	First Lien Guaranty Claims – Confirm ID, Inc.
Class 1E	First Lien Guaranty Claims – Danni Ashe, Inc.
Class 1F	First Lien Guaranty Claims – Fastcupid, Inc.
Class 1G	First Lien Guaranty Claims – Fierce Wombat Games, Inc.
Class 1H	First Lien Guaranty Claims – FriendFinder California Inc.
Class 1I	First Lien Guaranty Claims – Blue Hen Group Inc.
Class 1J	First Lien Guaranty Claims – FRIENDFINDER VENTURES INC.
Class 1K	First Lien Guaranty Claims – FRNK Technology Group
Class 1L	First Lien Guaranty Claims – General Media Art Holding, Inc.
Class 1M	First Lien Guaranty Claims – General Media Communications, Inc.
Class 1N	First Lien Guaranty Claims – General Media Entertainment, Inc.
Class 1O	First Lien Guaranty Claims – Global Alphabet, Inc.
Class 1P	First Lien Guaranty Claims – GMCI Internet Operations, Inc.
Class 1Q	First Lien Guaranty Claims – GMI On-Line Ventures, Ltd.
Class 1R	First Lien Guaranty Claims – Argus Payments Inc.
Class 1S	First Lien Guaranty Claims – Magnolia Blossom Inc.
Class 1T	First Lien Guaranty Claims – Medley.com Incorporated
Class 1U	First Lien Guaranty Claims – NAFT NEWS CORPORATION
Class 1V	First Lien Guaranty Claims – Penthouse Digital Media Productions Inc.
Class 1W	First Lien Guaranty Claims – Penthouse Images Acquisitions, Ltd.
Class 1X	First Lien Guaranty Claims – PerfectMatch Inc.
Class 1Y	First Lien Guaranty Claims – PLAYTIME GAMING INC.
Class 1Z	First Lien Guaranty Claims – PMGI Holdings Inc.
Class 1AA	First Lien Guaranty Claims – PPM Technology Group, Inc.
Class 1BB	First Lien Guaranty Claims – Pure Entertainment Telecommunications, Inc.
Class 1CC	First Lien Guaranty Claims – Sharkfish, Inc.
Class 1DD	First Lien Guaranty Claims – Snapshot Productions, LLC
Class 1EE	First Lien Guaranty Claims – Streamray Inc.
Class 1FF	First Lien Guaranty Claims – Streamray Studios Inc.
Class 1GG	First Lien Guaranty Claims – Tan Door Media Inc.
Class 1HH	First Lien Guaranty Claims – Traffic Cat, Inc.
Class 1II	First Lien Guaranty Claims – Transbloom, Inc.
Class 1JJ	First Lien Guaranty Claims – Various, Inc.
Class 1KK	First Lien Guaranty Claims – Video Bliss, Inc.
Class 1LL	First Lien Guaranty Claims – West Coast Facilities Inc.
Class 1MM	First Lien Guaranty Claims – XVHUB Group Inc.
Class 2A	Second Lien Noteholder Claims – FriendFinder Networks Inc.
Class 2B	Second Lien Guaranty Claims – Interactive Network, Inc.
Class 2C	Second Lien Guaranty Claims – Big Island Technology Group, Inc.
Class 2D	Second Lien Guaranty Claims – Confirm ID, Inc.
Class 2E	Second Lien Guaranty Claims – Danni Ashe, Inc.
Class 2F	Second Lien Guaranty Claims – Fastcupid, Inc.
Class 2G	Second Lien Guaranty Claims – Fierce Wombat Games, Inc.
Class 2H	Second Lien Guaranty Claims – FriendFinder California Inc.
Class 2I	Second Lien Guaranty Claims – Blue Hen Group Inc.
Class 2J	Second Lien Guaranty Claims – FRIENDFINDER VENTURES INC.
Class 2K	Second Lien Guaranty Claims – FRNK Technology Group
Class 2L	Second Lien Guaranty Claims – General Media Art Holding, Inc.

Class 2M	Second Lien Guaranty Claims – General Media Communications, Inc.
Class 2N	Second Lien Guaranty Claims – General Media Entertainment, Inc.
Class 2O	Second Lien Guaranty Claims – Global Alphabet, Inc.
Class 2P	Second Lien Guaranty Claims – GMCI Internet Operations, Inc.
Class 2Q	Second Lien Guaranty Claims – GMI On-Line Ventures, Ltd.
Class 2R	Second Lien Guaranty Claims – Argus Payments Inc.
Class 2S	Second Lien Guaranty Claims – Magnolia Blossom Inc.
Class 2T	Second Lien Guaranty Claims – Medley.com Incorporated
Class 2U	Second Lien Guaranty Claims – NAFT NEWS CORPORATION
Class 2V	Second Lien Guaranty Claims – Penthouse Digital Media Productions Inc.
Class 2W	Second Lien Guaranty Claims – Penthouse Images Acquisitions, Ltd.
Class 2X	Second Lien Guaranty Claims – PerfectMatch Inc.
Class 2Y	Second Lien Guaranty Claims – PLAYTIME GAMING INC.
Class 2Z	Second Lien Guaranty Claims – PMGI Holdings Inc.
Class 2AA	Second Lien Guaranty Claims – PPM Technology Group, Inc.
Class 2BB	Second Lien Guaranty Claims – Pure Entertainment Telecommunications, Inc.
Class 2CC	Second Lien Guaranty Claims – Sharkfish, Inc.
Class 2DD	Second Lien Guaranty Claims – Snapshot Productions, LLC
Class 2EE	Second Lien Guaranty Claims – Streamray Inc.
Class 2FF	Second Lien Guaranty Claims – Streamray Studios Inc.
Class 2GG	Second Lien Guaranty Claims – Tan Door Media Inc.
Class 2HH	Second Lien Guaranty Claims – Traffic Cat, Inc.
Class 2II	Second Lien Guaranty Claims – Transbloom, Inc.
Class 2JJ	Second Lien Guaranty Claims – Various, Inc.
Class 2KK	Second Lien Guaranty Claims – Video Bliss, Inc.
Class 2LL	Second Lien Guaranty Claims – West Coast Facilities Inc.
Class 2MM	Second Lien Guaranty Claims – XVHUB Group Inc.
Class 3A	Other Secured Claims – FriendFinder Networks Inc.
Class 3B	Other Secured Claims – Interactive Network, Inc.
Class 3C	Other Secured Claims – Big Island Technology Group, Inc.
Class 3D	Other Secured Claims – Confirm ID, Inc.
Class 3E	Other Secured Claims – Danni Ashe, Inc.
Class 3F	Other Secured Claims – Fastcupid, Inc.
Class 3G	Other Secured Claims – Fierce Wombat Games, Inc.
Class 3H	Other Secured Claims – FriendFinder California Inc.
Class 3I	Other Secured Claims – Blue Hen Group Inc.
Class 3J	Other Secured Claims – FRIENDFINDER VENTURES INC.
Class 3K	Other Secured Claims – FRNK Technology Group
Class 3L	Other Secured Claims – General Media Art Holding, Inc.
Class 3M	Other Secured Claims – General Media Communications, Inc.
Class 3N	Other Secured Claims – General Media Entertainment, Inc.
Class 3O	Other Secured Claims – Global Alphabet, Inc.
Class 3P	Other Secured Claims – GMCI Internet Operations, Inc.
Class 3Q	Other Secured Claims – GMI On-Line Ventures, Ltd.
Class 3R	Other Secured Claims – Argus Payments Inc.
Class 3S	Other Secured Claims – Magnolia Blossom Inc.
Class 3T	Other Secured Claims – Medley.com Incorporated
Class 3U	Other Secured Claims – NAFT NEWS CORPORATION
Class 3V	Other Secured Claims – Penthouse Digital Media Productions Inc.
Class 3W	Other Secured Claims – Penthouse Images Acquisitions, Ltd.
Class 3X	Other Secured Claims – PerfectMatch Inc.
Class 3Y	Other Secured Claims – PLAYTIME GAMING INC.
Class 3Z	Other Secured Claims – PMGI Holdings Inc.

Class 3AA	Other Secured Claims – PPM Technology Group, Inc.
Class 3BB	Other Secured Claims – Pure Entertainment Telecommunications, Inc.
Class 3CC	Other Secured Claims – Sharkfish, Inc.
Class 3DD	Other Secured Claims – Snapshot Productions, LLC
Class 3EE	Other Secured Claims – Streamray Inc.
Class 3FF	Other Secured Claims – Streamray Studios Inc.
Class 3GG	Other Secured Claims – Tan Door Media Inc.
Class 3HH	Other Secured Claims – Traffic Cat, Inc.
Class 3II	Other Secured Claims – Transbloom, Inc.
Class 3JJ	Other Secured Claims – Various, Inc.
Class 3KK	Other Secured Claims – Video Bliss, Inc.
Class 3LL	Other Secured Claims – West Coast Facilities Inc.
Class 3MM	Other Secured Claims – XVHUB Group Inc.
Class 4A	Other Priority Claims – FriendFinder Networks Inc.
Class 4B	Other Priority Claims – Interactive Network, Inc.
Class 4C	Other Priority Claims – Big Island Technology Group, Inc.
Class 4D	Other Priority Claims – Confirm ID, Inc.
Class 4E	Other Priority Claims – Danni Ashe, Inc.
Class 4F	Other Priority Claims – Fastcupid, Inc.
Class 4G	Other Priority Claims – Fierce Wombat Games, Inc.
Class 4H	Other Priority Claims – FriendFinder California Inc.
Class 4I	Other Priority Claims – Blue Hen Group Inc.
Class 4J	Other Priority Claims – FRIENDFINDER VENTURES INC.
Class 4K	Other Priority Claims – FRNK Technology Group
Class 4L	Other Priority Claims – General Media Art Holding, Inc.
Class 4M	Other Priority Claims – General Media Communications, Inc.
Class 4N	Other Priority Claims – General Media Entertainment, Inc.
Class 4O	Other Priority Claims – Global Alphabet, Inc.
Class 4P	Other Priority Claims – GMCI Internet Operations, Inc.
Class 4Q	Other Priority Claims – GMI On-Line Ventures, Ltd.
Class 4R	Other Priority Claims – Argus Payments Inc.
Class 4S	Other Priority Claims – Magnolia Blossom Inc.
Class 4T	Other Priority Claims – Medley.com Incorporated
Class 4U	Other Priority Claims – NAFT NEWS CORPORATION
Class 4V	Other Priority Claims – Penthouse Digital Media Productions Inc.
Class 4W	Other Priority Claims – Penthouse Images Acquisitions, Ltd.
Class 4X	Other Priority Claims – PerfectMatch Inc.
Class 4Y	Other Priority Claims – PLAYTIME GAMING INC.
Class 4Z	Other Priority Claims – PMGI Holdings Inc.
Class 4AA	Other Priority Claims – PPM Technology Group, Inc.
Class 4BB	Other Priority Claims – Pure Entertainment Telecommunications, Inc.
Class 4CC	Other Priority Claims – Sharkfish, Inc.
Class 4DD	Other Priority Claims – Snapshot Productions, LLC
Class 4EE	Other Priority Claims – Streamray Inc.
Class 4FF	Other Priority Claims – Streamray Studios Inc.
Class 4GG	Other Priority Claims – Tan Door Media Inc.
Class 4HH	Other Priority Claims – Traffic Cat, Inc.
Class 4II	Other Priority Claims – Transbloom, Inc.
Class 4JJ	Other Priority Claims – Various, Inc.
Class 4KK	Other Priority Claims – Video Bliss, Inc.
Class 4LL	Other Priority Claims – West Coast Facilities Inc.
Class 4MM	Other Priority Claims – XVHUB Group Inc.
Class 5A	General Unsecured Claims – FriendFinder Networks Inc.
Class 5B	General Unsecured Claims – Interactive Network, Inc.

Class 5C	General Unsecured Claims – Big Island Technology Group, Inc.
Class 5D	General Unsecured Claims – Confirm ID, Inc.
Class 5E	General Unsecured Claims – Danni Ashe, Inc.
Class 5F	General Unsecured Claims – Fastcupid, Inc.
Class 5G	General Unsecured Claims – Fierce Wombat Games, Inc.
Class 5H	General Unsecured Claims – FriendFinder California Inc.
Class 5I	General Unsecured Claims – Blue Hen Group Inc.
Class 5J	General Unsecured Claims – FRIENDFINDER VENTURES INC.
Class 5K	General Unsecured Claims – FRNK Technology Group
Class 5L	General Unsecured Claims – General Media Art Holding, Inc.
Class 5M	General Unsecured Claims – General Media Communications, Inc.
Class 5N	General Unsecured Claims – General Media Entertainment, Inc.
Class 5O	General Unsecured Claims – Global Alphabet, Inc.
Class 5P	General Unsecured Claims – GMCI Internet Operations, Inc.
Class 5Q	General Unsecured Claims – GMI On-Line Ventures, Ltd.
Class 5R	General Unsecured Claims – Argus Payments Inc.
Class 5S	General Unsecured Claims – Magnolia Blossom Inc.
Class 5T	General Unsecured Claims – Medley.com Incorporated
Class 5U	General Unsecured Claims – NAFT NEWS CORPORATION
Class 5V	General Unsecured Claims – Penthouse Digital Media Productions Inc.
Class 5W	General Unsecured Claims – Penthouse Images Acquisitions, Ltd.
Class 5X	General Unsecured Claims – PerfectMatch Inc.
Class 5Y	General Unsecured Claims – PLAYTIME GAMING INC.
Class 5Z	General Unsecured Claims – PMGI Holdings Inc.
Class 5AA	General Unsecured Claims – PPM Technology Group, Inc.
Class 5BB	General Unsecured Claims – Pure Entertainment Telecommunications, Inc.
Class 5CC	General Unsecured Claims – Sharkfish, Inc.
Class 5DD	General Unsecured Claims – Snapshot Productions, LLC
Class 5EE	General Unsecured Claims – Streamray Inc.
Class 5FF	General Unsecured Claims – Streamray Studios Inc.
Class 5GG	General Unsecured Claims – Tan Door Media Inc.
Class 5HH	General Unsecured Claims – Traffic Cat, Inc.
Class 5II	General Unsecured Claims – Transbloom, Inc.
Class 5JJ	General Unsecured Claims – Various, Inc.
Class 5KK	General Unsecured Claims – Video Bliss, Inc.
Class 5LL	General Unsecured Claims – West Coast Facilities Inc.
Class 5MM	General Unsecured Claims – XVHUB Group Inc.
Class 6A	Intercompany Claims – FriendFinder Networks Inc.
Class 6B	Intercompany Claims – Interactive Network, Inc.
Class 6C	Intercompany Claims – Big Island Technology Group, Inc.
Class 6D	Intercompany Claims – Confirm ID, Inc.
Class 6E	Intercompany Claims – Danni Ashe, Inc.
Class 6F	Intercompany Claims – Fastcupid, Inc.
Class 6G	Intercompany Claims – Fierce Wombat Games, Inc.
Class 6H	Intercompany Claims – FriendFinder California Inc.
Class 6I	Intercompany Claims – Blue Hen Group Inc.
Class 6J	Intercompany Claims – FRIENDFINDER VENTURES INC.
Class 6K	Intercompany Claims – FRNK Technology Group
Class 6L	Intercompany Claims – General Media Art Holding, Inc.
Class 6M	Intercompany Claims – General Media Communications, Inc.
Class 6N	Intercompany Claims – General Media Entertainment, Inc.
Class 6O	Intercompany Claims – Global Alphabet, Inc.
Class 6P	Intercompany Claims – GMCI Internet Operations, Inc.
Class 6Q	Intercompany Claims – GMI On-Line Ventures, Ltd.

Class 6R	Intercompany Claims – Argus Payments Inc.
Class 6S	Intercompany Claims – Magnolia Blossom Inc.
Class 6T	Intercompany Claims – Medley.com Incorporated
Class 6U	Intercompany Claims – NAFT NEWS CORPORATION
Class 6V	Intercompany Claims – Penthouse Digital Media Productions Inc.
Class 6W	Intercompany Claims – Penthouse Images Acquisitions, Ltd.
Class 6X	Intercompany Claims – PerfectMatch Inc.
Class 6Y	Intercompany Claims – PLAYTIME GAMING INC.
Class 6Z	Intercompany Claims – PMGI Holdings Inc.
Class 6AA	Intercompany Claims – PPM Technology Group, Inc.
Class 6BB	Intercompany Claims – Pure Entertainment Telecommunications, Inc.
Class 6CC	Intercompany Claims – Sharkfish, Inc.
Class 6DD	Intercompany Claims – Snapshot Productions, LLC
Class 6EE	Intercompany Claims – Streamray Inc.
Class 6FF	Intercompany Claims – Streamray Studios Inc.
Class 6GG	Intercompany Claims – Tan Door Media Inc.
Class 6HH	Intercompany Claims – Traffic Cat, Inc.
Class 6II	Intercompany Claims – Transbloom, Inc.
Class 6JJ	Intercompany Claims – Various, Inc.
Class 6KK	Intercompany Claims – Video Bliss, Inc.
Class 6LL	Intercompany Claims – West Coast Facilities Inc.
Class 6MM	Intercompany Claims – XVHUB Group Inc.
Class 7A	Securities Litigation Claims – FriendFinder Networks Inc.
Class 7B	Securities Litigation Claims – Interactive Network, Inc.
Class 7C	Securities Litigation Claims – Big Island Technology Group, Inc.
Class 7D	Securities Litigation Claims – Confirm ID, Inc.
Class 7E	Securities Litigation Claims – Danni Ashe, Inc.
Class 7F	Securities Litigation Claims – Fastcupid, Inc.
Class 7G	Securities Litigation Claims – Fierce Wombat Games, Inc.
Class 7H	Securities Litigation Claims – FriendFinder California Inc.
Class 7I	Securities Litigation Claims – Blue Hen Group Inc.
Class 7J	Securities Litigation Claims – FRIENDFINDER VENTURES INC.
Class 7K	Securities Litigation Claims – FRNK Technology Group
Class 7L	Securities Litigation Claims – General Media Art Holding, Inc.
Class 7M	Securities Litigation Claims – General Media Communications, Inc.
Class 7N	Securities Litigation Claims – General Media Entertainment, Inc.
Class 7O	Securities Litigation Claims – Global Alphabet, Inc.
Class 7P	Securities Litigation Claims – GMCI Internet Operations, Inc.
Class 7Q	Securities Litigation Claims – GMI On-Line Ventures, Ltd.
Class 7R	Securities Litigation Claims – Argus Payments Inc.
Class 7S	Securities Litigation Claims – Magnolia Blossom Inc.
Class 7T	Securities Litigation Claims – Medley.com Incorporated
Class 7U	Securities Litigation Claims – NAFT NEWS CORPORATION
Class 7V	Securities Litigation Claims – Penthouse Digital Media Productions Inc.
Class 7W	Securities Litigation Claims – Penthouse Images Acquisitions, Ltd.
Class 7X	Securities Litigation Claims – PerfectMatch Inc.
Class 7Y	Securities Litigation Claims – PLAYTIME GAMING INC.
Class 7Z	Securities Litigation Claims – PMGI Holdings Inc.
Class 7AA	Securities Litigation Claims – PPM Technology Group, Inc.
Class 7BB	Securities Litigation Claims – Pure Entertainment Telecommunications, Inc.
Class 7CC	Securities Litigation Claims – Sharkfish, Inc.
Class 7DD	Securities Litigation Claims – Snapshot Productions, LLC
Class 7EE	Securities Litigation Claims – Streamray Inc.
Class 7FF	Securities Litigation Claims – Streamray Studios Inc.

Class 7GG	Securities Litigation Claims – Tan Door Media Inc.
Class 7HH	Securities Litigation Claims – Traffic Cat, Inc.
Class 7II	Securities Litigation Claims – Transbloom, Inc.
Class 7JJ	Securities Litigation Claims – Various, Inc.
Class 7KK	Securities Litigation Claims – Video Bliss, Inc.
Class 7LL	Securities Litigation Claims – West Coast Facilities Inc.
Class 7MM	Securities Litigation Claims – XVHUB Group Inc.
Class 8A	Existing FFN Equity Interests
Class 8B	Intercompany Interests – Interactive Network, Inc.
Class 8C	Intercompany Interests – Big Island Technology Group, Inc.
Class 8D	Intercompany Interests – Confirm ID, Inc.
Class 8E	Intercompany Interests – Danni Ashe, Inc.
Class 8F	Intercompany Interests – Fastcupid, Inc.
Class 8G	Intercompany Interests – Fierce Wombat Games, Inc.
Class 8H	Intercompany Interests – FriendFinder California Inc.
Class 8I	Intercompany Interests – Blue Hen Group Inc.
Class 8J	Intercompany Interests – FRIENDFINDER VENTURES INC.
Class 8K	Intercompany Interests – FRNK Technology Group
Class 8L	Intercompany Interests – General Media Art Holding, Inc.
Class 8M	Intercompany Interests – General Media Communications, Inc.
Class 8N	Intercompany Interests – General Media Entertainment, Inc.
Class 8O	Intercompany Interests – Global Alphabet, Inc.
Class 8P	Intercompany Interests – GMCI Internet Operations, Inc.
Class 8Q	Intercompany Interests – GMI On-Line Ventures, Ltd.
Class 8R	Intercompany Interests – Argus Payments Inc.
Class 8S	Intercompany Interests – Magnolia Blossom Inc.
Class 8T	Intercompany Interests – Medley.com Incorporated
Class 8U	Intercompany Interests – NAFT NEWS CORPORATION
Class 8V	Intercompany Interests – Penthouse Digital Media Productions Inc.
Class 8W	Intercompany Interests – Penthouse Images Acquisitions, Ltd.
Class 8X	Intercompany Interests – PerfectMatch Inc.
Class 8Y	Intercompany Interests – PLAYTIME GAMING INC.
Class 8Z	Intercompany Interests – PMGI Holdings Inc.
Class 8AA	Intercompany Interests – PPM Technology Group, Inc.
Class 8BB	Intercompany Interests – Pure Entertainment Telecommunications, Inc.
Class 8CC	Intercompany Interests – Sharkfish, Inc.
Class 8DD	Intercompany Interests – Snapshot Productions, LLC
Class 8EE	Intercompany Interests – Streamray Inc.
Class 8FF	Intercompany Interests – Streamray Studios Inc.
Class 8GG	Intercompany Interests – Tan Door Media Inc.
Class 8HH	Intercompany Interests – Traffic Cat, Inc.
Class 8II	Intercompany Interests – Transbloom, Inc.
Class 8JJ	Intercompany Interests – Various, Inc.
Class 8KK	Intercompany Interests – Video Bliss, Inc.
Class 8LL	Intercompany Interests – West Coast Facilities Inc.
Class 8MM	Intercompany Interests – XVHUB Group Inc.

Exhibit B

Pro Forma Financial Projections

DISCLOSURE

The following pages contain pro forma financial projections for FriendFinder Networks Inc. (“FFN” or the “Company”).  Certain information, estimates, and opinions contained in this report were obtained from the Company’s management and SSG Advisors, LLC (“SSG”) assumes no liability for such data.  Information supplied by the Company’s management has been accepted without further verification as correctly reflecting the Company's past or future results and current condition in accordance with general accepted accounting principles, unless otherwise noted.  SSG has not attempted to independently verify any such information, nor has SSG conducted an appraisal of the assets or liabilities of the Company other than as set forth in the Liquidation Analysis contained in the Amended Disclosure Statement.  With respect to certain financial projections and forecasts, SSG assumed that they have been reasonably prepared on a basis that reflects the best currently available estimates and judgments of senior management of the Company.  The Company, in consultation with various professionals, prepared the projections for the five years ending December 31, 2014, 2015, 2016, 2017 and 2018.  Although the Company believes that the assumptions underlying the projections, when considered on an overall basis, are reasonable in light of current circumstances, no representation can be or is being made with respect to the accuracy of the projections or the ability of the Company to achieve the projected results of operations.

The Company did not prepare such financial projections to comply with guidelines for prospective financial statements published by the American Institute of Certified Public Accountants or the rules and regulations of the United States Securities and Exchange Commission.  The Company’s independent accountants have neither examined nor compiled the financial projections that accompany the Disclosure Statement and, accordingly, do not express an opinion or any other form of assurance with respect to the financial projections.

In deciding whether to vote to accept or reject the Plan, claimants must make their own determinations as to the reasonableness of such assumptions and the reliability of the projections and should consult with their own advisors.

Additional information relating to the principal assumptions used in preparing the projections is set forth below:

ASSUMPTIONS

-

The Plan will be confirmed and consummated in accordance with its terms, and the Debtors will be reorganized as set forth in the Plan with an Effective Date of December 31, 2013.

-

The Adult segment consists of the Company’s subscription-based casual dating sites such as AdultFriendFinder, alternative lifestyle dating sites, adult gay dating sites, Outpersonals, and adult content paysites, such as penthouse.com.  The PG segment consists of the Company’s subscription-based mainstream dating sites like FriendFinder, BigChurch and Amigos.  Revenue is projected by utilizing the Company’s key operating metrics, including new registration growth, conversion rates, churn and average revenue per user.  Direct costs, such as affiliate and ad buy expense, are projected by utilizing margins.

-

The Live Interactive Video segment utilizes the Company’s technology platform to enable models to broadcast from independent studios throughout the world and interact with users via instant messaging, chat and video.  Revenue is projected by utilizing the Company’s key operating metrics, including unique visitors, conversion rates, minutes expended per user and average revenue per minute.  Direct costs, such as affiliate and ad buy expense, are projected by utilizing margins.

-

The PMGI segment consists of the production and distribution of original pictorial and video content via traditional distribution channels, the licensing of the Penthouse brand to a variety of consumer products companies, entertainment venues and public branded men's lifestyle magazines.  Revenue is projected by utilizing growth rates and direct costs are projected by utilizing margins.

-

It is assumed that the use of the Company’s historical net operating losses will be restricted post-petition and, as a result, the Company will revert to full taxpaying status. The projections do not reflect adjustments for “fresh start” accounting.

-

Product development and selling, general and administrative costs are projected by utilizing margins.

-

The opening cash balance reflects certain required payments on the Effective Date, including those related to first lien debt default interest, professional fees, accounts payable, rejection damages and other costs and payments pursuant to the Plan.

-

It is assumed that the Company will migrate back to utilizing domestic credit card processing post-petition and as a result, required merchant processing reserve balances (displayed on the balance sheet as restricted cash) are projected to increase by approximately $5 million in 2014.

-

It is assumed that the amount of intangible assets (domain names, trademarks and other intangible assets) on the balance sheet is based on historical values.

-

The Company’s capital expenditures primarily relate to the replacement cycle of information technology equipment and are projected to be $5 million per year.

Exhibit C

Liquidation Analysis

LIQUIDATION ANALYSIS

A. Introduction

Under the "best interests" of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of a claim or interest who does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.  To demonstrate that the Plan satisfies the "best interests" of creditors test, the Debtors have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and in the notes accompanying this Liquidation Analysis (the “Notes”).  Capitalized terms shall have the meanings ascribed to them in the Plan and the Disclosure Statement.

The Liquidation Analysis estimates potential Cash distributions to holders of Allowed Claims in a hypothetical Chapter 7 liquidation of the Debtors' Assets.  Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement.  SSG prepared the Liquidation Analysis with the assistance of and based on information provided to them by the Debtors.

B. Scope, Intent and Purpose of the Liquidation Analysis

The determination of the costs of, and hypothetical proceeds from, the liquidation of the Debtors' Assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management and their Professionals.  Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual Chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual Chapter 7 liquidation.  In addition, the Debtors' management cannot judge with any degree of certainty the impact of the forced liquidation asset sales on the recoverable value of the Debtors' Assets.  The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be generated if the Debtors were liquidated in accordance with Chapter 7 of the Bankruptcy Code.  The Liquidation Analysis is not intended, and should not be used, for any other purpose.  The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants.  No independent appraisals were conducted in preparing the Liquidation Analysis.  NONE OF THE DEBTORS OR THEIR PROFESSIONALS MAKES ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND

ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of Claims listed on the Debtors' Schedules and proofs of claim filed to date.  In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and Allowed in a Chapter 7 liquidation, including, without limitation, Administrative Expense Claims, wind down costs, trustee fees, and certain Rejection Damage Claims.  To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis.  The Debtors' estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, determining the value of any distribution to be made on account of Allowed Claims under the Plan.

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS AS TO THE ALLOWANCE OR DISALLOWANCE OF ANY CLAIM. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULDMATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

C. Global Notes to the Liquidation Analysis

(1) Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes a hypothetical conversion of the Debtors' Chapter 11 Cases to Chapter 7 liquidation cases on December 31, 2013 (the “Conversion Date”). On the Conversion Date, it is assumed that the Bankruptcy Court would appoint a Chapter 7 trustee (the Trustee) to oversee the liquidation of the Estates, which is assumed to take approximately 6 months.

(2) Assets to be Liquidated

The Liquidation Analysis assumes a liquidation of all of the Debtors' Assets, which primarily consist of cash and cash equivalents, accounts receivable, inventory, information technology, domain names and trademarks.

(3) Methodologies

A forced liquidation analysis was utilized to estimate the approximate range of value for the Debtors’ Assets.  To value the domain names and trademarks, the relief from royalty method was utilized.  Reductions to the values derived under this approach were made to reflect the forced sale nature of a Chapter 7 liquidation.

The estimated liquidation value of the Debtors' Assets was used to determine the recovery percentages based on the values for the Debtors' balance sheet as of December 31, 2013. The liquidation analysis assumes a liquidation of the Debtors' Assets occurs over a six month time frame which reflects an estimate of the time required to dispose of the material Assets.

(4) Estimated Costs of Liquidation

Wind-down costs consist of the regularly occurring general and administrative costs required to operate the Debtor’s Assets as well as the costs of any professionals the Trustee employs to assist with the liquidation process, including intellectual property brokers, attorneys, and other advisors.

D. Estimated Recoveries

(1) Administrative Claims

Administrative Claims are estimated to be $1.9 million.  Such Claims include professional fees, post petition accounts payable and accrued expenses, and Section 503(b)(9) Claims. This liquidation scenario estimates that these Claims would be satisfied in full in a Chapter 7 liquidation.

(2) Priority Tax Claims

Priority Tax Claims are estimated to have a claim amount of $500,000.  This liquidation scenario estimates that these Claims would be satisfied in full in a Chapter 7 liquidation.

(3) First Lien Noteholder Claims

First Lien Noteholder Claims are estimated to be $236.4 million.  This liquidation scenario estimates that these claims would receive between 33.0% to 41.7% of their value in a Chapter 7 liquidation.

(4) Second Lien Noteholder Claims

Second Lien Noteholder Claims approximate $329.6 million.  The liquidation scenario estimates that there would be insufficient liquidation proceeds for any recovery related to these Claims in a Chapter 7 liquidation.

(5) General Unsecured Claims

General Unsecured Claims are estimated at $12.7 million based on the Debtors’ schedules filed on October 15, 2013.  The liquidation scenario estimates that there would be insufficient liquidation proceeds for any recovery related to these Claims in a Chapter 7 liquidation.

E. Conclusion

The following table summarizes the recovery estimates based on the estimated Liquidation Proceeds. The Liquidation Analysis sets forth an allocation of the Liquidation Proceeds to Creditors in accordance with the priorities set forth in section 726 of the Bankruptcy Code. The Liquidation Analysis provides for high and low recovery percentages for Claims upon the Trustee’s application of the Liquidation Proceeds. The high and low recovery ranges reflect high and low ranges of both estimated Liquidation Proceeds from the Trustee’s sale of the assets and Allowed Claims.  As illustrated by the Liquidation Analysis, the Debtors estimate that prepetition creditors will recover more value from confirmation of the proposed Plan than through an orderly Chapter 7 liquidation and sale process.

Exhibit D

Prepetition Organizational Structure Chart

Corporate Entity Organizational Chart (as of July 15, 2013)

All subsidiaries are 100% owned by affiliated holding company FriendFinder Networks Inc.

FriendFinder Networks

- **FriendFinder Networks Inc.**
  f/k/a Penthouse Media Group Inc.
  - Nevada Corporation
  - Incorporated - 17-Jan-06

  - **Interactive Network, Inc.** (See Appendix A for Subsidiaries)
    - Nevada
    - 13-Nov-07
    - **Various, Inc.** (See Appendix A for Subsidiaries)
      - California
      - 10-Feb-98
  - **West Coast Facilities Inc.**
    - California
    - 16-June-05
  - **General Media Art Holding, Inc.**
    - Delaware
    - 8-May-98
  - **General Media Communications, Inc.**
    - New York
    - 9-Jul-88
    - **General Media Entertainment, Inc.**
      - New York
      - 15-June-90
    - **Network Domain Services N.V.** (f/k/a Penthouse Financial Services N.V.)
      - Netherlands Antilles Corp.
      - 18-Aug-92
    - **Pure Entertainment Telecommunications, Inc.**
      - New York
      - 11-May-83
    - **Penthouse Clubs International Establishment**
      - Liechtenstein Establishment
      - 22-Feb-71
    - **Penthouse Images Acquisitions, Ltd.**
      - New York
      - 4-Jan-91
    - **GMCI Internet Operations, Inc.**
      - New York
      - 13-June-00
      - **GREAT GANILLY ENTERPRISE LIMITED**
        - England and Wales
        - 11-Apr-12
    - **Penthouse Digital Media Productions Inc.**
      - New York
      - 9-May-05
      - **NAFT Media, S.L.**
        - Madrid, Spain
        - 15-Oct-10
  - **PMGI Holdings Inc.**
    - Delaware
    - 25-Oct-04
  - **FRIENDFINDER VENTURES INC.**
    - Nevada
    - 21-Dec-10
  - **Blue Hen Group Inc.**
    - Delaware
    - 8-June-11
  - **PLAYTIME GAMING INC.**
    - California
    - 29-Oct-10

    ** Taiwan Branch Office*
  - **XVHUB Group Inc. (f/k/a Giant Swallowtail Inc.)**
    - Delaware
    - 8-June-11
  - **NAFT NEWS CORPORATION**
    - California
    - 29-Oct-10
  - **GMI On-line Ventures, Ltd.**
    - Delaware
    - 13-Jan-00
    - **Danni Ashe, Inc.**
      - California
      - 18-Dec-87
    - **Video Bliss, Inc.**
      - California
      - 13-Feb-96
      - **Snapshot Productions, LLC**
        - Texas LLC
        - 4-April-02
    - **Tan Door Media Inc.**
      - California
      - 13-Feb-09
  - **JGC Holdings Limited**
    - British Virgin Islands
    - 26-Aug-11
    - BDM Global Ventures Limited (BVI) merged into JGC Holdings Limited on 07-Sep-11
    - Sold to JGC Acquisition LLC on 01-Aug-12

Appendix A (as of July 15, 2013)

All subsidiaries are 100% owned by affiliated holding

Interactive Network, Inc.
• Nevada
• Incorporated - 13-Nov-07
Sharkfish, Inc.
• California
• 16-Jul-04
Global Alphabet, Inc.
• California
• 12-Nov-99
Traffic Cat, Inc.
• California
• 16-Jul-04
Various, Inc.
• California
• Incorporated - 1998
FriendFinder California Inc.
• California
• 2-Sep-99
Transbloom, Inc.
• California
• 9-Nov-01
Confirm ID, Inc.
• California
• 8-Apr-02
Fierce Wombat Games Inc. (f/k/a Big Ego Games Inc.)
• California
• 23-Sep-10
Fastcupid, Inc.
• California
• 14-June-05
Big Island Technology Group, Inc.
• California
• 30-Oct-06
PPM Technology Group, Inc.
• California
• 5-Dec-06
Streamray Inc.
• Nevada
• 9-Nov-01
Medley.com Incorporated
• California
• 15-Jul-02
FriendFinder Processing, Ltd.
• Saint Christopher and Nevis (St. Kitts)
• 5-Feb-02
FriendFinder United Kingdom Ltd.
• United Kingdom
• 24-May-04
FriendFinder GmbH
• Germany
• 2006
Streamray Processing Limited
• England and Wales
• 27-Feb-07
Ventnor Enterprise Limited
• England and Wales
• 13-Feb-09
Argus Payments Inc.
• Delaware
• 8-June-11
Magnolia Blossom Inc.
• Delaware
• 8-June-11
PerfectMatch Inc. (f/k/a Goldenrod Spear Inc.)
• Delaware
• 8-June-11
Streamray Inc. *
Big Hat Enterprises, Inc.
• Panama
• 2-Feb-11
Frodo Enterprises Ltd.
• Republic of Mauritius
• 9-March-11
New Light Brasil Ltda.
• Brazil
• 19-April-11
• *SPLIT Various, Inc. / Streamray Inc.
JG Enterprises Limited Liability Company - Podgorica
• Montenegro
• 13-Jan-11/ Liquidated 15-Jul-13
• *SPLIT Various, Inc. / Streamray Inc.
FRNK Technology Group
• California
• 22-Jul-97
Wight Enterprise Limited
• England and Wales
• 13-Feb-09
Streamray Studios Inc.
• California
• 13-Feb-09
Streamray, Inc.
• Saint Christopher and Nevis (St. Kitts)
• 9-Nov-01

Exhibit E

Transaction Support Agreement

TRANSACTION SUPPORT AGREEMENT (RECAPITALIZATION)

This TRANSACTION SUPPORT AGREEMENT (RECAPITALIZATION) (as amended, modified or supplemented from time to time, this “Agreement”) is entered into as of September 16, 2013, by and among (i) Interactive Network, Inc., a Nevada corporation (“INI”), FriendFinder Networks Inc., a Nevada corporation (“FFN” and, collectively with INI, the “Issuers”), and each of the undersigned entities listed as guarantors (collectively, the “Guarantors” and, together with Issuers, the “Company”), (ii) each of the undersigned holders (the “Consenting First Lien Noteholders”) of the 14% Senior Secured Notes due 2013 (the “First Lien Notes”), issued pursuant to that certain Indenture (as amended, modified or supplemented prior to the date hereof, the “First Lien Indenture”), dated as of October 27, 2010 with U.S. Bank National Association serving as Indenture Trustee (the “First Lien Indenture Trustee”), and (iii) each of the undersigned holders (the “Consenting Second Lien Noteholders”) of (a) the 14% Cash Pay Secured Notes Due 2013 (the “Cash Pay Second Lien Notes”), issued pursuant to that certain Indenture dated as of October 27, 2010 (as amended, modified or supplemented prior to the date hereof, the “Cash Pay Second Lien Indenture”) with U.S. Bank National Association serving as Indenture Trustee (the “Second Lien Cash Pay Indenture Trustee”), if any, and (b) the 11.5% Non-Cash Pay Secured Notes Due 2014 (the “Non-Cash Pay Second Lien Notes” and together with the Cash Pay Second Lien Notes, the “Second Lien Notes”), issued pursuant to the Indenture dated as of October 27, 2010 (as amended, modified or supplemented prior to the date hereof, the “Non-Cash Pay Second Lien Indenture” and together with the Cash Pay Second Lien Indenture, the “Second Lien Indentures”) with U.S. Bank National Association serving as Indenture Trustee (the “Second Lien Non-Cash Pay Indenture Trustee” and together with the Second Lien Cash Pay Indenture Trustee, the “Second Lien Indenture Trustees”). Issuers, Guarantors, Consenting First Lien Noteholders and Consenting Second Lien Noteholders are each referred to herein as a “Party” and collectively referred to as the “Parties”.

WHEREAS, prior to the date hereof, the Parties have engaged in good faith negotiations regarding the terms of a financial transaction pursuant to the terms and conditions of this Agreement and the various exhibits and schedules hereto that are incorporated herein;

WHEREAS, the Parties have agreed to the terms of a recapitalization transaction for the Company (the “Recapitalization Transaction”) which the Parties intend to consummate through the filing of chapter 11 cases by the Company in the Bankruptcy Court, which cases will be filed for the purpose of consummating the Recapitalization Transaction (the “Bankruptcy Cases”) and the confirmation of a plan of reorganization containing terms and conditions materially consistent with those set forth on Exhibit A hereto (the “Plan Term Sheet”), with such other terms as are reasonably acceptable to the Required Consenting Parties and the Company (the “Recapitalization Transaction Terms”);

WHEREAS, as of the date hereof, pursuant to the First Lien Indenture and the First Lien Notes, the Company is indebted to holders of the First Lien Notes (“First Lien Noteholders”) in the principal amount of $234,297,907.80, plus contractual interest and certain premiums, fees, costs and expenses under the First Lien Indenture;

WHEREAS, as of the date hereof, the Consenting First Lien Noteholders are the beneficial owners or advisors or investment managers for the beneficial owners of at least 80% of the outstanding First Lien Noteholder Claims;

WHEREAS, as of the date hereof, pursuant to the Cash Pay Second Lien Indenture and the Cash Pay Second Lien Notes, the Company is indebted to holders of the Cash Pay Second Lien Notes (the “Cash Pay Second Lien Noteholders”) in the aggregate principal amount of $9,600,000, plus contractual interest and certain fees and expenses under the Cash Pay Second Lien Indenture; and pursuant to the Non-Cash Pay Second Lien Indenture and the Non-Cash Pay Second Lien Notes, the Company is indebted to holders of the Non-Cash Pay Second Lien Notes (the “Non-Cash Pay Second Lien Noteholders,” and together with the Cash Pay Second Lien Noteholders, the “Second Lien Noteholders”) in the aggregate principal amount of $320,000,000, plus contractual interest and certain fees and expenses under the Non-Cash Pay Second Lien Indenture;

WHEREAS, as of the date hereof, the Consenting Second Lien Noteholders are the beneficial owners or advisors or investment managers for the beneficial owners of at least 78% of the outstanding principal amount of the Second Lien Notes;

WHEREAS, certain Events of Default (as defined therein) have occurred and are continuing under each of the First Lien Indenture and the Second Lien Indentures;

WHEREAS, certain of the First Lien Noteholders previously have agreed to forbear from the exercise of their rights and remedies pursuant to that certain Forbearance Agreement entered into on or about November 5, 2012, as amended by the First Amendment to Forbearance Agreement dated February 4, 2013, the Second Amendment to Forbearance Agreement dated May 6, 2013, the Third Amendment to Forbearance Agreement dated June 7, 2013, and the Fourth Amendment to Forbearance Agreement dated July 1, 2013 (collectively, the “Prior Forbearance Agreement”), which Prior Forbearance Agreement expired on July 31, 2013;

WHEREAS, on August 5, 2013, the First Lien Indenture Trustee accelerated the First Lien Notes, thereby triggering the obligation of the Company to pay to all holders of First Lien Notes all of the outstanding amounts thereunder including, without limitation, the Applicable Prepayment Premium (as defined in the First Lien Indenture);

WHEREAS, also on August 5, 2013, certain of the First Lien Noteholders agreed to forbear from the exercise of their rights and remedies pursuant to that certain Forbearance Agreement entered into on August 5, 2013 (the “Forbearance Agreement”), which Forbearance Agreement has since expired;

WHEREAS, on August 7, 2013, the Second Lien Cash Pay Indenture Trustee accelerated the Cash Pay Second Lien Notes and agreed to forbear from the exercise of their rights and remedies pursuant to a forbearance agreement delivered concurrently therewith which has since expired;

WHEREAS, on August 27, 2013, the Issuers entered into a Settlement Term Sheet (Bell/Staton) (the “Bell/Staton Settlement Agreement”) a copy of which is attached hereto as Exhibit D, which sets forth the resolution of various matters related to the claims against (including the claims related to the Cash Pay Second Lien Notes) and interests in the Debtors held by Marc H. Bell (“Bell”), Daniel C. Staton (“Staton”) and certain related parties (the “Bell/Staton Parties”), which Bell/Staton Settlement Agreement was consented to by the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders and will be incorporated into the Plan; and

WHEREAS, the Parties have agreed to support the Recapitalization Transaction on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows:

1.             Definitions. In addition to the terms that are defined in the preamble and recitals set forth above, the following terms shall have the following definitions:

“Agreement” has the meaning set forth in the Preamble.

“Agreement Termination Date” has the meaning set forth in Section 4 hereto.

“Agreement Termination Event” has the meaning set forth in Section 4 hereto.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” means title 11 of the United States Code §§ 101, et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other jurisdiction as is acceptable to the Required Consenting Parties and the Company.

“Bell” has the meaning set forth in the Recitals.

“Bell/Staton Parties” has the meaning set forth in the Recitals.

“Bell/Staton Settlement Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or governmental action to close.

“Cash Collateral Order” means an order entered by the Bankruptcy Court authorizing the Company to use cash collateral and granting adequate protection to the First Lien Notes on terms and conditions reasonably acceptable to the Required Consenting First Lien Noteholders and the Company and granting adequate protection and other relief to the Second Lien Notes acceptable to the Consenting Second Lien Noteholders and the Company consistent with the terms of the Intercreditor Agreement.

“Cash Pay Second Lien Indenture” has the meaning set forth in the Preamble.

“Cash Pay Second Lien Noteholders” has the meaning set forth in the Recitals.

“Cash Pay Second Lien Notes” has the meaning set forth in the Preamble.

“Claims” shall have the meaning set forth under the Bankruptcy Code.

“Company” has the meaning set forth in the Preamble.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents, in form and substance reasonably acceptable to the Required Consenting Parties and the Company which order is not subject to stay.

“Consenting First Lien Noteholders” has the meaning set forth in the Preamble.

“Consenting Second Lien Noteholders” has the meaning set forth in the Preamble.

“Disclosure Statement” means the disclosure statement related to the Plan, which is materially consistent with the Plan Term Sheet and is otherwise on terms and conditions reasonably acceptable to the Required Consenting Parties and the Company.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and the solicitation of votes on the Plan, which order shall be materially consistent with the Plan Term Sheet and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Company.

“Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

“Equity” means, collectively, the existing shares of capital stock of FFN and all options and warrants to acquire shares of capital stock of FFN, and other securities convertible into shares of capital stock of FFN.

“FFN” has the meaning set forth in the Preamble.

“First Amendment to Forbearance Agreement” has the meaning set forth in Section 2(b) hereto.

“First Lien Indenture” has the meaning set forth in the Preamble.

“First Lien Indenture Trustee” has the meaning set forth in the Preamble.

“First Lien Noteholder Claims” means all claims arising under or relating to the First Lien Notes and the First Lien Indenture and all agreements and instruments relating to the foregoing.

“First Lien Noteholders” has the meaning set forth in the Recitals.

“First Lien Notes” has the meaning set forth in the Preamble.

“Forbearance Agreement” has the meaning set forth in the Recitals.

“Guarantors” has the meaning set forth in the Preamble.

“INI” has the meaning set forth in the Preamble.

“Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement dated as of October 27, 2010 among the Issuers, the First Lien Indenture Trustee, and the Second Lien Indenture Trustees.

“Issuers” has the meaning set forth in the Preamble.

“Joinder” means a document substantially in the form of Exhibit C.

“Milestones” has the meanings set forth in the Plan Term Sheet.

“New First Lien Notes” means those new first lien notes to be issued in connection with the Recapitalization Transaction, the terms and conditions of which shall be materially consistent with the terms and conditions set forth on Exhibit B hereto and otherwise reasonably acceptable to the Required Consenting Parties and the Company.

“Non-Cash Pay Second Lien Indenture” has the meaning set forth in the Preamble.

“Non-Cash Pay Second Lien Noteholders” has the meaning set forth in the Recitals.

“Non-Cash Pay Second Lien Notes” has the meaning set forth in the Preamble.

“Other Transaction” means a merger or other change in control transaction that is approved in writing by the Required Consenting Parties and the Company~~.~~

“Outside Date” means January 31, 2014.

“Party” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date the Bankruptcy Cases are commenced.

“Plan” means a plan of reorganization for the Company that incorporates the terms set forth in the Plan Term Sheet and such other terms and conditions as are reasonably acceptable to the Required Consenting Parties and the Company.

“Plan Documents” means the Plan, the Disclosure Statement, the related solicitation documents, the Confirmation Order and all other documents or agreements that are necessary to implement the Recapitalization Transaction Terms; provided that each of the foregoing documents shall be consistent in all material respects with the Recapitalization Transaction Terms and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Company.

“Plan Term Sheet” has the meaning set forth in the Recitals.

“Prior Forbearance Agreement” has the meaning set forth in the Recitals.

“Recapitalization Transaction” has the meaning set forth in the Recitals.

“Recapitalization Transaction Terms” has the meaning set forth in the Recitals.

“Required Consenting First Lien Noteholders” means the Consenting First Lien Noteholders holding a majority in aggregate principal amount of the First Lien Notes held by all Consenting First Lien Noteholders as set forth on the signature page(s) hereto including First Lien Notes covered by any Joinder executed and delivered as of the date of the applicable action or consent.

“Required Consenting Parties” means the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders.

“Required Consenting Second Lien Noteholders” means the Consenting Second Lien Noteholders holding at least a majority in aggregate principal amount of the Second Lien Notes held by all Consenting Second Lien Noteholders as set forth on the signature page(s) hereto including Second Lien Notes covered by any Joinder executed and delivered as of the date of any applicable action or consent.

“Second Lien Cash Pay Indenture Trustee” has the meaning set forth in the Preamble.

“Second Lien Indentures” has the meaning set forth in the Preamble.

“Second Lien Indenture Trustees” has the meaning set forth in the Preamble.

“Second Lien Non-Cash Pay Indenture Trustee” has the meaning set forth in the Preamble.

“Second Lien Noteholder Claims” means all claims arising under or relating to the Second Lien Notes and the Second Lien Indentures, and all agreements and instruments relating to the foregoing.

“Second Lien Noteholders” has the meanings set forth in the Recitals.

“Second Lien Notes” has the meaning set forth in the Preamble.

“Solicitation” means solicitation of votes for the Plan pursuant to applicable bankruptcy law, which is materially consistent with the Plan Term Sheet and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Company.

“Staton” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 5(a) hereto.

2.     Commitment of Consenting First Lien Noteholders and Consenting Second Lien Noteholders.

(a)     Subject to the terms and conditions of this Agreement, including without limitation the Company’s obligation to fulfill the terms and conditions set forth in the Plan Term Sheet and for so long as no Agreement Termination Event has occurred, each Consenting First Lien Noteholder (severally and not jointly) and each Consenting Second Lien Noteholder (severally and not jointly), on his, her or its behalf and on behalf of his, her or its controlled affiliates, and in all of his, her or its capacities, agrees that:

(i)      (A) so long as its vote has been properly solicited in accordance with applicable law, and subject to Section 24 hereof, such Consenting First Lien Noteholder or Consenting Second Lien Noteholder will timely vote all respective claims and/or rights against, or interests in, the Company (including, without limitation, all First Lien Noteholder Claims, Second Lien Noteholder Claims and, to the extent applicable, Equity interests) to accept the Plan and support approval of the Disclosure Statement, (B) he, she or it will negotiate in good faith definitive Plan Documents, (C) he, she or it will affirmatively grant (or, if applicable, not opt-out) of providing the releases provided for in the Plan, and (D) he, she or it will not (x) vote against the Plan or agree to, consent to, or provide any direct or indirect support for any plan of reorganization other than the Plan, (y) object to or otherwise commence any proceeding or oppose or alter any of the terms of the Disclosure Statement or Plan or take any other action that is materially inconsistent with the approval of the Disclosure Statement or Plan in the Bankruptcy Cases, or (z) withdraw, change or revoke his, her or its vote in favor of the Plan; and

(ii)     to the extent such Consenting First Lien Noteholder or Consenting Second Lien Noteholder is or becomes the beneficial owner of any Second Lien Noteholder Claims or First Lien Noteholder Claims, respectively, or is or becomes the nominee, investment manager or advisor for a beneficial holder of any Second Lien Noteholder Claims or First Lien Noteholder Claims, respectively, such Consenting First Lien Noteholder or Consenting Second Lien Noteholder shall bound by the terms of this Agreement as a Consenting Second Lien Noteholder or Consenting First Lien Noteholder, as applicable.

(b)     [Intentionally Omitted.]

3.     Commitment of the Company.

(a)     Subject to the terms and conditions of this Agreement and for so long as no Agreement Termination Event has occurred and subject to paragraph 10 hereof, the Company agrees to:

(i)      use its commercially reasonable best efforts to prepare for the Recapitalization Transaction, such preparation to include (but not be limited to) the negotiation and drafting of definitive documentation to implement the Recapitalization Transaction, the preparation of the Plan Documents and (when appropriate) the timely filing of such Plan Documents in the Bankruptcy Cases, and the pursuit of such other matters necessary or appropriate to prepare for the consummation of the Recapitalization Transaction, and preparation for the Bankruptcy Cases, commencing on the date hereof and proceeding expeditiously hereafter with respect to the Recapitalization Transaction;

(ii)     take any and all commercially reasonable actions in furtherance of the Recapitalization Transaction including but not limited to preparing first day bankruptcy motions and applications and Plan Documents materially consistent with the Plan Term Sheet and otherwise on terms reasonably acceptable to the Required Consenting Parties and the Company in advance of the dates specified in the Milestones;

(iii)    in the event that the Company has commenced any Bankruptcy Cases, (A) subject to clause (B) below, file with the Bankruptcy Court first day pleadings and applications consistent with the Recapitalization Transaction Terms within one (1) Business Day of the Petition Date; (B) file the Plan and Disclosure Statement with the Bankruptcy Court no later than ten (10) Business Day after the Petition Date, (C) take all commercially reasonable actions necessary to meet the Milestones; and (D) take any and all commercially reasonable actions in furtherance of obtaining approval of the Cash Collateral Order;

(iv)    use commercially reasonable efforts to promptly and expeditiously obtain any and all required governmental, regulatory and/or third-party approvals for the Recapitalization Transaction;

(v)     provide draft copies of all Plan Documents, “first day” motions or applications and use commercially reasonable efforts to provide drafts of any other documents the Company intends to file with the Bankruptcy Court to the designated legal counsel for the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing; provided, however, the Company will not be in breach of this provision by failing to provide to counsel to the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders drafts of motions or pleadings that seek emergency or expedited relief; and

(vi)    use its commercially reasonable best efforts to proceed in good faith to avoid the occurrence of any event that may constitute an Agreement Termination Event.

(b)     In the event that the Company has commenced any Bankruptcy Cases, for so long as no Agreement Termination Event has occurred, the Company shall not, and shall not agree to, consent to, provide any support to, participate in the formulation of or seek Bankruptcy Court approval of, (i) any sale of assets and/or stock (whether such sale is implemented pursuant to section 363 of the Bankruptcy Code, a chapter 11 plan or otherwise), (ii) any plan of reorganization or (iii) any liquidation (either under chapter 7 or chapter 11 of the Bankruptcy Code) in respect of the Company, other than as contemplated in the Recapitalization Transaction Terms or an Other Transaction (each, an “Alternative Bankruptcy Transaction”); provided, however, that if at any time after the Petition Date, the Company (A) receives, in writing, an unsolicited proposal for an Alternative Bankruptcy Transaction and (B) the Company reasonably determines (after consultation with its legal counsel and financial advisor and with the Required Consenting Parties) that (1) such Alternative Bankruptcy Transaction is reasonably likely to be consummated in a timely manner and represents a higher and/or better transaction for the Company than the Recapitalization Transaction Terms, and (2) continued support of the Plan pursuant to this Section 3(b) of the Agreement would be inconsistent with the exercise of its fiduciary duties, it shall be permitted to withdraw its support for the Plan and shall be entitled to terminate the Agreement upon prompt written notice to the other Parties. For the avoidance of doubt, any termination of this Agreement pursuant to this Section 3(b) will be considered an Agreement Termination Event.

(c)     Each of the Issuers and Guarantors shall:

(i)      concurrently with such Party’s execution and delivery of this Agreement pay the retainers specified in clause (b)(iii) of Section 22 to the extent not previously paid; and

(ii)     promptly deliver to each of the Parties copies of any notices received by the Company pursuant to Section 4.

4.     Termination. This Agreement shall be terminated upon the occurrence of any of the following events (each an “Agreement Termination Event”):

(a)     the mutual written consent of the Issuers, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders;

(b)     after the commencement of Bankruptcy Cases, by the Company upon written notice to the other Parties that it is exercising its fiduciary obligations consistent with this Agreement and terminating this Agreement in accordance with Section 3(b);

(c)     automatically upon the closing of an Other Transaction or upon the Effective Date of the Plan and the making of the distributions consistent with the Plan;

(d)     automatically upon the occurrence of the Outside Date;

(e)     prior to the Petition Date, by (x) the Company by written notice of termination to the other Parties, or (y) the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders by written notice of termination to the Issuers, in either case upon:

(i)      the issuance of an order by any court of competent jurisdiction or other competent governmental or regulatory authority making illegal or otherwise restricting, preventing or prohibiting the Recapitalization Transaction; or

(ii)     the occurrence of a material breach by any other Party of any of his, her or its obligations, covenants or commitments as set forth in this Agreement, which breach has or could reasonably be expected to have a material adverse effect on the Company, the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders, as applicable, and any such breach is not cured within three (3) Business Days after receipt of written notice of such breach from the Company, the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders; provided, however, that a Party may not terminate this Agreement on account of his, her or its own material breach;

(iii)    holders of at least (x) 80% in principal amount of outstanding First Lien Notes, and (y) 78% in principal amount of outstanding Second Lien Notes fail to execute and deliver to the Company counterpart signature pages of this Agreement or a Joinder to this Agreement by September 16, 2013; or

(iv)    the commencement of a voluntary or involuntary bankruptcy case (to the extent the involuntary case is not dismissed within sixty (60) days of the filing thereof) of INI, FFN or any Guarantor other than the Bankruptcy Cases;

(f)     prior to the Petition Date, by any of the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders by written notice of termination to the Issuers upon:

(i)      the failure of the Company to timely pay the retainers set forth in clause (b)(iii) of Section 22;

(ii)      INI, FFN or any Guarantor making an assignment for the benefit of creditors;

(iii)     INI, FFN or any Guarantor fails to execute and deliver to the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders counterpart signature pages of this Agreement by September 16, 2013; or

(iv)     The failure of the Company to commence the Bankruptcy Cases by September 23, 2013;

(g)     on or after the Petition Date, immediately and automatically, without notice, upon the occurrence of any of the following events; provided, that, none of the following events shall constitute an Agreement Termination Event if, within three (3) Business Days of such occurrence, the Required Consenting First Lien Noteholders and Required Consenting Second Lien Noteholders by written notice to the Issuers waive such Agreement Termination Event, in which case such Agreement Termination Event shall be deemed to have not occurred:

(i)      the occurrence of a material breach by the Company of any of its obligations, covenants or commitments as set forth in this Agreement, which breach has or could reasonably be expected to have a material adverse effect on the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders, as applicable;

(ii)     the Plan shall have been modified or amended by the Company in a manner materially inconsistent with the Recapitalization Transaction Terms and without the consent of the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders;

(iii)    the Bankruptcy Court shall have entered an order invalidating, disallowing, limiting or otherwise providing relief against the interests of any First Lien Noteholders or Second Lien Noteholders or any of the trustees of the First Lien Indenture or Second Lien Indentures with respect to any First Lien Noteholder Claims or the Second Lien Noteholder Claims or the priority, enforceability or validity of the liens securing the claims arising under the First Lien Indenture or either of the Second Lien Indentures;

(iv)    a Milestone has not been met;

(v)     the occurrence of an event of default under the Cash Collateral Order that has not been timely cured in accordance therewith;

(vi)    any of the following shall have occurred: (a) the Company or any of its affiliates shall have filed any motion, application, adversary proceeding or cause of action (x) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of the claims arising under or the liens securing, the obligations in favor of the First Lien Noteholders or Second Lien Noteholders or (y) otherwise seeking to impose liability upon or to enjoin the First Lien Noteholders or the Second Lien Noteholders, or any of them; or (b) the Company or any of its affiliates shall have supported any application, adversary proceeding or cause of action referred to in the immediately preceding clause (a) filed by a third party, or consents to the standing of any such third party; or

(vii)   the Company shall have filed any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement, including the Recapitalization Transaction Terms, and such motion or pleading has not been withdrawn prior to the earlier of (i) two (2) business days of the Issuers receiving notice from either of the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders that such motion or pleading is inconsistent with this Agreement or the Recapitalization Transaction Terms, and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading; or

(h)     on or after the Petition Date, immediately and automatically, without notice, upon the occurrence of any of the following events; provided, that, none of the following events shall constitute an Agreement Termination Event if, within three (3) Business Days of such occurrence, the Company by written notice to the other Parties and the Required Consenting First Lien Noteholders and Required Consenting Second Lien Noteholders by written notice to the Issuers waive such Agreement Termination Event, in which case such Agreement Termination Event shall be deemed to have not occurred:

(i)      the occurrence of a material breach by any other Party of any of his, her or its obligations, covenants or commitments as set forth in this Agreement, which breach has or could reasonably be expected to have a material adverse effect on the Company, the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders, as applicable, and any such breach is not cured within three (3) Business Days after receipt of written notice of such breach from the Company, the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders; provided, however, that a Party may not terminate this Agreement on account of his, her or its own material breach;

(ii)     the Bankruptcy Court shall have entered an order appointing a trustee or an examiner with expanded powers in the Bankruptcy Cases;

(iii)    the Bankruptcy Court shall have entered an order terminating or modifying the exclusive right of any debtor to file a plan;

(iv)    the Confirmation Order shall have been stayed, reversed, vacated or otherwise modified in a manner inconsistent with the Recapitalization Transaction Terms;

(v)     any of the Bankruptcy Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

The date on which this Agreement is terminated in accordance with the provisions of this Section 4 shall be referred to as the “Agreement Termination Date” and the provisions of this Agreement shall terminate and become void and have no effect and there shall be no liability hereunder on the part of any Party, in each case except as otherwise provided in this Agreement, unless, in the case of Section 4(e) or (f), within five (5) Business Days, (A) the Company and/or the Required Consenting First Lien Noteholders and/or the Required Consenting Second Lien Noteholders, as applicable, waive in writing the occurrence of such Agreement Termination Event or (B) the applicable Party cures such Agreement Termination Event, in which case such Agreement Termination Event shall be deemed to have not occurred.

Notwithstanding the foregoing provisions of this Section 4, nothing in this Section 4 shall relieve any Party of liability for any breach of this Agreement that occurred prior to the occurrence of the Agreement Termination Date.

5.     Transfers of First Lien Noteholders or Second Lien Noteholder Claims. Notwithstanding anything to the contrary in this Agreement, each of the Consenting First Lien Noteholders and Consenting Second Lien Noteholders agrees that until the occurrence of the Agreement Termination Date, he, she or it shall not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of his, her or its First Lien Notes, First Lien Noteholder Claims, Second Lien Notes or Second Lien Noteholder Claims (or any right related thereto and including any voting rights associated with such First Lien Notes, First Lien Noteholder Claims, Second Lien Notes or Second Lien Noteholder Claims) unless the transferee thereof (i) is a Consenting First Lien Noteholder or a Consenting Second Lien Noteholder, or (ii)(a) agrees in writing by executing a Joinder hereto to assume and be bound by this Agreement and to assume the rights and obligations of the transferring Consenting First Lien Noteholder or Consenting Second Lien Noteholder, as applicable, under this Agreement, and (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, a Consenting First Lien Noteholder or Consenting Second Lien Noteholder, as applicable, hereunder). The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Consenting First Lien Noteholders and Consenting Second Lien Noteholders hereunder shall be deemed to constitute obligations in favor of the relevant transferee. Any Transfer of any Consenting First Lien Noteholder Claim or Consenting Second Lien Noteholder Claim by a Consenting First Lien Noteholder or Consenting Second Lien Noteholder that does not comply with the procedure set forth in the first sentence of this Section 5 shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Consenting First Lien Noteholder or Consenting Second Lien Noteholder from acquiring additional First Lien Noteholder Claims or Second Lien Noteholder Claims, as applicable, provided that any such additional First Lien Noteholder Claims or Second Lien Noteholder Claims acquired shall automatically be deemed to be subject to the terms of this Agreement, and provided, further, that the Consenting First Lien Noteholder(s) or Consenting Second Lien Noteholder(s) making such acquisition agrees to furnish to the Company prompt notice within five (5) Business Days of the acquisition of any additional First Lien Notes or Second Lien Notes.

6.     Ownership of Claims. Each Consenting First Lien Noteholder and Consenting Second Lien Noteholder and represents and warrants (severally and not jointly) that:

(a)     as of the date of this Agreement, he, she or it is the beneficial owner of the principal amount of the First Lien Noteholder Claims and/or Second Lien Noteholder Claims, or is the nominee, investment manager or advisor for beneficial holders of the First Lien Noteholder Claims and/or Second Lien Noteholder Claims, as set forth on the signature page(s) for such Consenting First Lien Noteholder or Consenting Second Lien Noteholder; provided, however, that the information contained therein shall be maintained strictly as confidential by the Parties hereto and their respective financial advisors and legal counsel, except to the extent otherwise required by law or any rule or regulation of any exchange or regulatory authority, subject to the disclosure obligations set forth in Section 21 of this Agreement; and

(b)     other than pursuant to this Agreement, such Consenting First Lien Noteholder's First Lien Noteholder Claims and Consenting Second Lien Noteholder’s Second Lien Noteholder Claims, as applicable, are held free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Consenting First Lien Noteholder’s or Consenting Second Lien Noteholder’s performance of his, her or its obligations contained in this Agreement at the time such obligations are required to be performed.

7.     Representations.

(a)     Each Party represents to each other Party that, as of the date of this Agreement:

(i)      it has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and subject to Bankruptcy Court approval in the case of the Company, carry out the transactions contemplated hereby and perform his, her or its obligations hereunder, and the execution, delivery and performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability, or similar action on his, her or its part;

(ii)     the execution, delivery and performance of this Agreement by such Party does not and shall not (x) violate any provision of law, rule or regulation applicable to him, her or it or any of his, her or its subsidiaries or his, her or its organizational documents or those of any of his, her or its subsidiaries or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which he, she or it or any of his, her or its subsidiaries is a party or under his, her or its organizational documents;

(iii)    except as contemplated by this Agreement and in the case of the Company Bankruptcy Court approval, the execution, delivery and performance by him, her or it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body; and

(iv)    subject where applicable to Bankruptcy Court approval, this Agreement is the legally valid and binding obligation of such Party, enforceable against him, her or it in accordance with its terms.

(b)     Each Consenting First Lien Noteholder and each Consenting Second Lien Noteholder (i) represents to the other Parties hereto that such Consenting First Lien Noteholder or Consenting Second Lien Noteholder, as the case may be, in entering into this Agreement and undertaking his, her or its obligations hereunder, is acting independently and is not acting, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise with any other holder of First Lien Notes or Second Lien Notes, and (ii) hereby confirms that his, her or its decision to execute this Agreement has been based upon his, her or its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

8.     Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

9.     Waiver. This Agreement and the exhibits hereto are part of a proposed settlement of a dispute among the Parties. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

10.   Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or any of its respective affiliates, subsidiaries, directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with its fiduciary obligations under applicable law.

11.   Cooperation and Support. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably possible and subject to the terms of this Agreement) in respect of (i) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, and (ii) the consummation of the Recapitalization Transaction for so long as no Agreement Termination Event has occurred. Furthermore, subject to the terms of this Agreement, each of the Parties shall take such action as reasonably may be necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims or securities of the Company in favor of the Recapitalization Transaction for so long as no Agreement Termination Event in connection therewith, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

12.   Representation by Counsel. Each Party hereto acknowledges that he, she or it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

13.   Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

14.   Amendments. Except as otherwise provided in this Agreement, this Agreement (including the exhibits hereto) may not be modified, amended or supplemented without the prior written consent of the Company, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders.

15.   Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

16.   Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of his, her or its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

17.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for himself, herself or itself that any legal action, suit or proceeding against him, her or it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Courts of the State of New York in the County of New York or of the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits himself, herself or itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if a Bankruptcy Case by any Issuer or Guarantor is commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

18.   Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses, emails or facsimile numbers:

If to Company:

General Counsel

FriendFinder Networks Inc.

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, Florida 33487

Attention: General Counsel

Facsimile: 561-912-1747

Email: generalcounsel@ffn.com

with a copy to:

Greenberg Traurig

200 Park Ave

New York, NY 10062

Attention: Matthew L. Hinker

Facsimile: (212) 801-6400

Email: hinkerm @gtlaw.com

If to the Consenting First Lien Noteholders:

To each Consenting First Lien Noteholder at the address set forth on the applicable signature page hereof.

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street

Los Angeles, CA 90017

Attention:      Neil J Wertlieb, Esq.

Facsimile: (213) 892-4710

Email: nwertlieb@milbank.com

If to the Consenting Second Lien Noteholders:

To each Consenting Second Lien Noteholder at the address set forth on the applicable signature page hereof.

with a copy (which shall not constitute notice) to:

Jones Day

555 South Flower Street, 50th Floor

Los Angeles, CA 90071

Attention: Joshua M. Mester, Esq.

Facsimile: (213) 243-2539

Email:     jmester@jonesday.com

19.     Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto, their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

20.     Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and their respective affiliates and each of their respective successors, assigns, heirs, executors, administrators and representatives.

21.     Public Disclosure. The Consenting First Lien Noteholders and the Consenting Second Lien Noteholders hereby consent to the disclosure by the Company of the execution and contents of this Agreement to the extent required by applicable law or regulation of any securities exchange or any governmental agency or to the Bankruptcy Court in connection with the Bankruptcy Cases; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency or the Bankruptcy Court, the Company shall not, without the applicable Consenting First Lien Noteholder's or Consenting Second Lien Noteholder’s prior consent, (a) use the name of such Consenting First Lien Noteholder or Consenting Second Lien Noteholder, as applicable, or his, her or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the United States Securities and Exchange Commission or (b) disclose the holdings of any Consenting First Lien Noteholder or Consenting Second Lien Noteholder to any person. The Company, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement except to the extent contained in pleadings to be filed with the Bankruptcy Court which shall be subject to prior review as provided in this Agreement, (b) provide to the other Parties for review a copy of any such press release or public statement except pleadings to be filed with the Bankruptcy Court which shall be subject to prior review as provided in this Agreement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the Issuers, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders, unless required by applicable law or regulations of any applicable stock exchange or governmental authority except to the extent contained in pleadings to be filed with the Bankruptcy Court which shall be subject to prior review as provided in this Agreement, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use his, her or its commercially reasonable best efforts to allow the other Parties reasonable time to comment on such release or statement to the extent practicable except to the extent contained in pleadings to be filed with the Bankruptcy Court which shall be subject to prior review as provided in this Agreement.

22.     Expenses. Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement, except that: (a) the Company shall bear all costs and expenses relating to the printing, mailing and other dissemination of statements, reports, disclosures and other documents to First Lien Noteholders and Second Lien Noteholders; transfer and related taxes (excluding income taxes or other taxes that are specific to the situation of the Noteholder) that may be imposed on any First Lien Noteholder or Second Lien Noteholder in connection the Recapitalization Transaction; costs and expenses incurred by the First Lien Indenture Trustee and the Second Lien Indenture Trustees and the transfer agent for the Equity related to administering the transactions contemplated hereby; (b) the Company shall (i) bear and promptly pay upon demand, but in any event no later than fourteen (14) days after presentment of applicable invoices (except to the extent otherwise provided in the Cash Collateral Order), all reasonable costs and expenses incurred by one law firm for the First Lien Noteholders (excluding holders of Conru/Mapstead Definitive Securities, as defined in the First Lien Indenture), and one law firm for Andrew Conru and Lars Mapstead solely in their capacities as Consenting Second Lien Noteholders, (ii) in the event the Company commences the Bankruptcy Cases, bear and promptly pay upon demand, but in any event no later than fourteen (14) days after presentment of applicable invoices (except to the extent otherwise provided in the Cash Collateral Order) all reasonable costs and expenses incurred by one additional local bankruptcy law firm for the First Lien Noteholders (excluding holders of Conru/Mapstead Definitive Securities, as defined in the First Lien Indenture), and one additional local bankruptcy law firm for Andrew Conru and Lars Mapstead solely in their capacities as Consenting Second Lien Noteholders, and (iii) pay by wire transfer no later than one (1) Business Day after the date hereof (A) additional retainers in the following amounts: $100,000 to Milbank, Tweed, Hadley & McCloy LLP as counsel to the First Lien Noteholders (excluding holders of Conru/Mapstead Definitive Securities, as defined in the First Lien Indenture), and $100,000 to Jones Day as counsel to Andrew Conru and Lars Mapstead solely in their capacities as Consenting Second Lien Noteholders, provided that such retainers shall be subject to replenishment such that they shall be evergreen retainers and (B) amounts sufficient to satisfy all unpaid invoices of Milbank, Tweed, Hadley & McCloy LLP and Jones Day; provided, that such invoices shall be provided at least one (1) Business Day prior to the date of any such payment; and (c) this provision is not intended to, and does not, override, supersede or in any manner limit any existing commitment of the Company to bear costs and expenses incurred on behalf of any of the Parties, whether pursuant to the First Lien Indenture, either of the Second Lien Indentures, or otherwise.

23.     Interpretation. This Agreement is the product of arm’s-length negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner; and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.

24.     No Solicitation. While the Parties agree herein to support approval of the Plan, this Agreement is not and shall not be deemed to be a solicitation for votes in favor of any chapter 11 plan or for consent to the Plan in contravention of applicable non-bankruptcy law or section 1125(b) or 1126 of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, if the Company implements the Recapitalization Transaction, any vote in favor of the Plan consistent with the Recapitalization Transaction Terms, as applicable, as set forth above is expressly conditioned on the receipt by the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders of the disclosures required under or otherwise in compliance with applicable law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above.

ISSUERS:

INTERACTIVE NETWORK, INC., a Nevada corporation

By: /s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

FRIENDFINDER NETWORKS INC., a Nevada corporation

By: /s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

GUARANTORS:

GENERAL MEDIA ART HOLDING, INC.

GENERAL MEDIA COMMUNICATIONS, INC.

GENERAL MEDIA ENTERTAINMENT, INC.

GMCI INTERNET OPERATIONS, INC.

GMI ON-LINE VENTURES, LTD.

PENTHOUSE IMAGES ACQUISITIONS, LTD.

WEST COAST FACILITIES INC.

PMGI HOLDINGS INC.

PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.

PENTHOUSE DIGITAL MEDIA PRODUCTIONS INC.

VIDEO BLISS, INC.

DANNI ASHE, INC.

SNAPSHOT PRODUCTIONS, LLC

Various, Inc.

By: /s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

TAN DOOR MEDIA INC.

FIERCE WOMBAT GAMES INC. (f/k/a big ego games inc.)

NAFT NEWS CORPORATION

PLAYTIME GAMING INC.

By: /s/ Ezra Shashoua
Name: Ezra Shashoua
Title: Treasurer

ARGUS PAYMENTS INC.

BLUE HEN GROUP INC.

FRIENDFINDER VENTURES INC.

XVHUB GROUP INC. (f/k/a GIANT SWALLOWTAIL INC.)

PERFECTMATCH INC. (f/k/a GOLDENROD SPEAR INC.)

MAGNOLIA BLOSSOM INC.

Global Alphabet, Inc.
Sharkfish, Inc.
Traffic Cat, Inc.
Big Island Technology Group, Inc.
Fastcupid, Inc.
Medley.com Incorporated
PPM Technology Group, Inc.
FRIENDFINDER CALIFORNIA INC.

Streamray Inc.

Confirm ID, Inc.
FRNK Technology Group
Transbloom, Inc.

Streamray studios inc.

By: /s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

AGREED BY EACH OF THE FOLLOWING PARTIES:

By:          CONSENTING FIRST LIEN NOTEHOLDER AND SECOND LIEN NOTEHOLDER

By:

First Lien Noteholder Claims:

Principal Amount of First Lien Notes: $_______________________

Second Lien Noteholder Claims:

Principal Amount of Cash Pay Second Lien Notes: $_______________________

Principal Amount of Non-Cash Pay Second Lien Notes: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

By:          CONSENTING FIRST LIEN NOTEHOLDER AND SECOND LIEN NOTEHOLDER

By:

First Lien Noteholder Claims:

Principal Amount of First Lien Notes: $_______________________

Second Lien Noteholder Claims:

Principal Amount of Cash Pay Second Lien Notes: $_______________________

Principal Amount of Non-Cash Pay Second Lien Notes: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

ANDREW B. CONRU TRUST AGREEMENT

By: /s/ Andrew B. Conru

            Andrew B. Conru, Trustee

First Lien Noteholder Claims:

Principal Amount of First Lien Notes: $_______________________

Second Lien Noteholder Claims:

Principal Amount of Cash Pay Second Lien Notes: $_______________________

Principal Amount of Non-Cash Pay Second Lien Notes: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

MAPSTEAD TRUST, CREATED APRIL 16, 2002

By:    /s/ Lars Mapstead

Lars Mapstead, Trustee

By:    /s/ Marin Mapstead

Marin Mapstead, Trustee

First Lien Noteholder Claims:

Principal Amount of First Lien Notes: $_______________________

Second Lien Noteholder Claims:

Principal Amount of Cash Pay Second Lien Notes: $_______________________

Principal Amount of Non-Cash Pay Second Lien Notes: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

Exhibit A to the Transaction Support Agreement

Plan Term Sheet

Interactive Network, Inc. and FriendFinder Networks Inc.

Plan Term Sheet

SEPTEMBER 16, 2013

The terms and conditions described herein are part of a comprehensive compromise and settlement, each element of which is consideration for the other elements and an integral aspect of the proposed transaction. The transaction contemplated by this term sheet (the “Plan Term Sheet”) is subject to conditions set forth herein and in the definitive documents related to the transaction contemplated herein. This Plan Term Sheet is intended as an exhibit to that certain Transaction Support Agreement (Recapitalization) (the “Transaction Support Agreement”), dated as of September 16, 2013, by and among the Issuers, the Guarantors, the Consenting First Lien Noteholders, and the Consenting Second Lien Noteholders. 1

THIS TERM SHEET DOES NOT CONSTITUTE A SOLICITATION OF VOTES FOR A PLAN OF REORGANIZATION FOR PURPOSES OF BANKRUPTCY CODE SECTIONS 1125 AND 1126 OR AN OFFER WITH RESPECT TO ANY SECURITIES. SUCH OFFER OR SOLICITATION WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE LAW.

Transaction Overview

Proposed Parties

Interactive Network, Inc. (“INI”) and FriendFinder Networks Inc. (“FFN” and collectively with INI, the “Issuers”) and the Guarantors[2] (collectively, the “Company”), each of which shall be debtors and debtors-in-possession except as set forth below.

Those certain holders (the “Consenting First Lien Noteholders”) of the 14% Senior Secured Notes due 2013 (the “First Lien Notes”) issued pursuant to that certain Indenture (as amended, modified or supplemented prior to the date hereof, the “First Lien Indenture”) dated as of October 27, 2010 that are signatories to the Transaction Support Agreement. The Consenting First Lien Noteholders hold at least 80% in principal amount of outstanding First Lien Notes as of the date hereof.

___________________________

1 Capitalized terms used herein but otherwise undefined shall have the meaning ascribed to them in the Transaction Support Agreement.

2 The Guarantors are: General Media Art Holding, Inc., General Media Communications, Inc., General Media Entertainment, Inc., GMCI Internet Operations, Inc., GMI On-Line Ventures, Ltd., Penthouse Images Acquisitions, Ltd., West Coast Facilities Inc., PMGI Holdings Inc., Pure Entertainment Telecommunications, Inc., Penthouse Digital Media Productions Inc., Video Bliss, Inc., Danni Ashe, Inc., Snapshot Productions, LLC, and Various, Inc., Argus Payments Inc., Blue Hen Group Inc., Friendfinder Ventures Inc., Xvhub Group Inc. (f/k/a Giant Swallowtail Inc.), Perfectmatch Inc. (f/k/a Goldenrod Spear Inc.), Magnolia Blossom Inc., Global Alphabet, Inc., Sharkfish, Inc., Traffic Cat, Inc., Big Island Technology Group, Inc., Fastcupid, Inc., Medley.Com Incorporated, PPM Technology Group, Inc., Friendfinder California Inc., Streamray Inc., Confirm ID, Inc., FRNK Technology Group, Transbloom, Inc., Streamray Studios Inc., Tan Door Media Inc., Fierce Wombat Games Inc. (f/k/a Big Ego Games Inc.), Naft News Corporation, and Playtime Gaming Inc.

Those certain holders (the “Consenting Second Lien Noteholders”) of the 11.5% Non-Cash Pay Secured Notes Due 2014 (the “Non-Cash Pay Second Lien Notes”) issued pursuant to the Indenture dated as of October 27, 2010 (as amended, modified or supplemented prior to the date hereof, the “Non-Cash Pay Second Lien Indenture”) that are signatories to the Transaction Support Agreement. The Consenting Second Lien Noteholders hold at least 80% in principal amount of outstanding Second Lien Notes as of the date hereof.

Transaction Summary/Means for Implementation

The Company is pursuing a financial restructuring (the “Recapitalization Transaction”) wherein the Second Lien Noteholders would receive 100% of new common stock to be issued by reorganized FFN. The Company intends to pursue the Recapitalization Transaction pursuant to a plan of reorganization (the “Plan”) in chapter 11 cases (the “Bankruptcy Cases”) to be filed with the United States Bankruptcy Court for the District of Delaware or such other jurisdiction as proscribed by the Transaction Support Agreement (the “Bankruptcy Court”)[3].

Plan Securities/New Capital Structure

New First Lien Notes

In connection with the Plan and the Recapitalization Transaction, the Issuers will exchange existing First Lien Notes with New First Lien Notes on the terms and conditions set forth on Exhibit B to the Transaction Support Agreement.

New Equity	In connection with the Recapitalization Transaction, reorganized FFN will issue new equity (the “New Common Stock”) as set forth herein.

___________________________

3 The parties anticipate that each of the Issuers and the Guarantors will file for chapter 11 protection. The Company, with the consent of the Required Consenting Parties, may determine not to file certain Guarantors for business reasons.

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS4

Unclassified Claims

Administrative Expense Claims

On or as soon as practicable after the Bankruptcy Court enters the Confirmation Order confirming the Plan and all conditions to effectiveness thereunder are satisfied or waived as provided in the Plan (the “Effective Date”), each holder of an allowed administrative expense claim shall receive cash equal to the full allowed amount of its claim or otherwise receive treatment consistent with the provisions of Bankruptcy Code section 1129(a)(9) except as otherwise agreed to by the holder of such administrative claim.

Priority Tax Claims	On or as soon as practicable after the Effective Date, each holder of an allowed Priority Tax Claim shall be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Classified Claims and Interests

First Lien Noteholder Claims

Estimated Allowed Amount: $234,297,907.80 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate and fees and costs through the Effective Date.

Description: All claims arising under or relating to the First Lien Notes and the First Lien Indenture and all agreements and instruments relating to the foregoing. For purposes of the classification of claims against the Guarantors, the First Lien Noteholder Claims shall mean the secured claims arising under the Guaranty of the First Lien Notes and the First Lien Indenture by the FFN subsidiaries (“First Lien Guaranty Claims”).

Treatment: On or as soon as reasonably practicable after the Effective Date, the First Lien Notes shall be cancelled, and in full and final satisfaction of and in exchange for all allowed First Lien Noteholder Claims, each holder of First Lien Notes shall receive (a) New First Lien Notes in the principal amount equal to its First Lien Noteholder Claim excluding pre-petition and post-petition accrued and unpaid interest and unpaid fees and costs (which shall be satisfied in cash or otherwise as provided pursuant to clauses (b) and (c) below), (b) cash (the “First Lien Non-Default Interest Cash Payment”), in the amount of any accrued and unpaid interest comprising such claims at the applicable non-default rate, and (c) to the extent of any First Lien Excess Cash, cash (the “First Lien Default Interest Cash Payment”) in the amount of any incremental accrued and unpaid interest comprising such claims at the applicable default rate, provided, however, that in the event that First Lien Excess Cash is insufficient to pay all incremental interest at the applicable default rate on all First Lien Notes, then each holder of a First Lien Noteholder Claim shall receive a pro rata share of any First Lien Excess Cash and any unpaid incremental interest at the applicable default rate shall be paid through the issuance of New First Lien Notes in a principal amount equal to such unpaid incremental interest at the applicable default rate. First Lien Excess Cash shall mean an amount calculated as follows: (a) available unrestricted cash on hand, less (b) the sum of (i) cash necessary to satisfy and/or provide appropriate reserves for Administrative Claims (including transaction costs and expenses and professional fees associated with the transactions contemplated hereby and in the Transaction Support Agreement) accrued as of the Effective Date, (ii) a reserve of $10 million for working capital, and (iii) cash necessary to satisfy and/or provide appropriate reserves for the distributions required to be paid under the Plan including, without limitation, distributions to holders of Priority Tax Claims, Other Priority Claims, and General Unsecured Claims.

__________________________

4 The Plan is not predicated on substantive consolidation and, therefore, claims against and interests in each of the Issuers and the Guarantors will be separately classified under the Plan but in each case will follow the classification and treatment scheme provided for herein.

Voting Status: Impaired/Voting.

Second Lien Noteholder Claims

Estimated Allowed Amount: $329,600,000 plus all pre-petition and post-petition accrued and unpaid interest at the applicable non-default rate and fees and costs through the Effective Date.

Description: All claims arising under or relating to the Non-Cash Pay Second Lien Notes and the 14% Cash Pay Secured Notes Due 2013 (the “Cash Pay Second Lien Notes,” and together with the Non-Cash Pay Second Lien Notes, the “Second Lien Notes”), issued pursuant to that certain Indenture dated as of October 27, 2010 (as amended, modified or supplemented prior to the date hereof, the “Cash Pay Second Lien Indenture,” and together with the Non-Cash Pay Second Lien Indenture, the “Second Lien Indentures”), and under and the Second Lien Indentures, and all agreements and instruments relating to the foregoing. For purposes of the classification of claims against the Guarantors, the Second Lien Noteholder Claims shall mean the secured claims arising under the Guaranty of the Second Lien Notes and the Second Lien Indentures by the FFN subsidiaries (“Second Lien Guaranty Claims”). For the avoidance of doubt, the claims and rights arising under those letter agreements dated October 27, 2010, with Andrew B. Conru Trust Agreement and Mapstead Trust created April 16, 2002 shall not be classified or treated as Second Lien Noteholder Claims but rather shall be classified and treated as General Unsecured Claims.

Treatment: In exchange for the full and final satisfaction of the Second Lien Noteholder Claims, on the Effective Date each Second Lien Noteholder shall receive a pro rata share of (a) 100% of the New Common Stock, and (b) Second Lien Excess Cash. Second Lien Excess Cash shall mean an amount, capped at $3 million, equal to the First Lien Excess Cash minus the First Lien Non-Default Cash Payment minus the First Lien Default Interest Cash Payment.

Voting Status: Impaired/Voting

Other Secured Claims

Description: Other secured claims shall consist of any secured claim other than a First Lien Noteholder Claim or a Second Lien Noteholder Claim (the “Other Secured Claims”).

Treatment: At the option of the Debtors or the reorganized Debtors and with the consent of the Required Consenting Parties, on or as soon as practicable after the Effective Date, each holder of an allowed Other Secured Claim shall receive, in full and complete settlement, release, and discharge of such claim: (i) reinstatement and unimpairment of its allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code, or (ii) in exchange for such Other Secured Claim, either (a) cash in the full amount of such allowed Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (c) the collateral securing such allowed Other Secured Claim and any interest on such allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.

Voting Status: Unimpaired/Non-voting.

Other Priority Claims Estimated Allowed Amount: TBD

Description: Other priority claims shall consist of claims entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) of (9) of the Bankruptcy Code.

Treatment: On or as soon as practicable after the Effective Date, each holder of an allowed Other Priority Claim shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every allowed Other Priority Claim, cash equal to the full allowed amount of its claim or otherwise be left unimpaired, unless otherwise agreed to by such holder.

Voting Status: Unimpaired/Non-voting.

General Unsecured Claims Estimated Allowed Amount: TBD

Description: General Unsecured Claims shall consist of all prepetition unsecured non-priority claims against the Company, including, without limitation, (i) all accrued trade payables, (ii) all rejection damage claims, (iii) the claims and rights arising under those letter agreements dated October 27, 2010, with Andrew B. Conru Trust Agreement and Mapstead Trust created April 16, 2002 other than Other Priority Claims, and (iv) to the extent not previously paid through the cash collateral order, the claims of the Bell/Staton Parties (as defined below) to the extent provided for in the Bell/Staton Settlement (as defined below).

Treatment: Holders of General Unsecured Claims shall be reinstated and any cure amounts shall be paid in cash on or as soon as practicable after the Effective Date or assumed by the reorganized Company and paid in the ordinary course of business. Existing executive employment agreements shall be treated as General Unsecured Claims; provided, however, that such agreements may be assumed on modified terms acceptable to the executive employees, the Company, and the Required Consenting Parties or selected for rejection by the Required Consenting Parties.

Voting Status: Unimpaired/Non-voting.

Intercompany Claims and Intercompany Interests[5]

Description: Claims between and among the debtors and the equity interests in all of the FFN subsidiaries.

Treatment: Intercompany Claims and Interests shall be reinstated.

Voting Status: Unimpaired/Non-Voting

___________________________

5 The interests in the subsidiaries will remain in place except as provided in the Plan.

Securities Litigation Claims

Description: Securities Litigation Claims consist of all claims (i) arising from the rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, and (iii) for violations of the securities laws that are subject to subordination pursuant to section 510(b) of the Bankruptcy Code (collectively, the “Securities Litigation Claims”).

Treatment: On the Effective Date, all Securities Litigation Claims shall be extinguished and not receive any property or consideration under the Plan; provided, however, that the Plan shall not extinguish any rights a holder of a Securities Litigation Claim may have against existing insurance.

Voting Status: Impaired/Non-Voting/Deemed to Reject

Equity of FFN

Description: Existing Equity interests in FFN consists of all the existing shares of capital stock of FFN and all options and warrants to acquire shares of capital stock of FFN and all securities convertible into shares of capital stock of FFN including, without limitation, all rights held by the Bell/Staton Parties against the Debtors resulting from ownership of Existing Equity or any rights to acquire Existing Equity.

Treatment: Existing Equity shall be extinguished on the Effective Date and not receive any property or consideration under the Plan.

Voting Status: Impaired/Non-Voting/Deemed to reject

Bell/Staton Settlement

General	The Plan will incorporate the Bell/Staton Settlement as set forth in Exhibit D to the Transaction Support Agreement.

Other Principal Plan Terms

Closing Conditions

The Plan shall contain customary closing conditions for similar transactions and the following additional closing conditions:

■ Entry of Confirmation Order;

■ Entry of the Disclosure Statement Order;

■ Issuance of the New First Lien Notes;

■ Distributions or the funding of reserves therefor as required under the Plan;

■ Receipt of the requisite votes for approval of the Plan after solicitation in accordance with applicable law;

■ Execution and delivery of the documents necessary to implement the Recapitalization Transaction; and

■ Issuance of the New Common Stock.

Initial Board of Directors of the Reorganized FFN

The initial board of directors of the reorganized FFN shall consist of five members, with one member being the Chief Executive Officer, three members appointed by Andrew Conru, and one member appointed by the Consenting First Lien Noteholders, each of whom shall be disclosed in the plan supplement.

Corporate Governance Documents

In addition, the New Common Stock shall be subject to a shareholder agreement in a form acceptable to the Required Consenting Parties and the Company and the corporate organizational documents shall be amended and restated in forms acceptable to the Required Consenting Parties and the Company, both of which, as applicable, shall include certain minority shareholder protections to be agreed upon by the Required Consenting Parties and the Company, but will include the following: (a) a super majority of the board will be required to approve transactions with affiliates of the Company, (b) the majority of the minority of shareholders shall have the right to replace two members of the board of directors, (c) tag along rights, and (d) the agreement that a sale of the Company will close within seven years of the Effective Date, which date may be extended by a supermajority of the board of directors, provided, however, that each such extension shall not be for a period longer than one year. Notwithstanding the foregoing, the Company shall be deemed to have consented to the corporate organizational documents and minority shareholder protections so long as such documents and protections do not discriminate or make distinctions between minority shareholders beyond the appointment by the Consenting First Lien Noteholders of an initial director as provided above.

On the Effective Date, Reorganized FFN shall deregister from the SEC.

Management Incentive Compensation

Additional provision will be made for an incentive equity compensation pool for management in a percentage of the post-recapitalization equity of reorganized FFN in an amount determined by the Consenting Second Lien Noteholders, with grants thereunder to be solely at the discretion of a supermajority of the board of directors for reorganized FFN.

D&O Insurance and Existing Indemnification

The Plan shall provide for the assumption of existing indemnification obligations and the purchase of a six (6) year tail for its existing director and officer liability insurance policy with a minimum of $10 million in available coverage or such other commercially reasonable term and coverage as shall be determined by the independent members of the Company’s board of directors.

General Plan Terms

Milestones

The pursuit of the Plan shall be subject to the following milestones (the “Milestones”) in each case unless extended by agreement of the Required Consenting Parties and the Company:

■     The Company shall use its reasonable best efforts to file the Plan and Disclosure Statement within five (5) Business Days of the Petition Date, provided, however, that the Company shall have filed the Plan and Disclosure Statement within ten (10) Business Days of the Petition Date;

■     The Bankruptcy Court shall have entered the Disclosure Statement Order within sixty (60) days of the Petition Date;

■     The Bankruptcy Court shall have entered the Cash Collateral Order within three (3) Business Days of the Petition Date and such Cash Collateral Order shall be entered as a final order by forty (40) days after the Petition Date;

■     The Bankruptcy Court shall have entered the Confirmation Order by within ninety (90) days of the Petition Date; and

■     The Effective Date shall have occurred by the Outside Date.

Executory Contracts And Unexpired Leases

Unless otherwise selected for rejection by the Required Consenting Second Lien Noteholders or as otherwise agreed to by the contracting party, all executory contracts and unexpired leases, shall be assumed pursuant to the Plan, provided, however, that the Bell Consulting Agreement and the Staton Consulting Agreement shall be rejected and not assumed. In addition, the 2009 Letter Agreement (as defined in the Second Lien Non-Cash Pay Indenture) shall be assumed by the Company as amended through the deletion of section 4(a) of the 2009 Letter Agreement to eliminate any obligation by the Company to issue additional Second Lien Non-Cash Pay Notes thereunder in connection with the resolution of the VAT liabilities.

Transaction Expenses

Each Party shall bear its own costs and expenses in connection with the transactions contemplated hereby, provided, however, that the Plan shall provide for the reimbursement of professional fees for certain parties (including post-petition fees) as set forth in the Transaction Support Agreement and/or the Cash Collateral Order.

Releases

To the extent permitted by law, the Plan shall provide for the Company’s release of any and all claims or causes of action, known or unknown, relating to any pre-petition date acts or omissions, except for willful misconduct or fraud, committed by any of the following: (i) the officers, directors, and employees of the Company who are employed as of the Petition Date, and the legal and financial advisors, and other representatives (the “Representatives”) of the Company, in their capacity as such; (ii) the Consenting First Lien Noteholders and the trustees therefor and each of their Representatives, solely in their capacity as such; (iii) the Consenting Second Lien Noteholders and the trustees therefor and each of their Representatives solely in their capacity as such; and (iv) Bell, Staton and the Bell/Staton Parties and each of their Representatives solely in their capacity as such (collectively, the “Released Parties”). The Plan shall also contain a voluntary release by each creditor who elects to grant (or do not opt-out of) such release of any and all claims or causes of action, known or unknown, relating to any pre-petition date acts or omissions, except for willful misconduct or fraud, committed by any of the Released Parties.

Exculpation

To the extent permitted under applicable law, the Released Parties shall not have or incur any liability for any act or omission in connection with, related to, or arising out of, the Recapitalization Transaction, the Bankruptcy Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for claims resulting from willful misconduct or fraud.

Exhibit B to the Transaction Support Agreement

Terms and Conditions of New First Lien Note

Interactive Network, Inc. and FriendFinder Networks Inc.

SUMMARY OF TERMS AND CONDITIONS OF THE NEW FIRST LIEN NOTES

---

The terms and conditions described in this term sheet (this “Term Sheet”) are part of a comprehensive compromise, each element of which is consideration for the other elements, and an integral aspect of the proposed Recapitalization Transaction as defined in that certain Transaction Support Agreement (the “Transaction Support Agreement”), dated as of September 16, 2013, by and among the Issuers, Guarantors, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders. 6 The transactions contemplated by this Term Sheet are subject to the terms and conditions set forth in the Transaction Support Agreement, of which this Term Sheet is an exhibit, and to be set forth in the definitive documents related to the transactions contemplated therein.

Co-Issuers:	Interactive Network, Inc. and FriendFinder Networks Inc. (together the “Issuers”).
Issue:	First Lien Notes
Guarantees:	The Issuers’ obligations under the First Lien Notes will be guaranteed on a first-priority senior secured basis by all existing and future subsidiaries of the Issuers (the “Guarantors”).
Principal Amount:	In the amount calculated pursuant to the Plan Term Sheet.
Maturity Date:	Fifth Anniversary of the Effective Date.
Interest Rate:	14.0% per annum, payable quarterly in cash.
Excess Cash Flow Sweep:

75% of Excess Cash Flow (to be defined) paid quarterly to repay principal until total leverage falls below 1.75x (to be defined), stepping down to 50% of Excess Cash Flow thereafter (the “Excess Cash Flow Sweep Amount”). Such principal repayments from Excess Cash Flow shall be paid in cash equal to 110% of the principal amount repaid plus any accrued and unpaid interest thereon, to the date of repayment; provided, that (a) the 110% shall be reduced to 105% for the first $25 million principal amount so repaid during the first year, and (b) the Excess Cash Flow Sweep Amount shall be adjusted to ensure that the Issuers have sufficient cash on hand immediately after such Excess Cash Flow Sweep to satisfy their obligations under the Minimum Liquidity covenant then in effect.

____________________

6 Capitalized terms used herein but otherwise undefined shall have the meaning ascribed to them in the Transaction Support Agreement.

Optional Redemption:

The Issuers may redeem the First Lien Notes in whole or in part at any time at the price of 110.0% (expressed as a percentage of principal amount thereof) plus any accrued and unpaid interest. The Indenture will be modified to provided that “Extraordinary Receipts” will be used to repay First Lien Notes at 110%.

Market Purchases:	The Indenture will provide that the Issuers may use up to 50% of any Excess Cash Flow Sweep Amount to make open market purchases of First Lien Notes.
Amortization:	No scheduled amortization.
Covenants:

Standard covenants customary for senior secured note facilities of this type, which shall include, but not be limited to, the following covenants:

-    Maximum Total Leverage Ratio of 5.5x last 4 quarters Adjusted EBITDA in the first year, decreasing by 0.5x per annum thereafter; and

-    Capital Lease Restriction of $10 million in the aggregate.

In addition, the covenants shall be substantially the same as the existing covenants in the current First Lien Indenture, except that:

-    the Minimum Consolidated EBITDA, Maximum First Lien Leverage Ratio, Minimum Consolidated Coverage Ratio, and Total Debt Ratio covenants will be deleted;

-    the Minimum Liquidity covenant requirement will be reduced to $5 million; provided, that the $5 million will be increased to $10 million after the first four years;

-    the right to appoint a member of the Board of Directors shall be modified to provide that upon the occurrence of an event of default the required holders may appoint one director to the Board of Directors, provided, however, that if at the time of the occurrence of such event of default total leverage is equal to or greater than 5x last 4 quarters Adjusted EBITDA, then the required holders will have the right to appoint two members to the board of directors, which right and appointment will continue until the First Lien Notes have been repaid or such earlier date as otherwise agreed to by the required holders, but board observation rights shall be preserved;

-    the cap on compensation to 5% holders of equity will be modified to be $2 million annually, which amount will increase to $3 million if total leverage is less than 3x LTM Adjusted EBITDA, and will increase to $4 million if total leverage is less than 2x LTM Adjusted EBITDA; and

-     other existing covenants will be modified consistent with the requirements of the Plan Term Sheet.

Security:	The First Lien Notes will be secured by a perfected first priority security interest in all of the present and future tangible and intangible assets of the Issuers and the Guarantors.
Documentation:

The documentation for the New First Lien Notes (which shall be satisfactory in form and substance to the Required Consenting Parties, the Issuers and the Guarantors) will include, among other items, an indenture and security documents (collectively, the “Financing Documentation”), which shall be based on the existing First Lien Indenture, Security Documents (as defined in the First Lien Indenture) and other existing related documents to the extent possible and will be modified, as appropriate, to reflect the terms set forth in this Term Sheet and the Plan Term Sheet. In addition, the distinction in the existing First Lien Indenture between Conru/Mapstead Definitive Securities and all other Securities will be eliminated in the Financing Documentation.

Representations and Warranties, Covenants and Events of Default:

The Financing Documentation will contain representations and warranties, covenants and events of default substantially the same as those in the existing First Lien Indenture and related documents, except as set forth in this Term Sheet and as otherwise mutually agreed by the Issuers and the Required Consenting Parties.

Governing Law:	New York.

Exhibit C to the Transaction Support Agreement

Joinder

JOINDER

This Joinder to the Transaction Support Agreement, dated as of [_____], 2013, by INI, FFN, the Guarantors and the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders thereto (the “Agreement”), is executed and delivered by [__________________] (the “Joining Party”) as of [______________], 2013 in connection with the transfer from a Consenting First Lien Noteholder or Consenting Second Lien Noteholder party to the Agreement to the Joining Party. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1.     Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, which is attached to this Joinder as Annex G (as the same may be hereafter amended, restated, or otherwise modified from time to time) as if the Joining Party were an original signatory to the Agreement. From and after the date hereof, the Joining Party shall hereafter be deemed to be a “Consenting First Lien Noteholder” and/or “Consenting Second Lien Noteholder,” as the case may be, for all purposes under the Agreement.

2.     Representations and Warranties. With respect to the amount of First Lien Noteholder Claims and/or Second Lien Noteholder Claims set forth below his, her or its name on the signature page hereof and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Claim, the Joining Party hereby makes the representations and warranties of such Consenting First Lien Noteholder and/or Consenting Second Lien Noteholder, as applicable, set forth in the “Ownership of Claims” and “Representations” section of the Agreement to each other Party to the Agreement.

3.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if a Bankruptcy Case by any Issuer or Guarantor is commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Joinder.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
           Name:
           Title:

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

Acquired Principal Amount of First Lien Notes: $

Acquired Principal Amount of Cash Pay Second Lien Notes: $

Acquired Principal Amount of Non-Cash Pay Second Lien Notes: $

Exhibit D to Transaction Support Agreement

Settlement Term Sheet (Bell/Staton)

Set forth below are the material terms and conditions of a settlement between Interactive Network, Inc. (“INI”) and FriendFinder Networks Inc. (the “Company” and together with INI and certain affiliates, the “Debtors”) and Marc H. Bell (“Bell”) and Daniel C. Staton (“Staton” and together with Bell, the “Individuals”) relating to all of the claims and interests of the Individuals and their affiliates (the “Individual Parties”) in or against the Debtors.  The settlement set forth herein has been consented to by the Consenting First Lien Noteholders and Consenting Second Lien Noteholders (each as defined in the TSA referenced below). The parties intend to include the agreement set forth herein in a Transaction Support Agreement between the Debtors, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders related to the restructuring of the Debtors (the “TSA”) and the Plan defined herein. The Individuals will become party to the TSA if requested by the Company.  The obligations of the Debtors provided for herein are subject to approval of the Bankruptcy Court and confirmation of the Plan.

Recapitalization Transaction

The Debtors will implement a financial restructuring (the “Recapitalization Transaction”) through a chapter 11 proceeding (the “Bankruptcy Cases”). The Recapitalization Transaction will be embodied in a plan of reorganization for the Debtors (the “Plan”).

Individual Support

The Individuals will (and will cause the Individual Parties, the indenture trustee for the 14% Cash Pay Secured Notes Due 2013 (the “Cash Pay Second Lien Notes”), and the collateral trustee for the Cash Pay Second Lien Notes to) support a Recapitalization Transaction and if solicited in accordance with applicable law vote for a Plan so long as such transaction (a) is approved by the Company’s independent directors and (b) provides for the treatment of the claims and interests of the Individuals (and any Individual Parties) against the Debtors as provided for herein, and the Individuals reserve their respective rights to withdraw such support in the event either (a) or (b) are not satisfied.

Consulting Agreements

The Plan shall provide that in full satisfaction of all claims asserted by Bell under the Consulting Agreement, dated as of October 5, 2012, between Bell and FFN (the “Bell Consulting Agreement”), Bell shall receive $500,000 in cash, which shall be paid under the cash collateral order as provided below (the “Bell Payment”).

The Plan shall provide that in full satisfaction of all claims asserted by Staton under the Consulting Agreement, dated as of October 5, 2012, between Staton and FFN (the “Staton Consulting Agreement”), Staton shall receive $500,000 in cash, which shall be paid under the cash collateral order as provided below (the “Staton Payment”).

Payments under Consulting Agreements

The authority to make the Bell Payment and the Staton Payment shall be requested by the Company in the cash collateral motion and shall be made pursuant to a final cash collateral order subject to (a) approval of the Bankruptcy Court for the Bell Payment and the Staton Payment and (b) the final cash collateral order providing for the ability of the Bankruptcy Court to clawback the Bell Payment and the Staton Payment if (i) the Bankruptcy Court determines that Bell, Staton or any Bell/Staton Party did not comply with its obligations under this Settlement Term Sheet, (ii) the TSA terminates in accordance with its terms after the filing of the chapter 11 cases and the Company either withdraws the Plan or modifies the Plan to be inconsistent in any material respect with the Plan Term Sheet, (iii) the Company’s right to use cash collateral terminates, or (iv) confirmation of the Plan is denied or the effective date has not occurred by the Outside Date (as defined in the TSA) (a “Clawback”). In the event of a Clawback, each of Bell and Staton agree to immediately disgorge and repay the Bell Payment or Staton Payment, as applicable, and all parties shall return to the status quo as if this Settlement Term Sheet had not been executed.

In the event the Bankruptcy Court does not approve the Bell Payment and Staton Payment being paid under the cash collateral order, the Bell Payment and Staton Payment will be made on the Effective Date of the Plan as a distribution under the Plan.

Indemnification

The Plan shall provide that the existing indemnification provided to Bell and Staton by the Company shall remain in place on the same terms and conditions as exist as of the date hereof and shall not be affected by the Plan. That indemnification shall cover present and future legal proceedings, including, without limitation, indemnification for three (3) existing lawsuits (including the lawsuit filed by Equity Acquisition, LLC in the Palm Beach County Circuit Court, Florida against Bell, Staton, Bell Family 2000 Trust Agreement, Staton Family Investments, LTD, and Strategic Media, LLC and the lawsuit filed by Jordan Zimmerman and Alvin Malnik in the Palm Beach County Circuit Court, Florida against Bell, Staton and FFN) for which the Company has already tendered coverage to the insurers (the “Existing Litigation”).

As of the effective date of the Plan, the Company will purchase for its existing director and officer liability insurance policy a six (6) year tail with a minimum of $10 million in available coverage or such other commercially reasonable term and coverage as shall be determined by the independent members of the Company’s board of directors.

Undertakings	The Bell and Staton undertakings relating to the Existing Litigation shall remain in place and shall be unaffected by the Plan.
Other Claims

The Plan shall provide that any second-lien notes or equity owned by Bell or Staton (or any Individual Parties) shall be entitled to a pro rata distribution of the consideration provided to the class in which such notes or equity are classified under the Plan. None of Bell, Staton or any Individual Party shall object to their classification or treatment under the Plan so long as their claims and/or interests are treated consistently with the other claims and/or interests in the applicable class; provided, that the second-lien notes held by Bell, Staton or any Individual Party will be classified together with all other second-lien notes of the Debtors (regardless of the cash pay or non-cash pay nature of such notes).

All other claims against and interests in the Debtors held by Bell, Staton or any Individual Parties shall be released and deemed fully satisfied by the Plan without further compensation.

Boca Leases

Upon the effective date of the Plan, the existing two (2) leases for property in Boca Raton, Florida (the “Boca Raton Leases”) shall be amended to provide that such leases are terminable on ninety (90) days notice from either the Company or Bell or Staton.

Non-Compete and Non-Disparagement	On the effective date of the Plan, Bell and Staton shall agree to and execute and deliver a customary non-compete (two years) and non-disparagement agreement with the Company.
Continuing Obligations

On and after the effective date of the Plan, the Company shall forward all emails directed to the Individuals’ Company email addresses to an email address to be provided by Bell and Staton, respectively, including all emails sent to mbell@ffn.com, mbell@PMGI.com, Mbell@penthouse.com, dstaton@ffn.com, dstaton@PGMI.com, Dstaton@penthouse.com and any other email addresses used by the Individuals while formerly employed by the Company or while engaged as a consultant by the Company, for a period of seven (7) years following the termination of their engagement.

Releases

The Plan shall provide that Bell and Staton shall (a) remain retained as consultants by the Debtors through the effective date of the Plan and such retention shall be terminated upon the later of the effective date of the Plan or receipt of the cash payments described above in “Consulting Agreements”, (b) support the Plan, and (c) receive releases in their capacities as officers, directors, employees and consultants under the Plan. The Plan will contain such releases from the Company and its affiliated debtors and debtors-in-possession and will also contain voluntary releases of Bell and Staton from the creditors of the Company party to the TSA and the Company’s affiliated debtors and debtors-in-possession.[1] Notwithstanding the foregoing, so long as the conditions to the Individuals’ support set forth above in clauses (a) and (b) in the “Individual Support” section continue to be satisfied, the Debtors shall not be obligated to make any payments under the Bell Consulting Agreement or the Staton Consulting Agreement from the date hereof except (a) for payments provided for hereunder or (b) in the event of a Clawback, to the extent ordered by the Bankruptcy Court.

1 This is based on the assumption the TSA requires Consenting Noteholders, including Stonehill, Andrew Conru, Lars Mapstead and related affiliates to provide releases.

Legal Fees and Expenses

The Company shall pay all reasonable legal fees and expenses actually incurred by the Individual Parties in all of their capacities through the date hereof in connection with the evaluation, negotiation, documentation and implementation of the Recapitalization Transaction in an amount not to exceed $125,000, provided, however, that nothing herein shall preclude (a) the indenture trustee for the Cash Pay Second Lien Notes and/ or the collateral trustee for the Cash Pay Second Lien Notes from seeking to have their reasonable fees and expenses (including counsel fees) incurred solely on account of ministerial and/or administrative actions taken in connection with the implementation of the Recapitalization Transaction paid by the Company as adequate protection in connection with the Company’s use of cash collateral or incurrence of debtor-in-possession financing, and (b) the Company or any other party’s rights to object to any such request for adequate protection.

Pre-filing Termination	In the event the TSA terminates in accordance with its terms prior to the filing of the chapter 11 cases, this Settlement Agreement shall also terminate.

[Signature pages follow]

Executed and agreed to this 27th day of August, 2013.

INTERACTIVE NETWORK, INC.

By: /s/ Ezra Shashoua

Its: Chief Financial Officer

FRIENDFINDER NETWORKS INC.

By: /s/ Ezra Shashoua

Its: Chief Financial Officer

Executed and agreed to this 27th day of August, 2013.

/s/ Marc H. Bell

Marc H. Bell

/s/ Daniel C. Staton

Daniel C. Staton

Consented to as of this 27th day of August, 2013

CONSENTING FIRST LIEN AND SECOND LIEN NOTEHOLDERS

By:

By:     ______________________________________

Consented to as of this 27th day of August, 2013

ANDREW B. CONRU TRUST AGREEMENT

By: /s/ Andrew B. Conru

Andrew B. Conru, Trustee

MAPSTEAD TRUST, CREATED APRIL 16, 2002

By: /s/ Lars Mapstead

Lars Mapstead, Trustee

By: /s/ Marin Mapstead

Marin Mapstead, Trustee